Filed pursuant to Rule 424(b)(3)

Registration Nos. 333-117284

333-117284-01

333-117284-02

333-117284-03

333-117284-04

333-117284-05

PROSPECTUS

Offer to Exchange

Series B First Priority Senior Secured Floating Rate Notes due 2010

for all

Series A First Priority Senior Secured Floating Rate Notes due 2010

($125,000,000 principal amount outstanding)

and

10% Series B Second Priority Senior Secured Notes due 2012

for all

10% Series A Second Priority Senior Secured Notes due 2012

($235,000,000 principal amount outstanding)

The exchange offer expires at 5:00 p.m., New York City Time, on August 24, 2004, unless we extend it.

We do not intend to list the new notes on any national securities exchange, and we cannot assure you that there will be a public market for the new notes.

You should carefully consider the risk factors beginning on page 14.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 23, 2004.

You should rely only upon the information contained in this prospectus and the exhibits to which we refer you. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

We are not making any representation to any purchaser of the new notes regarding the legality of an investment in the new notes under any legal investment or similar laws or regulations. You should not consider any information in this prospectus to be legal, business or tax advice. You should consult your own attorney, business advisor and tax advisor for legal, business and tax advice regarding an investment in the new notes. We have summarized certain documents and other information in a manner we believe to be accurate, but we refer you to the actual documents for a more complete understanding of what we discuss in this prospectus.

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PURPOSE OF THIS PROSPECTUS

We are using this prospectus to offer to exchange our series B notes described below, which we refer to as our new notes, for our series A notes described below, which we refer to as our old notes. We are making this offer, which we call our exchange offer, to the beneficial owners of our old notes. Our new notes are the same as our old notes, except that our new notes will not be subject to restrictions on transfer that apply to our old notes.

Our new notes are our:

•	Series B First Priority Senior Secured Floating Rate Notes Due 2010

•	10% Series B Second Priority Senior Secured Notes Due 2012

Our old notes are our:

•	Series A First Priority Senior Secured Floating Rate Notes Due 2010

•	10% Series A Second Priority Senior Secured Notes Due 2012

In addition, certain broker-dealers are permitted to use this prospectus as we describe under “Plan of Distribution.”

THIS PROSPECTUS CONTAINS DUAL PRESENTATIONS

US Unwired operates, directly and through its subsidiaries, both a southern group of markets and a northern group of markets. The southern group of markets, which is operated by US Unwired and its subsidiaries other than IWO, which is identified in the next sentence, comprises portions of Alabama, Arkansas, Florida, Georgia, Louisiana, Mississippi, Oklahoma, Tennessee and Texas. The northern group of markets, which is operated by IWO Holdings, Inc. and its subsidiaries, collectively called IWO, comprises all or portions of Massachusetts, New Hampshire, New York, Pennsylvania and Vermont.

IWO has a completely separate debt structure from US Unwired and US Unwired’s other subsidiaries. IWO has its own senior notes and bank debt, for which only IWO, and not US Unwired and US Unwired’s other subsidiaries, is contractually liable. Similarly, US Unwired and its other subsidiaries have their own debt structure, for which only they, and not IWO, are contractually liable. The two debt structures place significant restrictions on the movement of funds between IWO, on the one hand, and US Unwired and its other subsidiaries, on the other hand, as well as their ability to guarantee or otherwise become liable for each other’s debt.

Our old notes are, and our new notes offered by this prospectus will be, a part of the debt structure of US Unwired and its subsidiaries other than IWO. IWO will have no contractual liability for the notes and will be an “unrestricted subsidiary” for purposes of the indentures governing the notes, and the assets and cash flow of IWO will not be available to holders of the notes. In addition, the value of the common stock of IWO, all of which is held by US Unwired, is negligible. IWO expects to file for bankruptcy during 2004, and it is likely that the result will be that US Unwired will no longer own any equity interest in IWO.

Under SEC rules, we are required to present financial and other information about US Unwired and its consolidated subsidiaries, including the operations of IWO. But, because of the factors we describe above, we have in many cases also presented textual and statistical information that breaks out our southern and northern market groups so that you can differentiate between them. In addition, we have included both consolidated financial statements (and information derived from them) that include the operations of IWO and consolidated financial statements (and information derived from them) that exclude the operations of IWO. In the latter, we have not consolidated the operations of IWO, but rather have included it substantially on the equity method of accounting. We have included in Investments In and Advances To Unconsolidated Affiliates IWO’s losses that exceed our investment in the operations of IWO and we have recorded as other revenue management fees that we derive from IWO. We have presented the information in this dual manner because we believe it is more meaningful to investors in the notes, who will have no claim against the assets or business of IWO and are not likely to derive any value from our ownership of IWO’s common stock. We generally refer to our southern market to identify information that is presented without including the operations of IWO, and we refer to our northern market to identify information that includes only the operations of IWO.

You should note that our presentation of consolidated financial statements (and information derived from them) in which the operations of IWO are not fully consolidated, as described above, is not in accordance with generally accepted accounting principles, which require that we fully consolidate the operations of IWO.

If you would like to review additional information regarding IWO and its operations, you can obtain IWO’s filings made with the SEC. These filings are available at the public reference room and web site we identify under “Where You Can Find More Information.” IWO’s filings are not part of this prospectus.

INDUSTRY AND MARKET DATA

We obtained the market and competitive position data used throughout this prospectus from our own research, surveys or studies conducted by third parties and industry or general publications. Industry publications and surveys generally state that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. While we believe that each of the studies and publications we have used is reliable, we have not independently verified the data, and we can not assure you of the accuracy of such information. Similarly, we believe our internal research is reliable, but it has not been verified by any independent sources.

FORWARD-LOOKING STATEMENTS

Certain information included in this prospectus may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this prospectus are forward-looking statements. When used in this prospectus, the words “anticipate,” “estimate,” “expect,” “project,” “believe” and similar expressions are intended to identify forward-looking statements.

Forward-looking statements are based on assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements are not guarantees of our future performance and are subject to risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by the forward-looking statements. We do not intend to update any forward-looking statements. Some of the factors that may cause actual results, developments and business decisions to differ materially from those contemplated by the forward-looking statements include the risk factors discussed under the heading “Risk Factors.” In addition to the risk factors set forth herein, specific factors that might cause such a difference include, but are not limited to:

•	our litigation with Sprint and Sprint PCS;

•	our ability to finance future growth opportunities;

•	our dependence on Sprint PCS;

•	our ability to expand our Sprint PCS network or to upgrade our Sprint PCS network to accommodate new technologies;

•	limited operating history in the PCS market and anticipation of future losses;

•	potential fluctuations in operating results;

•	changes or advances in technology;

•	changes in law or government regulation;

•	competition in the industry and markets in which we operate;

•	future acquisitions;

•	our ability to attract and retain skilled personnel;

•	our dependence on contractor and consultant services, network implementation and information technology support;

•	our potential inability to expand the services and related products we provide in the event of substantial increases in demand in excess of supply for network and handset equipment and related services and products;

•	the availability at acceptable terms of sufficient funds to pay for our business plans;

•	changes in labor, equipment and capital costs;

•	any inability to comply with the indentures that govern our notes or credit agreements;

•	changes in management; and

•	general economic and business conditions.

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SUMMARY

This summary highlights information from this prospectus. It may not contain all of the information that is important to you. We urge you to read and review carefully the entire prospectus and the other documents to which it refers to fully understand our business and the terms of the notes offered hereby. Unless the context otherwise requires, any reference to “notes” in this prospectus refers, collectively, to the 2010 notes and the 2012 notes offered hereby.

US Unwired Inc.

901 Lakeshore Drive

Lake Charles, Louisiana 70601

(337) 436-9000

Company Overview

We are a network partner of Sprint PCS, the personal communications services division of Sprint Corporation. Personal communication services are commonly called PCS. We have the exclusive right in our southern markets to provide PCS service under the Sprint® and Sprint PCS® brand names at the 1900 MHz frequency in a service territory that includes a population, or POPs, of approximately 11.3 million people as of March 31, 2004. This service territory includes portions of Alabama, Arkansas, Florida, Georgia, Louisiana, Mississippi, Oklahoma, Tennessee and Texas. In our northern markets, we have the exclusive right to provide PCS service under the Sprint® and Sprint PCS® brand names at the 1900 MHz frequency in a service territory that includes 6.3 million POPs as of March 31, 2004. This service territory includes all or portions of Massachusetts, New Hampshire, New York, Pennsylvania and Vermont. We are one of the largest Sprint PCS affiliates when measured in terms of the combined subscribers and revenue of our southern markets and our northern markets.

As a Sprint PCS network partner, we enjoy numerous advantages over other regional wireless carriers, including:

•	exclusive use of the Sprint PCS brand in our territories;

•	seamless national network partnership;

•	scale benefits usually associated with a national carrier; and

•	advanced technology and product development.

We have completed the build-out in our southern markets of our state-of-the-art network that covers 8.1 million of the 11.3 million residents in our service territory and uses code division multiple access, or CDMA, technology. We have not completed the build-out of our northern markets, and we do not expect to continue our ownership of those markets. Sprint PCS, together with us and its other PCS affiliates, operates the largest 100% digital, 100% PCS nationwide wireless network in the United States with licenses to provide wireless service to an area with a population of more than 280 million people. Our networks are designed to offer a seamless connection with this nationwide wireless network. The number of residents in our service areas does not represent the number of Sprint PCS subscribers that we expect to have in our service areas.

In the second quarter of 2002, we successfully upgraded our networks to CDMA one times radio transmission technology, or 1xRTT. This upgrade substantially increased our voice capacity and provides a platform that allows us to offer third generation, or 3G, wireless services, such as camera phones, video phones and high-speed data products. Sprint brands these 3G wireless products as “PCS Vision™.”

The financial results in our southern markets have improved significantly over the past year, due in part to increased customer retention, significant cost reductions, a higher credit quality subscriber base and improvements to network performance. For the three-month period ended March 31, 2004, our southern operations generated approximately $99.7 million in revenue and a net loss of $9.7 million as compared to $87.9 million in revenue and a net loss of $57.5 million during the same period last year. We ended the first quarter of 2004 with 431,273 subscribers in our southern markets, representing a penetration rate for our covered POPs of approximately 5.3% and a year-to-year increase of approximately 14% in the size of our subscriber base.

Our northern markets have not enjoyed as much improvement. For our first quarter of 2004, our northern operations generated $43.9 million in revenue and a net loss of $18.4 million, as compared to $39.0 million in revenue and a net loss of $37.1 million for the first quarter of 2003. We ended the first quarter of 2004 with 220,074 subscribers in our northern markets, representing a penetration rate for our covered POPs of approximately 4.6% and a year-to-year increase of approximately 6.9% in the size of the subscriber base of the northern markets.

Competitive Strengths

Strategic Affiliation with Sprint PCS. We believe that our agreements with Sprint PCS provide us with advantages associated with a national wireless operator, while we maintain a targeted focus on the smaller markets within our territories. We benefit from our Sprint PCS affiliation in the following major areas:

•	Exclusive use of the Sprint PCS® brand in our territory. We have the exclusive right to use the Sprint PCS® brand name in our service territories to market our products and services. We benefit from Sprint PCS’ national advertising campaigns, as well as its sponsorship of numerous national and regional events that provide additional exposure to the brand and increase product awareness. We also market our products and services through Sprint PCS’ existing relationships with major national retailers.

•	Seamless national network partnership. We are the exclusive provider of Sprint PCS service within our network coverage areas. Our service offering includes access to Sprint PCS’ national 100% digital network, which allows us to offer attractive national service plans to the potential subscribers within our markets. We also receive significant roaming traffic from Sprint PCS’ subscribers when they travel in our territories.

•	Scale benefits usually associated with a national carrier. Our relationship with Sprint allows us to offer more competitive wireless voice and data services with fewer capital requirements than would otherwise be possible as a regional carrier operating under an independent name. Sprint has roaming agreements with other wireless operators and wireless resellers, such as Virgin Mobile. We receive additional revenue when subscribers of those operators and resellers that have agreements with Sprint use our network.

•	Advanced technology and product development. We believe that the CDMA technology used in our network offers significant advantages when compared with other wireless technologies including greater capacity, higher voice quality and access to advanced features, such as Sprint PCS’ suite of PCS Vision™ products. We also have access to a wide array of handsets that feature the latest technologies, such as embedded cameras, color screens and wireless data capabilities. These advanced features are supplemented by other innovations, such as push-to-talk technology.

State of the Art Third-Generation Wireless Network. We have invested a substantial amount of capital in our state-of-the-art CDMA network and 1xRTT network overlay. This network allows us to provide exceptional call quality and wireless data services within our coverage area while retaining ample network capacity for future growth. During 2002, we substantially completed the build-out of our southern markets network and have been able to significantly reduce our ongoing capital expenditure requirements in those markets as a result. At the same time, we have been able to achieve significant improvements in the performance of our network. During the first quarter of 2004, our southern markets network processed over 1.2 billion minutes of use, an increase of 324 million minutes over the same period in 2003. During these same two periods, our call completion rate improved from 97.8% to 98.5% and we experienced a reduction in dropped calls from 2.2% in the first quarter of 2003 to 1.7%. The improvement in our northern markets network has not been as dramatic and, in any event, is not sufficient to alter our expectation that IWO will file for bankruptcy law protection in 2004 and that our equity interest in IWO will have no significant value. We do not expect to have sufficient funds to complete our northern markets build-out.

Attractive Markets. Our southern markets are concentrated in the southeastern United States and are adjacent to many major metropolitan areas including Atlanta, Birmingham, Dallas, Houston, Jacksonville, Little Rock, Memphis and New Orleans. This, coupled with extensive coverage of the major and secondary highways in our southern markets, has resulted in our consistently receiving significant roaming traffic from wireless subscribers using our network in those markets. Specifically, this strong roaming traffic is anchored by heavily traveled interstate corridors and enhanced by the numerous tourist attractions within our southern markets, including the Gulf Coast beaches, the Georgia shore and numerous popular golf and gaming resorts. We captured 413 million roaming minutes in those markets during the three months ended March 31, 2004, which represented year-over-year growth of 60% versus the comparable period in 2003. During the three-month period ended March 31, 2004, our ratio of inbound to outbound roaming with Sprint PCS in our southern markets was approximately 1.3 to 1.0. Our northern markets have not been as successful, and we do not expect to continue our ownership of those markets.

Managerial Focus on Smaller Metropolitan Areas. Our local service area consists primarily of smaller metropolitan areas with populations of less than one million residents. We tailor our service offerings, regional advertising, handsets, pricing and distribution channels specifically to these smaller markets. We believe that this focus provides a significant competitive advantage when compared with national operators, which typically have a greater focus on major metropolitan areas.

Highly-Regarded Management Team. Our management team has extensive experience in the wireless telecommunications industry. We believe that our management team has proven its ability to improve our operational and financial results over the past twelve months, particularly in our southern markets.

Recent Developments

The Tender Offer

On May 12, 2004, we announced an offer to purchase for cash any and all of our $400 million in aggregate face amount of 13 3/8% senior subordinated discount notes due 2009. On May 26, 2004, we announced that we received tenders in excess of the majority of the aggregate face amount of those notes, and we entered into a supplemental indenture that eliminated substantially all of the restrictive covenants and certain events of default in the related indenture. The amendments to the indenture became effective on June 16, 2004, when we purchased approximately $235.8 million face amount of notes that had been tendered by the expiration of our tender offer on June 10, 2004. We purchased those notes with a portion of the proceeds from our note offering described below. See “Use of Proceeds From Our Sale of the Old Notes.”

3(a)(9) Exchanges

From May 26, 2004 to June 4, 2004, we issued approximately 34.5 million shares of our common stock in exchange for approximately $75.0 million face amount of our 13 3/8% senior subordinated discount notes due 2009. In making these exchanges, we relied on an exemption from registration available under Section 3(a)(9) of the Securities Act.

Note Offering

On June 16, 2004, we sold in a private offering $125 million aggregate principal amount of Series A First Priority Senior Secured Floating Rate Notes due 2010 and $235 million aggregate principal amount of 10% Series A Second Priority Senior Secured Notes due 2012. We refer to these notes in this prospectus as the old notes, or the Series A 2010 notes and the Series A 2012 notes. We are offering in this prospectus to exchange those old notes for an equal amount of our new notes, which are our Series B First Priority Senior Secured Floating Rate Notes due 2010 and our 10% Series B Second Priority Senior Secured Notes due 2012. We sometimes refer to the new notes as the 2010 notes and the 2012 notes, or simply as the notes.

Sprint Litigation

On March 8, 2004, we filed an amended complaint in our lawsuit in federal court in Louisiana against Sprint and Sprint PCS. On June 14, 2004, the court announced its intent to appoint a special master in the case to determine if Sprint’s accounting is being performed accurately and in compliance with our agreements with Sprint. The court has set a May 9, 2005 trial date for this lawsuit. See “Risk Factors—If Sprint PCS does not succeed, or if we do not maintain a good relationship with Sprint PCS, our business may not succeed.” and “Legal Proceedings.”

IWO Management Agreement

On July 7, 2004, we announced that we reached a written agreement with IWO’s lenders under which we will continue to manage IWO through 2005. IWO may extend the agreement through 2006. The written agreement replaced our prior oral management agreement with IWO. The new agreement allows us to charge a fixed fee for operating IWO plus additional fees for assisting in IWO’s restructuring or reorganization. We may also earn bonuses for meeting pre-set operating targets or lending managerial support for a successful restructuring or reorganization. The agreement may be terminated by either party, but IWO is required to pay a termination fee if it terminates the agreement. If we terminate the agreement, we would be obligated to perform certain transitional services. As we state elsewhere in this prospectus, it is likely that IWO will file for bankruptcy law protection during 2004.

Recent Financial Results

We expect to issue a press release on or about July 28, 2004, disclosing our financial results for our second quarter ended June 30, 2004. Our press release will be filed with a Form 8-K report. We expect to file our Form 10-Q for that quarter on or about July 28, 2004. You can obtain our Forms 8-K and 10-Q for the above quarter and for subsequent quarters as described under “Where You Can Find More Information.”

SUMMARY INFORMATION ABOUT THE EXCHANGE OFFER

Issuer	US Unwired Inc.

Background of Our Exchange Offer

On June 16, 2004, we sold in a private offering $125 million aggregate principal amount of Series A First Priority Senior Secured Floating Rate Notes due 2010 and $235 million aggregate principal amount of 10% Series A Second Priority Senior Secured Notes due 2012. At that time we agreed to pay you penalties, if among other things, our registration statement for this exchange offer does not become effective by December 13, 2004, or if we do not complete the exchange offer on or before the 30th business day after this registration statement become effective (or longer if required by the federal securities laws).

The Exchange Offer

We are offering to exchange the old notes for an equal amount of our new notes, which are our Series B First Priority Senior Secured Floating Rate Notes due 2010 and our 10% Series B Second Priority Senior Secured Notes due 2012.

Terms of Our New Notes	Our new notes are identical to our old notes except:

•	We have registered with the SEC our issuance of the new notes. For that reason the new notes will be free from transfer restrictions that apply to the old notes.

•	Our old notes require us to file SEC registrations and to pay specified penalties for delay. Our new notes do not have these provisions.

Transfer of Our New Notes	We believe that you may freely transfer new notes that you receive in the exchange offer if:

•	you acquire the new notes in the ordinary course of your business,

•	you are not participating in a public distribution of the new notes, and

•	you are not our affiliate, which means a person who has or shares the power to control us.

We will require you to make these representations to us if you wish to participate in the exchange offer.

If you are a broker-dealer that receives new notes for your own account in exchange for old notes that you acquired in your market-making or other trading activities, you must acknowledge that you will deliver a prospectus meeting the requirements of the Securities Act when you resell the new notes. You may use this prospectus to meet those requirements. You should read the section entitled “Plan of Distribution.”

Conditions to the Exchange Offer	The exchange offer is subject only to the following conditions:

•	the exchange offer must comply with applicable laws or any applicable interpretation of the staff of the SEC; and

•	we must not be involved in or threatened with a judicial or administrative proceeding that would prevent us from proceeding with the exchange offer.

Procedures for Tendering Old Notes

If you hold old notes through DTC and wish to participate in the exchange offer, you must comply with DTC’s automated tender offer program procedures. We believe that all of the old notes are held through DTC.

If you do not hold old notes through DTC and wish to participate in this exchange offer, you must on or before the expiration time:

•	complete, sign and date the enclosed letter of transmittal (which is also included as Annex B to this prospectus) according to the instructions contained in this prospectus and in the letter of transmittal; and

•	deliver to our exchange agent the letter of transmittal, the old notes, and any other document that is required by the instructions in the letter of transmittal.

Withdrawal Rights

If you hold old notes through DTC, you must comply with DTC’s automated tender offer program system procedures to withdraw old notes that you tender. If you do not hold old notes through DTC, you may withdraw old notes that you tender by delivering a notice of withdrawal to the exchange agent at any time before the exchange offer expires.

U.S. Federal Income Tax Considerations	Generally, your exchange of old notes for new notes in the exchange offer should not be a taxable event for U.S. federal income tax purposes.

Use of Proceeds	We will not receive any proceeds from the exchange of old notes for new notes in the exchange offer.

SUMMARY INFORMATION ABOUT THE NEW NOTES

Securities Offered

Up to $125 million aggregate principal amount of Series B First Priority Senior Secured Floating Rate Notes due 2010 and $235 million aggregate principal amount of 10% Series B Second Priority Senior Secured Notes due 2012.

Maturity	The 2010 notes will mature on June 15, 2010, and the 2012 notes will mature on June 15, 2012.

Interest

The 2010 notes will bear interest at a floating rate equal to LIBOR (as defined) plus 4.25% per year. Interest on the 2010 notes will be reset quarterly and will be payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, beginning on September 15, 2004. The 2012 notes will bear interest at a rate equal to 10% per year. Interest on the 2012 notes will be payable semi-annually on June 15 and December 15 of each year, beginning on December 15, 2004.

Optional Redemption

We may redeem, which means we may buy back, all or a part of the 2010 notes at any time on or after June 15, 2006 and may redeem all or a part of the 2012 notes at any time on or after June 15, 2008, in each case at the prices specified in “Description of the New Notes—Optional Redemption.”

Before June 15, 2006, we may redeem up to 35% of the aggregate principal amount of the 2010 notes at 100% of the principal amount plus a premium equal to the interest rate per year that is applicable to the 2010 notes on the date on which notice of redemption is given, plus accrued and unpaid interest to the redemption date, with the net proceeds of one or more equity offerings; provided that at least 65% of the aggregate principal amount of the 2010 notes issued under the 2010 indenture remain outstanding after such redemption.

Before June 15, 2007, we may redeem up to 35% of the aggregate principal amount of the 2012 notes at 110% of the principal amount, plus accrued and unpaid interest to the redemption date, with the net proceeds of one or more equity offerings; provided that at least 65% of the aggregate principal amount of the 2012 notes issued under the 2012 indenture remain outstanding after such redemption.

Change of Control

If a change of control of our company occurs, you will have the right to require us to purchase all or a portion of the notes at 101% of the principal amount of the notes on the date of purchase, plus any accrued and unpaid interest to the date of repurchase. See “Description of the New Notes—Change of Control.”

Guarantees

Our obligations under the 2010 notes will be guaranteed on a first priority senior secured basis, and our obligations under the 2012 notes will be guaranteed on a second priority senior secured basis, in each case by all of our existing subsidiaries (other than IWO) and certain of our future restricted subsidiaries. If we cannot make any payment on either or both series of notes, the guarantors must make the payment instead.

Ranking	The 2010 notes and guarantees will rank:

•	equal with any of our and our guarantors’ obligations that are secured by first priority liens to the extent of the value of the assets securing such liens and effectively junior to any of our and our guarantors’ obligations that are secured by a lien on assets that are not part of the collateral securing the 2010 notes;

•	equal in right of payment with all of our and all of our guarantors’ existing and future unsubordinated obligations;

•	senior in right of payment to all of our and the guarantors’ future subordinated indebtedness, if any; and

•	effectively senior, as to the value of collateral to all of our and our guarantors’ existing and future unsecured indebtedness.

The 2012 notes and guarantees will rank:

•	effectively junior to our and our guarantors’ obligations that are secured by first priority liens on the collateral securing the 2012 notes (including the 2010 notes) or that are secured by a lien on assets that are not part of the collateral securing the 2012 notes, in each case to the extent of the value of such collateral or assets;

•	equal in right of payment with all of our and our guarantors’ existing and future unsubordinated obligations;

•	senior in right of payment to all of our and our guarantors’ future subordinated indebtedness, if any; and

•	effectively senior as to the value of the collateral of our and our guarantors’ existing and future unsecured indebtedness.

After giving effect to our offering of the old notes and the use of proceeds therefrom as if it had occurred on March 31, 2004, we would have had $125.0 million of first lien obligations outstanding.

Collateral for the New Notes

Our obligations under the 2010 notes and our guarantors’ obligations under the guarantees of the 2010 notes will be secured by a first priority lien on substantially all of our assets and our guarantors’ assets, with certain exceptions. Our obligations under the 2012 notes and our guarantors’ obligations under the guarantees of the 2012 notes will be secured by a second priority lien on substantially all our assets and our guarantors’ assets, with certain other exceptions. See the definition of “Collateral” under “Description of the New Notes—Certain Definitions” for a list of the property excluded from the collateral securing our and our guarantors’ obligations under the new notes.

The holders of any indebtedness that we incur in the future and designate as first priority lien indebtedness will benefit from first priority liens on the collateral securing our and our guarantors’ obligations under the 2010 notes. The indenture governing the 2010 notes permits up to $100.0 million of debt to be secured by the collateral on a first priority lien basis. As a result of their second priority lien status, the holders of the 2012 notes will not be able to force a sale of any collateral or otherwise exercise many of the remedies available to a secured creditor without the concurrence of the holders of the first priority lien.

No appraisals of any collateral have been prepared in connection with the offering of the new notes. The value of the collateral at any time will depend on market and other economic conditions, including availability of suitable buyers for the collateral.

Certain Covenants	The terms of the new notes will limit, among other things, our ability and the ability of our restricted subsidiaries to:

•	incur additional debt;

•	pay dividends;

•	make investments or certain other restricted payments;

•	engage in sale-leaseback transactions;

•	enter into transactions with stockholders or affiliates;

•	guarantee debts;

•	sell assets;

•	create liens; and

•	engage in a merger, sale or consolidation.

No Prior Market

The new notes will be new securities for which there is currently no market. Although the initial purchasers of the old notes have informed us that they intend to make a market in the new notes, they are not obligated to do so, and they may discontinue market-making at any time without notice. Accordingly, we cannot assure you that a liquid market for the new notes will develop or be maintained.

Risk Factors

You should consider all of the information contained in or incorporated by reference into this prospectus before making an investment in the new notes. In particular, you should consider the factors described under “Risk Factors,” beginning on page 14.

SUMMARY HISTORICAL FINANCIAL INFORMATION

(CONSOLIDATED)

The following summary historical consolidated financial data as of December 31, 2003, and 2002 and for the years ended December 31, 2003, 2002, and 2001 have been derived from the audited consolidated financial statements of US Unwired included elsewhere in this prospectus. The selected historical consolidated financial data as of December 31, 2001, 2000 and 1999 and for the years ended December 31, 2000 and 1999 have been derived from our audited consolidated financial statements for such years, which are not included in this prospectus and reflect certain reclassifications to conform to presentations made in subsequent periods. We have derived the historical consolidated financial data as of and for the three-month periods ended March 31, 2004 and 2003 from our unaudited consolidated financial statements included elsewhere in this prospectus. In the opinion of our management, our unaudited consolidated financial statements contain all the adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of our financial position, results of operations and cash flows. The results of operations for the three-month periods ended March 31 are not necessarily indicative of our operating results to be expected for the full year. The selected consolidated historical financial data set forth below are not necessarily indicative of the results of future operations and should be read only in conjunction with the discussion under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations (Consolidated)” and the historical consolidated financial statements and accompanying notes included elsewhere in the prospectus.

	Year ended December 31,					Three-month period ended March 31,
	1999	2000	2001	2002(1)	2003	2003	2004
	(In thousands except for per share data)
Statement of Operations Data:
Revenues	$12,473	$80,254	$230,220	$511,564	$535,751	$124,730	$141,611
Cost of services and merchandise sold	19,752	68,073	162,136	381,729	352,590	86,466	83,047
Other operating expenses (2)	23,659	92,482	151,662	246,866	255,260	76,151	59,961
Impairment of goodwill (3)	—	—	—	214,191	—	—	—
Impairment of intangible assets (3)	—	—	—	188,330	—	—	—

Operating loss	$(30,938)	$(80,301)	$(83,578)	$(519,552)	$(72,099)	$(37,887)	$(1,397)

Loss from continuing operations	$(24,133)	$(82,000)	$(107,945)	$(590,750)	$(159,460)	$(58,395)	$(26,296)

Loss from continuing operations per diluted common share	$(0.40)	$(1.14)	$(1.29)	$(5.00)	$(1.24)	$(0.45)	$(0.20)

	As of December 31,					As of March 31, 2004
	1999	2000	2001	2002(1)	2003	As Reported	As Adjusted (4)
	(In thousands)
Balance Sheet Data:
Cash and cash equivalents	$14,695	$15,136	$100,589	$61,985	$97,193	$144,328	$176,568
Marketable securities	141,453	165,438	—	—	—	—	—
Property and equipment, net	88,188	203,900	248,240	476,941	411,518	388,119	388,119
Total assets	318,970	456,980	474,534	831,430	718,328	714,936	750,032
Long-term debt and redeemable preferred stock	266,080	305,533	339,368	767,220	797,587	796,019	799,979
Stockholders’ equity (deficit)	28,585	100,054	39,638	(70,238)	(229,767)	(239,200)	(208,064)

(1)	On March 8, 2002, US Unwired acquired 100% of the ownership interests of Georgia PCS for approximately $84.5 million and on April 1, 2002, US Unwired acquired 100% of the ownership interest in IWO for approximately $446.0 million. The Company’s operating results and financial position include the operating results and financial position of Georgia PCS since the date of acquisition, March 8, 2002 and the operating results and financial position of IWO from date of acquisition, April 1, 2002.
(2)	Other operating expenses in 2002 include an IWO asset abandonment charge of $12.1 million for the cell sites and the related property leases of these abandoned cell sites.
(3)	In 2002, the Company recognized a $402.5 million impairment of goodwill and intangible assets as a result of its impairment testing of IWO in compliance with SFAS No. 142 Goodwill and Other Intangible Assets and SFAS No. 144 Accounting for the Disposal of Long-Lived Assets. For a detailed discussion on this topic, refer to Note 3 Goodwill and Asset Impairments in our accompanying Consolidated Financial Statements.
(4)	The as adjusted balance sheet data gives effect to (i) the offering of our old notes and the estimated use of proceeds (see “Use of Proceeds from Our Sale of the Old Notes” and “Capitalization (Consolidated)”), (ii) a $6.8 million partial repayment (including fees) of our senior secured credit facility on May 7, 2004 and (iii) the exchange of approximately $75.0 million aggregate face amount of our 13 3/8% senior subordinated discount notes for approximately 34.5 million shares of our common stock.

SUMMARY FINANCIAL INFORMATION

(EXCLUDING OPERATIONS OF IWO)

The following tables set forth summary unaudited consolidated financial information for US Unwired, but without consolidating the operations of IWO. This summary financial information reflects IWO substantially on the equity method of accounting. We have included in Investments In and Advances To Unconsolidated Affiliates IWO’s losses that exceed our investment in the operations of IWO and we have recorded as other revenue management fees that we derive from IWO. This presentation is not in accordance with generally accepted accounting principles (“GAAP”), as US Unwired is required to consolidate the operations of IWO under GAAP. The periods presented are as of and for each of the three years ended December 31, 2003, and as of and for the three-month periods ended March 31, 2003 and 2004. Since the new notes to be issued in this offering will not be obligations of IWO and the proceeds of the offering of the old notes can only be used by US Unwired, we believe that this presentation, which does not consolidate the operations of IWO, is relevant to prospective investors. See “This Prospectus Contains Dual Presentations.” This presentation is not meant to be, and may not be indicative of, what US Unwired’s financial results would have been if it did not own IWO.

This summary unaudited consolidated financial information includes all adjustments, consisting of normal recurring adjustments, that management considers necessary for a fair presentation of financial position and results of operations for the interim periods shown. Operating results for the three-month period ended March 31, 2004 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2004.

The data set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations (Excluding Operations of IWO)”, included elsewhere herein and “Certain US Unwired Consolidating Financial Information” included in Annex A to this prospectus. In addition, you should read US Unwired’s consolidated financial statements and accompanying notes included elsewhere in this prospectus and “Management’s Discussion and Analysis of Financial Condition and Results of Operations (Consolidated)”, included in this prospectus.

	Year ended December 31,			Three-month period ended March 31,
	2001	2002	2003	2003	2004
	(In thousands)
Statement of Operations: (1)
Revenues	$230,220	$392,148	$372,868	$87,850	$99,717
Cost of services and merchandise sold	162,136	288,124	238,433	57,590	56,729
Other operating expenses	151,662	168,230	151,186	39,891	37,298
Operating loss	(83,578)	(64,206)	(16,751)	(9,631)	5,690
Equity in losses of unconsolidated subsidiaries	(2,760)	(482,148)	(92,649)	(36,947)	(18,310)
Loss from continuing operations	(107,945)	(590,750)	(159,491)	(58,395)	(26,296)
Net loss	$(97,611)	$(582,478)	$(156,985)	$(57,472)	$(9,662)

	As of March 31, 2004
	As Reported	As Adjusted (2)
	(In thousands)
Balance Sheet Data: (1)
Cash and cash equivalents	$108,085	$140,325
Property and equipment, net	227,749	227,749
Total assets	457,891	492,987
Long-term debt	443,899	447,859
Stockholders’ deficit	(239,425)	(208,289)

(1)	On March 8, 2002, US Unwired acquired 100% of the ownership interests of Georgia PCS for approximately $84.5 million. The Company’s operating results and financial position include the operating results and financial position of Georgia PCS since March 8, 2002, the date of acquisition. In April 2002, US Unwired acquired 100% of the ownership interest of IWO Holdings, Inc. The financial information in this presentation reflects IWO as an equity investment and includes certain fees charged by US Unwired to IWO for corporate overhead services. This presentation is not in accordance with GAAP, as US Unwired must be consolidated with IWO in order to be in compliance with GAAP.
(2)	The as adjusted balance sheet data gives effect to (i) the offering of the old notes and the estimated use of proceeds (see “Use of Proceeds of Our Sale of the Old Notes” and “Capitalization (Excluding Operations of IWO)”), (ii) a $6.8 million partial repayment (including fees) of our senior secured credit facility on May 7, 2004 and (iii) the exchange of approximately $75.0 million aggregate face amount of our 13 3/8% senior subordinated discount notes for approximately 34.5 million shares of our common stock.

RISK FACTORS

We are using this prospectus to make our exchange offer to the holders of our old notes. Those holders have already made their investment decision with respect to our notes, and the only additional risk that affects them is the risk we describe under “Risk Related to the Exchange Offer” immediately below.

Any broker-dealer who receives new notes that we offer by this prospectus in exchange for old notes held for its own account, or who participates in any distribution of new notes that we offer by this prospectus, is permitted to use this prospectus with respect to the broker-dealer’s sale or other distribution of those new notes. See “Plan of Distribution.” Purchasers of those notes will be making a new investment decision and will be affected by all of the risk factors that we describe below, other than those described under “Risk Related to the Exchange Offer” immediately below.

As we describe under the heading “This Prospectus Contains Dual Presentations,” we have two separate debt structures, one of which affects only IWO Holdings, Inc. and its subsidiaries and the other of which affects US Unwired Inc. and all of its other subsidiaries. Our old notes are not, and our new notes will not be, guaranteed by IWO and its subsidiaries, nor will the assets or cash flow of IWO and its subsidiaries be available to holders of the notes. We do not expect our ownership of IWO’s common stock to provide a substantial value to us, and it may not provide us with any value at all. Because of these factors, we believe that the risk factors to which holders of our notes are subject are those that affect US Unwired and its subsidiaries other than IWO. Consequently, references to “we” or “us” and our business and subsidiaries in this Risk Factors section exclude IWO and its subsidiaries, except where IWO is expressly included by name. Please note, however, that many of the risks that apply to US Unwired also generally apply to IWO as well.

You should carefully read this entire prospectus and should carefully consider the risks described below.

Risk Related to the Exchange Offer

If you do not exchange your old notes, they may be difficult to resell.

We issued our old notes in transactions that were not registered with the SEC. For that reason, they are subject to transfer restrictions. If you do not exchange your old notes for the notes offered by this prospectus, these restrictions will continue to apply. Even if you are permitted to transfer your old notes, it probably will be more difficult to find a buyer for old notes at the same price that a person would pay for the notes offered by this prospectus because the new notes do not have transfer restrictions. After the exchange offer is over, we will have no further requirement to exchange old notes for new notes.

Risks Related To The Notes

We do not expect an active trading market to develop for the notes.

Prior to this offering of the notes, there is currently no established trading market for the notes. An active market for the notes may not develop. If markets for the notes do not develop, you will not be able to resell your notes for an extended period of time, if at all. Consequently, your lenders may be reluctant to accept the notes as collateral for loans. Moreover, if markets for the notes do develop in the future, we cannot assure you that these markets will continue indefinitely or that the notes can be sold at a price equal to or greater than their initial offering price. In addition, in response to prevailing interest rates and market conditions generally, the notes could trade at a price lower than the initial offering price of the old notes.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. We cannot assure you that the market for the notes, if any, will not be subject to similar disruptions. Any such disruptions may adversely affect you as a holder of the notes.

Our substantial debt could adversely affect our financial condition and prevent us from fulfilling our obligations under the notes.

We have a substantial amount of debt, which requires significant interest and principal payments. As of March 31, 2004, after giving effect to the 3(a)(9) exchanges described under “Summary—Recent Developments—3(a)(9) Exchanges”, the offering of the old notes and application of the proceeds as described in this prospectus, we and the guarantors have approximately $447.9 million of total debt outstanding. See “Capitalization (Excluding Operations of IWO).” We no longer have a senior credit facility; however, the indentures governing the notes will give us the flexibility to incur additional first lien indebtedness of up to $100 million without otherwise complying with any financial ratios. In addition, subject to the limits contained in the indentures governing the notes and any other debt instruments that might exist at that time, we may be able to incur substantial additional indebtedness from time to time (which may rank pari passu in right of payment with the notes) to finance working capital, capital expenditures, investments or acquisitions, or for other purposes. If we do so, the risks related to our high level of debt could intensify. Specifically, our high level of debt could have important consequences to the holders of the notes, including the following:

•	making it more difficult for us to satisfy our obligations with respect to the notes and our other debt;

•	limiting our ability to obtain additional financing to fund future working capital, capital expenditures, acquisitions or other general corporate requirements;

•	requiring a substantial portion of our cash flows to be dedicated to debt service payments instead of other purposes;

•	increasing our vulnerability to general adverse economic and industry conditions;

•	limiting our flexibility in planning for and reacting to changes in the industry in which we compete;

•	placing us at a disadvantage compared to other less leveraged competitors; and

•	increasing our cost of borrowing.

We may be unable to service our debt, including the notes.

Our ability to make scheduled payments on or to refinance our obligations with respect to our debt, including the notes, will depend on our financial and operating performance, which will be affected by general economic, financial, competitive, business and other factors beyond our control. We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us in an amount sufficient to enable us to service our debt, including the notes, or to fund our other liquidity needs. After giving effect to the offering of the old notes and the application of the proceeds therefrom, we no longer have a revolving credit facility in place to help meet our liquidity needs and there can be no assurance that we will be able to obtain a revolving credit facility in the future.

If we are unable to meet our debt obligations or fund our other liquidity needs, we may need to restructure or refinance all or a portion of our debt on or before maturity, including the notes, or sell certain of our assets. We cannot assure you that we will be able to restructure or refinance any of our debt, including the notes, on commercially reasonable terms, if at all, which could cause us to default on our debt obligations and impair our liquidity. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations.

Our operations may be restricted by the terms of our debt, which could adversely affect us and increase our credit risk.

The indentures relating to the notes include a number of significant restrictive covenants. Our other debt instruments also include restrictive covenants. These covenants could adversely affect us, and adversely affect investors, by limiting our ability to plan for or react to market conditions or to meet our capital needs. These covenants will, among other things, restrict our ability to:

•	incur more debt;

•	create liens;

•	pay dividends and make distributions or repurchase stock;

•	make investments;

•	merge or consolidate or transfer or sell assets; and

•	engage in transactions with affiliates.

A breach of a covenant or other provision in any debt instrument governing our current or future indebtedness could result in a default under that instrument and, due to cross-default and cross-acceleration provisions, could result in a default under our other debt instruments. Upon the occurrence of an event of default under our debt instruments, the lenders could elect to declare all amounts outstanding to be immediately due and payable and terminate all commitments to extend further credit. If we are unable to repay those amounts, the lenders could proceed against the collateral granted to them, if any, to secure the indebtedness. If the lenders under our current or future indebtedness accelerate the payment of the indebtedness, we cannot assure you that our assets or cash flow would be sufficient to repay in full our outstanding indebtedness, including the notes. As a result of our offering of the old notes, substantially all of our assets are subject to the liens in favor of the holders of the notes. This may further limit our flexibility in obtaining secured or unsecured financing in the future.

If there is a default, the value of the collateral may not be sufficient to repay holders of the notes. The collateral securing the 2012 notes is subject to a first priority claim by creditors with first priority liens including claims by holders of the 2010 notes.

The proceeds from the sale or sales of all of the collateral might not be sufficient to satisfy the amounts outstanding under the 2010 notes and other indebtedness secured by first priority liens. The 2012 notes and other obligations secured by the second priority liens, if any, may not be paid from the proceeds of collateral following a default until after payment in full of all obligations secured by the first priority liens on the collateral. In addition, subject to the restrictions contained in the indentures, we may incur additional debt that will be secured by first priority liens on the collateral or by liens on assets that are not pledged to the holders of notes, all of which would effectively rank senior to the 2012 notes to the extent of the value of the assets securing such debt. No appraisal of the value of the collateral has been made. The value of the collateral securing the notes in the event of a liquidation will depend upon market and economic conditions, the availability of buyers and similar factors. A sale of the collateral in a bankruptcy or similar proceeding would likely be made under duress, which would reduce the amounts that could be recovered. Furthermore, such a sale could occur when other companies in our industry also are distressed, which might increase the supply of similar assets and therefore reduce the amounts that could be recovered. The condition of the collateral is likely to deteriorate during any period of financial distress preceding a sale of the collateral. In addition, our recent liquidity concerns forced us to sell many of our saleable assets; therefore, the value of our remaining assets may be even more limited. Our ability to sell core assets is subject to several restrictions under the Sprint PCS Agreements and in certain circumstances Sprint can purchase our operating assets at a discount. See “—Our liquidity situation has forced us to sell assets without any certainty of improvement in our long-term financial condition.” In addition, under the Sprint PCS Agreements, any sale of the stock of one of our operating subsidiaries will require consent of Sprint under its agreement with that subsidiary. Although the Sprint PCS Agreements require with certain exceptions that the consent of Sprint may not be unreasonably withheld, there can be no assurance that any such consent will be granted by Sprint. Accordingly, the proceeds of any sale of the collateral following an acceleration of maturity with respect to the notes may not be sufficient to satisfy, and may be substantially less than, amounts due on the 2010 notes or the 2012 notes. The 2012 notes will not be repaid from the proceeds of collateral following a default until the 2010 notes and our other obligations that are secured on a first priority basis are repaid in full. If such proceeds were not sufficient to repay amounts outstanding under either series of notes, then holders of such series of notes (to the extent not repaid from the proceeds of the sale of the collateral) would only have an unsecured claim against our remaining assets.

The lien-ranking agreements in connection with the 2012 notes indenture will limit the rights of the holders of the 2012 notes and their control with respect to the collateral securing the 2012 notes.

The rights of the holders of the 2012 notes with respect to the collateral securing such notes will be substantially limited pursuant to the terms of the lien-ranking agreements set forth in the indenture and in the intercreditor agreement between the trustee for the 2012 notes and the trustee for the 2010 notes. Holders of any indebtedness that is incurred in the future and secured by a first or second lien security interest in the collateral will also be required to become a party to the lien-ranking agreements. Under those lien-ranking agreements, at any time that obligations that have the benefit of the first priority liens are outstanding, any actions that may be taken in respect of the collateral, including the ability to cause the commencement of enforcement proceedings against the collateral and to control the conduct of such proceedings, and the approval of amendments to and waivers of past default under, the collateral documents, will be at the direction of the holders of the 2010 notes and holders of any other obligations secured by the first priority liens. As a result, the trustee, on behalf of the holders of the 2012 notes, will not have the ability to control or direct such actions, even if the rights of the holders of the 2012 notes are adversely affected. Additionally, releases of collateral from the second priority lien securing the notes are permitted under some circumstances without the consent of the holders of the 2012 notes. See “Description of the New Notes—Brief Description of the Notes and Ranking—2012 Notes.”

Bankruptcy laws may limit your ability to realize value from the collateral.

The right of the trustee or other agent to repossess and dispose of the collateral upon the occurrence of an event of default under the indentures, any future credit facilities or other indebtedness secured by the collateral is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy case were to be commenced by or against us before the collateral agent repossessed and disposed of the collateral. Under the bankruptcy code, a secured creditor is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval. Moreover, the bankruptcy code permits the debtor to continue to retain and to use collateral even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral and may include cash payments or the granting of additional security, if and at such times as the court in its discretion determines that the value of the secured creditor’s interest in the collateral is declining during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a bankruptcy court, it is impossible to predict (1) how long payments under the notes could be delayed following commencement of a bankruptcy case, (2) whether or when the collateral agent could repossess or dispose of the collateral or (3) whether or to what extent holders of the notes would be compensated for any delay in payment or loss of value of the collateral through the requirement of “adequate protection.” In addition, the right of a secured creditor to receive interest on its claim that accrues after the bankruptcy case is subject to the court’s determination that the value of the collateral is at least equal to the amount of collateral that secures the claim.

Any future pledges of collateral may be avoidable.

Any future pledge of collateral in favor of the collateral agent might be avoidable by the pledgor (as debtor in possession) or by its collateral agent in bankruptcy or other third parties if certain events or circumstances exist or occur, including, among others, if the pledge or granting of the security interest is deemed a fraudulent conveyance or the pledgor is insolvent at the time of the pledge or granting of the security interest, the pledge permits the holders of the notes to receive a greater recovery than if the pledge had not been given and a bankruptcy proceeding in respect of the pledgor is commenced within 90 days following the pledge or, in certain circumstances, a longer period.

The collateral is subject to casualty risks.

We are obligated under the collateral arrangements to maintain adequate insurance or otherwise insure against hazards to the extent done by corporations operating properties of a similar nature in the same or similar localities. There are, however, certain losses that may be either uninsurable or not economically insurable, in whole or in part. As a result, we cannot assure you that the insurance proceeds will compensate us fully for our losses. If there is a total or partial loss of any of the pledged collateral, we cannot assure you that any insurance proceeds received by us will be sufficient to satisfy all the secured obligations, including the notes.

The collateral agent’s ability to exercise remedies is limited.

The security agreement provides the collateral agent on behalf of the holders of the notes with significant remedies, including foreclosure and sale of all or parts of the collateral. However, the rights of the collateral agent to exercise significant remedies (such as foreclosure) will be, subject to certain exceptions, generally limited to a payment default, our bankruptcy or the acceleration of the indebtedness.

The notes will be structurally subordinated to liabilities of US Unwired’s subsidiaries that do not guarantee the notes.

Subsidiaries that are designated as unrestricted subsidiaries, as well as certain future restricted subsidiaries will not guarantee the notes. IWO and its subsidiaries are unrestricted subsidiaries under the indentures. IWO has a completely separate debt structure from US Unwired and its other subsidiaries. IWO has its own high-yield notes and bank debt, for which only IWO, and not US Unwired and its other subsidiaries, is liable. Similarly, US Unwired and its other subsidiaries have their own debt structure, for which only they, and not IWO, are liable. The two debt structures place significant restrictions on the movement of funds between IWO, on the one hand, and US Unwired and its other subsidiaries, on the other hand. In the event of a bankruptcy, liquidation or reorganization of any of the non-guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us. Since we are an equity holder of IWO, in the event of a bankruptcy of IWO, the holders of IWO’s debt would recover amounts realized from IWO’s assets before we would. We anticipate that IWO will file for bankruptcy during 2004, and we believe that the value of our equity interest in IWO is negligible.

We may not have sufficient funds to purchase the notes and our other senior debt upon a change of control.

Upon a change of control, we will be required to make an offer to purchase all outstanding notes. Any future credit arrangements or other debt agreements to which we become party may contain similar agreements. However, we cannot assure you that we will have or will be able to borrow sufficient funds at the time of any change of control to make any required repurchases of notes or our other debt. Our inability to repay the notes or other debt, if accelerated, or to make a change of control offer and to purchase all of the tendered notes, would constitute an event of default under the indentures, and potentially, other debt.

Rights of holders of the notes in the collateral may be adversely affected by the failure to perfect security interests in certain collateral or the perfection of liens on the collateral by other creditors.

Our obligations under the 2010 notes and the obligations of the guarantors under the 2010 guarantees will be secured by a first priority lien on the collateral and our obligations under the 2012 notes and the obligations of the guarantors under the 2012 notes will be secured by second priority liens on the collateral, in each case subject to certain permitted liens. The collateral includes substantially all of our and our guarantors’ tangible and intangible assets, whether now owned or, in certain cases, hereafter acquired and whether now existing or, in certain cases, hereafter coming into existence. See “Description of the New Notes—Security for the Notes.”

The security interests created by the collateral documents with respect to deposit accounts and security accounts have not been and will not be perfected. As a result, the notes will not have the benefit of a perfected security interest in our cash, cash equivalents and other marketable securities or investments. After giving effect to the 3(a)(9) exchanges described under “Summary—Recent Developments—3(a)(9) Exchanges”, a $6.8 million partial repayment (including fees) of our senior credit facility on May 7, 2004, the offering of the old notes and the use of proceeds therefrom as if it had occurred on March 31, 2004, US Unwired and the Guarantors would have had approximately $140.3 million of cash, cash equivalents and other marketable securities and investments. In addition, the notes will not have a perfected security interest in fixtures and certain other personal property to the extent perfection cannot be effected through filings under the Uniform Commercial Code. To the extent that a security interest in any item of collateral is unperfected, the notes in a bankruptcy will have no greater rights to such collateral than our general unsecured creditors. In addition, although the holders of the notes will have a security interest in the agreements we have with Sprint PCS pursuant to which we operate our network, if the collateral agent were to foreclose upon our assets, it would not have the right to operate our business pursuant to the agreements with Sprint PCS without the consent of Sprint PCS. We do not intend to obtain any consents from Sprint PCS.

In addition, applicable law requires that certain property acquired after the grant of a general security interest can only be perfected at the time such property is acquired and identified. There can be no assurance that the trustee or the collateral agent will monitor, or that we will inform the trustee or the collateral agent of, the future acquisition of property that constitutes collateral, and that the necessary action will be taken to properly perfect the security interest in such after acquired collateral. Neither the trustee nor the collateral agent will monitor the future acquisition of property that constitutes collateral, or take action to perfect the security interest in such acquired collateral. Although such failure may constitute an event of default in respect of the notes, it will not prevent such failure from resulting in the loss of the security interest in such newly acquired property or the priority of the security interest in such property in favor of the holders of the notes against third parties.

Federal and state statutes allow courts, under specific circumstances, to void the guarantees and require the holders of the notes to return payments received from the guarantors.

Under federal bankruptcy law and comparable provisions of state fraudulent transfer laws, the guarantees could be voided, or claims in respect of the guarantees could be subordinated to all of a guarantor’s other debts if, among other things,

•	the guarantee (as the case may be) was incurred with the intent to hinder, delay or defraud any of such guarantor’s present or future creditors; or

•	such guarantor, at the time the debt evidenced by the guarantee was incurred, received less than reasonably equivalent value or fair consideration for the incurrence of such debt, and

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged in a business or transaction for which such guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

In addition, any payment by a guarantor pursuant to its guarantee could be voided and required to be returned.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a person would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets;

•	the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

On the basis of historical financial information, recent operating history and other factors, we believe that, after giving effect to the offering of the old notes, the guarantors are not insolvent, do not have unreasonably small capital for the business in which they are engaged and have not incurred debts beyond their ability to pay such debts as they mature. There can be no assurance, however, as to what standard a court would apply in making such determinations or that a court would agree with our conclusions in this regard. To the extent that a guarantor’s guarantee is voided, it is likely that holders of the notes will not benefit from the collateral securing that guarantee.

Risks Related to Our Business, Strategy and Operations

We have not yet operated our business profitably.

We expect to continue to incur significant net losses while we expand our PCS networks and build our customer base. Our ultimate profitability will depend upon many factors, including our ability to market our services successfully and operate our networks efficiently, in addition to numerous other factors that are described in this “Risk Factors” section.

We rely on Sprint for a substantial amount of our financial information. If that information is not accurate, the investment community could lose confidence in us.

Sprint performs our billing, manages our accounts receivable and provides a substantial amount of financial data about our accounts. We use that information to calculate our financial results and to prepare our financial statements. If we later find errors in that information, we may be required to restate our financial statements. If that occurs with respect to us or any other Sprint PCS affiliate, investors and securities analysts may lose confidence in us.

We may need additional financing after the offering, which may be unavailable or costly.

Our actual funding requirements could vary materially from our current estimates. We base our financial projections on assumptions that we believe are reasonable but which contain significant uncertainties that could affect our business, our future performance and our liquidity. Our ability to achieve and sustain operating profitability will depend on many factors, including Sprint’s success, our ability to market Sprint PCS products and services, manage churn, sustain monthly average revenues per user, and reduce operating expenses and maintain a moderate level of capital expenditures. In addition, our business, our future performance and our liquidity will be affected by general industry and market conditions and growth rates and general economic and political conditions, including the global economy and other future events.

Consequently, we may have to raise additional funds, which may be costly, to operate our business and provide other needed capital, and we may be unable to do so. If we were unable to raise such needed additional funds, we could have insufficient capital to meet our expenses and operate our business.

If our business strategies are not implemented or are unsuccessful, our business could be adversely affected.

Our strategies seek to (1) limit capital expenditures to required technical upgrades and add cell site coverage in areas that are expected to produce a positive return on investment, (2) dispose of certain assets that are not part of our core PCS business, (3) minimize the number of our employees and our corporate overhead and close retail outlets that do not meet minimum internal rates of return, (4) evaluate, and in certain cases renegotiate, certain expenses, (5) reduce customer turnover or churn rate, (6) maintain a good working relationship with Sprint PCS and (7) increase our market share among higher credit quality customers and require deposits for certain credit challenged subscribers or redirect them to our pre-pay programs. We have implemented all of these strategies, but it is still too early to determine whether these strategies will have any positive or negative long-term effect on our business. In particular;

•	Because technology in our business continually evolves, we may be required to spend significant amounts of money on capital expenditures or otherwise risk obsolescence.

•	We may lose customers if they are not satisfied with our coverage.

•	Although we have divested our cellular business and certain PCS licenses and we have sold 81 towers as of March 31, 2004, the amounts realized have not been significant to our overall long-term cash flow requirements.

•	Our workforce may not be sufficient and our service may suffer because of it.

•	We may not be able to improve our cost structure because we cannot control the outcome of negotiations with counterparties, including Sprint PCS.

•	Our relationship with Sprint PCS could deteriorate further as a result of the lawsuits we have filed against Sprint and Sprint PCS and the counterclaims that Sprint and Sprint PCS have filed against us.

•	We may not be able to reduce customer churn, and the introduction of wireless number portability in all of our markets as of May 2004 may cause it to increase.

•	We may not be able to improve customer quality without restricting overall subscriber growth.

Continued financial difficulties or a bankruptcy filing by IWO could result in a potential loss of management fees from IWO, and a consolidation of our company with IWO in a bankruptcy proceeding filed by IWO could have a material adverse effect on our liquidity and financial condition.

We anticipate seeking protection under the U.S. Bankruptcy Code for IWO in 2004. We currently receive management fees from IWO, which amounted to $8.4 million for the year ended December 31, 2003. There is a risk that this arrangement could be terminated due to the uncertainties surrounding IWO. See “This Prospectus Contains Dual Presentations.” This result could occur if IWO were to file for bankruptcy or elect to reject or terminate this arrangement. Moreover, even if IWO does not file for bankruptcy, IWO’s lenders are entitled to designate a manager for the IWO business and may not choose us. In a bankruptcy case, IWO might also seek under the Bankruptcy Code to avoid, or to recover from us, pre-bankruptcy payments that it made to us with respect to such management fees.

In addition to the potential loss of management fees, if IWO were to file for bankruptcy it is possible that IWO, its creditors, or other parties in interest would seek to have the bankruptcy court substantively consolidate our business and assets with those of IWO. Although we believe that we and IWO have maintained separate operations and finances and that our creditors and IWO’s creditors have looked only to the separate assets and operations of each entity, substantive consolidation is an equitable remedy and would be based on an analysis of all of the facts if asserted. While we believe that our equity position in IWO currently has negligible value, in the event of a substantive consolidation, our assets and liabilities could be combined with those of IWO and administered by the bankruptcy court. This would trigger a default on the notes and adversely affect our liquidity and financial condition.

We will not receive as much Sprint PCS net travel, or roaming, revenue as we anticipated.

We are paid a fee from Sprint PCS for every minute that a Sprint PCS subscriber based outside of our markets uses our network. Similarly, we pay a fee to Sprint PCS for every minute that our subscribers use the Sprint PCS network outside our markets. Our subscribers may spend more time in other Sprint PCS coverage areas than we anticipate and Sprint PCS subscribers from outside our markets may spend less time in our markets or may use our services less than we anticipate. As a result, we may receive less Sprint PCS travel revenue than we anticipate or we may have to pay more Sprint PCS travel fees than the travel revenue we collect.

Under our agreements with Sprint PCS, we believe that Sprint PCS can change the fee, called a travel rate, within certain limitations, that we receive and pay for each Sprint PCS travel minute. Sprint PCS changed the reciprocal travel rate for Louisiana Unwired LLC (“Louisiana Unwired” or “LA Unwired”) from $0.20 per minute in 2002 to $0.058 per minute in 2003 and for Georgia PCS Management, L.L.C. (“Georgia PCS”) and

Texas Unwired (“Texas Unwired”) from $0.10 per minute in 2002 to $0.058 per minute in 2003. Sprint PCS further decreased the rate for all of our markets from $0.058 per minute to $.041 per minute in 2004. We have notified Sprint and Sprint PCS that we believe these particular reductions are not in accordance with our agreements with Sprint PCS, and we have included these reductions among our claims in our lawsuit against Sprint and Sprint PCS that is discussed in more detail below under the caption “Risks Particular to Our Relationship with Sprint PCS.” However, any recovery against Sprint PCS for these reductions is uncertain. Currently the revenues we receive for subscribers of Sprint PCS and its other network partners using our networks exceed the expenses that we pay for our subscribers using their networks. The change in the travel rate will further materially decrease our revenues, expenses and our net travel position, which is the difference between travel revenue and travel expense, and will further materially decrease our cash flow from operations. For 2003, this reduction in the travel rate has resulted in a decrease to our revenues of approximately $111.6 million, a reduction to our expenses of approximately $94.7 million and a reduction to our cash flow of approximately $16.9 million. For the three-month period ended March 31, 2004, this reduction in the travel rate has resulted in a $6.0 million decrease to our revenues, a $5.5 million decrease to our expenses and a reduction to our cash flow of $0.5 million.

If we do not successfully manage our operations and expected growth, our operating performance may be adversely impacted.

Our operating subsidiaries have limited operating histories as Sprint PCS affiliates. Louisiana Unwired began operating as a Sprint PCS affiliate on June 8, 1998, Texas Unwired on January 7, 2000 and Georgia PCS on June 8, 1998. Our ability to achieve and sustain operating profitability will depend upon many factors, including our ability to effectively market Sprint PCS services and manage customer turnover rates in our markets. To be successful, we will require continued development, construction, testing, deployment and operation of our networks. These activities are expected to place demands on our managerial, operational and financial resources.

Our failure to timely expand our networks, or to obtain the equipment needed for expansion on a timely basis, may result in a decrease in the number of expected new PCS subscribers and adversely affect our results of operations.

We have completed the network build-out that is required by our agreements with Sprint PCS. Nevertheless, we may decide from time to time to expand our network by building out additional portions of our markets to increase the population that is covered by our Sprint PCS service or we may acquire additional territory to be built out by acquiring additional markets from Sprint PCS or by acquiring other Sprint PCS network partners or “affiliates” that have not completed their build-out requirements. In order to expand our service or complete possible network build-outs of other affiliates that we may acquire, we must successfully lease or otherwise retain rights to a sufficient number of radio communications and network control sites, complete the purchase and installation of equipment, build out the physical infrastructure and test the network. We must also meet all requirements of our agreements with Sprint PCS and all FCC requirements. One of these FCC requirements is that our networks not interfere with microwave radio systems. Compliance with that requirement could delay or impede expansion or additional build-out of our networks. Regulatory changes, engineering design changes and required technological upgrades could affect the number and location of our towers as well as our ability to obtain sufficient rights to meet our network build-out expansion goals or requirements. The expansion of our networks could also be impaired by changes Sprint PCS may make in its technology or network.

The foregoing expansion, as well as maintenance, capacity enhancements and coverage improvements, could require additional capital expenditures that we may not be able to fund. Additional funds could be required for a variety of reasons, including unanticipated expenses or operating losses. We may face significant limitations on our ability to obtain additional funds. Even if those funds are available, we may not be able to obtain them on a timely basis, or on terms acceptable to us or within limitations permitted by our debt agreements. Failure to obtain additional funds, should the need for them develop, would result in the delay or abandonment of our development and expansion plans.

Our liquidity situation has forced us to sell assets without any certainty of improvement in our long-term financial condition.

Because our cash flow from operations may be insufficient in the long term to fund our capital requirements and our access to capital markets may be limited, we have sold certain assets that we consider non-core to our business consisting of our cellular business and certain non-essential PCS licenses. In March 2004, we sold 81 cellular and PCS towers for $9.8 million. Concurrent with the sale, we entered into operating leases for a portion of the antenna space on the sold towers from the buyer for an initial term of ten years, renewable at our option for two additional ten-year terms at an initial rental of $1.4 million per year, increasing each year by 4% of the previous year’s rental. We also divested other non-core assets, including certain PCS licenses and a minority interest in an unconsolidated affiliate. We used a portion of the proceeds to partially repay the US Unwired senior secured credit facility. Although we have divested certain non-core assets, the amounts realized have not been significant to our overall long-term cash flow requirements because the lenders under the US Unwired senior secured credit facility required us to use a significant portion of the net proceeds from the non-core asset sales to repay bank debt.

We have sold most of the assets that we may sell under our existing agreements. Our ability to sell core assets is subject to several restrictions under the Sprint PCS agreements. We are subject to a prohibition on the sale of our operating assets to competitors of Sprint or Sprint PCS. Also, Sprint PCS has the right of first refusal on sales of operating assets to a third party, and under certain circumstances Sprint PCS could purchase our operating assets at a discount. See “Risks Particular to Our Relationship with Sprint PCS.” The indentures governing the notes also contain restrictions on our ability to sell assets. These and other restrictions may limit our ability to sell core assets and may also reduce the value a buyer would be willing to pay for such core assets.

Sales of core assets may lead to loss of revenues generated by these core assets and/or an increase in operating expenses and may materially reduce our capacity to generate cash flows. This, in turn, may adversely impact our ability to satisfy financial covenants and to service our outstanding obligations as they become due.

We may not be able to obtain the communications equipment that we need to expand our network.

From time to time, there is considerable demand for the communications equipment that we need to expand our network, and manufacturers of this equipment could have substantial backlogs of orders. Competitors who purchase large quantities of communications equipment may receive priority in the delivery of this equipment. If we cannot get this equipment, we may fail to expand our networks in a timely manner or at all.

We obtain most of our network equipment from two suppliers. This equipment is not interchangeable, and we would be materially adversely affected if we could not obtain this network equipment timely or at all.

Our PCS networks are either Lucent networks, meaning that the network equipment is supplied by Lucent, or Nortel networks, meaning that the network equipment is supplied by Nortel. If additional equipment is needed for expansion or repair of a network, it must come from Lucent, if the network is a Lucent network, or Nortel, if the network is a Nortel network, for compatibility with our existing network equipment. If either of these suppliers should cease or delay to supply its equipment, we would be prevented or delayed in expanding or repairing the affected network. Any inability to expand or repair our networks could have a material adverse effect on us.

Our territory has limited amounts of licensed spectrum, which may adversely affect the quality of our service and our results of operations.

We have sold eight non-core PCS licenses and we still own five PCS licenses with 10 MHz of spectrum each. Sprint PCS has licenses with 10 to 30 MHz of spectrum covering all of our territories, which we have an agreement to use. In the future, as the number of subscribers in our territories increases, this limited amount of licensed spectrum may not be able to accommodate increases in call volume, may lead to increased dropped or blocked calls and may limit our ability to offer enhanced services, all of which could result in increased customer turnover, or churn, and adversely affect our results of operations and financial condition.

If we lose the right to install our equipment on wireless towers or are unable to renew expiring leases for wireless towers on favorable terms or at all, our business and results of operations could be adversely impacted and we may not comply with our agreements with Sprint PCS.

Substantially all of our cell sites are installed on leased tower facilities that are shared with one or more other wireless service providers. In addition, a large portion of these leased tower sites are owned by a few tower companies. If a master agreement with one of these tower companies were to terminate, or if one of these tower companies were unable to support use of its tower sites by us, we would have to find new sites or be required to rebuild the affected portion of our networks. In addition, the concentration of our cell sites with a limited number of tower companies could adversely affect our results of operations and financial condition if we are unable to renew our expiring leases with these tower companies on favorable terms or at all. If any of the tower leasing companies that we do business with should experience severe financial difficulties, or file for bankruptcy protection, our ability to use our towers could be adversely affected. That, in turn, would adversely affect our revenues and financial condition if a material number of towers were involved and may result in non-compliance with our Sprint PCS management agreements.

The loss of the officers and skilled employees upon whom we depend to operate our business or the inability to attract additional personnel for our growth could adversely affect our results of operations.

Our business is managed by a small number of executive officers. We believe that our future success will depend in part on our continued ability to retain these executive officers and to attract and retain highly qualified technical and management personnel. We may not be successful in retaining key personnel or in attracting and retaining other highly qualified technical and management personnel. We have adopted a retention plan for our key employees under which they can receive a payment of 30% to 50% of their base salary in 2005 if they remain employed by us until the payout date in 2005 and if certain other conditions are met. We cannot guarantee that this plan will be successful. We do not maintain policies of life insurance on our key executives. In addition, we granted stock options as a method of attracting and retaining employees, to motivate performance and to align the interests of management with those of our stockholders. Due to the decline in the trading price of our common stock, a substantial number of the stock options held by our employees have an exercise price that is higher than the current trading price of our common stock, and therefore these stock options may not be effective in helping us to retain valuable employees.

Expanding our territory may have a material adverse effect on our business and reduce the market value of our securities.

As part of our continuing operating strategy, we may expand our territory through the grant of additional markets from Sprint PCS or through acquisitions of other Sprint PCS network partners. These transactions may require the approval of Sprint PCS and commonly involve a number of risks, including the:

•	difficulty of integrating acquired operations and personnel;

•	diversion of management’s attention;

•	disruption of ongoing business;

•	impact on our cash and available credit lines for use in financing future growth and working capital needs;

•	inability to retain key personnel;

•	inability to successfully incorporate acquired assets and rights into our service offerings;

•	inability to maintain uniform standards, controls, procedures and policies; and

•	impairment of relationships with employees, subscribers or vendors.

Failure to overcome these risks or any other problems encountered in these transactions could have a material adverse effect on our business. In connection with these transactions, we may issue additional equity securities, and we may, subject to any necessary approval of bank credit facility lenders, incur additional debt or incur significant amortization expenses related to certain intangible assets connected with a newly acquired Sprint PCS management agreement or a newly acquired subscriber base.

Our service area will be threatened by bad weather, including hurricanes, which could cause interruptions in service resulting in increased expenses and reduced operating results.

Much of our service area is on or near the Gulf of Mexico or the Atlantic Ocean and could be damaged by bad weather such as hurricanes and excessive rain. We may face service interruptions for indefinite periods if a major hurricane or excessive rain strikes one or more of our service areas, resulting in increased expenses and reduced operating results.

Unauthorized use of our networks could disrupt our business.

We will likely incur costs associated with the unauthorized use of our networks, including administrative and capital costs associated with detecting, monitoring and reducing the incidence of fraud. Fraud impacts interconnection costs, capacity costs, administrative costs, fraud prevention costs and payments to other carriers for unbillable fraudulent roaming.

Our completed build-out does not cover all of our territories, which could make it difficult to maintain a profitable customer base.

As of March 31, 2004, our network covered approximately 72% of the resident population in our territory. The coverage may not adequately serve the needs of the potential subscribers in the service area or attract enough subscribers to operate our business successfully. To correct this potential problem, we may have to cover a greater percentage of our territory than anticipated, which we may not have the financial resources to complete or may be unable to do profitably.

Roaming revenue from subscribers of wireless communications providers other than Sprint PCS may decline in the future.

We derive a significant amount of roaming revenue from wireless communications providers other than Sprint PCS for permitting their subscribers to roam on our network when they are in our markets. We do not have agreements directly with these providers. If Sprint agrees to a lower negotiated rate, it will similarly lower our revenues. If rates offered by Sprint are not attractive, these other wireless communications providers may decide to build out their own networks in our markets or enter into roaming arrangements with our competitors who also have networks in our markets. A significant reduction in roaming rates or the loss of all or a significant portion of this roaming revenue would have a material adverse effect on our financial condition and results of operations.

Sprint PCS’ roaming arrangements may not be competitive with other wireless service providers, which may restrict our ability to attract and retain subscribers and create other risks for us.

We rely on Sprint PCS’ roaming arrangements with other wireless service providers for coverage in some areas where Sprint PCS service is not yet available. The risks related to these arrangements include:

•	the quality of the service provided by another provider during a roaming call may not approximate the quality of the service provided by the Sprint PCS network;

•	the price of a roaming call off our network may not be competitive with prices of other wireless companies for roaming calls;

•	subscribers must end a call in progress and initiate a new call when leaving the Sprint PCS network and entering another wireless network;

•	Sprint PCS subscribers may not be able to use Sprint PCS’ advanced features, such as high speed Internet access and voicemail notification, while roaming; and

•	Sprint PCS or the carriers providing the service may not be able to provide us with accurate billing information on a timely basis.

If Sprint PCS subscribers are not able to roam instantaneously or efficiently onto other wireless networks, we may lose current Sprint PCS subscribers and our Sprint PCS services will be less attractive to new subscribers.

Sales of wireless products and services in our territory by a “reseller” that is 50% owned by Sprint PCS could reduce our number of subscribers and our margins.

We allow a company that is 50% owned by Sprint PCS to sell wireless products and services in our territories. Our networks provide the wireless services that are sold by this reseller in our territories. We receive income from the reseller that we consider to be a fair return for this use of our networks, but our margins are greater when we generate our own subscribers.

Risks Particular to Our Relationship with Sprint PCS

The termination of our affiliation with Sprint PCS or Sprint PCS’ failure to perform its obligations under our Sprint PCS agreements would severely restrict our ability to conduct our business.

We operate under the FCC licenses of Sprint PCS and the few that we own. Other than performing its contractual obligations under the management agreement and other related agreements between us, Sprint PCS is not obligated to provide us with any support in connection with our business or otherwise. Our ability to offer Sprint PCS products and operate a PCS network is almost entirely dependent on Sprint PCS agreements being in effect and not being terminated.

•	These agreements give us the right to use the Sprint® and Sprint PCS® brand names and logos and related rights. If we lose these rights, our operations will be impaired.

•	These agreements require us to meet strict technical requirements such as the percentage of time the network is operative, the percentage of dropped calls, the ratio of blocked call attempts to total call attempts, the ratio of call origination to termination failures, and call transport requirements for links between cell sites, switches and outside telephone systems. If these and other requirements are not met, Sprint PCS can terminate the affected agreements.

•	Our Sprint PCS agreements may be terminated also if any of Sprint PCS’ FCC licenses are lost or jeopardized, or if our subsidiary that is party to the agreements becomes insolvent.

•	These agreements give Sprint PCS a substantial amount of influence and control over the conduct of our business. Sprint PCS may make decisions that adversely affect our business, like introducing costly new products that fail in the marketplace or setting the prices for its national plans at levels that may not be economically sufficient for our business.

•

If any of our management agreements are terminated, we may be required to sell our operating assets to Sprint PCS. This sale may take place for a price equal to 72% of our entire business value, subject to the valuation criteria and procedures described under “Certain of Our Agreements with Sprint PCS.” The provisions of our management agreements that allow Sprint PCS to purchase our operating assets at a discount may limit our ability to sell our business, reduce the value a buyer would be willing to pay for our business and limit our ability to obtain new investment or support from any source. If we were to file for bankruptcy protection, the management agreements would provide Sprint PCS with various remedies, including purchase rights at a discount to market value, though we cannot predict if or to what extent such remedies would be enforceable. In addition, we may be very reluctant to reject the management agreement under Section 365 of the federal Bankruptcy Code because our ability to conduct our business without it would be severely restricted. If Sprint PCS were to file for bankruptcy, Sprint PCS may be able to reject the management agreements under Section 365 of the federal Bankruptcy Code. In addition, in the event of a Sprint PCS bankruptcy, the management agreements would provide us various remedies, including purchase and put rights, though we cannot predict if or to what extent our remedies would be enforceable. In any event, a bankruptcy by Sprint PCS could severely restrict our ability to conduct our business for the reasons set forth above. For additional information concerning the remedies available under the management agreements, see “Certain of Our Agreements with Sprint PCS.”

•	The management agreements are not perpetual. If Sprint PCS decides not to renew the management agreements at the expiration of the 20-year initial term or any 10-year renewal term, we would no longer be a part of the Sprint PCS network.

•	Sprint PCS is permitted to terminate the management agreements at any time for breach of any of the material terms of the agreements. These terms include operational and network requirements that are extremely technical and detailed and apply to each retail store, cell site and switch site. Many of these operational and network requirements can be changed by Sprint PCS with little notice. As a result, we may not always be in compliance with all requirements of the Sprint PCS agreements. Sprint PCS conducts periodic audits of compliance with various aspects of its program guidelines and identifies issues it believes need to be addressed. There may be substantial costs associated with remedying any non-compliance, and such costs may adversely affect our operating results and cash flow.

Sprint PCS may make business decisions that are not in our best interests, which may adversely affect our relationship with subscribers in our territories, increase our expenses and/or decrease our revenues.

Sprint PCS, under the Sprint PCS agreements, has a substantial amount of influence and control over the conduct of our business. Conflicts between us and Sprint PCS have arisen and may arise in the future and, if Sprint PCS owes us no duties except as set forth in the agreements, those conflicts may not be resolved in our favor. See “Legal Proceedings.” Accordingly, notwithstanding objections we have made or may make, Sprint PCS has made and may continue to make decisions that adversely affect our business, such as the following:

•	Sprint PCS could price its national plans based on its own objectives and could set price levels or other terms that may not be economically sufficient for our business.

•	Sprint PCS could raise the costs it charges us to perform back office services or otherwise seek to increase what we pay Sprint PCS, or it could reduce levels of services it provides us.

•	Sprint PCS may elect, with little or no notification, to upgrade or convert its financial reporting, billing or inventory software or change third party service organizations that can adversely affect our ability to determine or report our operating results, adversely affect our ability to obtain handsets or adversely affect our subscriber relationships.

•	Sprint PCS has sought to charge us more as a result of launching the new “third generation,” or 3G, technology called “one times radio transmission technology,” or 1xRTT.

•	Sprint PCS prohibits us from selling non-Sprint PCS approved equipment.

•	Sprint PCS could develop products and services, or establish credit policies such as the NDASL program that is described below, that adversely affect our business.

•	Sprint PCS has made it and continues to make it very difficult and expensive for us to move, either in-house or to other vendors, services that it currently performs for us.

•	Sprint PCS is negotiating its fee structure with other Sprint PCS affiliates and, if we do not enter into negotiations with Sprint PCS, it may continue to increase the fees it charges to us. Moreover, Sprint PCS has not decreased the 2004 travel, or roaming, rate for Sprint PCS affiliates that have agreed to negotiate with it. We have had no such discussions with Sprint PCS. If our roaming rate further decreases, it would adversely affect our business because our roaming revenues typically exceed our roaming expenses.

•	Sprint PCS introduced a payment method for subscribers to pay the cost of service with us. This payment method did not initially have adequate controls or limitations, and we have discovered that some fraudulent payments were made to accounts using this payment method. Although we have strengthened the controls and limitations, we may not control payment methods and could experience difficulties in the future.

•	Sprint PCS could keep us from developing our own promotional plans that we may believe to be necessary to attract new subscribers or from selling equipment, such as handsets, selected by us.

•	Sprint PCS could, subject to limitations under our Sprint PCS agreements, alter its network and technical requirements or request that we build out additional areas within our territories, which could result in increased equipment and build-out costs.

•	Sprint or Sprint PCS could make decisions which could adversely affect the Sprint® and Sprint PCS® brand names, products or services.

•	Sprint PCS could decide not to renew the Sprint PCS agreements or to no longer perform its obligations, which would severely restrict our ability to conduct business.

Decisions such as those referred to above could adversely affect our relationships with our subscribers by changing products, services and price plans to which those subscribers had become accustomed. Should Sprint PCS have a change of control, or should management of Sprint PCS change, the pace at which decisions such as the foregoing occur could change, increasing the risk of customer dissatisfaction. In fact, in 2003, Sprint made changes to its senior management, including replacing its chairman and chief executive officer and dismissing its president and chief operating officer.

We deal with Sprint PCS daily on a variety of issues. Sometimes we disagree with Sprint PCS or oppose what Sprint PCS would like us to do or require us to pay, and we have numerous disputes with Sprint PCS that we have as yet been unable to resolve, many of which we have described elsewhere in these Risk Factors. This occurs particularly when Sprint PCS tells us we must adopt business methods or pricing plans that we think will hurt our business. Our disputes with Sprint PCS, including our lawsuit against Sprint that is referred to in “Legal Proceedings” and further described below, could adversely affect our relationship with Sprint PCS. Because we rely so heavily on our relationship with Sprint PCS, any deterioration of that relationship or of Sprint PCS’ desire to cooperate with us could adversely affect our business. In addition, Sprint PCS’ level of control and influence over us would make it difficult for us to sell our business to anyone other than Sprint PCS.

In the future, we may approach Sprint PCS and seek to modify our management agreements, the consent and agreement and our other agreements with Sprint PCS and take other actions consistent with such objective. We have not determined whether we will approach Sprint PCS, and in the event we do, we can provide no assurance that any such modifications will be made.

If Sprint PCS decides to terminate its contracts with national retailers to whom we sell our products, our revenues would be materially and adversely impacted.

We rely on Sprint PCS to negotiate contracts with national retailers such as RadioShack and Best Buy to whom we sell our products. Sprint PCS currently does not allow us to enter into contracts with those retailers directly. Our sales to national retailers who have contracted with Sprint PCS account for almost 25% of our total sales. If Sprint PCS decides to terminate its contracts with such vendors and refuses to allow us to deal with them directly, our revenues would be materially adversely affected.

Sprint’s reintegration of its wireless and wireline operations could disrupt the services it provides to us.

In 2003, Sprint announced that it is reintegrating its wireless and wireline operations and will realign its internal resources. Instead of aligning its resources according to business segments, Sprint will focus on two distinct consumer types—businesses and individuals. The elimination of a separate division within Sprint that is focused specifically on PCS services could result in a disruption in the services Sprint provides to us, which could adversely affect our subscribers and lead to increased churn.

Our dependence on Sprint PCS may adversely affect our ability to predict our results of operations.

Our dependence on Sprint PCS injects a great degree of uncertainty into our business and financial planning. Unanticipated expenses and reductions in revenue have had and, if they occur in the future, will have a negative impact on our liquidity and make it more difficult to predict with reliability our future performance. Inaccuracies in data provided by Sprint PCS could understate our expenses or overstate our revenues, result in out-of-period adjustments or lead us to make bad business decisions that may materially adversely affect our financial results. We rely on Sprint PCS to provide accurate, timely and sufficient data and information to properly record our revenues, expenses and accounts receivable that underlie a substantial portion of our periodic financial statements and other financial disclosures.

We and Sprint PCS have disputes concerning billing and other errors or inaccuracies. As of March 31, 2004, we had disputed Sprint PCS charges of approximately $19.8 million in our southern markets and $10.1 million in our northern markets. If we are required in the future to make additional adjustments or charges as a result of errors or inaccuracies in data provided to us by Sprint PCS, such adjustments or charges may have a material adverse effect on our financial results in the period that the adjustments or charges are made, on our ability to satisfy covenants contained in our credit facilities, and our ability to make fully informed business decisions.

The inability of Sprint PCS to maintain high quality back office services or our inability to use Sprint PCS’ back office services and third party vendors’ back office systems could lead to customer dissatisfaction, increase the loss of subscribers or otherwise increase our costs or adversely affect our businesses.

We rely on Sprint PCS’ internal support systems, including customer care, billing and other back office support. Our operations could be disrupted if Sprint PCS is unable to maintain and expand its internal support systems in a high quality manner, or to efficiently outsource those services and systems through third party vendors. We expect the rapid expansion of Sprint PCS’ business and the consolidation of back office services by Sprint PCS to continue to pose a significant challenge to its internal support systems. Additionally, Sprint PCS has relied on third party vendors for a significant number of important functions and components of its internal support systems and may continue to rely on these vendors in the future. We depend on Sprint PCS’ willingness to offer and provide back office services effectively and at competitive costs. Our agreements with Sprint PCS provide that, upon nine months’ prior written notice, Sprint PCS may elect to terminate any of these services. The inability of Sprint PCS to maintain high quality back office services, or provide us with adequate notification of our inability to use Sprint PCS’ back office services and third party vendors’ back office systems could lead to customer dissatisfaction, increase the loss of subscribers or otherwise disrupt our business and increase our costs. Additionally, we are dependent on Sprint PCS to assist us in transferring our back office services from Sprint

PCS to a third party if we choose to do that, and any failure by Sprint PCS to cooperate in this effort, such as by making a transfer cost prohibitive, could have a similar adverse effect on us.

We rely on Sprint PCS to provide timely and accurate information to allow us to meet our financial reporting obligations. If material internal control weaknesses exist at Sprint PCS, we may not be able to provide timely and accurate information.

Inaccuracies in data provided by Sprint PCS could understate our expenses or overstate our revenues, result in out-of-period adjustments or lead us to make bad business decisions that may materially adversely affect our financial results.

A significant portion of “Cost of Service” expenses and “Roaming” revenues in our audited consolidated financial statements, which include IWO, relates to charges from Sprint PCS. In addition, because Sprint PCS provides billing and collection services for us, it collects cash from our subscribers on our behalf and remits that cash to us. As a result, we rely on Sprint PCS to provide accurate, timely and sufficient data and information to properly record our revenues, expenses and accounts receivables that underlie a substantial portion of our periodic financial statements and other financial disclosures.

We and Sprint PCS have discovered billing and other errors or inaccuracies that could be material to us. We have disputed invoices that Sprint PCS has sent us in the amount of $19.8 million as of March 31, 2004. If we are required in the future to make adjustments or charges as a result of errors or inaccuracies in data provided to us by Sprint PCS, such adjustments or charges may have a material adverse effect on our financial results in the period that the adjustments or charges are made and our ability to make fully informed business decisions.

Changes in Sprint PCS products and services may reduce customer additions and may be otherwise economically adverse.

The competitiveness and effective promotion of Sprint PCS products and services are key factors in our ability to attract and retain subscribers. For example, under the Sprint PCS service plans, subscribers who do not meet certain credit criteria can nevertheless select from the majority of plans offered subject to an account-spending limit, referred to as ASL, to control credit exposure. Account spending limits range from $125 to $200 depending on the credit quality of the customer. Prior to May 2001, all of these subscribers were required to make a deposit ranging from $125 to $250 that could be credited against future billings. In May 2001, a new Sprint PCS program, called NDASL for “no deposit account spending limit,” eliminated the deposit requirement on certain, but not all, credit classes. A significant amount of our new customer additions occurred in 2001 and 2002 under the NDASL program. Sprint PCS has replaced the NDASL program with the “Clear Pay Program.” The Clear Pay Program is substantially similar to the NDASL program but with an increased emphasis on payment of outstanding amounts. Under the Clear Pay Program, subscribers who do not meet certain credit criteria can select from the majority of plans offered, subject to an account-spending limit.

The NDASL program had the effect of increasing churn and bad debt expense and, though better than the NDASL program, the Clear Pay Program when initially introduced still caused an unfavorable rate of churn and bad debt. Sprint PCS has the right to end or materially change the terms of the Clear Pay Program. If Sprint PCS chooses to eliminate the Clear Pay Program, in which we are currently participating, or alter its features, the growth rate we expect to achieve may decrease. We requested and received, effective February 24, 2002, the ability to reinstate deposits in our territories for subscribers with poor or inadequate payment histories. We believe that reinstatement of the deposit has reduced the number of potential new subscribers in these markets. While deposits for Clear Pay customers provide us with protection against bad debt expense for sub-prime customers, it has and may continue to deter some people with sub-prime credit from becoming subscribers. As of March 31, 2004, approximately 22% of our subscribers had a credit rating placing them in the post-pay sub-prime category.

Sprint PCS may elect to offer additional programs that may attract high credit risk subscribers. Sprint PCS may not offer relief in any of such programs.

If Sprint PCS does not complete the construction of its nationwide PCS network, we may not be able to attract and retain subscribers.

Sprint PCS and its affiliates currently intend to cover a significant portion of the population of the United States, Puerto Rico and the U.S. Virgin Islands by creating a nationwide PCS network through Sprint PCS’ own construction efforts and those of its network partners like us. Sprint PCS and its affiliates are still constructing the nationwide network and do not yet offer PCS services, either on Sprint PCS’ own network or through its roaming agreements, everywhere in the United States.

If one of our subscribers travels in an area where a Sprint PCS or compatible system is not yet operational, the customer would not be able to make a call on that area’s system unless he or she has a telephone handset that can make calls on both systems. Generally, these handsets are more costly. Moreover, the Sprint PCS network does not allow for calls to be transferred without interruption between the Sprint PCS network and another wireless network. This means that a customer must end a call in progress and initiate a new call when entering an area not served by the Sprint PCS network. The quality of the service provided by another network may not be equivalent to that of the Sprint PCS network, and our subscribers may not be able to use some of the advanced features of its network. This could result in customer dissatisfaction and loss of subscribers.

Sprint PCS has entered into management agreements, similar to our agreements, with companies in other markets under its nationwide PCS build-out strategy. Our results of operations are dependent on Sprint PCS’ national network and, to a lesser extent, on the networks of Sprint PCS’ other network partners. Sprint PCS’ network may not provide nationwide coverage to the same extent as its competitors, which could adversely affect our ability to attract and retain subscribers.

If Sprint PCS does not succeed, or if we do not maintain a good relationship with Sprint PCS, our business may not succeed.

If Sprint PCS has a significant disruption to its business plan or network, fails to operate its business in an efficient manner, or suffers a weakening of its brand name, our operations and profitability would likely be impaired. If Sprint PCS should have significant financial problems, including bankruptcy, our PCS business would suffer material adverse consequences that could include termination or revision of our Sprint PCS agreements. We use our relationship with Sprint PCS to obtain, at favorable prices, handsets and the equipment for the repair, construction or expansion and operation of our network. Any disruption in our relationship with Sprint PCS could make it much more difficult for us to obtain this equipment.

On July 11, 2003, we filed suit in federal court in Louisiana against Sprint and Sprint PCS, and on September 25, 2003 we filed an amended complaint. The suit alleges violations of the Racketeer Influenced and Corrupt Organizations Act, breach of fiduciary duty, breach of contract, and fraud arising out of Sprint’s conduct in its dealings with us. It seeks treble actual damages in unspecified amounts and appointment of a receiver or fiscal agent over property and assets controlled by Sprint. IWO is not a plaintiff in the original or the amended suit. On February 5, 2004, the U.S. District Court denied in all respects Sprint’s motion for judgment on the pleadings, stating that it was amenable to allowing us to hire an outside accounting company or other expert to monitor monies received by Sprint, and agreed with our position that certain claims are subject to trial by jury in Louisiana. On March 8, 2004, we filed our Second Amended Complaint against Sprint to include certain additional factual allegations related to our claims, as requested by the Court’s February 5, 2004 Order. On April 8, 2004, Sprint filed its Answer, Defenses, and Counterclaim to our Second Amended Complaint, which included a claim that we owe Sprint approximately $16.3 million related to contractual disputes between the parties. IWO is not a defendant in this suit. On March 25, 2004, we filed an application to appoint an outside accounting company or other expert to monitor monies paid to Sprint from our customers. Sprint filed an objection to our application. On June 14, 2004, the U.S. District Court granted our motion to appoint an outside accounting company or other expert to the extent that the court announced its intent to appoint a special master for the limited purpose of determining if accounting procedures are being performed accurately and in compliance with the terms of our agreements with Sprint. The special master will report his or her findings to the court as findings of fact. We and Sprint also have submitted to the court an agreed-upon schedule to complete the discovery process during 2004 and the court has set a jury trial date for May 9, 2005.

If Sprint PCS or other Sprint PCS network partners have financial difficulties, the Sprint PCS network could be disrupted.

Sprint PCS’ national network is a combination of networks. The large metropolitan areas are owned and operated by Sprint PCS, and the areas in between them are owned and operated by Sprint PCS network partners, all of which are independent companies like we are. We believe that most, if not all, of these companies have incurred substantial debt to pay the large cost of building out their networks. Some of these companies have experienced financial difficulties, and if this continues, the Sprint PCS network could be disrupted in those companies’ territories, which would adversely affect our ability to attract and retain customers.

If other network partners experience financial difficulties, the Sprint PCS network could be disrupted in the territories of those partners. If the Sprint PCS agreements of those partners are like ours, Sprint PCS would have the right to step in and operate the affected territory. Of course this right could be delayed or hindered by legal proceedings, including any bankruptcy proceeding relating to the affected network partner. Sprint PCS network partners iPCS, Inc. and Horizon PCS have filed for bankruptcy, IWO is likely to do so, and other network partners may follow. The impact of these developments on the Sprint PCS network, on our funding and our relationship with Sprint PCS, and on our travel revenue from subscribers roaming in markets of bankrupt network partners may be materially adverse.

Material disruptions in the Sprint PCS network would have a material adverse effect on our ability to attract and retain subscribers.

Certain provisions of the Sprint PCS agreements may diminish the value of US Unwired common stock and other securities and restrict the sale of our business.

Under some circumstances and without further stockholder approval, Sprint PCS may purchase our operating assets at a discount. In addition, Sprint PCS must approve any change of control of the ownership of our operating subsidiaries and must consent to any assignment of our Sprint PCS agreements.

Sprint PCS also has a right of first refusal if we decide to sell our operating assets to a third party. We also are subject to a number of restrictions on the transfer of such assets, including a prohibition on the sale of operating assets to competitors of Sprint or Sprint PCS. These restrictions and other restrictions contained in the Sprint PCS agreements could adversely affect the value of US Unwired common stock and other securities, may limit our ability to sell our operating assets, may reduce the value a buyer would be willing to pay for them and may reduce our business value.

We may have difficulty in obtaining an adequate supply of certain handsets from Sprint PCS, which could adversely affect our results of operations.

We depend on our relationship with Sprint PCS to obtain handsets at a competitive cost. Sprint PCS orders handsets from various manufacturers. We could have difficulty obtaining specific types of handsets at a competitive cost and in a timely manner if:

•	Sprint PCS does not adequately project the need for handsets for itself, its Sprint PCS network partners and its other third party distribution channels, particularly in transitions to new technologies such as 3G;

•	Sprint PCS gives preference to other distribution channels;

•	we do not adequately project our need for handsets;

•	Sprint PCS modifies its handset logistics and delivery plan in a manner that restricts or delays our access to handsets; or

•	there is an adverse development in the relationship between Sprint PCS and its suppliers or vendors.

The occurrence of any of the foregoing could disrupt our customer service and/or result in a decrease in our subscribers, which could adversely affect our results of operations.

Non-renewal or revocation by the FCC of our licenses or the Sprint PCS licenses we use would significantly harm our business.

PCS licenses are subject to renewal and revocation by the FCC. The licenses in our territories will begin to expire in 2005 but may be renewed for additional ten-year terms. There may be opposition to renewal of these licenses upon their expiration, and the licenses may not be renewed. The FCC has adopted specific standards to apply to PCS license renewals. Any failure by Sprint PCS or us to comply with these standards could cause revocation or forfeiture of the licenses for our territories. If any of the licenses of Sprint PCS that we are using should be lost, we would be severely restricted in our ability to conduct our business. If we were to lose any of the licenses we own, we could replace it with a Sprint PCS license in the affected territory, but at a greater cost to us than the use of our own license.

If Sprint PCS does not maintain control over its licensed spectrum, the Sprint PCS agreements may be terminated, which would result in our inability to provide PCS service.

The FCC requires that license holders like Sprint PCS and us maintain control of their licensed spectrum and not delegate control to third-party operators or managers. Although the Sprint PCS agreements with us reflect an arrangement that the parties believe meets the FCC requirements for licensee control of licensed spectrum, we cannot assure you that the FCC will agree. If the FCC were to determine that the Sprint PCS agreements need to be modified to increase the level of licensee control, we have agreed with Sprint PCS to use best efforts to modify the Sprint PCS agreements to comply with applicable law. If we cannot agree with Sprint PCS to modify the Sprint PCS agreements, the agreements may be terminated. If the Sprint PCS agreements are terminated, we would no longer be a part of the Sprint PCS network and we would be severely restricted in our ability to conduct business.

We have limited rights if Sprint PCS fails to perform its obligations to us under our agreements with Sprint PCS. Should that occur, the consequences to us would be severe.

If Sprint PCS fails to perform its obligations to us, the consequences to us would be severe. We could terminate our Sprint PCS agreements, but in that case we may have to discontinue our PCS business or conduct it on a reduced scale. We would not be permitted to offer Sprint PCS products and services. We would in these events suffer material adverse consequences to our results of operations and financial condition. One remedy permitted under our agreement would be to require Sprint PCS either to purchase our operating assets at a price that would be unfavorable to us, or to assign to us limited amounts of Sprint PCS’ licensed spectrum for a price equal to the greater of 10% of the business value of our operating subsidiary or Sprint PCS’ original cost for the spectrum plus any costs incurred in relocating microwave radio systems. We may have other legal rights and remedies, but the enforcement or recourse against Sprint resulting from those rights or remedies would be uncertain.

Sprint PCS has notified us of charges and fees that it intends to pass on to us. We did not anticipate these charges and fees when we formulated our business plan. We believe these charges and fees are material, and if Sprint PCS is entitled to collect them, they could materially and adversely affect our results of operations and financial condition.

Sprint PCS has presented us with a number of charges and fees that we did not expect when we formulated our business plan, including:

•	New development costs and fees to upgrade Sprint PCS’ systems to cover new third generation technology services, such as 1xRTT, offered to our subscribers. We believe these costs and fees are already included in our management fee. In addition, Sprint PCS has begun billing us for back office services related to new technology that we believe are provided for under our existing arrangements.

•	Fees for services that Sprint PCS provides on our behalf, such as voice mail, operator services, second generation wireless web services, text messaging and voice command dialing, and fees for the information technology that supports Sprint PCS services such as these. We believe these charges and fees are already included in our management fee.

•	Fees for the maintenance of switches in the Sprint PCS network that we own. We have disputed the manner in which Sprint PCS allocates those fees among its affiliates and Sprint PCS.

Sprint PCS invoked certain dispute resolution provisions of our agreements with respect to several ongoing disputes between our companies. This process required senior management officials of each company to attempt to resolve the disputes, and if a dispute was not resolved, the parties were free to proceed with litigation or, in certain specified cases, to arbitration. We also invoked certain dispute resolution provisions under the agreements.

The disputes were not resolved pursuant to the dispute resolution process and therefore we filed a lawsuit against Sprint and Sprint PCS related to disputes that had been subject to the resolution process and to other disputes among Sprint, Sprint PCS and us that are not within the scope of the dispute resolution process. Sprint and Sprint PCS have sued us for recovery of approximately $16.3 million of fees and other charges that we have disputed. The dispute resolution process under our agreements with Sprint PCS has been terminated.

The total amount of charges and fees we have disputed at March 31, 2004 is $19.8 million. We believe that these charges and fees are material, and if Sprint PCS is entitled to collect them, they could have a material adverse effect on our results of operations or financial condition or both.

We rely on the use of the Sprint PCS® brand name and logo to market our services, and a loss of use of this brand and logo or a decrease in the attractiveness of this brand and logo to potential customers would significantly impair our ability to market our products.

The Sprint PCS® brand and logo are highly recognizable. If we lose our rights to use the Sprint PCS® brand and logo under our trademark and service mark license agreements, we would lose the advantages associated with marketing efforts conducted by Sprint PCS. If we lose the rights to use this brand and logo or the value of the brand and logo decreases, it is highly unlikely that customers would recognize our brand and we would have to spend significantly more money on advertising to create brand recognition.

Our July 2003 lawsuit against Sprint and Sprint PCS, which we amended in September 2003 and March 2004, may cause Sprint PCS to retaliate against us. The lawsuit and the countersuit filed by Sprint and Sprint PCS against us may also cause further deterioration in our relationship with Sprint and Sprint PCS.

Our lawsuit against Sprint and Sprint PCS alleges, among other things, that:

•	they have violated the Racketeer Influenced and Corrupt Organizations Act,

•	their goal is to acquire us at a substantial discount by driving us to the brink of financial ruin,

•	they have committed fraud and extortion against us,

•	they have used certain of our assets without our consent and without properly compensating us,

•	they have improperly charged fees to us and misappropriated revenues, discounts and rebates that belong to us, and

•	they have violated certain provisions of our Sprint PCS management agreements.

The Sprint and Sprint PCS countersuit against us alleges that we have refused to pay Sprint certain fees and charges we are obligated to pay under our agreements with Sprint, currently amounting to over $16.3 million. See “Legal Proceedings.”

We had a tense relationship with Sprint PCS before we filed the lawsuit. Our allegations may cause further deterioration in that relationship, with the adverse effects that are described above. Should Sprint and Sprint PCS prevail in their claims, our liquidity could be further eroded.

If, despite our lawsuit, Sprint PCS succeeds in acquiring us at a substantial discount, our stockholders and creditors would be adversely affected.

Risks Particular to Our Industry

Our business may suffer because subscribers frequently disconnect their service in the PCS industry. The rate at which these disconnections occur, or churn, may be even higher in the future.

The PCS industry in general and Sprint PCS in particular have experienced a high rate of subscribers who disconnect their service. This rate is referred to as churn. We experienced even higher churn in 2002 due in large part, we believe, to the NDASL program that Sprint PCS introduced in May 2001 and the Clear Pay program that replaced NDASL. These programs are described under “Risks Particular to Our Relationship with Sprint PCS.” Although our churn declined in 2003, our future churn rate may be higher due to intense competition and general economic conditions, among other factors. Factors that tend to contribute to higher churn include:

•	wireless portability, which allows subscribers to retain their PCS numbers while changing wireless carriers. Wireless portability was introduced in one of our markets in November 2003 and became available in all of our markets in May 2004;

•	inability of subscribers to pay, which caused a significant percentage of our churn in 2002. We believe that a large portion of this churn is attributable to the NDASL and Clear Pay Program, which resulted in subscriber accounts with greater than normal credit risks;

•	our generous handset return policy, which makes it easier to cancel an account;

•	intense competition in our industry;

•	performance and coverage of our networks;

•	ineffective customer service;

•	increase in prices;

•	performance and reliability of handsets; and

•	changes in our products and services.

A high rate of PCS subscriber churn could harm our competitive position and our results of operations. We subsidize some of the costs of handsets for our new subscribers, pay commissions for new accounts and incur expenses to advertise and maintain a distribution network. When we experience a high rate of churn, we may not receive sufficient revenue to offset these costs. Sprint PCS may elect to offer additional programs that may attract high credit risk subscribers.

Sprint PCS and we face intense competition that may reduce its and our market share and harm its and our financial performance.

There is intense competition in the telecommunications industry. According to information it has filed with the SEC, Sprint PCS believes that the traditional dividing lines between long distance, local, wireless and Internet services are increasingly becoming blurred. Through mergers, joint ventures and various service bundling strategies, major providers, including Sprint PCS, are striving to provide integrated solutions both within and across all geographical markets.

Sprint PCS expects competition to intensify as a result of the entrance of new competitors and the rapid development of new technologies, products and services. Sprint PCS cannot predict which of many possible future technologies, products or services will be important to maintain its competitive position or what expenditures will be required to develop and provide these technologies, products or services. Sprint PCS’ ability to compete successfully will depend on marketing, sales and service delivery and on its ability to anticipate and respond to various competitive factors affecting the industry, including new services that may be introduced, changes in consumer preferences, demographic trends, economic conditions, and discount pricing strategies by competitors. To the extent Sprint PCS does not keep pace with technological advances or fails to respond timely to changes in competitive factors in its industry, it could lose market share or experience a decline in revenue and net income.

Sprint PCS’ operations compete in markets served by other wireless service providers. A majority of the markets including each of the top 50 metropolitan markets have six or more wireless service providers. Many of these competitors have been operating for a number of years and serve a substantial subscriber base. In January 2003, the FCC rule imposing limits on the amount of spectrum that can be held by one provider in a specific market was lifted. Competition may continue to increase to the extent that there are mergers or other combinations involving our competitors or licenses are transferred from smaller stand-alone operators to larger, better capitalized and more experienced wireless communications operators. These wireless communications operators may be able to offer subscribers network features or products not offered by Sprint PCS. The actions of these wireless communications operators could negatively affect Sprint PCS’ and our customer churn, ability to attract new subscribers, average revenue per user and operating costs per customer.

Sprint PCS relies on agreements with competitors to provide automatic roaming capability to Sprint PCS subscribers in many of the areas of the United States not covered by the network operated by Sprint PCS and its network partners, like us. Certain of Sprint PCS’ competitors may be able to offer coverage in areas not served by Sprint PCS’ wireless network or may be able to offer roaming rates that are lower than those offered by Sprint PCS. Certain competitors have sought to modify the FCC’s rules to reduce access to their networks for automatic roaming in certain areas. Sprint PCS could incur additional costs to enable its customers to roam, or its customers could be unable to roam, in those markets where cellular operators do not make their network available for roaming or roaming is not technically feasible.

As of May 2004, all wireless service providers are required to offer a database solution for wireless local number portability, or WLNP, in the 100 largest metropolitan statistical areas. WLNP allows customers to retain, subject to certain geographical limitations, their existing telephone numbers when switching from one carrier to another. In addition to imposing increased costs on Sprint PCS operations, this enables Sprint PCS customers to move to other carriers without losing established telephone numbers and is therefore expected to increase churn during 2004.

Many wireless providers have been upgrading their systems and provide advanced and digital services to compete with Sprint PCS’ services. Many of these wireless providers require their subscribers to enter into long-term contracts, which may make it more difficult for Sprint PCS to attract subscribers away from these wireless providers.

Significant competition in the wireless communications services has resulted in us and our competitors offering lower prices and may result in our competitors offering new or better products and services. These factors could prevent us from operating profitably or reduce our profitability.

Competition in the wireless communications industry is intense. Our major competitors include such wireless companies as Verizon, T-Mobile, Cingular, AT&T Wireless, Nextel and Alltel. Our ability to compete will depend, in part, on our ability to anticipate and respond to various competitive factors affecting the telecommunications industry, including new services that may be introduced, changes in consumer preferences, demographic trends, economic conditions and discount pricing strategies by our competitors. We anticipate that competition will continue to cause the market prices for two-way wireless products and services to decline in the future. In order to attract new subscribers, we have offered steeper discounts on handsets and more generous service plans that may include more minutes and other enhancements such as complimentary periods of free data usage. Offering larger bundles of minutes at lower prices has resulted in a decrease in airtime revenue, which is the price a customer pays for using the service in excess of allotted minutes.

Our dependence on Sprint PCS to develop competitive products and services and the requirement that we obtain Sprint PCS’ consent to sell local pricing plans and equipment that Sprint PCS has not approved may limit our ability to keep pace with competitors on the introduction of new products, services and equipment. Many of these competitors are larger than us, may have entered the wireless communications services market before we did, possess greater resources and more extensive coverage areas, may offer lower rates, and may market other services, such as landline telephone service, cable television and Internet access, with their wireless communications services. In addition, we may be at a competitive disadvantage since we may have more debt than some of our competitors.

Furthermore, there has been a recent trend in the wireless communications industry towards consolidation of wireless service providers through joint ventures, reorganizations and acquisitions. We expect this consolidation to lead to larger competitors over time. We may be unable to compete successfully with larger companies that have substantially greater resources or that offer more services than we do.

We believe that our ability to compete effectively with other wireless providers will depend on:

•	the continued expansion and improvement of the Sprint PCS network, customer care system and telephone handset options.

•	the continued success of CDMA technology in providing better call quality and clarity than other systems.

•	our competitive pricing with various options suiting individual subscribers’ calling needs.

Alternative technologies and current uncertainties in the wireless market may reduce demand for PCS.

PCS providers in the United States use one of three technological standards. Even though the three standards share basic characteristics, they are not compatible or interchangeable with each other. We and Sprint PCS use the standard known as CDMA. If another standard becomes preferred in the industry, we may be at a competitive disadvantage. If Sprint PCS changes its standard, we will need to change ours as well, which will be costly and time consuming. If we cannot change the standard, we may not be able to compete with other systems.

The wireless communications industry is experiencing significant technological change, as evidenced by the increasing pace of digital upgrades in existing analog wireless systems, satellite coverage, evolving industry standards, ongoing improvements in the capacity and quality of digital technology, shorter development cycles for new products and enhancements and changes in end-user requirements and preferences. Technological advances and industry changes could cause the technology used on our networks to become obsolete. Sprint PCS may not be able to respond to such changes and implement new technology on a timely basis, or at an acceptable cost.

If Sprint PCS is unable to keep pace with these technological changes or changes in the wireless communications market based on industry consolidation, the effects of new regulations flowing from the Telecommunications Act of 1996, or the uncertainty of future government regulation, then the technology used on our networks or our business strategy may become obsolete. In addition, some wireless carriers, including Sprint PCS and us, have implemented an upgrade to their digital systems known as one times radio transmission technology, or 1xRTT, which is also broadly known as a third generation technology throughout the industry. Some carriers are upgrading their digital systems to implement what is known as 1X EvDO, another 3G data technology that is more advanced than 1xRTT. 3G technology promises high-speed, always-on Internet connectivity and high-quality video and audio. We cannot assure you that we or Sprint PCS can implement 3G technology successfully or on a cost-effective basis.

Regulation by government and taxing agencies may increase our costs of providing service or require us to change our services, either of which could impair our financial performance.

Our operations and the operations of Sprint PCS are subject to varying degrees of regulation by the FCC, the Federal Trade Commission, the Federal Aviation Administration, the Environmental Protection Agency, the Occupational Safety and Health Administration and state and local regulatory agencies and legislative bodies. Adverse decisions or regulations of these regulators could negatively impact operations and costs of doing business. For example, changes in tax laws or the interpretation of existing tax laws by state and local authorities could subject us to increased income, sales, gross receipts or other tax costs or require that we alter the structure of our current relationship with Sprint PCS. In addition:

•	The loss of any of our FCC licenses, or any of Sprint PCS’ FCC licenses in our service area, may impair our business and operating results.

•	The FCC may revoke or refuse to renew any of such licenses at any time for cause. Cause could be a failure to comply with terms of the licenses or applicable FCC rules. We cannot ensure that these licenses will not be revoked or will be renewed when they expire.

•	The FCC has authority to review our conduct with Sprint PCS under our Sprint PCS agreements to ensure that it complies with all applicable FCC rules and decisions.

•	We may need to acquire additional licenses, which will require approval of regulatory authorities. These regulatory authorities may not grant approval in a timely manner, if at all.

•	All PCS licenses, including our own licenses and Sprint PCS’ licenses, are subject to the FCC’s build-out regulations. These regulations require license holders to offer specified levels of service to the population in their service areas within set time periods. If neither we nor Sprint PCS meets these requirements, the FCC could take back the portions of the service area that are not being served, impose fines or even revoke the related licenses.

•	The FCC has allocated additional spectrum that can be used to compete with us and may continue to offer additional spectrum for new carriers, or release unlicensed spectrum to the public, either of which could increase the competition we face.

•	The FCC imposes additional requirements on holders of PCS licenses reserved for small businesses. These licenses are called C-block and F-block licenses. We hold F-block licenses and must meet certain ownership requirements to hold them. While we believe we have met all such requirements, if we do not meet these requirements, the FCC could fine us, revoke our licenses or require us to restructure the ownership of these licenses.

•	The FCC now requires wireless carriers to permit users of wireless services to retain the same phone number if they change local wireless carriers. Prior to implementation, subscribers who changed carriers were also required to change phone numbers. We believe that this requirement, called portability, will increase churn by making it easier for subscribers to switch wireless carriers and will increase costs of retaining our overall subscriber base, as described further below.

•	Additionally, some rural wireline companies have requested from state public utility commissions an extension of time to comply with number portability requirements which, if granted, could delay our ability to attract wireline customers who wish to transfer their numbers to us.

•	Although the Telecommunications Act of 1934, as amended, preempts state and local regulation of market entry or the rates charged by a commercial mobile radio service, or CMRS, provider, states are permitted to regulate “other terms and conditions” of mobile service, such as billing practices and other consumer-related issues. Several states have commenced proceedings to implement consumer protection and service quality regulations that would impose substantial incremental costs across the industry. The location and construction of radio towers and antennas are also subject to a variety of state and local zoning, land use and regulatory requirements. The time needed to obtain zoning approvals for the construction of additional wireless facilities varies from market to market and state to state.

The introduction of wireless number portability is likely to lead to an increase in subscriber churn.

Phone number portability for wireless subscribers has been available in one of our markets since November 2003 and became available in all of our markets in May 2004. We believe that portability will make it easier for subscribers to switch wireless carriers, resulting in increased subscriber churn, increased costs associated with retaining our overall subscriber base and lower revenues. The manner in which wireless carriers implement this program may also adversely affect us.

In preparation for wireless local number portability, BellSouth, which is the wireline carrier in many of our markets, has discontinued a calling plan used by US Unwired that allowed BellSouth customers to call certain US Unwired customers without one-plus dialing. These changes may make it more difficult and expensive for callers to dial and may result in higher rates of churn.

Our future prospects are uncertain because the future prospects of the PCS industry are uncertain.

PCS systems have not operated in the United States for very long, and we cannot assure you that the operation of these systems in our markets will become profitable. In addition, we cannot estimate how much demand there will be for PCS in our markets or how much competitive pricing pressure there will be. As a result, the future prospects of the PCS industry, including our prospects, remain uncertain. The future demand for wireless communications services in general is uncertain. We also cannot predict what new challenges we may face in this changing industry environment. If we cannot react promptly and effectively to these challenges, our business could be materially and adversely affected.

Use of handsets may pose health risks, which could result in the reduced use of wireless services or liability for personal injury claims.

Some media reports and some studies have suggested that certain radio frequency emissions from wireless handsets may be linked to various health problems, including cancer, and may interfere with various electronic medical devices, including hearing aids and pacemakers. Concerns over radio frequency emissions may discourage use of wireless handsets or expose us to potential litigation. Any resulting decrease in demand for wireless services, or costs of litigation and damage awards, could impair our ability to achieve and sustain profitability.

We may be subject to potential litigation relating to the use of wireless communications while driving. In addition, several state and local governments are considering, or have adopted, legislation that restricts the use of wireless handsets by drivers.

Some studies have indicated that some aspects of using wireless communications while driving may impair drivers’ attention in certain circumstances, making accidents more likely. These concerns could lead to potential litigation relating to accidents, deaths or serious bodily injuries, or to new restrictions or regulations on wireless communications use, any of which also could have material adverse effects on our results of operations.

A number of U.S. state and local governments are considering or have enacted legislation that would restrict or prohibit the use of a wireless handset while driving a vehicle or, alternatively, require the use of a hands-free telephone. Legislation of this sort was most recently enacted in the District of Columbia and New Jersey. If it continues to be enacted, it would likely require wireless service providers to provide hands-free enhanced services such as voice activated dialing and hands-free speaker phones and headsets to sustain revenue from subscribers, who make many of their calls while on the road. If we are unable to provide hands-free services and products to our subscribers in a timely and adequate fashion, the volume of wireless phone usage would likely decrease, and our ability to generate revenues would suffer. Moreover, studies have found that driver distraction can occur regardless of whether hand-held or hands-free handsets are used, and that phone conversations create much higher levels of driver distraction than listening to the radio or even driving under the influence of alcohol. If legislation is adopted in our service areas banning all phone use while driving, our revenues could be even more significantly impacted.

Environmental groups have asked the FCC to halt the building of towers used for transmission of wireless signals.

Environmental groups claim that towers used for transmission of wireless signals kill migratory birds. They have petitioned the FCC to study how many birds die from flying into towers, and have asked the FCC to halt tower construction until the study is completed. In February 2003, environmental groups filed suit against the FCC to force it to protect migratory birds from communication towers. On May 1, 2003, the FCC announced that it would launch a study of this issue but the lawsuit has since been dismissed. If we cannot build new towers, we may not be able to expand our networks.

Some environmental groups believe that the disposal of wireless phones could pose a threat to public health. If new regulations governing wireless phone disposal are passed, or if our industry does not develop an efficient disposal or recycling program, our operating costs could increase.

An environmental research group has argued that the disposal of used wireless phones could pose a threat to public health because the phones contain small amounts of toxic chemicals that may leak into the soil and water supply when they are deposited in landfills. If new and burdensome regulations governing the disposal of wireless phones are passed in the states covered by our network, or if the PCS industry cannot develop a cost-effective disposal or recycling program for wireless phones, our operating costs could increase.

General Risks Currently Affecting Our Business

The economic downturn in the United States contributed to a general weakening of our business that did not improve until the first quarter of 2004. If our business in general, and our sales and churn in particular, do not continue to improve, we may not have the financial and operational performance that we were expecting.

We have not achieved the number of new subscribers that we expected in our business plan. We attribute this in part to weak economic conditions, churn associated with high credit risk subscribers and intense price competition. In addition, our primary customer base is individual consumers. The weak economy may have hurt the ability of our existing subscribers, who are primarily individual consumers, to pay us on time, which may have forced or may force us to terminate their service. Furthermore, there is also uncertainty as to the extent of customer demand as well as the extent to which airtime and monthly recurring charges may continue to decline. If all of the foregoing events occur, our financial and operational performance may suffer.

Reduced consumer spending could negatively affect our results of operations.

Our primary customer base is individual consumers and our accounts receivable represent unsecured credit. If the economic downturn that the United States and our territories have recently experienced does not continue to improve and spending by individual consumers drops significantly, our business would continue to be negatively affected. Moreover, the recent upturn in the national economy did not result in significant improvement to our financial performance until the first quarter of 2004, and there is no assurance that the improvement will continue or be sustained. If interest rates begin to rise, as many economists believe they will, increased interest costs on consumer and mortgage debt may reduce subscribers’ funds allocated to wireless communications use.

Our allowance for doubtful accounts may not be sufficient to cover uncollectible accounts.

On an ongoing basis, we estimate the amount of customer receivables that we will not be able to collect. This allows us to calculate the expected loss on our receivables for the period we are reporting. Our allowance for doubtful accounts may underestimate actual unpaid receivables for various reasons, including:

•	adverse changes in our churn rate exceeding our estimates;

•	adverse changes in the economy generally exceeding our expectations; or

•	unanticipated changes in Sprint PCS’ products and services.

If our allowance for doubtful accounts is insufficient to cover losses on our receivables, our business, financial position or results of operations could be materially adversely affected.

ABOUT OUR EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

We sold the old notes on June 16, 2004, to Lehman Brothers, Banc of America Securities LLC and Bear, Stearns & Co. Inc. As a condition to the sale, we entered into a registration rights agreement with these initial purchasers, which requires us to:

•	file a registration statement relating to an offer to exchange the old notes for new notes;

•	use our reasonable best efforts to have the registration statement become effective under the Securities Act; and

•	use our reasonable best efforts to issue the new notes as soon as practicable, but not later than 30 business days (or longer if required by the federal securities laws) after the effectiveness of the registration statement.

If we fail to satisfy our registration and exchange obligations under the registration rights agreement, we must pay liquidated damages of 0.25% per annum for each $1,000 principal amount of old notes. These liquidated damages increase by approximately 0.25% per annum for each $1,000 principal amount of old notes, up to a maximum amount of 1% per annum, for each 90-day period during which we fail to satisfy our registration obligations or the new notes are not issued.

We have filed a copy of the registration rights agreement as an exhibit to the registration statement of which this prospectus is a part.

We are not making this exchange offer to, and we will not accept tenders for exchange from, holders of old notes in any jurisdiction where the exchange offer or the acceptance of old notes would violate the securities or blue sky laws of that jurisdiction.

Resale of the New Notes

Under existing interpretations of the staff of the SEC stated in several no-action letters to third parties, the new notes should be freely transferable after the exchange offer without further registration under the Securities Act.

If you are a broker-dealer who purchased old notes from us (like the initial purchasers of the old notes) that you intend to resell under Rule 144A or any other available exemption under the Securities Act, you:

•	cannot rely on these interpretations of the staff of the SEC,

•	cannot tender your old notes in the exchange offer, and

•	must comply with the registration and prospectus delivery requirements of the Securities Act for any sale or transfer of the old notes unless you rely on an exemption from these requirements.

If you are our affiliate or you intend to participate in a public distribution of the new notes, these limitations apply to you also. If you own old notes, however, you should not be our affiliate or a person who intends to participate in a distribution of the new notes because you have represented to us, as a condition to purchasing old notes, that you are not our affiliate and that you do not intend to participate in a distribution of the new notes.

If you are eligible and wish to participate in this exchange offer, you must make the following representations in the letter of transmittal that was sent to you with this prospectus. If you hold old notes through DTC and wish to participate in the exchange offer, you must agree to be bound by the letter of transmittal. By executing or becoming bound by the letter of transmittal, you will represent that:

•	you are not our affiliate,

•	you acquired the new notes in the ordinary course of your business, and

•	you are not participating, and do not intend to participate, in a distribution of the new notes.

Any broker-dealer participating in the exchange offer who acquired old notes for its own account as a result of market-making or other trading activities must deliver a prospectus meeting the requirements of the Securities Act before reselling any new notes. The letter of transmittal states that a broker-dealer that acknowledges that it will, and does, deliver a prospectus meeting the requirements of the Securities Act will not be deemed to have admitted that it is an “underwriter” within the meaning of the Securities Act. These broker-dealers may use this prospectus for a resale of the new notes. If this applies to you, you should read the section entitled “Plan of Distribution.”

We do not intend to seek our own no-action letter. We cannot assure you that the staff of the SEC would make a similar determination about the new notes as it has in these no-action letters to third parties.

After the exchange offer expires, holders of old notes will not have any further registration rights. This means that old notes that are not exchanged will continue to be subject to restrictions on transfer. In some limited circumstances, however, the registration rights agreement may require us to file a registration statement to permit resales of the old notes. If you do not exchange your old notes in the exchange offer, you may be subject to the risk described in “Risk Factors—Risk Related to the Exchange Offer.”

The transfer restrictions and registration rights relating to the old notes do not apply to the new notes because we will issue the new notes in a transaction registered under the Securities Act.

Terms of the Exchange Offer; Period for Tendering Old Notes

This prospectus and the accompanying letter of transmittal contain the terms and conditions of the exchange offer. We will accept for exchange old notes which are properly tendered before expiration of the exchange offer, unless you have withdrawn them as permitted below. The following is some information about the terms of the exchange offer:

•	our acceptance of the old notes that you tender will constitute a binding agreement between you and us as described in this prospectus and in the accompanying letter of transmittal.

•	the new notes are identical to the old notes except that:

•	the new notes will be issued in a transaction registered under the Securities Act;

•	the new notes will not be subject to transfer restrictions; and

•	the new notes will not have provisions for the payment of liquidated damages.

•	the new notes will evidence the same debt as the old notes. The indentures that govern the old notes will govern the new notes.

•	you may tender some or all of your old notes in denominations of $1,000 principal amount or any integral multiple of $1,000. For each $1,000 principal amount of old notes properly tendered, we will issue $1,000 principal amount of new notes.

•	the new 2010 notes, like the old 2010 notes, will bear interest at a floating rate equal to LIBOR plus 4.25% per year. Interest on the new 2010 notes will be reset quarterly and will be payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, beginning on September 15, 2004. The new 2012 notes, like the old 2012 notes, will bear interest at a rate equal to 10% per year. Interest on the new 2012 notes will be payable semi-annually on June 15 and December 15 of each year, beginning on December 15, 2004. We will not pay any additional interest on old notes tendered and accepted for exchange.

•	as of the date of this prospectus, we had issued $360.0 million in total principal amount of the old notes. The exchange offer is not conditioned on any minimum principal amount of old notes being tendered.

•	the exchange offer expires at 5:00 p.m., New York City time, on August 24, 2004, unless we, in our sole discretion, extend it. The term “expiration date” means August 24, 2004, or the latest time and date of an extension.

•	if we extend the exchange offer, we will give oral or written notice of the extension to the exchange agent. We will notify the holders as described below. During an extension, all old notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us.

•	we will give prompt oral or written notice to holders of old notes of any extension, amendment, termination or non-acceptance. If we extend the expiration date, we will issue a press release or other public announcement no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date. Without limiting the manner in which we may choose to make any public announcement, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a release to the Dow Jones News Service.

•	we may amend or terminate the exchange offer, and not accept for exchange any old notes that we have not yet accepted, if any of the conditions under the heading “—Certain Conditions to the Exchange Offer” occurs.

•	holders and beneficial owners of old notes have no appraisal or dissenters’ rights in connection with the exchange offer.

•	old notes which are not tendered for exchange, or are tendered but not accepted, will remain outstanding and be entitled to the benefits of the indentures, but they will not be entitled to any further registration or exchange rights under the registration rights agreement.

•	any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder as soon as possible after the exchange offer is over.

•	we intend to conduct the exchange offer as required by the Exchange Act and the SEC’s rules governing unlawful tender practices. This requires us to:

•	keep the exchange offer open for at least 20 business days;

•	give 10 days notice of any change in the terms of the exchange offer; and

•	issue a press release if we extend the exchange offer.

Neither we nor our Board of Directors makes any recommendation to holders or beneficial owners of old notes whether to tender all or any portion of their old notes in the exchange offer. Moreover, we have not authorized any person to make any recommendation of this type. You must make your own decision whether and what amount to tender in the exchange offer after reading this prospectus and the letter of transmittal and consulting with your advisors, if any, based on your own financial position and requirements.

Important Rules Concerning the Exchange Offer

You should note that:

•	we will determine all questions of validity, form, eligibility and acceptance of old notes tendered for exchange, including time of receipt, in our sole discretion. This determination shall be final and binding.

•	we reserve the absolute right to reject any old notes not properly tendered or not to accept any old notes if we or our lawyers believe that acceptance would be unlawful.

•

we reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any old notes either before or after the expiration date. This includes the right to waive the ineligibility of any holder who seeks to tender old notes in the exchange offer. Unless we agree to waive any defect or irregularity, it must be cured within a reasonable period of time that we shall determine.

•	our interpretation of the terms and conditions of the exchange offer as to any old notes either before or after the expiration date, including the letter of transmittal and its instructions, shall be final and binding on all parties.

•	neither we, the exchange agent nor any other person shall be required to give notice of any defect or irregularity with respect to any tender of old notes for exchange, nor shall any of us be liable for not giving this notification.

Procedures for Tendering Old Notes

What to submit and how.

If you wish to tender your old notes for exchange in the exchange offer, you must:

•	if you do not hold your old notes through DTC, deliver a properly completed and signed letter of transmittal in the form included as Annex B to this prospectus, and all other documents required by the letter of transmittal, to the exchange agent at one of the addresses under the heading “—Exchange Agent” before the expiration of the exchange offer, or

•	if you hold your old notes through DTC, comply with DTC’s automated tender offer program procedures, which are described below;

AND

•	the exchange agent must receive your old notes with the letter of transmittal, or

•	the exchange agent must receive, before the expiration of the exchange offer, a timely book-entry confirmation of old notes into the exchange agent’s account at DTC based on the procedure for book-entry transfer described below, or

•	you must comply with the guaranteed delivery procedures described below.

The method of physical delivery of old notes, letters of transmittal and all other required documents is at your election and risk. If delivery is by mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time for timely delivery. You should not send any letters of transmittal or old notes to us.

If you wish to tender your old notes but they are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact the registered holder and instruct it to tender on your behalf. If you are the registered holder of old notes owned by another person, you should contact the owner and take instructions from the owner about participating in the exchange offer.

How to sign your letter of transmittal and other documents.

Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed unless the old notes are tendered:

•	by a registered holder of the old notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal, or

•	for the account of an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act.

If signatures are required to be guaranteed, the guarantees must be by:

•	a member of or participant in the Securities Transfer Agents Medallion Program or the New York Stock Exchange Medallion Signature Program,

•	a member of a national securities exchange or the National Association of Securities Dealers, Inc.,

•	a commercial bank or trust company having an office or correspondent in the United States, or

•	an eligible guarantor institution within the meaning or Rule 17Ad-15 of the Exchange Act.

If old notes tendered for exchange are registered in the name of a person other than the person signing the letter of transmittal, they must be endorsed, or accompanied by a written instrument of transfer or exchange satisfactory to us in our sole discretion and signed by the registered holder with the signature guaranteed by an eligible guarantor institution.

If the letter of transmittal is signed by a person other than the registered holder of old notes, they must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name of the registered holder appears on the old notes.

If the letter of transmittal or any old notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless we waive this requirement, they should submit proper evidence satisfactory to us of their authority to act.

The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC’s system must use DTC’s automated tender offer program to tender old notes that are held through DTC. These participants must, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, transmit their acceptance of the exchange offer electronically by causing DTC to transfer the old notes to the exchange agent. DTC will then send an agent’s message to the exchange agent. An agent’s message forms part of the book-entry confirmation that:

•	DTC has received an express acknowledgment from a participant in its automated tender offer program that is tendering old notes that are the subject of the book-entry confirmation;

•	the participant has agreed to be bound by the terms of the letter of transmittal or, in the case of an agent’s message relating to guaranteed delivery, that the participant has agreed to be bound by the applicable notice of guaranteed delivery; and

•	the agreement may be enforced against the participant.

Acceptance of Old Notes for Exchange; Delivery of New Notes

Promptly after the expiration date, we will accept all properly tendered old notes and will issue the new notes if none of the events described in “—Certain Conditions to the Exchange Offer” has occurred. We will be deemed to have accepted properly tendered old notes for exchange when we give oral or written notice of acceptance to the exchange agent.

We will issue new notes in exchange for accepted old notes only after the exchange agent timely receives:

•	if you hold your old notes through DTC, a book-entry confirmation that the old notes have been transferred into the exchange agent’s account at DTC, and

•	if you do not hold your old notes through DTC, the old notes and a properly completed and duly executed letter of transmittal and all other required documents, or a properly transmitted agent’s message.

If we do not accept any tendered old notes for any reason or if you submit certificates representing old notes in a greater principal amount than you wish to exchange, we will return your unaccepted or non-exchanged old notes. If you tendered these old notes by book-entry transfer into the exchange agent’s account at DTC, your account at DTC will be credited with the non-exchanged old notes. In either case, there will be no cost to you, and this will be done as soon as possible after the exchange offer is over. If we have not accepted properly tendered old notes within 40 business days from the commencement of the exchange offer, you may withdraw your tender in the manner described in “—Withdrawal Rights.”

Book-Entry Transfer

The exchange agent will make a request to establish an account in its name at DTC with respect to the old notes for purposes of the exchange offer promptly after the date of this prospectus. Any participant in DTC’s systems must make book-entry delivery of old notes by causing DTC to transfer old notes into the exchange agent’s account in accordance with DTC’s automated tender offer program procedures for transfer. Holders of old notes who are unable to deliver confirmation of the book-entry tender of their old notes into the exchange agent’s account at DTC or all other documents required by the letter of transmittal to the exchange agent before the exchange offer expires must tender old notes according to the guaranteed delivery procedures described below. Delivery of documents to DTC does not constitute delivery to the exchange agent.

Guaranteed Delivery Procedures

If you wish to tender old notes but:

•	they are not immediately available, and

•	you cannot deliver your old notes or the letter of transmittal or other required documents to the exchange agent before the exchange offer expires, and

•	you cannot comply with DTC’s automated tender offer program procedures for book-entry transfer before the exchange offer expires,

then, you may tender your old notes if:

•	the tender is made through an eligible guarantor institution;

•	before expiration of the exchange offer, the exchange agent receives from the eligible guarantor institution a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail or hand delivery, or a properly transmitted agent’s message and notice of guaranteed delivery. Any notice of guaranteed delivery must state:

•	the name and address of the holder of old notes,

•	the amount of old notes tendered,

•	that the tender is being made by guaranteed delivery, and

•	that within five New York Stock Exchange trading days after the date that the notice of guaranteed delivery was signed, the old notes or a book-entry confirmation, together with the letter of transmittal and any other documents required by the letter of transmittal, will be deposited by the eligible guarantor institution with the exchange agent; and

•	the exchange agent receives the old notes, or a book-entry confirmation, together with the letter of transmittal and all other documents required by the letter of transmittal, within five New York Stock Exchange trading days after the date that the notice of guaranteed delivery was signed.

Withdrawal Rights

You may withdraw your tender of old notes at any time before expiration of the exchange offer. You may also withdraw your tender of old notes if we have not accepted them for exchange within 40 business days from the commencement of the exchange offer. For a withdrawal to be effective:

•	if you hold old notes otherwise than through DTC, the exchange agent must receive a written notice of withdrawal at one of the addresses listed under the heading “—Exchange Agent,” or

•	if you hold old notes through DTC, you must comply with DTC’s automated tender offer program system.

Any notice of withdrawal must specify:

•	the name of the person who tendered the old notes to be withdrawn,

•	the old notes to be withdrawn, including the principal amount of such old notes,

•	if certificates for old notes have been delivered, the name in which the old notes are registered, if different from that of the person withdrawing,

•	if certificates for old notes have been delivered or otherwise identified to the exchange agent, the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible guarantor institution, unless the withdrawing holder is an eligible guarantor institution, and

•	if old notes have been tendered by book-entry transfer, the name and number of the account at DTC to be credited with the withdrawn old notes. In this case, the notice of withdrawal must otherwise comply with DTC’s automated tender offer program procedures.

We will determine all questions of validity, form and eligibility, including time of receipt, of notices of withdrawal. Our determination shall be final and binding on all parties. We will deem any properly withdrawn old notes not to have been validly tendered for exchange in the exchange offer. If you have properly withdrawn old notes and wish to re-tender them, you may do so at any time before the exchange offer expires by following one of the procedures described under the heading “—Procedures for Tendering Old Notes.”

Certain Conditions to the Exchange Offer

Despite any other provisions of the exchange offer, we will not be required to accept old notes for exchange or issue new notes, and we may terminate or amend the exchange offer, if at any time prior to the expiration date:

•	the exchange offer would violate applicable law or any applicable interpretation of the staff of the SEC, or

•	there is or has been threatened any judicial or administrative proceeding that would prevent us from continuing with the exchange offer.

These conditions are for our benefit only, and we may assert them regardless of the circumstances giving rise to them. If we fail to exercise the rights described above, we shall not be deemed to have waived these rights. These rights shall continue, and we may assert any of them at any one or more times.

In addition, we will not accept old notes or issue new notes if there is or has been threatened a stop order involving the exchange offer or the qualification of the indenture under the Trust Indenture Act of 1939.

Exchange Agent

We have appointed U.S. Bank National Association as the exchange agent for the exchange offer. You should send all executed letters of transmittal and you should direct all questions and requests for help and all requests for copies of this prospectus, the letter of transmittal and notices of guaranteed delivery to the exchange agent at one of the following addresses:

By Mail, Hand or Overnight Delivery

U.S. Bank National Association

West Side Flats Operations Center

60 Livingston Avenue

St. Paul, Minnesota 55107

Attn: Specialized Finance

By Facsimile:

651-495-8158

For Information or Confirmation by Telephone:

800-934-6802

Delivery to an address or location that is not shown above is not valid delivery.

Fees and Expenses

We are contacting you by mail about the exchange offer. We may make additional offers by telegraph, telephone, fax or in person by our officers, regular employees and affiliates. We will not pay our officers, employees or affiliates to do this.

We will not pay brokers, dealers or others who seek acceptances of the exchange offer. We will, however, pay all costs required by the registration rights agreement, including:

•	all registration and filing fees and expenses,

•	all costs to comply with securities laws,

•	all printing expenses, and

•	the fees and expenses of our lawyers and accountants.

In addition, we have agreed to reimburse the initial purchasers of the old notes and others who are tendering notes in the exchange offer or participating in the “Plan of Distribution,” as a group, for the fees and expenses of one lawyer.

Transfer Taxes

We will pay any transfer taxes that apply to the exchange of old notes in the exchange offer, unless:

•	you instruct us to register new notes in the name of a person other than the registered holder;

•	you ask us to return old notes not tendered or accepted for exchange to a person other than the registered holder; or

•	the tendered old notes are registered in the name of a person other than the person who signed the letter of transmittal.

In any of these cases, you will be required to pay any transfer taxes that apply.

Accounting Treatment

We will record the new notes at the same carrying value as the old notes, which is the total principal amount shown in our accounting records on the date of the exchange. We will not recognize gain or loss for accounting purposes because of the exchange offer. We will record the expenses of the exchange offer over the term of the new notes.

U.S. Federal Tax Considerations

The economic terms of the new notes and the old notes are identical. Your exchange of old notes for new notes in the exchange offer should not be taxable for U.S. federal income tax purposes:

•	you should not recognize taxable gain or loss when you exchange your old notes for new notes;

•	you will be deemed to have held your new notes for as long as you held your old notes; and

•	you will have the same tax basis in your new notes as you had in your old notes.

You should read the section entitled “Certain U.S. Federal Income Tax Considerations” before deciding to exchange your old notes for new notes.

Participation in the Exchange Offer; Untendered Notes

Participation in the exchange offer is voluntary. We urge you to consult your financial and tax advisors before making your decision.

When we exchange all properly tendered old notes in this exchange offer, we will have satisfied an obligation of the registration rights agreement. If you do not tender your old notes in the exchange offer, you will still hold old notes. You will have no further registration rights for your old notes, and there will be restrictions on the transfer of your old notes. You should read the risk factor under the heading “Risk Related to the Exchange Offer” in deciding whether to exchange old notes for new notes.

We may in the future seek to acquire untendered old notes in the open market, through privately negotiated transactions or subsequent exchange offers or otherwise. We intend to comply with applicable law in doing so. We do not have any present plan to acquire any old notes that are not tendered in the exchange offer or to file a registration statement to permit resales of these notes. In some instances, however, the registration rights agreement may require us to file a registration statement to permit resales of the untendered old notes.

USE OF PROCEEDS FROM OUR SALE OF THE OLD NOTES

The net proceeds from our sale of the old notes were approximately $347.4 million. We used proceeds from the sale to (i) repurchase $235.8 million face amount of our 13 3/8% senior subordinated discount notes due 2009 tendered pursuant to our tender offer, (ii) repay the outstanding balance under our senior secured credit facility (which we had reduced to $56.2 million on May 7, 2004), (iii) repay certain other debt and (iv) pay fees and expenses. We are required pursuant to the indentures to use the balance of the net proceeds to repay or repurchase outstanding 13 3/8% senior (consolidated) subordinated discount notes due 2009 or the old notes or the new notes. See “Summary—Recent Developments—The Tender Offer,” “Capitalization (Consolidated)” and Note 7 on page F-21 of our consolidated financial statements.

We will not receive any proceeds from the exchange offer that we make by this prospectus.

NOTE CONCERNING OUR DUAL PRESENTATION OF INFORMATION

As we explained in “This Prospectus Contains Dual Presentations,” we are presenting information that both includes and excludes IWO and its subsidiaries, which operate our northern markets.

In many sections of this prospectus we have integrated our dual presentations into a single section. In the six sections that follow we have made them separately. These sections are:

•	Capitalization (Consolidated), and

•	Capitalization (Excluding Operations of IWO).

•	Selected Financial Information (Consolidated), and

•	Selected Financial Information (Excluding Operations of IWO).

•	Management’s Discussion and Analysis of Financial Condition and Results of Operations (Consolidated), and

•	Management’s Discussion and Analysis of Financial Condition and Results of Operations (Excluding Operations of IWO).

The financial information in these sections is derived from:

•	Our consolidated financial statements, in the case of the sections that present consolidated information, and

•	The financial information that is presented in Annex A, in the case of the sections that present information that excludes operations of IWO for periods including and periods subsequent to the April 2002 acquisition of IWO. In presenting financial statements (and information derived from them) that exclude the operations of IWO, we have not consolidated the operations of IWO, but rather have included it substantially on the equity method of accounting. We have included in Investments In and Advances To Unconsolidated Affiliates IWO’s losses that exceed our investment in the operations of IWO and we have recorded as other revenue management fees that we derive from IWO. You should note that our presentation of consolidated financial statements (and information derived from them) in which the operations of IWO are not fully consolidated, as described above, is not in accordance with generally accepted accounting principles, which require that we fully consolidate the operations of IWO.

You should read these sections in conjunction with the financial statements and information from which they are derived.

CAPITALIZATION (CONSOLIDATED)

The following table sets forth our cash and capitalization as of March 31, 2004 on: (i) an actual basis for US Unwired on a consolidated basis, (ii) an as adjusted basis for US Unwired on a consolidated basis to give effect to the 3(a)(9) exchanges described under “Summary—Recent Developments—3(a)(9) Exchanges” and a $6.8 million partial repayment (including fees) of our senior secured credit facility on May 7, 2004, and (iii) an as further adjusted basis for US Unwired on a consolidated basis giving effect to the offering of the old notes and the estimated use of proceeds as described under “Use of Proceeds From Our Sale of the Old Notes.” The information in the following table should be read in conjunction with our consolidated financial statements and the notes to those consolidated financial statements included in this prospectus.

	As of March 31, 2004
	Actual	As Adjusted	As Further Adjusted
	(in thousands)
Cash and Cash Equivalents	$144,328	$137,491	$176,568

Long-Term Debt, including current maturities:
US Unwired:
Senior Secured Credit Facility	$62,441	$56,197	$—
Senior Secured Floating Rate Notes due 2010	—	—	125,000
10% Senior Secured Notes due 2012	—	—	233,416
13 3/8% Senior Subordinated Discount Notes due 2009	371,053	301,481	82,732
Capital leases	6,711	6,711	6,711
Other debt	3,694	3,694	—

Total long-term debt of US Unwired, including current maturities	443,899	368,083	447,859

IWO:
Senior Secured Credit Facility, in default	213,184	213,184	213,184
14% Senior Notes due 2011	138,936	138,936	138,936

Total long-term debt of IWO, including current maturities	352,120	352,120	352,120

Total long-term debt	796,019	720,203	799,979

Total stockholders’ deficit	(239,200)	(171,668)	(208,064)

Total capitalization	$556,819	$548,535	$591,915

CAPITALIZATION (EXCLUDING OPERATIONS OF IWO)

The following table sets forth our cash and capitalization as of March 31, 2004 on: (i) an actual basis for US Unwired excluding the operations of IWO (see below), (ii) an as adjusted basis to give effect to the 3(a)(9) exchanges described under “Summary—Recent Developments—3(a)(9) Exchanges” and a $6.8 million partial repayment (including fees) of our senior secured credit facility on May 7, 2004, and (iii) an as further adjusted basis giving effect to the offering of the old notes and the use of proceeds as described under “Use of Proceeds From Our Sale of the Old Notes.” The information in the following table should be read in conjunction with our consolidated financial statements and the notes to those consolidated financial statements included in this prospectus. In this presentation, we have not consolidated the operations of IWO, but rather have included it substantially on the equity method of accounting. We have included in Investments In and Advances To Unconsolidated Affiliates IWO’s losses that exceed our investment in the operations of IWO and we have recorded as other revenue management fees that we derive from IWO. You should note that our presentation of consolidated financial statements (and information derived from them) in which the operations of IWO are not fully consolidated, as described above, is not in accordance with generally accepted accounting principles, which require that we fully consolidate the operations of IWO.

	As of March 31, 2004
	Actual	As Adjusted	As Further Adjusted
	(in thousands)
Cash and Cash Equivalents	$108,085	$101,248	$140,325

Long-Term Debt, including current maturities:
Senior secured credit facility	$62,441	$56,197	$—
Senior Secured Floating Rate Notes due 2010	—	—	125,000
10% Senior Secured Notes due 2012	—	—	233,416
13 3/8% Senior Subordinated Discount Notes due 2009	371,053	301,481	82,732
Capital leases	6,711	6,711	6,711
Other debt	3,694	3,694	—

Total long-term debt	443,899	368,083	447,859

Total stockholders’ deficit	(239,425)	(171,893)	(208,289)

Total capitalization	$204,474	$196,190	$239,570

SELECTED FINANCIAL INFORMATION (CONSOLIDATED)

The following selected historical consolidated financial data as of December 31, 2003 and 2002 and for the years ended December 31, 2003, 2002 and 2001 have been derived from the audited consolidated financial statements and the related notes included elsewhere in this in this prospectus. The selected historical consolidated financial data as of December 31, 2001, 2000 and 1999 and for the years ended December 31, 2000 and 1999 have been derived from our audited consolidated financial statements for such years, which are not included in this prospectus and reflect certain reclassifications to conform to presentations made in subsequent periods. We have derived the selected historical consolidated financial data as of March 31, 2004 and for the three-month periods ended March 31, 2004 and 2003 from our unaudited consolidated financial statements included elsewhere in this prospectus. In the opinion of our management, our unaudited consolidated financial statements contain all the adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of our financial position, results of operations and cash flows. The results of operations for the three-month periods ended March 31 are not necessarily indicative of our operating results to be expected for the full year. The selected consolidated historical financial data set forth below are not necessarily indicative of the results of future operations and should be read only in conjunction with the discussion under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations (Consolidated)” and the historical consolidated financial statements and accompanying notes included elsewhere in the prospectus.

	Year ended December 31,					Three-month period ended March 31,
	1999	2000	2001	2002(1)	2003	2003	2004
	(In thousands except for per share data)
Statement of Operations Data:
Revenues	$12,473	$80,254	$230,220	$511,564	$535,751	$124,730	$141,611
Cost of services and merchandise sold	19,752	68,073	162,136	381,729	352,590	86,466	83,047
Other operating expenses (2)	23,659	92,482	151,662	246,866	255,260	76,151	59,961
Impairment of goodwill (3)	—	—	—	214,191	—	—	—
Impairment of intangible assets (3)	—	—	—	188,330	—	—	—

Operating loss	$(30,938)	$(80,301)	$(83,578)	$(519,552)	$(72,099)	$(37,887)	$(1,397)

Loss from continuing operations	$(24,133)	$(82,000)	$(107,945)	$(590,750)	$(159,460)	$(58,395)	$(26,296)

Loss from continuing operations per diluted common share	$(0.40)	$(1.14)	$(1.29)	$(5.00)	$(1.24)	$(0.45)	$(0.20)

Other Financial Data:
Ratio of earnings to fixed charges (4)	—	—	—	—	—	—	—

	As of December 31,					As of March 31, 2004
	1999	2000	2001	2002(1)	2003
	(In thousands)
Balance Sheet Data:
Cash and cash equivalents	$14,695	$15,136	$100,589	$61,985	$97,193	$144,328
Marketable securities	141,453	165,438	—	—	—	—
Property and equipment, net	88,188	203,900	248,240	476,941	411,518	388,119
Total assets	318,970	456,980	474,534	831,430	718,328	714,936
Long-term debt and redeemable preferred stock	266,080	305,533	339,368	767,220	797,587	796,019
Stockholders’ equity (deficit)	28,585	100,054	39,638	(70,238)	(229,767)	(239,200)

(1)	On March 8, 2002, US Unwired acquired 100% of the ownership interests of Georgia PCS for approximately $84.5 million and on April 1, 2002, US Unwired acquired 100% of the ownership interest in IWO for approximately $446.0 million. The Company’s operating results and financial position include the operating results and financial position of Georgia PCS since the date of acquisition, March 8, 2002 and the operating results and financial position of IWO from date of acquisition, April 1, 2002.

(2)	Other operating expenses in 2002 include an IWO asset abandonment charge of $12.1 million for the cell sites and the related property leases of these abandoned cell sites.
(3)	In 2002, the Company recognized a $402.5 million impairment of goodwill and intangible assets as a result of its impairment testing of IWO in compliance with SFAS No. 142 Goodwill and Other Intangible Assets and SFAS No. 144 Accounting for the Disposal of Long-Lived Assets. For a detailed discussion on this topic, refer to Note 3 Goodwill and Asset Impairment in our accompanying Consolidated Financial Statements.
(4)	For the periods presented, earnings were inadequate to cover fixed charges. “Earnings” represent the aggregate of (a) our loss before giving effect to income taxes and discontinued operations and (b) fixed charges. “Fixed charges” represent interest expense, the amortization of capitalized debt costs and original issue discount and that portion of rental expense on operating leases deemed to be the equivalent of interest. The pro forma coverage deficiency gives effect to the 3(a)(9) exchanges that occurred in May and June 2004, the issuance of the 13 3/8% senior subordinated discount notes due 2009, and the issuance of the old notes in June 2004, as if they had occurred on January 1, 2003.

	Year ended December 31,					Three-month period ended March 31,
	1999	2000	2001	2002	2003	2003	2004
Coverage deficiency (in thousands)	$(26,438)	$(83,005)	$(109,684)	$(591,153)	$(160,144)	$(58,530)	$(25,872)

	Pro forma Year ended December 31, 2003	Pro forma Three-month period ended March 31, 2004
Pro forma coverage deficiency (in thousands)	$(151,251)	$(23,023)

SELECTED FINANCIAL INFORMATION (EXCLUDING OPERATIONS OF IWO)

The following selected financial data is derived from the consolidated financial statements of US Unwired Inc. and subsidiaries excluding the operations of IWO. The data should be read in conjunction with the consolidated financial statements, related notes and other financial information included in this prospectus. In the following section, we present selected financial information that excludes the operations of IWO and has been reclassified as described in note (1) in the following section. In this presentation, we have not consolidated the operations of IWO, but rather have included it substantially on the equity method of accounting. We have included in Investments In and Advances to Unconsolidated Affiliates IWO’s losses that exceed our investment in the operations of IWO and we have recorded as other revenue management fees that we derive from IWO. You should note that our presentation of consolidated financial statements (and information derived from them) in which the operations of IWO are not fully consolidated, as described above, is not in accordance with generally accepted accounting principles, which require that we fully consolidate the operations of IWO.

This selected unaudited consolidated financial information includes all adjustments, consisting of normal recurring adjustments, that management considers necessary for a fair presentation of financial position and results of operations for the interim periods shown. Operating results for the three-month period ended March 31, 2004 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2004.

The data set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations (Consolidated)” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations (Excluding Operations of IWO)” included elsewhere herein, “Certain US Unwired Consolidating Financial Information” included in Annex A to this prospectus, and the consolidated financial statements of US Unwired and subsidiaries and accompanying notes that are included in the Financial Statements section that begins on page F-1.

	Year ended December 31,			Three-month period ended March 31,
	2001	2002	2003	2003	2004
	(In thousands except for other data)
Statement of Operations: (1)
Revenues	$230,220	$392,148	$372,868	$87,850	$99,717
Cost of services and merchandise sold	162,136	288,124	238,433	57,590	56,729
Other operating expenses	151,662	168,230	151,186	39,891	37,298

Operating loss	(83,578)	(64,206)	(16,751)	(9,631)	5,690

Equity in losses of unconsolidated subsidiaries	(2,760)	(482,148)	(92,649)	(36,947)	(18,310)

Loss from continuing operations	(107,945)	(590,750)	(159,491)	(58,395)	(26,296)

Net loss	$(97,611)	$(582,478)	$(156,985)	$(57,472)	$(9,662)

	As of December 31,			As of March 31, 2004
	2001	2002	2003
	(In thousands)
Balance Sheet Data: (1)
Cash and cash equivalents	$100,589	$26,977	$64,856	$108,085
Property and equipment, net	248,240	287,063	245,615	227,749
Total assets	474,534	471,179	441,163	457,891
Long-term debt	339,368	417,013	445,890	443,899
Stockholders’ equity (deficit)	39,638	(70,257)	(229,812)	(239,425)

(1)	On March 8, 2002, US Unwired acquired 100% of the ownership interests of Georgia PCS for approximately $84.5 million. The Company’s operating results and financial position include the operating results and financial position of Georgia PCS since March 8, 2002, the date of acquisition. In April 2002, US Unwired acquired 100% of the ownership interest of IWO Holdings, Inc. The financial information in this presentation reflects IWO as an equity investment and includes certain fees charged by US Unwired to IWO for corporate overhead services. This presentation is not in accordance with GAAP, as US Unwired must be consolidated with IWO in order to be in compliance with GAAP.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

(CONSOLIDATED)

This discussion includes IWO on a consolidated basis. It should be read in conjunction with the consolidated financial statements that are included in this prospectus.

Overview

Our company provides PCS services through three wholly owned subsidiaries: Louisiana Unwired, LLC (“LA Unwired”), IWO and Unwired Telecom Corp. (“Unwired Telecom”).

LA Unwired and its subsidiaries provide PCS services in portions of Alabama, Arkansas, Florida, Georgia, Louisiana, Mississippi, Oklahoma, Tennessee and Texas. IWO provides PCS services in all or portions of Massachusetts, New Hampshire, New York, Pennsylvania and Vermont. Both are network partners or “affiliates” of Sprint PCS, the personal communications services group of Sprint Corporation. Sprint PCS, directly and through affiliates like us, provides wireless services in more than 4,000 cities and communities across the country. We have the exclusive right to provide digital PCS services under the Sprint® and Sprint PCS® brand names in our service areas, which are contiguous with Sprint PCS’ markets.

Unwired Telecom provided cellular service in portions of Southwest Louisiana. In February 2004, we consummated the sale of our cellular operations, which included certain cellular towers, for $21.5 million and recognized a gain of $16.2 million that has been recorded as a gain on the disposal of discontinued operations. The condensed consolidated financial statements below present the Company’s cellular operations as a discontinued operation. In March 2004, we sold 81 cellular and PCS towers for $9.8 million. Concurrent with the sale, we entered into operating leases for a portion of the antenna space on the sold towers from the buyer for an initial term of 10 years, renewable at our option for two additional ten-year terms. We recorded a deferred gain of approximately $1.8 million that will be recognized ratably over the initial 10-year term of the operating lease. Also during the three-month period ended March 31, 2004, we divested other non-core assets, including certain PCS licenses and a minority interest in an unconsolidated affiliate, for $10.3 million and recorded a loss of $0.5 million. We used $11.0 million of the $41.6 million in proceeds to partially repay our senior secured credit facility.

Basis of Presentation

Certain reclassifications have been made to our condensed consolidated statements of operations in the table below and in the audited consolidated financial statements as of December 31, 2003 and 2002 and for each of the fiscal years ended December 31, 2003, 2002 and 2001 as compared to previously reported consolidated financial information. The reclassifications were made in order to align the classification of certain expenses with other publicly traded Sprint PCS affiliates and other companies in the PCS telecom industry. These expenses primarily consist of Sprint PCS related fees for back office services, bad debt expense, handset upgrades and certain wages, benefits and taxes. For the years ended December 31, 2003, 2002 and 2001, this resulted in a decrease to General and administrative of $99.1 million, $116.1 million and $30.6 million, respectively, offset by an increase to Cost of service of $95.3 million, $110.9 and $23.6, respectively, and an increase to Sales and marketing of $3.8 million, $5.1 million and $7.0 million, respectively.

Our discussion and analysis of our financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. On an on-going basis, we evaluate our estimates, including those related to bad debts, activation fee revenues and related expense, determination of fair value of separate units for the application of EITF 00-21, revenue recognition of contract cancellation and late fees, inventory reserves, intangible assets and contingencies. We base our estimates on our historical experience, the historical experience of Sprint PCS and the historical experience of other Sprint PCS affiliates and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may vary from these estimates under different assumptions or conditions.

Critical Accounting Policies and Estimates

We believe the following critical accounting policies affect our significant judgments and estimates used in the preparation of our consolidated financial statements.

Reliance on Sprint PCS Processing

We rely on Sprint PCS for much of our financial reporting information including: revenues; commissions paid to national retailers; fees paid for customer care and billing; roaming revenue and roaming expense on the Sprint PCS and Sprint PCS affiliate network; and, the maintenance of accounts receivable, including cash collections and the write off of customer balances that are not collectible and the accuracy of our accounts receivable balance. Where uncertainty exists regarding revenues, we do not record these revenues until substantive information has been provided to ensure that such revenues have been earned. Based upon the timing of the information received from Sprint PCS, we make certain assumptions that the information is accurate and that it is consistent with historical trends. We also rely upon the evaluation of internal controls as performed by Sprint PCS’s external auditors that were performed in accordance with AICPA Statement on Auditing Standards (SAS) No. 70.

Bad Debt Expense

We maintain allowances for doubtful accounts for estimated losses resulting from the inability of subscribers to make payments. If the financial conditions of our subscribers deteriorate, resulting in the subscribers’ inability to make payments, additional allowances will be required.

We estimate our allowance by examining the components of our revenue. We establish a general reserve of all accounts receivable that are estimated to be uncollectible. In addition, we do not recognize 100% of our late fees or cancellation fees as revenue because of high uncertainty of the collectibility of these amounts. Reserves for these amounts are recorded to our allowance for doubtful accounts. Our evaluation of the adequacy of these amounts includes our own historical experience and discussions with Sprint PCS and other Sprint PCS affiliates.

Revenue Recognition

We recognize only a portion of contract cancellation fees billed to subscribers that disconnect service prior to fulfilling the contractual length of service, as there is significant uncertainty that all contract cancellation fees that are billed will be collected. We have very limited information at a detail level sufficient to perform our own evaluation and rely on Sprint PCS historical trending to make our estimates. If the collections on contract cancellation fees are less than that recognized, additional allowances may be required.

We recognize only a portion of late fees billed to subscribers that fail to pay their bills within the required payment period, as there is no assurance that all late fees that are billed will be collected. We have very limited information at a detail level sufficient to perform our own evaluation and rely on Sprint PCS historical trending to make our estimates. If the collections on late fees are less than that recognized, additional allowances may be required.

For sales channels other than our retail outlets, we defer revenues collected for activation fees over the estimated life of the subscriber relationship, which we believe to be up to 32 months, based upon our historical trends of average customer lives and discussions with Sprint PCS. For these same sales channels, we also defer an activation expense in an amount equal to the activation fee revenue and amortize this expense in an amount equal to the activation fee revenue over the life of the subscriber relationship. If the estimated life of the subscriber relationship increases or decreases, the amounts of deferred revenue and deferred expense will be adjusted over the revised estimated life of the subscriber relationship. For our retail sales channels, the sale of handsets and future service under contract are accounted for as separate units under EITF 00-21. As a result, the total consideration under these arrangements, including any related activation fees, is allocated between these separate units based upon their relative fair values. The determination of fair values for these separate units can vary depending upon market conditions.

Inventory Reserves

We review our inventory semi-annually and write down our inventory for estimated obsolescence or unmarketable inventory equal to the difference between the cost of inventory and the estimated market value based upon assumptions about future demand and market conditions. If actual market conditions are less favorable than those projected by management, additional inventory write-downs may be necessary.

Accrued Commissions

We accrue commissions and other costs related to national retailers based upon their sales to new subscribers. The national retailers receive both a commission and, because the handset is typically sold below cost, a reimbursement for the difference between the sales price and the cost. We base our accruals on information provided by Sprint PCS on subscriber additions and recognize that there are typically timing differences between the point of subscriber activation and the time that we are invoiced for commissions by Sprint PCS. We periodically and annually evaluate the adequacy of our accruals through analysis of historical information and discussions with Sprint PCS. Depending on the level of sales and other factors, our estimates of the amounts accrued for commissions and other costs owed to such retailers may require modification of our previous estimates.

Goodwill and Intangible Assets Impairment Analysis

We perform impairment tests of goodwill and indefinite lived assets as required by Statements of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets. The impairment analysis requires numerous subjective assumptions and estimates to determine fair value of the respective reporting units as required by FAS No. 142. Depending on level of sales, our liquidity and other factors, we may be required to recognize impairment charges in the future.

Results of Operations

The table below sets forth certain condensed financial information for US Unwired that has been derived from our audited financial statements for the years ended December 31, 2001, 2002 and 2003 and our unaudited financial statements for the three-month periods ended March 31, 2003 and 2004 included elsewhere in this prospectus.

	Year ended December 31,			Three-month period ended March 31,
	2001	2002	2003	2003	2004
	(Audited)			(Unaudited)
	(In thousands)
Revenues:
Subscriber	$128,872	$315,256	$381,558	$91,348	$101,781
Roaming	80,724	175,929	128,553	26,607	31,083
Merchandise sales	15,674	17,915	23,224	6,186	8,324
Other revenue	4,950	2,464	2,416	589	423

Total revenues	230,220	511,564	535,751	124,730	141,611
Expenses:
Cost of service	132,622	345,623	306,223	77,281	68,762
Merchandise cost of sales	29,514	36,106	46,367	9,185	14,285
General and administrative	20,251	25,403	31,378	7,260	7,927
Sales and marketing	74,281	108,575	90,211	25,844	22,589
Non-cash stock compensation	4,567	4,349	2,404	986	45
Depreciation and amortization	52,563	108,539	119,188	29,658	29,400
IWO impairment expense	—	402,521	—	—	—
IWO asset abandonment charge	—	—	12,079	12,403	—

Total operating expenses	313,798	1,031,116	607,850	162,617	143,008

Operating income (loss)	(83,578)	(519,552)	(72,099)	(37,887)	(1,397)
Other expense, net	(23,475)	(71,328)	(90,803)	(20,688)	(25,015)
Equity in losses of unconsolidated subsidiaries	(2,760)	(651)	2,911	180	116

Loss before income tax benefit	(109,813)	(591,531)	(159,991)	(58,395)	(26,296)
Income tax benefit	(1,868)	(781)	(531)	—	—

Net loss from continuing operations	(107,945)	(590,750)	(159,460)	(58,395)	(26,296)
Income from discontinued operations, net	10,334	8,272	2,506	923	16,634

Net loss	$(97,611)	$(582,478)	$(156,954)	$(57,472)	$(9,662)

PCS Performance Measurements and Metrics

The wireless telecommunications industry uses terms such as subscriber additions, average revenue per user, churn and cost per gross addition as performance measurements or metrics. None of these terms are measures of financial performance under GAAP. Our use of these terms may differ from similar terms used by other wireless telecommunications companies.

	Year ended December 31,			Three-month period ended March 31,
	2001	2002	2003	2003	2004
Subscribers:
Gross Additions	233,966	337,391	316,100	93,118	101,702
Net Additions	151,030	73,799	59,246	25,623	37,787
Total Customers	277,036	561,162	617,813	584,190	651,347
Churn	3.3%	4.2%	3.4%	3.7%	3.1%

Reseller subscribers	—	—	88,219	22,812	116,786

Average Revenue Per User, Monthly:
Including Roaming	$86.58	$85.17	$72.11	$68.81	$70.03
Without Roaming	$53.23	$54.67	$53.94	$53.29	$53.64

Cost per Gross Add	$347	$361	$347	$309	$281

Average Monthly MOUs Per Subscriber:
Home	349	462	567	516	583
Roaming Off Our Network	86	136	179	158	213

System MOUs (Millions):
Subscriber	846	2,664	4,012	885	1,106
Roaming	365	1,094	1,771	352	570

Licensed POPs (Millions)	9.9	17.6	17.6	17.6	17.6

Covered POPs (Millions)	6.8	12.6	12.8	12.7	12.8

Towers	872	1,796	1,878	1,831	1,894

Subscribers

We refer to our customers as “subscribers”. Gross additions refer to the total number of new subscribers added during the period. “Net subscribers” refers to the total number of new subscriber additions during the period reduced by any subscribers who have cancelled or terminated their service with us during this same period. We report our subscriber base using information from our own systems and from Sprint PCS. Periodically we record adjustments to our subscriber count based on audits conducted by Sprint PCS or us.

The number of gross additions increased for the three-month period ended March 31, 2004 as compared to the three-month period ended March 31, 2003 primarily in our pre-pay area as a result of our continuing marketing efforts to redirect customers with challenged credit standing to our pay in advance service. We typically add more pre-pay subscribers during the first three months of each year as compared to any other quarter during the year. The number of net additions increased for the three-month period ended March 31, 2004 as compared to the three-month period ended March 31, 2003 primarily as a result of an increase in gross additions and an improvement in subscriber churn, as discussed below.

The number of gross additions decreased for 2003 as compared to 2002 primarily as a result of our marketing efforts to target customers of good credit quality and the re-institution and increase of deposits for certain credit challenged subscribers. The number of net additions decreased for 2003 as compared to 2002 primarily as a result of a reduction in gross additions that was partially offset by an improvement in subscriber churn, as discussed below.

The number of gross additions increased for 2002 as compared to 2001 primarily as a result of marketing efforts to target subscribers in sub-prime credit categories. The number of net additions decreased for 2002 as compared to 2001 primarily as a result of higher churn rates, as described below, primarily related to sub-prime credit subscribers. Our ending subscriber count in 2002 also includes approximately 41,125 subscribers that joined us on March 8, 2002 as a result of our acquisition of Georgia PCS.

Churn

Churn is the monthly rate of customer turnover expressed as a percentage of our overall average customers for the reporting period. Customer turnover includes both customers who elected voluntarily to not continue using our service and customers who were involuntarily terminated from using our service because of non-payment. Churn is calculated by dividing the sum of (i) the number of customers who discontinue service; (ii) less those customers discontinuing their service within 30 days of their original activation date; (iii) adding back those customers who reactivate their service, by our overall average customers for the reporting period; and, (iv) dividing by the number of months in the period.

Churn decreased for the three-month period ended March 31, 2004 as compared to the three-month period ended March 31, 2003 and for 2003 as compared to 2002 and was primarily as a result of our marketing efforts to retain subscribers in good credit standing. Our churn rate increased in 2002 as compared to 2001 primarily as a result of increased competition and adding a higher number of credit challenged subscribers in 2002 that were involuntarily terminated from using our service because of non-payment.

Subscriber and Roaming Revenue

Subscriber revenue consists primarily of a basic service plan (where the customer purchases a pre-allotted number of minutes for voice and/or data transmission); airtime (which consists of billings for minutes that either exceed or are not covered by the basic service plan); long distance; and charges associated with travel outside our service area.

Roaming revenue consists primarily of Sprint PCS travel revenue and foreign roaming revenue. Sprint PCS travel revenue is generated on a per minute basis when a Sprint PCS subscriber outside of our markets uses our service when traveling through our markets. Sprint PCS travel expense is generated on a per minute basis when our subscribers travel outside our market area and use the Sprint PCS network. Historically, our Sprint PCS travel revenue exceeds our Sprint PCS travel expense. Foreign roaming revenue is generated when a non-Sprint PCS customer uses our service when traveling through our markets. We also recognize revenues generated through our reseller agreement, as discussed below, as foreign roaming revenue.

Effective January 1, 2003, Sprint PCS reduced the reciprocal travel rate for Louisiana Unwired from $0.20 per minute in 2002 to $0.058 per minute in 2003 and for Texas Unwired and Georgia PCS Management Inc. (“Georgia PCS”), both subsidiaries of LA Unwired, and IWO from $0.10 per minute in 2002 to $0.058 per minute in 2003. For 2003, the reduction in the travel rate has resulted in a decrease to our revenues of approximately $133.4 million, a reduction to our expenses of approximately $107.4 million and a reduction to our cash flow of approximately $26.0 million.

Effective January 1, 2004, Sprint PCS further reduced the reciprocal travel rate to $0.041 per minute in 2004. For the three-month period ended March 31, 2004, this reduction in the travel rate has resulted in a $8.3 million decrease to our revenues, a $7.7 million decrease to our expenses and a reduction to our cash flow of $0.6 million.

Average Revenue per User

Average revenue per user (“ARPU”) is the average monthly service revenue per subscriber and is calculated by dividing total subscriber revenue for the period by the average number of subscribers during the period. We present ARPU both excluding and including roaming revenue.

The increase in ARPU excluding roaming for the three-month period ended March 31, 2004 compared to the three-month period ended March 31, 2003 was primarily related to an increase in data usage offset by a decrease in revenues related to minutes over plan. The increase in ARPU including roaming for the three-month period ended March 31, 2004 as compared to the three-month period ended March 31, 2003 was primarily as a result of an increase in data usage by our subscribers and a volume increase in voice and data roaming by Sprint and reseller subscribers using our network that was partially offset by a decrease in revenues related to minutes over plan and a decrease in the reciprocal travel rate as discussed above.

The decrease in ARPU excluding roaming for 2003 as compared to 2002 was primarily as a result of more competitive plans that offer more generous allotment of minutes partially offset by an increase in data revenues. The decrease in ARPU including roaming for 2003 as compared to 2002 was primarily as a result of the reduction in the reciprocal travel rate as discussed above.

ARPU excluding roaming increased in 2002 as compared to 2001 primarily as a result of data usage. ARPU including roaming decreased primarily as a result of a lower average travel rate as a result of our IWO acquisition.

Reseller Subscribers

We began participating in a reseller program in our service area in 2002 through Sprint PCS as part of the partnership between Sprint PCS and Virgin Mobile USA, LLC (“Virgin”). The agreement allows Virgin to sell prepaid wireless services and pay us for use of our network on a per minute basis. The number of reseller subscribers increased for all periods primarily as a result of higher market penetration.

Cost per Gross Addition

Cost per gross addition (“CPGA”) summarizes the average cost to acquire new customers during the reporting period. CPGA is computed by adding selling and marketing expenses and cost of equipment and reducing the amount by the revenue from handset and accessory sales. The net amount is divided by the number of total new subscribers added for the period.

The decrease in CPGA for the three-month period ended March 31, 2004 as compared to the three-month period ended March 31, 2003 and for 2003 as compared to 2002 was primarily as a result of an overall decrease in selling and marketing expenses as explained below. The increase in CPGA for 2002 as compared to 2001 was directly related to an increase in advertising.

Average Monthly Minutes of Use per Subscriber

We calculate average monthly minutes of use (“MOUs”) per subscriber to provide us with an indication of the effectiveness of our basic service plans. We calculate average monthly MOUs per subscriber by dividing total subscriber minutes with and without roaming by the average number of our subscribers. Our average subscriber MOUs with and without roaming are increasing primarily as a result of more generous allotments of minutes in our basic service plans.

System Minutes of Use

System MOUs provide an indication of total network (“system”) usage. We track and evaluate system usage for our subscribers as well as subscribers of Sprint PCS, Sprint PCS affiliates and non-Sprint PCS providers using our system in order to assess network capacity. Our overall system minutes are increasing primarily as a result of increases in subscribers and increases in minutes allotted to subscriber plans.

Resident Population/ Service Area

Our service area comprises a population (“Licensed POPs”) of approximately 17.6 million residents. When we use the term “Covered POPs”, we refer to that portion of residents in our service area that have service available as a result of our network build out. The number of people in our service area does not represent the number of Sprint PCS subscribers that we expect to have in our service area. The increase in Covered POPs is the result of additional cell site towers (“towers”) that either we have constructed and own or where we have leased space on cell site towers owned by others.

Three-Month Period Ended March 31, 2004 Compared to the Three-Month Period Ended March 31, 2003

Revenues

	Three-month period ended March 31,
	2003	2004
	(In thousands)
Subscriber revenues	$91,348	$101,781
Roaming revenues	26,607	31,083
Merchandise sales	6,186	8,324
Other revenues	589	423

Total revenues	$124,730	$141,611

Subscriber revenues

Total subscriber revenues were $101.8 million for the three-month period ended March 31, 2004 as compared to $91.3 million for the three-month period ended March 31, 2003, representing an increase of $10.5 million and was primarily as a result of an increase in subscribers as discussed in Subscriber Additions above.

Roaming revenues

Roaming revenues were $31.1 million for the three-month period ended March 31, 2004 as compared to $26.6 million for the three-month period ended March 31, 2003, representing an increase of $4.5 million and was primarily as a result of an increase of $9.3 million related to a higher volume of PCS subscribers traveling through our service area, an increase of $1.9 million related to data travel and an increase of $1.5 million related to other network usage including resellers offset by a decrease of $8.3 million related to our decrease in the reciprocal roaming rate as discussed in Subscriber and Roaming Revenue above. We provided service in 68 PCS markets at March 31, 2004 and March 31, 2003. We continue to add cell sites in locations that we believe will enhance service and increase roaming revenue.

Merchandise sales

Merchandise sales were $8.3 million for the three-month period ended March 31, 2004 as compared to $6.2 million for the three-month period ended March 31, 2003, representing an increase of $2.1 million. The increase is primarily as a result of an increase in sales to new subscribers, no longer discounting handset sales to local agents and our July 1, 2003 adoption of EITF 00-21 as discussed in Note 1 above. The cost of handsets typically exceeds the amount received from our subscribers because we subsidize the price of handsets to remain competitive in the marketplace.

Operating Expenses

	Three-month period ended March 31,
	2003	2004
	(In thousands)
Cost of service	$77,281	$68,762
Merchandise cost of sales	9,185	14,285
General and administrative	7,260	7,927
Sales and marketing	25,844	22,589
Non-cash stock compensation	986	45
Depreciation and amortization	29,658	29,400
IWO asset abandonment charge	12,403	—

Total operating expenses	$162,617	$143,008

Cost of service

Cost of service was $68.8 million for the three-month period ended March 31, 2004 as compared to $77.3 million for the three-month period ended March 31, 2003, representing a decrease of $8.5 million. Decreases primarily related to a $4.5 million reduction in bad debt expense that included a $1.3 million Sprint PCS settlement related to accounts previously written off, a $5.5 million true-up of 2003 Sprint PCS service bureau fees, an overall reduction in certain Sprint PCS service bureau fees of $.8 million and $.9 million related to circuit and usage rate reductions. This was offset by increases primarily related to $1.3 million in higher data travel volume, $1.3 million in our Sprint PCS franchise fee as a result of our increased revenues and a $.6 million Sprint PCS settlement for certain feature expenses.

Merchandise cost of sales

Merchandise cost of sales was $14.3 million for the three-month period ended March 31, 2004 as compared to $9.2 million for the three-month period ended March 31, 2003, representing an increase of $5.1 million that was primarily as a result of the increase in sales to new subscribers and our adoption of EITF 00-21 as discussed above. The cost of handsets typically exceeds the amount received from our subscribers because we subsidize the price of handsets to remain competitive in the marketplace.

General and administrative expenses

General and administrative expenses were $7.9 million for the three-month period ended March 31, 2004 as compared to $7.3 million for the three-month period ended March 31, 2003, representing an increase of $.6 million that was primarily as a result of a $.5 million increase in outside legal fees related to our Sprint PCS lawsuit and IWO related restructuring expense.

Sales and marketing expenses

Sales and marketing expenses were $22.6 million for the three-month period ended March 31, 2004 as compared to $25.8 million for the three-month period ended March 31, 2003, representing a decrease of $3.2 million that was primarily as a result of a decrease in advertising of $2.2 million and a decrease in wages, taxes and benefits of $2.0 million related to store closings and other initiatives offset by an increase in independent agent commissions related to new customer additions of $1.0 million.

Non-cash stock compensation

Non-cash compensation was $45,000 for the three-month period ended March 31, 2004 as compared to $1.0 million for the three-month period ended March 31, 2003, representing a decrease of approximately $950,000.

The non-cash stock compensation consists of compensation expense related to the granting of certain stock options for the Company’s stock in July 1999 and January 2000 with exercise prices less than the market value of the Company’s stock at the date of the grant and the impact of the stock options granted in connection with the IWO acquisition. The non-cash stock compensation expense is generally being amortized over a four-year period representing the vesting periods of the options.

Depreciation and amortization expense

Depreciation and amortization expense was comparable at $29.4 million for the three-month period ended March 31, 2004 million as compared to $29.7 million for the three-month period ended March 31, 2003.

Asset Abandonment Charge

In the three-month period ended March 31, 2003, we recorded a $12.4 million write off of IWO construction in progress and related lease expense due to abandoned cell site construction at IWO.

Other Income/(Expense)

	Three-month period ended March 31,
	2003	2004
	( In thousands)
Interest expense	$(21,313)	$(24,836)
Interest income	623	316
(Loss) gain on sale of assets	2	(495)

Total other expense	$(20,688)	$(25,015)

Interest expense was $24.8 million for the three-month period ended March 31, 2004 as compared to $21.3 million for the three-month period ended March 31, 2003, representing an increase of $3.5 million and is primarily the result of interest expense related to our IWO senior bank credit facility. All loans under the IWO senior bank credit facility, effective with the date of the default as discussed in Note 5 above, bear interest at a rate of 4.25-4.75 percent above the agent bank’s prime rate.

Interest income was $.3 million for the three-month period ended March 31, 2004 as compared to $.6 million for the three-month period ended March 31, 2003, representing a decrease of $.3 million. The decrease was primarily as a result of less cash and cash equivalents available for investment.

As discussed above, during the three-month period ended March 31, 2004, we sold various non-core assets including PCS licenses, towers, a minority interest in an unconsolidated affiliate and vehicles for approximately $19.9 million and recognized a $.5 million loss on these transactions in the current period and, as discussed above, a deferred gain of $1.8 million.

Discontinued operations

Our discontinued operations reflect the operating results of our cellular properties. As discussed above, during the three-month period ended March 31, 2004, we sold our cellular operations including cell site towers and cellular licenses for approximately $21.5 million and recognized a $16.2 million gain.

2003 Compared to 2002

Revenues

	Year ended December 31,
	2002	2003
	(In thousands)
Subscriber revenues	$315,256	$381,558
Roaming revenues	175,929	128,553
Merchandise sales	17,915	23,224
Other revenues	2,464	2,416

Total revenues	$511,564	$535,751

Subscriber revenues

Total subscriber revenues were $381.6 million for 2003 as compared to $315.3 million for 2002, representing an increase of $66.3 million and was primarily the result of an increase in subscribers as discussed above and our IWO acquisition.

Roaming revenues

Roaming revenues were $128.6 million for 2003 as compared to $175.9 million for 2002, representing a decrease of $47.3 million and was primarily as a result of our April 1, 2002 acquisition of IWO that added $7.1 million in roaming revenue, an increase of $67.6 million related to a higher volume of PCS subscribers traveling through our service area, an increase of $11.4 million related to non-Sprint PCS subscribers traveling through our service area including $1.7 million generated by Virgin usage offset by a decrease of $133.4 million related to our decrease in the reciprocal roaming rate as discussed in Subscriber and Roaming Revenue above. We provided service in 68 PCS markets at December 31, 2003 and December 31, 2002. We continue to add cell sites in locations that we believe will enhance service and increase roaming revenue.

Merchandise sales

Merchandise sales were $23.2 million for 2003 as compared to $17.9 million for 2002, representing an increase of $5.3 million and related to subscriber additions. The increase is primarily as a result of our IWO acquisition, no longer discounting handset sales to local agents and our July 1, 2003 adoption of EITF 00-21 as discussed in Revenue Recognition above. The cost of handsets typically exceeds the amount received from our subscribers because we subsidize the price of handsets to remain competitive in the marketplace. We face significant competition in our marketplace and typically sell handsets below cost to new subscribers in order to remain competitive in the market place through steep discounts and instant rebates.

Other revenues

Other revenues were $2.4 million for 2003 as compared to $2.5 million for 2002, representing a decrease of $0.1 million and was primarily attributable to a decrease in access fee revenues.

Operating Expenses

	Years ended December 31,
	2002	2003
	(In thousands)
Cost of service	$345,623	$306,223
Merchandise cost of sales	36,106	46,367
General and administrative	25,403	31,378
Sales and marketing	108,575	90,211
Non-cash stock compensation	4,349	2,404
Depreciation and amortization	108,539	119,188
IWO asset abandonment charge	—	12,079
Impairment of goodwill	214,191	—
Impairment of intangible assets	188,330	—

Total operating expenses	$1,031,116	$607,850

Cost of service

Cost of service was $306.2 million for 2003 as compared to $345.6 million for 2002, representing a decrease of $39.4 million that was primarily the result of a $46.4 million decrease in roaming expense and a $19.4 million decrease in bad debt expense primarily as a result of a reduction in credit challenged subscribers offset by our April 1, 2002 acquisition of IWO that added $26.5 million in cost of service. The overall decrease in roaming expense was primarily as a result of an increase of $61.8 million related to a higher volume of our subscribers traveling through other Sprint PCS service area offset by a decrease of $107.4 million related to our decrease in the roaming revenue rate as discussed in Subscriber and Roaming Revenue above and a decrease of $0.8 million related to our subscribers using non-Sprint PCS service area and Sprint PCS affiliate service area.

Merchandise cost of sales

Merchandise cost of sales was $46.4 million for 2003 as compared to $36.1 million for 2002, representing an increase of $10.3 million that was primarily the result of our April 1, 2002 acquisition of IWO that added $4.5 million and $7.8 million that related to a combination of non-discounted sales to independent agents and adoption of EITF 00-21 offset by lower sales and higher discounts in our retail sales channels. The cost of handsets typically exceeds the amount received from our subscribers because we subsidize the price of handsets to remain competitive in the marketplace.

General and administrative expenses

General and administrative expenses were $31.4 million for 2003 as compared to $25.4 million for 2002, representing an increase of $6.0 million that was primarily as a result of our April 1, 2002 acquisition of IWO that added $1.9 million of general and administrative expense, a one-time charge of $3.5 million in professional fees related to an unsuccessful debt exchange offer, $2.8 million related to the IWO restructuring and $1.5 million related to the Sprint PCS lawsuit and other legal matters offset by a $2.4 million decrease in wages, taxes, benefits and other general and administrative cost that we believe resulted from reductions associated with our integration efforts and other cost saving initiatives and a $1.3 million refund on Universal Service Fees.

Sales and marketing expenses

Sales and marketing expenses were $90.2 million for 2003 as compared to $108.6 million for 2002, representing a decrease of $18.4 million that was primarily as a result of our April 1, 2002 acquisition of IWO that added $8.9 million of selling and marketing expense offset by decreases in advertising of $11.9 million, agent commissions and handset subsidies of $12.2 million and decreases in other sales and marketing expenses of $3.2 million.

Non-cash stock compensation

Non-cash compensation was $2.4 million for 2003 as compared to $4.3 million for 2002, representing a decrease of $1.9 million that is primarily the result of a portion of our outstanding options being fully amortized in 2003. The non-cash stock compensation consists of compensation expense related to the granting of certain stock options for the Company’s stock in July 1999 and January 2000 with exercise prices less than the market value of the Company’s stock at the date of the grant and the impact of the stock options granted in connection with the IWO acquisition. The non-cash stock compensation expense is generally being amortized over a four-year period representing the vesting periods of the options.

Depreciation and amortization expense

Depreciation and amortization expense was $119.2 million for 2003 as compared to $108.5 million for 2002, representing an increase of $10.7 million that was primarily as a result of our April 1, 2002 acquisition of IWO that added $5.9 million of depreciation and $7.5 million of amortization expense related to the Sprint management agreement and subscriber base and a $10.0 million increase in depreciation expense offset by a reduction of $7.3 million in amortization expense related to the IWO impairment. Property and equipment increased to $645.7 million at December 31, 2003 from $630.7 million at December 31, 2002, and intangible assets were unchanged at $117.1 million at December 31, 2003 and December 31, 2002 following a fourth quarter 2002 asset impairment charge of $188.3 million as discussed below.

Impairment of Goodwill and Intangible Assets

In 2002, we recorded impairment charges totaling $402.5 million for the impairment of goodwill and an intangible asset that resulted from the acquisition of IWO. See our comparison of 2002 to 2001 below for a detailed discussion on this topic.

Other Income/(Expense)

	Year Ended December 31,
	2002	2003
	(In thousands)
Interest expense	$(74,197)	$(92,455)
Interest income	2,866	1,640
Gain on the sale of assets/markets	3	12

Total other expense	$(71,328)	$(90,803)

Interest expense was $92.5 million for 2003 as compared to $74.2 million for 2002, representing an increase of $18.3 million. The increase in interest expense was primarily as a result of our increase in outstanding debt. Our outstanding debt, including current maturities, was $797.6 million at December 31, 2003 as compared to $767.2 million at December 31, 2002. All loans under the IWO senior bank credit facility, effective with the date of the default bear interest at a rate of 4.25-4.75 percent above the agent bank’s prime rate.

Interest income was $1.6 million for 2003 as compared to $2.9 million for 2002, representing a decrease of $1.3 million. The decrease was primarily due to less cash and cash equivalents available for investment.

2002 Compared to 2001

Revenues

	Year Ended December 31,
	2001	2002
	(In thousands)
Subscriber revenues	$128,872	$315,256
Roaming revenues	80,724	175,929
Merchandise sales	15,674	17,915
Other revenues	4,950	2,464

Total revenues	$230,220	$511,564

Subscriber revenues

Total subscriber revenues were $315.3 million for 2002 as compared to $128.9 million for 2001, representing an increase of $186.4 million and was primarily the result of an increase in subscribers as discussed in Subscriber Additions above.

Roaming revenues

Roaming revenues were $175.9 million for 2002 as compared to $80.7 million for 2001, representing an increase of $95.2 million and was primarily the result of a higher volume of Sprint PCS® subscribers traveling through our markets and the expansion of our network coverage due to market build out. Additionally, our April 1, 2002 acquisition of IWO added $39.0 million of roaming revenue in 2002. We provided service in 68 PCS markets at December 31, 2002 (including 26 markets added as a result of the IWO and Georgia PCS acquisitions) as compared to 41 PCS markets at December 31, 2001.

Merchandise sales

Merchandise sales were $17.9 million for 2002 as compared to $15.7 million for 2001, representing an increase of $2.2 million and related to subscriber additions. The number of new subscribers purchasing handsets increased by approximately 45% in 2002 when compared to 2001 and a significant portion of this was the result of our IWO acquisition. However, our revenues only increased 14% in 2002. Due to increased competition, our average handset selling price decreased 25% in 2002 when compared to 2001. We face significant competition in our marketplace and typically sell handsets below cost to new subscribers in order to remain competitive in the market place through steep discounts and instant rebates.

Other revenues

Other revenues were $2.5 million for 2002 as compared to $5.0 million for 2001, representing a decrease of $2.5 million and was primarily attributable to a decrease in management services provided to related companies and a decrease in access fee revenues.

Operating Expenses

	Years Ended December 31,
	2001	2002
	(In thousands)
Cost of service	$132,622	$345,623
Merchandise cost of sales	29,514	36,106
General and administrative	20,251	25,403
Sales and marketing	74,281	108,575
Non-cash stock compensation	4,567	4,349
Depreciation and amortization	52,563	108,539
Impairment of goodwill	—	214,191
Impairment of intangible assets	—	188,330

Total operating expenses	$313,798	$1,031,116

Cost of service

Cost of service was $345.6 million for 2002 as compared to $132.6 million for 2001, representing an increase of $213.0 million that was primarily as a result of our April 1, 2002 acquisition of IWO that added $86.4 million; a $57.8 million increase in travel and roaming expense related to higher network usage; a $20.7 million increase in Sprint PCS service bureau fees related to rate changes and volumes; a $15.7 million increase in bad debt expense primarily a result of sub-prime subscriber write-offs; a $9.5 million increase in both circuit and usage expense and handset upgrades that was included in merchandise cost of sales in 2001; a $6.3 million increase in our Sprint franchise fee that was primarily volume related; $5.5 million in cell site leases that was primarily volume related; and, a $1.5 million increase in property taxes that was primarily volume related.

Merchandise cost of sales

Merchandise cost of sales was $36.1 million for 2002 as compared to $29.5 million for 2001, representing an increase of $6.6 million. Of this amount, our April 1, 2002 acquisition of IWO added $8.5 million of merchandise cost of sales. A portion of our 2001 merchandise cost of sales related to a selective group of existing subscribers that returned handsets and were provided new models at no charge. In 2002, we identified these transactions, which amounted to $9.5 million, and recognized the related cost in General and Administrative expenses as we view these transactions as a customer retention expense due to our highly competitive market. We are unable to quantify this cost for 2001, as they were not identified when the transaction occurred. The cost of handsets typically exceeds the amount received from our subscribers because we subsidize the price of handsets to remain competitive in the marketplace. This subsidy continues to increase to remain competitive.

General and administrative expenses

General and administrative expenses were $25.4 million for 2002 as compared to $20.3 million for 2001, representing an increase of $5.1 million that was primarily related to our April 1, 2002 acquisition of IWO that added $4.4 million of general and administrative expense in 2002.

Sales and marketing expenses

Sales and marketing expenses were $108.6 million for 2002 as compared to $74.3 million for 2001, representing an increase of $34.3 million. This increase was primarily related to our April 1, 2002 acquisition of IWO, which added $29.9 million of selling and marketing expense and a $5.9 million increase in advertising expenses offset by a $1.2 million decrease in agent commissions and by other sales and marketing expenses of $0.4 million.

Non-cash stock compensation

Non-cash compensation was $4.3 million for 2002 as compared to $4.6 million for 2001, representing a decrease of $0.3 million and is considered comparable. The non-cash stock compensation consists of compensation expense related to the granting of certain stock options for the Company’s stock in July 1999 and January 2000 with exercise prices less than the market value of the Company’s stock at the date of the grant and the impact of the stock options granted in connection with the IWO acquisition. The non-cash stock compensation expense is generally being amortized over a four-year period representing the vesting periods of the options. Non-cash compensation includes $70,700 related to technical salaries in cost of services, $461,600 related to salaries in sales and marketing and $4.1 million related to salaries in general and administrative.

Depreciation and amortization expense

Depreciation and amortization expense was $108.5 million for 2002 as compared to $52.6 million for 2001, representing an increase of $55.9 million. Property and equipment increased to $630.7 million at December 31, 2002, which includes $205.5 million from our April 1, 2002 acquisition of IWO, from $189.9 million at December 31, 2001. Additionally, our April 1, 2002 acquisition of IWO added $15.7 million of additional depreciation expense, and $28.7 million of additional amortization expense as a result of the purchase price allocation to the Sprint management agreement and subscriber base intangible assets. The remaining increase in depreciation was the result of capital asset additions in 2001 and 2002.

Impairment of Goodwill and Intangible Assets

As a result of the purchase accounting related to our acquisitions of IWO and Georgia PCS, we recorded the following intangible assets:

	Georgia PCS	IWO	Total
	(In thousands)
Acquired customer base	$12,300	$57,500	$69,800
Sprint management agreement	15,500	215,000	230,500
Goodwill	25,389	214,191	239,580

Due to the indicators of impairment as discussed above, during the fourth quarter of 2002, we engaged a nationally recognized valuation firm to assist us in performing a fair value assessment of goodwill and other long-lived assets of US Unwired and IWO. Based on the results of these impairment analyses, we recorded impairment charges totaling $402.5 million for the impairment of goodwill and an intangible asset that resulted from the acquisition of IWO.

We determined that US Unwired and IWO are to be considered separate reporting units under SFAS No. 142, as each constitutes a separate business for which discrete financial information is available and management regularly reviews the operating results of each of these businesses. This determination is further supported as each has separate senior subordinated discount notes (US Unwired) or senior notes (IWO). IWO also has a senior bank credit facility. US Unwired and IWO entered into these prior to the acquisition. Under the terms of these debt instruments, funds available under the US Unwired debt can only be used by US Unwired, and funds available under the IWO debt can only be used by IWO. US Unwired is not obligated for the payment of IWO’s debt, and IWO is not obligated for the payment of US Unwired’s debt.

The results of these impairment valuations indicated that both goodwill and a significant portion of IWO’s intangible assets were impaired and that there was no impairment of goodwill for US Unwired. As a result, we recorded a goodwill impairment of approximately $214.2 million and an impairment of the IWO Sprint PCS Management Agreement intangible asset of $188.3 million during the quarter ended December 31, 2002. The IWO Sprint PCS Management Agreement was originally assigned a value of $215.0 million and was being amortized using the straight-line method over 218 months. The valuation analysis determined that carrying amount of the IWO subscriber base was not impaired.

Other Income/(Expense)

	Year Ended December 31,
	2001	2002
	(In thousands)
Interest expense	$(39,353)	$(74,197)
Interest income	6,609	2,866
Gain on the sale of assets/markets	9,269	3

Total other expense	$(23,475)	$(71,328)

Interest expense was $74.2 million for 2002 as compared to $39.4 million for 2001, representing an increase of $34.8 million. The increase in interest expense resulted from the increase in outstanding debt. Our outstanding debt, including current maturities, was $767.2 million at December 31, 2002, which includes $350.2 million from our April 1, 2002 acquisition of IWO, as compared to $339.4 million at December 31, 2001.

Interest income was $2.9 million for 2002 as compared to $6.6 million for 2001, representing a decrease of $3.7 million. The decrease was primarily due to less cash and cash equivalents available for investment.

Gain on sale of assets was $3,000 for 2002 as compared to $9.3 million for 2001. The 2001 gain relates primarily to the sale and leaseback of 173 towers.

Equity in Losses of Affiliates

Equity in losses in affiliates was $.7 million for 2002 as compared to $2.8 million for 2001, representing a decrease of $2.1 million and relates to recognizable losses associated with additional contributions provided in connection with our 13.28% ownership of a PCS operator.

Liquidity Prior to the Offering of the Old Notes

Prior to the offering of the old notes, we had a senior bank credit facility and senior subordinated discount notes. IWO has a senior bank credit facility and senior notes. We and IWO entered into these prior to the acquisition of IWO. Under the terms of these debt instruments, funds available under the US Unwired debt can only be used by US Unwired, and funds available under the IWO debt can only be used by IWO. US Unwired is not obligated for the payment of IWO’s debt, and IWO is not obligated for the payment of US Unwired’s debt.

US Unwired Liquidity

As of March 31, 2004, we had $108.1 million in cash and cash equivalents; availability under the US Unwired senior bank credit facility of $38.3 million; and indebtedness that consisted of $62.4 million related to the US Unwired senior bank credit facility, $371.1 million related to the US Unwired senior subordinated discount notes and $10.4 million in capital leases, promissory notes and vendor financing for a total of $443.9 million. We were required to comply with certain financial covenants of our senior bank credit facility and our senior subordinated discount notes, and as of March 31, 2004, were in compliance with these financial covenants.

Effective May 7, 2004, we and our lenders amended our senior secured credit facility to permit us to issue common stock. As a part of this amendment, we agreed to a $6.2 million partial repayment of our senior secured credit facility and a permanent reduction to our revolving loan commitment from $40.0 million to $2.0 million.

We periodically review all charges from Sprint PCS and from time to time, we may dispute certain of these charges. As of March 31, 2004, we had disputed approximately $19.8 million of charges to US Unwired and $10.1 million of charges to IWO. Based upon the information provided to the Company by Sprint PCS to date, we believe the accompanying unaudited financial statements adequately reflect our obligation that may be due to Sprint PCS for these charges. However, should these disputes be settled in a manner unsatisfactory to us, our cash flow will be adversely impacted to the extent of the unfavorable disputes.

IWO Liquidity

We have been unable to develop a business plan for IWO that provides sufficient cash to fund operations, debt service and capital requirements in 2004. We have been in discussions with the IWO creditors to arrive at an acceptable restructuring to preserve liquidity but have been unable to arrive at an acceptable plan. We anticipate seeking bankruptcy protection for IWO in 2004.

As of March 31, 2004, IWO had $36.2 million in cash and cash equivalents and $8.2 million in restricted cash set aside for the IWO senior bank credit facility; and indebtedness that consisted of $213.2 million related to the IWO senior bank credit facility and $138.9 million related to the IWO senior notes for a total of $352.1 million. A portion of the original proceeds of the IWO senior notes offering was set aside as restricted cash and used to make the first six scheduled interest payments on the IWO senior notes through January 2004.

In March 2004, IWO failed to make the initial $2.3 million principal payment on the IWO senior credit facility and since March 2003, has failed to make $14.2 million in interest payments on the IWO senior bank credit facility. IWO was not in compliance with its restrictive covenants under the IWO senior bank credit facility at March 31, 2004. As a result of IWO’s failure to make scheduled principal and interest payments and the covenant violations, IWO was in default of the IWO senior bank credit facility at March 31, 2004 and the holders of the senior bank credit facility have denied IWO access to the remaining $25.2 million of availability. As a result, we have classified all outstanding indebtedness of both the IWO senior bank credit facility and the IWO senior notes as a current liability.

As a result of liquidity challenges, IWO has made the decision to reduce capital expenditures for network expansion. Included are cell sites that IWO is required to construct to meet the build out requirements under the IWO Sprint management agreement. Failure to complete the build out will place IWO in violation of the IWO Sprint management agreement. As a result, Sprint PCS could declare IWO in default and take action up to and including termination of the IWO Sprint management agreement. At March 31, 2004, IWO’s construction in progress included $5.6 million primarily related to cell sites that IWO plans to complete and management estimates that completion of these cell sites will require approximately $11.1 million in additional costs to complete construction and place these sites in operation. IWO anticipates that only a portion of these sites will be completed in 2004.

Due to restrictions in the US Unwired debt instruments, US Unwired cannot provide any capital or other financial support to IWO. Further, IWO creditors, IWO lenders and IWO note holders cannot place any liens or encumbrances on the assets of US Unwired. Should the holders of the IWO senior bank credit facility place IWO in default, US Unwired’s relationship with IWO may change and several alternatives exist ranging from working for the holders of the IWO senior bank credit facility and the holders of the IWO senior notes as a manager of the IWO territory, possibly subject to the approval by Sprint PCS, to no involvement with IWO at all.

Considering IWO’s default of the IWO loan agreements and its liquidity as discussed above, there is substantial doubt about IWO’s ability to continue as a going concern and our ability to sustain IWO operations through the end of 2004.

Cash Flows

Net cash provided by operating activities during the three-month period ended March 31, 2004 was $12.9 million. Net cash provided by investing activities during the three-month period ended March 31, 2004, was $48.0 million and included $11.2 million in proceeds of restricted cash that was set aside for repayment of the IWO senior notes, $41.6 million in proceeds from the sale of assets as discussed above and $500,000 in distributions from unconsolidated affiliates offset by $5.2 million for capital expenditures. Cash used in financing activities during the three-month period ended March 31, 2004 was $13.7 million and represented principal repayment of long-term debt, primarily our US Unwired senior bank credit facility.

Cash provided by operating activities was $60.6 million in 2003. This primarily consisted of our net loss of $157.0 million offset by a $34.7 million increase in working capital, $125.7 million in depreciation and amortization, a $12.1 million IWO asset abandonment charge and $45.1 million in debt discount accretion. Cash used in operations was $23.4 million for 2002 and cash used in operations was $22.8 million for 2001. Cash used in investing activities was $8.0 million for 2003. This primarily consisted of $30.5 million in purchases of property and equipment offset by $21.9 million in proceeds from the release of restricted cash and $0.6 million in miscellaneous other investing activities. Net cash used in investing activities was $97.3 million in 2002 and net cash provided by investing activities was $106.5 million in 2001. Cash flow used in financing activities was $17.4 million in 2003 and consisted of $14.7 million in principal payments on long-term debt and $2.7 million in debt issuance costs. Net cash provided by financing activities was $82.0 million in 2002 and $1.8 million in 2001.

Inflation

We believe that inflation has not impaired, and will not impair in the foreseeable future, our results of operations.

Liquidity After Giving Effect to the Offering of the Old Notes

US Unwired Liquidity

After giving effect to the offering of the old notes, we will be completely dependent on available cash on hand and operating cash flow to operate our business and fund our capital needs. As discussed above, we have made a $6.8 million partial repayment (including fees) of our senior secured credit facility. We used the net proceeds of the offering to repurchase $235.8 million face amount of our 13 3/8% senior subordinated discount notes and permanently repay the remaining outstanding balance under our senior secured credit facility. We are required pursuant to the indentures to use the balance of the net proceeds to repay or repurchase outstanding 13 3/8% senior subordinated discount notes due 2009 or the old notes or the new notes. We believe that the offering and the tender offer, together with the debt for equity exchanges described under “Summary—Recent Developments—3(a)(9) Exchanges”, have improved our capital structure and reduced the financial risk in our business by substantially reducing the required payments under our outstanding indebtedness. After giving effect to the 3(a)(9) exchanges described under “Summary—Recent Developments—3(a)(9) Exchanges”, a $6.8 million partial repayment (including fees) of our senior credit facility on May 7, 2004, the offering and the use of proceeds therefrom as if it had occurred on March 31, 2004, we would have had approximately $140.3 million of cash on hand at US Unwired including the remaining proceeds from the offering of the old notes which is required to be used to repay or repurchase certain 13 3/8% senior subordinated discount notes due 2009 or the old notes or the new notes as described elsewhere in this document. We believe our available cash and operating cash flow at US Unwired will be sufficient to operate our business and fund our capital needs in our southern markets for the next twelve months. However, our liquidity is dependent upon a number of factors influencing forecasts of earnings and operating cash flows. These factors include subscriber growth, ARPU, customer turnover or “churn” and CPGA. These performance metrics are explained above in the section called “PCS Performance Measurements and Metrics”.

IWO Liquidity

IWO’s liquidity was not affected by the offering of the old notes.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

(EXCLUDING OPERATIONS OF IWO)

This discussion does not include IWO on a consolidated basis. It should be read in conjunction with (i) “Certain US Unwired Consolidating Financial Information” included as Annex A to this prospectus; (ii) our consolidated financial information and the Risk Factors section included in this prospectus; and (iii) “Management’s Discussion and Analysis of Financial Condition and Results of Operations (Consolidated)” that is included in this prospectus. In this presentation, we have not consolidated the operations of IWO, but rather have included it substantially on the equity method of accounting. We have included in Investments In and Advances To Unconsolidated Affiliates IWO’s losses that exceed our investment in the operations of IWO and we have recorded as other revenue management fees that we derive from IWO. You should note that our presentation of consolidated financial statements (and information derived from them) in which the operations of IWO are not fully consolidated, as described above, is not in accordance with generally accepted accounting principles, which require that we fully consolidate the operations of IWO.

Overview

Our company provides PCS services through three wholly owned subsidiaries: LA Unwired, IWO and Unwired Telecom.

LA Unwired and its subsidiaries provide PCS services in portions of Alabama, Arkansas, Florida, Georgia, Louisiana, Mississippi, Oklahoma, Tennessee and Texas. IWO provides PCS services in all or portions of Massachusetts, New Hampshire, New York, Pennsylvania and Vermont. Both are network partners or “affiliates” of Sprint PCS, the personal communications services group of Sprint Corporation. Sprint PCS, directly and through affiliates like us, provides wireless services in more than 4,000 cities and communities across the country. We have the exclusive right to provide digital PCS services under the Sprint® and Sprint PCS® brand names in our service areas, which are contiguous with Sprint PCS’ markets.

Unwired Telecom provided cellular service in portions of Southwest Louisiana. In February 2004, we consummated the sale of our cellular operations, which included certain cellular towers, for $21.5 million and recognized a gain of $16.2 million that has been recorded as a gain on the disposal of discontinued operations. Our unaudited financial statements included in this prospectus reflect our cellular operations as a discontinued operation. In March 2004, we sold 81 cellular and PCS towers for $9.8 million. Concurrent with the sale, we entered into operating leases for a portion of the antenna space on the sold towers from the buyer for an initial term of 10 years, renewable at our option for two additional ten-year terms. We recorded a deferred gain of approximately $1.8 million that will be recognized ratably over the initial 10-year term of the operating lease. Also during the three-month period ended March 31, 2004, we divested other non-core assets, including certain PCS licenses and a minority interest in an unconsolidated affiliate, for $10.3 million and recorded a loss of $0.5 million. We used $11.0 million of the $41.6 million in proceeds to partially repay our senior secured credit facility.

Our unaudited consolidated financial information reflects IWO as an equity investment and includes certain fees charged to IWO for corporate overhead services which is not in accordance with GAAP, as US Unwired is required to consolidated IWO. The periods presented are as of and for each of the three years ended December 31, 2003 and as of and for the three-month periods ended March 31, 2003 and 2004. Since the old notes are not and the new notes will not be obligations of IWO and the proceeds of the old notes can only be used by US Unwired, we believe this unaudited consolidated financial information for US Unwired, excluding the operations of IWO, as presented is relevant to investors in the old notes and the new notes. The following unaudited consolidated financial information is not meant to be and may not be indicative of US Unwired’s financial results as if it did not own IWO.

This discussion and analysis of our financial condition and results of operations is based upon unaudited consolidated financial information of US Unwired, excluding the operations of IWO. Other than with respect to the treatment of IWO, this financial information has been prepared in a manner consistent with our consolidated financial statements, which have been prepared in accordance with GAAP. In preparation of our unaudited consolidated financial information we have made estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. On an on-going basis, we evaluate our estimates, including those related to bad debts, activation fee revenues and related expense, determination of fair value of separate units for the application of EITF 00-21, revenue recognition of contract cancellation and late fees, inventory reserves, intangible assets and contingencies. We base our estimates on our historical experience, the historical experience of Sprint PCS and the historical experience of other Sprint PCS affiliates and various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for our judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may vary from these estimates under different assumptions or conditions.

Critical Accounting Policies and Estimates

We believe the following critical accounting policies affect our significant judgments and estimates used in the preparation of our consolidated financial statements. For a discussion of our critical accounting policies and estimates, you should refer to “Critical Accounting Policies and Estimates” beginning on page 59.

Results of Operations

The following tables set forth summary unaudited consolidated financial information for US Unwired, but without consolidating the operations of IWO. This summary financial information reflects IWO substantially on the equity method of accounting. We have included in Investments In and Advances to Unconsolidated Affiliates IWO’s losses that exceed our investment in the operations of IWO and we have recorded as other revenue management fees that we derive from IWO. This presentation is not in accordance with generally accepted accounting principles (“GAAP”), as US Unwired is required to consolidate the operations of IWO under GAAP. The periods presented are as of and for each of the three years ended December 31, 2003, and as of and for the three-month periods ended March 31, 2003 and 2004. Since the new notes to be issued in this offering will not be obligations of IWO and the proceeds of the offering of the old notes can only be used by US Unwired, we believe that this presentation, which does not consolidate the operations of IWO, is relevant to prospective investors. This presentation is not meant to be, and may not be indicative of, what US Unwired’s financial results would have been if it did not own IWO. This summary unaudited consolidated financial information includes all adjustments, consisting of normal recurring adjustments, that management considers necessary for a fair presentation of financial position and results of operations for the interim periods shown. Operating results for the three-month period ended March 31, 2004 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2004. For a more detailed presentation of the information included in this table, refer to “Certain US Unwired Consolidating Financial Information” included in Annex A to this prospectus.

Operating results of US Unwired (excluding IWO operations)

	Year ended December 31,			Three-month period ended March 31,
	2001	2002	2003	2003	2004
Revenues:
Subscriber	$128,872	$228,135	$252,830	$61,275	$68,810
Roaming	80,724	144,071	93,541	19,676	22,610
Merchandise sales	15,674	12,211	16,177	4,435	6,039
Other revenue	4,950	7,731	10,320	2,464	2,258

Total revenues	230,220	392,148	372,868	87,850	99,717
Expenses:
Cost of service	132,622	260,537	205,427	50,916	46,586
Merchandise cost of goods sold	29,514	27,587	33,006	6,674	10,143
General and administrative	20,251	21,008	25,628	5,322	6,601
Sales and marketing	74,281	78,647	58,601	17,299	15,216
Non-cash stock compensation	4,567	4,349	2,404	986	45
Depreciation and amortization	52,563	64,226	64,553	16,284	15,436

Total operating expense	313,798	456,354	389,619	97,481	94,027

Operating income (loss)	(83,578)	(64,206)	(16,751)	(9,631)	5,690
Other expense, net	(23,475)	(45,177)	(50,622)	(11,817)	(13,676)
Equity in losses of unconsolidated subsidiaries	(2,760)	(482,148)	(92,649)	(36,947)	(18,310)

Loss before income tax benefit	(109,813)	(591,531)	(160,022)	(58,395)	(26,296)
Income tax benefit	(1,868)	(781)	(531)	—	—

Net loss from continuing operations	(107,945)	(590,750)	(159,491)	(58,395)	(26,296)
Income from discontinued operations, net	10,334	8,272	2,506	923	16,634

Net loss	$(97,611)	$(582,478)	$(156,985)	$(57,472)	$(9,662)

PCS Performance Measurements and Metrics

The wireless telecommunications industry uses terms such as subscriber additions, average revenue per user, churn and cost per gross addition as performance measurements or metrics. None of these terms are measures of financial performance under GAAP. Our use of these terms may differ from similar terms used by other wireless telecommunications companies.

	Year ended December 31,			Three-month period ended March 31,
	2001	2002	2003	2003	2004
Subscribers:
Gross Additions	233,966	241,715	219,317	66,559	74,428
Net Additions	151,030	43,016	44,070	20,906	32,724
Total Customers	277,036	361,177	401,541	378,377	431,273
Churn	3.3%	4.4%	3.6%	3.9%	3.0%
Reseller subscribers	—	6,169	42,968	10,756	58,685
Average Revenue Per User, Monthly:
Including Roaming	$86.67	$90.79	$76.06	$73.34	$73.45
Without Roaming	$53.29	$55.64	$55.52	$55.51	$55.28
Cost per Gross Add	$374	$384	$338	$287	$258
Average Monthly MOUs Per Subscriber:
Home	349	481	620	563	635
Roaming Off Our Network	86	140	196	170	231
System MOUs (Millions):
Subscriber	846	1,973	2,822	621	790
Roaming	365	817	1,276	258	413
Licensed POPs (Millions)	9.9	11.3	11.3	11.3	11.3
Covered POPs (Millions)	6.8	8.0	8.1	8.0	8.1
Towers	872	1,167	1,197	1,180	1,201

Subscribers

We refer to our customers as “subscribers”. Gross additions refer to the total number of new subscribers added during the period. “Net subscribers” refers to the total number of new subscriber additions during the period reduced by any subscribers who have cancelled or terminated their service with us during this same period. We report our subscriber base using information from our own systems and from Sprint PCS. Periodically we record adjustments to our subscriber count based on audits conducted by Sprint PCS or us.

The number of gross additions increased for the three-month period ended March 31, 2004 as compared to the three-month period ended March 31, 2003 primarily in our pre-pay area as a result of our continuing marketing efforts to redirect customers with challenged credit standing to our pay in advance service. We typically add more pre-pay subscribers during the first three months of each year as compared to any other quarter during the year. The number of net additions increased for the three-month period ended March 31, 2004 as compared to the three-month period ended March 31, 2003 primarily as a result of an increase in gross additions and an improvement in subscriber churn, as discussed below.

The number of gross additions decreased for 2003 as compared to 2002 primarily as a result of our marketing efforts to target higher credit quality customers and the re-institution and increase of deposits for certain credit challenged subscribers. The number of net additions increased for 2003 as compared to 2002 primarily as a result of an improvement in subscriber churn, as discussed below. The number of gross additions increased for 2002 as compared to 2001 primarily as a result of marketing efforts to target subscribers in sub-prime credit categories. The number of net additions decreased for 2002 as compared to 2001 primarily as a result of higher churn rates, as described below, primarily related to sub-prime credit subscribers. Our ending subscriber count in 2002 also includes approximately 41,125 subscribers that joined us on March 8, 2002 as a result of our acquisition of Georgia PCS.

Churn

Churn is the monthly rate of customer turnover expressed as a percentage of our overall average customers for the reporting period. Customer turnover includes both customers who elected voluntarily to not continue using our service and customers who were involuntarily terminated from using our service because of non-payment. Churn is calculated by dividing the sum of (i) the number of customers who discontinue service; (ii) less those customers discontinuing their service within 30 days of their original activation date; (iii) adding back those customers who reactivate their service, by our overall average customers for the reporting period; and, (iv) dividing by the number of months in the period.

Churn decreased for the three-month period ended March 31, 2004 as compared to the three-month period ended March 31, 2003 and for 2003 as compared to 2002 and was primarily as a result of our marketing efforts to retain subscribers in good credit standing. Our churn rate increased in 2002 as compared to 2001 primarily as a result of increased competition and adding a higher number of credit challenged subscribers in 2002 that were involuntarily terminated from using our service because of non-payment.

Subscriber and Roaming Revenue

Subscriber revenue consists primarily of a basic service plan (where the customer purchases a pre-allotted number of minutes for voice and/or data transmission); airtime (which consists of billings for minutes that either exceed or are not covered by the basic service plan); long distance; and charges associated with travel outside our service area.

Roaming revenue consists primarily of Sprint PCS travel revenue and foreign roaming revenue. Sprint PCS travel revenue is generated on a per minute basis when a Sprint PCS subscriber outside of our markets uses our service when traveling through our markets. Sprint PCS travel expense is generated on a per minute basis when our subscribers travel outside our market area and use the Sprint PCS network. Historically, our Sprint PCS travel revenue exceeds our Sprint PCS travel expense. Foreign roaming revenue is generated when a non-Sprint PCS customer uses our service when traveling through our markets. We also recognize revenues generated through our reseller agreement, as discussed below, as foreign roaming revenue.

Effective January 1, 2003, Sprint PCS reduced the reciprocal travel rate for Louisiana Unwired from $0.20 per minute in 2002 to $0.058 per minute in 2003 and for Texas Unwired and Georgia PCS from $0.10 per minute in 2002 to $0.058 per minute in 2003. For 2003, this reduction in the travel rate has resulted in a decrease to our revenues of approximately $111.6 million, a reduction to our expenses of approximately $94.7 million and a reduction to our cash flow of approximately $16.9 million.

Effective January 1, 2004, Sprint PCS further reduced the reciprocal travel rate to $0.041 per minute in 2004. For the three-month period ended March 31, 2004, this reduction in the travel rate has resulted in a $6.0 million decrease to our revenues, a $5.5 million decrease to our expenses and a reduction to our cash flow of $0.5 million.

Average Revenue per User

Average revenue per user (“ARPU”) is the average monthly service revenue per subscriber and is calculated by dividing total subscriber revenue for the period by the average number of subscribers during the period. We present ARPU both excluding and including roaming revenue.

ARPU excluding roaming was comparable for the three-month periods ended March 31, 2004 and March 31, 2003. The decrease in revenues related to airtime was offset by an increase in data usage. ARPU including roaming was comparable for the three-month periods ending March 31, 2004 and March 31, 2003 primarily as a result of the decrease in the travel rate that was offset by increased voice and data volume from Sprint PCS and non-Sprint PCS customers using our network.

ARPU excluding roaming was comparable for 2003 as compared to 2002 primarily as of result of increases in monthly recurring charges and data revenues that have been offset by decreases in revenues related to airtime. The decrease in ARPU including roaming for 2003 as compared to 2002 is primarily the result of the decrease in the travel rate as discussed above.

ARPU excluding roaming increased in 2002 as compared to 2001 primarily as a result of data usage. ARPU including roaming increased primarily as a result of our expanded coverage.

Reseller Subscribers

We began participating in a reseller program in our service area in 2002 through Sprint PCS as part of the partnership between Sprint PCS and Virgin Mobile USA, LLC (“Virgin”). The agreement allows Virgin to sell prepaid wireless services and pay us for use of our network on a per minute basis. The number of reseller subscribers increased for all periods primarily as a result of higher market penetration.

Cost per Gross Addition

Cost per gross addition (“CPGA”) summarizes the average cost to acquire new customers during the reporting period. CPGA is computed by adding selling and marketing expenses and cost of equipment and reducing the amount by the revenue from handset and accessory sales. The net amount is divided by the number of total new subscribers added for the period.

The decrease in CPGA for the three-month period ended March 31, 2004 as compared to the three-month period ended March 31, 2003 and for 2003 as compared to 2002 was primarily as a result of an overall decrease in selling and marketing expenses as explained below. The increase in CPGA for 2002 as compared to 2001 was directly related to an increase in advertising.

Average Monthly Minutes of Use per Subscriber

We calculate average monthly minutes of use (“MOUs”) per subscriber to provide us with an indication of the effectiveness of our basic service plans. We calculate average monthly MOUs per subscriber by dividing total subscriber minutes with and without roaming by the average number of our subscribers. Our average subscriber MOUs with and without roaming are increasing primarily as a result of more generous allotments of minutes in our basic service plans.

System Minutes of Use

System MOUs provide an indication of total network (“system”) usage. We track and evaluate system usage for our subscribers as well as subscribers of Sprint PCS, Sprint PCS affiliates and non-Sprint PCS providers using our system in order to assess network capacity. Our overall system minutes are increasing primarily as a result of increases in subscribers and increases in minutes allotted to subscriber plans.

Resident Population/ Service Area

Our service area comprises a population (“Licensed POPs”) of approximately 11.3 million residents. Our service area increased in 2002 as a result of our Georgia PCS acquisition. When we use the term “Covered POPs”, we refer to that portion of residents in our service area that have service available as a result of our network build-out. As of March 31, 2004, we had 8.1 million of Covered POPs. The number of people in our service area does not represent the number of Sprint PCS subscribers that we expect to have in our service area. The increase in Covered POPs is the result of additional towers that either we have constructed and own or where we have leased space on towers owned by others.

Three-Month Period Ended March 31, 2004 Compared to the Three-Month Period Ended March 31, 2003

Revenues

	Three-month period ended March 31,
	2003	2004
	(In thousands)
Subscriber revenues	$61,275	$68,810
Roaming revenues	19,676	22,610
Merchandise sales	4,435	6,039
Other revenue	2,464	2,258

Total revenues	$87,850	$99,717

Subscriber revenues

Total subscriber revenues were $68.8 million for the three-month period ended March 31, 2004 as compared to $61.3 million for the three-month period ended March 31, 2003, representing an increase of $7.5 million that primarily resulted from an increase in subscribers, as discussed in Subscribers above.

Roaming revenues

Roaming revenues were $22.6 million for the three-month period ended March 31, 2004 as compared to $19.7 million for the three-month period ended March 31, 2003, representing an increase of $2.9 million that primarily resulted from an increase of $7.0 million related to a higher volume of PCS subscribers traveling though our service area, an increase of $1.4 million related to data travel and an increase of $0.5 million related to other network usage including resellers offset by a decrease of $6.0 million related to our decrease in the reciprocal roaming rate as discussed in Subscriber and Roaming Revenue above. We provided service in 48 PCS markets at March 31, 2004 and March 31, 2003. We continue to add towers in locations that we believe will enhance service and increase roaming revenue.

Merchandise sales

Merchandise sales were $6.0 million for the three-month period ended March 31, 2004 as compared to $4.4 million for the three-month period ended March 31, 2003, representing an increase of $1.6 million. The increase is primarily the result of an increase in sales to new subscribers, no longer discounting handset sales to local agents and our July 1, 2003 adoption of EITF 00-21 as discussed in above. The cost of handsets typically exceeds the amount received from our subscribers for these handsets because we subsidize the price of handsets to remain competitive in the marketplace.

Other revenue

Other revenue, which consists primarily of certain overhead fees provided by US Unwired and charged to IWO, was comparable for the three-month periods ended March 31, 2004 and March 31, 2003.

Operating Expenses

	Three-month period ended March 31,
	2003	2004
	(In thousands)
Cost of service	$50,916	$46,586
Merchandise cost of sales	6,674	10,143
General and administrative	5,322	6,601
Sales and marketing	17,299	15,216
Non-cash stock compensation	986	45
Depreciation and amortization	16,284	15,436

Total operating expenses	$97,481	$94,027

Cost of service

Cost of service was $46.6 million for the three-month period ended March 31, 2004 as compared to $50.9 million for the three-month period ended March 31, 2003, representing a decrease of $4.3 million. The decrease was primarily the result of a $3.4 million reduction in bad debt expense that included a $1.3 million Sprint PCS adjustment related to accounts previously written off; a $3.3 million remittance by Sprint PCS for 2003 service bureau fees consisting of $0.6 million in cash and $2.7 million in credits to previously disputed items; a reduction in certain estimated 2004 Sprint PCS service bureau fees of $0.5 million; and a $0.5 million reduction of clearinghouse charges. This was partially offset by increases primarily related to $1.1 million in data travel volume; $1.0 million increase in our Sprint PCS franchise fee as a result of our increased revenues; and, a $0.5 million Sprint PCS adjustment for certain feature expenses.

Merchandise cost of sales

Merchandise cost of sales was $10.1 million for the three-month period ended March 31, 2004 as compared to $6.7 million for the three-month period ended March 31, 2003, representing an increase of $3.4 million that resulted primarily from the increase in sales to new subscribers and our adoption of EITF 00-21 as discussed above. The cost of handsets typically exceeds the amount received from our subscribers because we subsidize the price of handsets to remain competitive in the marketplace.

General and administrative expenses

General and administrative expenses were $6.6 million for the three-month period ended March 31, 2004 as compared to $5.3 million for the three-month period ended March 31, 2003, representing an increase of $1.3 million that resulted primarily from a $0.9 million increase in outside legal fees and professional fees related to our Sprint PCS lawsuit and debt restructuring expense and a $0.4 million increase in insurance related expense.

Sales and marketing expenses

Sales and marketing expenses were $15.2 million for the three-month period ended March 31, 2004 as compared to $17.3 million for the three-month period ended March 31, 2003, representing a decrease of $2.1 million which resulted primarily from a decrease in advertising of $1.0 million and a decrease in wages, taxes and benefits of $1.6 million related to store closings and other initiatives. The net decrease was partially offset by an increase in independent agent commissions of $0.5 million related to new customer additions.

Non-cash stock compensation

Non-cash compensation was $45,000 for the three-month period ended March 31, 2004 as compared to $1.0 million for the three-month period ended March 31, 2003, representing a decrease of approximately $950,000 that was primarily the result of a portion of our outstanding options being fully amortized. The non-cash stock compensation consists of compensation expense related to the granting of certain stock options in July 1999 and January 2000 with exercise prices less than the market value of the stock at the date of the grant. The non-cash stock compensation expense is generally being amortized over a four-year period that represents the vesting periods of the options.

Depreciation and amortization expense

Depreciation and amortization expense was $15.4 million for the three-month period ended March 31, 2004 as compared to $16.3 million for the three-month period ended March 31, 2003, representing a decrease of $0.9 million resulted primarily from a $1.0 million decrease in amortization expense related to fully amortized assets and was partially offset by a $0.1 million increase in depreciation expense.

Other Income/(Expense)

	Three-month period ended March 31,
	2003	2004
	( In thousands)
Interest expense	$(11,819)	$(13,206)
(Loss) gain on sale of assets	2	(470)

Total other expense	$(11,817)	$(13,676)

Interest expense was $13.2 million for the three-month period ended March 31, 2004 as compared to $11.8 million for the three-month period ended March 31, 2003, representing an increase of $1.4 million and resulted primarily from interest expense related to our senior subordinated discount notes.

Loss (gain) on sale of assets

During the three-month period ended March 31, 2004, we sold various non-core assets including PCS licenses, towers, a minority interest in an unconsolidated affiliate and vehicles for approximately $19.9 million. We recognized a $0.5 million loss on these transactions in the current period and, as discussed above, a deferred gain of $1.8 million.

Equity in losses of unconsolidated affiliates

Equity in losses of unconsolidated affiliates was $18.3 million for the three-month period ended March 31, 2004 as compared to $36.9 million for the three-month period ended March 31, 2003, representing a decrease of $18.6 million primarily related to our investment in IWO.

Discontinued operations

Our discontinued operations reflect the operating results of our cellular properties. As discussed above, during the three-month period ended March 31, 2004, we sold our cellular operations, including cellular towers and cellular licenses, for approximately $21.5 million and recognized a $16.2 million gain.

2003 compared to 2002

Revenues

	Year Ended December 31,
	2002	2003
	(In thousands)
Subscriber revenues	$228,135	$252,830
Roaming revenues	144,071	93,541
Merchandise sales	12,211	16,177
Other revenues	7,731	10,320

Total revenues	$392,148	$372,868

Subscriber revenues

Total subscriber revenues were $252.8 million for 2003 as compared to $228.1 million for 2002, representing an increase of $24.7 million that resulted primarily from an increase in subscribers as discussed in Subscriber above.

Roaming revenues

Roaming revenues were $93.5 million for 2003 as compared to $144.1 million for 2002, representing a decrease of $50.6 million that resulted primarily from an increase of $49.1 million related to a higher volume of PCS subscribers traveling though our service area, an increase of $9.8 million related to non-Sprint PCS subscribers traveling through our service area, including $1.5 million generated by Virgin usage, and a $2.1 million increase in data travel, that was partially offset by a decrease of $111.6 million related to the decrease in our reciprocal roaming rate as discussed in Subscriber Roaming Revenue above. We provided service in 48 PCS markets at December 31, 2003 and December 31, 2002. We continue to add cell sites in locations that we believe will enhance service and increase roaming revenue.

Merchandise sales

Merchandise sales were $16.2 million for 2003 as compared to $12.2 million for 2002, representing an increase of $4.0 million that resulted primarily from subscriber additions, no longer discounting handset sales to local agents and our July 1, 2003 adoption of EITF 00-21 as discussed in Revenue Recognition above. We face significant competition in our marketplace and typically sell handsets below cost to new subscribers in order to remain competitive through steep discounts and instant rebates.

Other revenue

Other revenue was $10.3 million for 2003 as compared to $7.7 million for 2002, representing an increase of $2.6 million. The amount for 2003 primarily reflects a full year of certain corporate overhead fees charged to IWO as compared to 2002 which only includes the nine months where assessment of certain overhead fees began following our April 1, 2002 acquisition of IWO.

Operating Expenses

	Year Ended December 31,
	2002	2003
	(In thousands)
Cost of services	$260,537	$205,427
Merchandise cost of sales	27,587	33,006
General and administrative	21,008	25,628
Sales and marketing	78,647	58,601
Non-cash stock compensation	4,349	2,404
Depreciation and amortization	64,226	64,553

Total operating expenses	$456,354	$389,619

Cost of service

Cost of service was $205.4 million for 2003 as compared to $260.5 million for 2002, representing a decrease of $55.1 million that was primarily the result of a $43.2 million decrease in roaming expense; a $14.5 million decrease in bad debt expense primarily as a result of a reduction in credit challenged subscribers; a $3.9 million decrease related to circuits and usage primarily as a result of vendor negotiations; a $1.2 million reduction in Sprint PCS service bureau fees; and a $0.5 million reduction in clearing house charges. This was offset by a $3.9 million increase in Sprint PCS franchise fees primarily as a result of increased revenues; a $1.6 million increase in lease expense primarily as a result of new cell site leases and escalators on existing leases; a $1.1 million increase in repairs and maintenance primarily related to a higher number of cell sites; a $0.8 million increase in technical wages, taxes and benefits; and a net increase of $0.8 million in all other cost of service expenses. The $43.2 million decrease in roaming expense was primarily as a result of an increase of $53.5 million related to a higher volume of our subscribers traveling through other Sprint PCS territory and a $1.2 million increase in data usage offset by a decrease of $94.7 million related to Sprint PCS reducing its roaming rate with us as discussed in Subscriber and Roaming Revenue above and a decrease of $3.2 million related to our subscribers using non-Sprint PCS and Sprint PCS affiliate service.

Merchandise cost of sales

Merchandise cost of sales was $33.0 million for 2003 as compared to $27.6 million for 2002, representing an increase of $5.4 million that was primarily related to a combination of non-discounted sales to independent agents and adoption of EITF 00-21, offset by lower sales and higher discounts in our retail sales channels. The cost of handsets typically exceeds the amount received from our subscribers because we subsidize the price of handsets to remain competitive in the marketplace.

General and administrative expenses

General and administrative expenses were $25.6 million for 2003 as compared to $21.0 million for 2002, representing an increase of $4.6 million that was primarily a result of a one-time charge of $3.5 million in professional fees related to an unsuccessful debt exchange offer; $1.5 million related to the Sprint PCS lawsuit and other legal matters; a $1.3 million increase in insurance costs; and a $0.8 million increase in wages, taxes and benefits. This was partially offset by a $1.5 million decrease in franchise taxes and service charges that included a $1.3 million refund of fees and cost savings efforts that reduced computer maintenance and professional fees by $0.5 million each.

Sales and marketing expenses

Sales and marketing expenses were $58.6 million for 2003 as compared to $78.6 million for 2002, representing a decrease of $20.0 million that was primarily a result of decreases in advertising of $8.0 million, agent commissions and handset subsidies of $10.6 million and decreases in other sales and marketing expenses of $1.4 million.

Non-cash stock compensation

Non-cash compensation was $2.4 million for 2003 as compared to $4.3 million for 2002, representing a decrease of $1.9 million that was primarily the result of a portion of our outstanding stock options being fully amortized in 2003. The non-cash stock compensation consists of compensation expense related to the granting of certain stock options in July 1999 and January 2000 with exercise prices less than the market value of the stock at the date of the grant. The non-cash stock compensation expense is generally being amortized over a four-year period, representing the vesting periods of the options.

Depreciation and amortization expense

Depreciation and amortization expense was comparable at $64.6 million for 2003 and $64.2 million for 2002.

Other Income/(Expense)

	Year ended December 31,
	2002	2003
	(In thousands)
Interest expense	$(46,136)	$(51,425)
Interest income	956	791
Gain on sale of assets	3	12

Total other expense	$(45,177)	$(50,622)

Interest expense was $51.4 million for 2003 as compared to $46.1 million for 2002, representing an increase of $5.3 million. The increase in interest expense was primarily the result of our increase in outstanding debt. Our outstanding debt, including current maturities, was $445.9 million at December 31, 2003 as compared to $417.0 million at December 31, 2002. The increase in debt was primarily attributable to interest accretion associated with our senior subordinated discounts notes.

Interest income was $0.8 million for 2003 as compared to $1.0 million for 2002, representing a decrease of $0.2 million. The decrease was primarily due to less cash and cash equivalents available for investment.

Equity in losses of unconsolidated affiliates

Equity in losses of unconsolidated affiliates was $92.6 million for 2003 compared to $482.1 million for 2002, representing a decrease of $389.5 million primarily related to our investment in IWO.

Discontinued operations

Our discontinued operations reflect the operating results of our cellular properties which were sold during the first quarter of 2004.

2002 compared to 2001

Revenues

	Year ended December 31,
	2001	2002
	(In thousands)
Subscriber revenues	$128,872	$228,135
Roaming revenues	80,724	144,071
Merchandise sales	15,674	12,211
Other revenues	4,950	7,731

Total revenues	$230,220	$392,148

Subscriber revenues

Total subscriber revenues were $228.1 million for 2002 as compared to $128.9 million for 2001, representing an increase of $99.2 million that resulted primarily from and was primarily the result of an increase in subscribers as discussed in Subscribers above.

Roaming revenues

Roaming revenues were $144.1 million for 2002 as compared to $80.7 million for 2001, representing an increase of $63.4 million that resulted primarily from and was primarily as a result of a higher volume of Sprint PCS subscribers traveling through our markets, the expansion of our network coverage due to market build out and the acquisition of Georgia PCS in March 2002.

Merchandise sales

Merchandise sales were $12.2 million for 2002 as compared to $15.7 million for 2001, representing a decrease of $3.5 million. A portion of our 2001 merchandise cost of sales related to a selective group of existing subscribers who returned handsets and were provided new models at no charge. In 2002, we identified these transactions, which amounted to $9.5 million, and recognized the related cost in General and Administrative expenses because we view these transactions as a customer retention expense due to our highly competitive market. We are unable to quantify these costs for 2001 as they were not identified when the transactions occurred. The cost of handsets typically exceeds the amount received from our subscribers because we subsidize the price of handsets to remain competitive in the marketplace. This subsidy continues to increase to remain competitive.

Other revenue

Other revenue was $7.7 million for 2002 as compared to $5.0 million for 2001, representing an increase of $2.7 million. The amount for 2002 reflects a partial year of certain corporate overhead fees charged to IWO that began following our April 1, 2002 acquisition of IWO.

Operating Expenses

	Year ended December 31,
	2001	2002
	(In thousands)
Cost of services	$132,622	$260,537
Merchandise cost of sales	29,514	27,587
General and administrative	20,251	21,008
Sales and marketing	74,281	78,647
Non-cash stock compensation	4,567	4,349
Depreciation and amortization	52,563	64,226

Total operating expenses	$313,798	$456,354

Cost of service

Cost of service was $260.5 million for 2002 as compared to $132.6 million for 2001, representing an increase of $127.9 million that was primarily a result of $58.5 million increase in travel and roaming expense related to higher network usage; a $20.7 million increase in Sprint PCS service bureau fees related to rate changes and volumes; a $15.8 million increase in bad debt expense primarily a result of sub-prime subscriber write-offs; a $9.5 million increase in both circuit and usage expense and handset upgrades that was included in merchandise cost of sales in 2001; a $6.3 million increase in our Sprint franchise fee that was primarily volume related; $5.5 million in cell site leases that was primarily volume related; a $1.5 million increase in property taxes that was primarily volume related; a $0.7 million increase in contract wages; and a $0.5 million increase in utilities.

Merchandise cost of sales

Merchandise cost of sales was $27.6 million for 2002 as compared to $29.5 million for 2001, representing a decrease of $1.9 million that was primarily related to steeper discounts to attract new subscribers. The cost of handsets typically exceeds the amount received from our subscribers because we subsidize the price of handsets to remain competitive in the marketplace.

General and administrative expenses

General and administrative expenses were $21.0 million for 2002 as compared to $20.3 million for 2001 and are considered comparable.

Sales and marketing expenses

Sales and marketing expenses were $78.6 million for 2002 as compared to $74.3 million for 2001, representing an increase of $4.3 million that resulted primarily from an increase in advertising of $5.9 million offset by a $1.2 million decrease in agent commissions and by other sales and marketing expenses of $0.4 million.

Non-cash stock compensation

Non-cash stock compensation was $4.3 million for 2002 as compared to $4.6 million for 2001 and is considered comparable. The non-cash stock compensation consists of compensation expense related to the granting of certain stock options in July 1999 and January 2000 with exercise prices less than the market value of the stock at the date of the grant. The non-cash stock compensation expense is generally being amortized over a four-year period, representing the vesting periods of the options.

Depreciation and amortization expense

Depreciation and amortization expense was at $64.2 million for 2002 as compared to $52.6 million for 2001, representing an increase of $11.6 million that resulted primarily from an increase in depreciation expense associated with capital asset additions.

Other Income/(Expense)

	Year ended December 31,
	2001	2002
	( In thousands)
Interest expense	$(39,353)	$(46,136)
Interest income	6,609	956
Gain on sale of assets	9,269	3

Total other expense	$(23,475)	$(45,177)

Interest expense was $46.1 million for 2002 as compared to $39.4 million for 2001, representing an increase of $6.7 million. The increase in interest expense resulted primarily from our increase in outstanding debt. Our outstanding debt, including current maturities, was $417.0 million at December 31, 2002 as compared to $339.4 million at December 31, 2001. The increase in debt resulted primarily from interest accretion associated with our senior subordinated discount notes.

Interest income was $1.0 million for 2002 as compared to $6.6 million for 2001, representing a decrease of $5.6 million. The decrease was primarily due to less cash and cash equivalents available for investment.

Gain on sale of assets was $3,000 for 2002 as compared to $9.3 million for 2001 primarily as a result of the sale of cell site towers in 2001.

Liquidity Prior to the Offering of the Old Notes

As of March 31, 2004, we had $108.1 million in cash and cash equivalents; availability under our senior secured credit facility of $38.3 million; and outstanding indebtedness that consisted of $62.4 million related to our senior secured credit facility, $371.1 million related to our senior subordinated discount notes and $10.4 million in capital leases, promissory notes and vendor financing for a total of $443.9 million. We were required to comply with certain financial covenants of our senior secured credit facility and our senior subordinated discount notes, and as of March 31, 2004, were in compliance with these financial covenants.

Effective May 7, 2004, we and our lenders amended our senior secured credit facility to permit us to issue common stock. As a part of this amendment, we agreed to a $6.2 million partial repayment of our senior secured credit facility and a permanent reduction to our revolving loan commitment from $40.0 million to $2.0 million.

We periodically review all charges from Sprint PCS and from time to time, we may dispute certain of these charges. As of March 31, 2004, we had disputed approximately $19.8 million of charges to US Unwired. Based upon the information provided to the Company by Sprint PCS to date, we believe the accompanying unaudited financial statements adequately reflect our obligation that may be due to Sprint PCS for these charges. However, should these disputes be settled in a manner unsatisfactory to us, our cash flow will be adversely impacted to the extent of the unfavorable disputes.

Cash Flows

Net cash provided by operating activities during the three-month period ended March 31, 2004 was $18.7 million. Net cash provided by investing activities during the three-month period ended March 31, 2004, was $38.3 million and included $41.6 million in proceeds from the sale of assets as discussed in our overview section above and a $0.5 million disbursement from an unconsolidated affiliate offset by $3.8 million for capital expenditures. Cash used in financing activities during the three-month period ended March 31, 2004 was $13.7 million and represented principal repayment of long-term debt, primarily under our senior secured credit facility.

Net cash provided by operating activities for 2003 was $72.0 million. Net cash used in investing activities for 2003 was $16.7 million and included $17.3 million in capital expenditures offset by a $250,000 disbursement from an unconsolidated affiliate and $350,000 in proceeds from asset sales. Cash used in financing activities was $17.4 million and included $14.7 million in principal repayments of long-term debt, primarily our senior secured credit facility, and $2.7 million in debt issuance costs related to amending our senior secured credit facility. Net cash provided by operating activities for 2002 was $9.4 million. Net cash used in investing activities was $120.7 million in 2002. Net cash provided by financing activities was $38.8 million in 2002.

Inflation

We believe that inflation has not impaired, and will not impair in the foreseeable future, our results of operations.

Liquidity After Giving Effect to the Offering of the Old Notes

After giving effect to the offering of the old notes, we will be completely dependent on available cash on hand and operating cash flow to operate our business and fund our capital needs. As discussed above, we made a $6.8 million partial repayment (including fees) of our senior secured credit facility. We used the net proceeds of the offering to repurchase $235.8 million face amount of our 13 3/8% senior subordinated discount notes and permanently repay the remaining outstanding balance under our senior secured credit facility. We are required pursuant to the indentures to use the balance of the net proceeds to repay or repurchase outstanding 13 3/8% senior subordinated discount notes due 2009 or the old notes or the new notes. We believe that the offering and the tender offer, together with the debt for equity exchanges described under “Summary—Recent Developments—3(a)(9) Exchanges”, have improved our capital structure and reduced the financial risk in our business by substantially reducing the required payments under our outstanding indebtedness. After giving effect to the 3(a)(9) exchanges described under “Summary—Recent Developments—3(a)(9) Exchanges”, a $6.8 million partial repayment (including fees) of our senior credit facility on May 7, 2004, the offering and the use of proceeds therefrom as if it had occurred on March 31, 2004, we would have had approximately $140.3 million of cash on hand including the remaining proceeds from the offering of the old notes which are required to be used to repay or repurchase certain 13 3/8% senior subordinated discount notes due 2009 or the old notes or the new notes as described elsewhere in this document. We believe our available cash and operating cash flow will be sufficient to operate our business and fund our capital needs for the next twelve months. However, our liquidity is dependent upon a number of factors influencing forecasts of earnings and operating cash flows. These factors include subscriber growth, ARPU, customer turnover or “churn” and CPGA. These performance metrics are explained above in the section called “PCS Performance Measurements and Metrics”.

BUSINESS

Introduction

We are a network partner of Sprint PCS, the personal communications services division of Sprint Corporation. Personal communication services are commonly called PCS. We have the exclusive right in our southern markets to provide PCS service under the Sprint® and Sprint PCS® brand names at the 1900 MHz frequency in a service territory that includes a population, or POPs, of approximately 11.3 million people as of March 31, 2004. This service territory includes portions of Alabama, Arkansas, Florida, Georgia, Louisiana, Mississippi, Oklahoma, Tennessee and Texas. In our northern markets, we have the exclusive right to provide PCS service under the Sprint® and Sprint PCS® brand names at the 1900 MHz frequency in a service territory that includes 6.3 million POPs as of March 31, 2004. This service territory includes all or portions of Massachusetts, New Hampshire, New York, Pennsylvania and Vermont. We are one of the largest Sprint PCS affiliates when measured in terms of the combined subscribers and revenue of our southern markets and our northern markets.

As a Sprint PCS network partner, we enjoy numerous advantages over other regional wireless carriers, including:

•	exclusive use of the Sprint PCS brand in our territories;

•	seamless national network partnership;

•	scale benefits usually associated with a national carrier; and

•	advanced technology and product development.

We have completed the build-out in our southern markets of our state-of-the-art network that covers 8.1 million of the 11.3 million residents in our service territory and uses code division multiple access, or CDMA, technology. We have not completed the build-out of our northern markets, and we do not expect to continue our ownership of those markets. Sprint PCS, together with us and its other PCS affiliates, operates the largest 100% digital, 100% PCS nationwide wireless network in the United States with licenses to provide wireless service to an area with a population of more than 280 million people. Our networks are designed to offer a seamless connection with this nationwide wireless network.

In the second quarter of 2002, we successfully upgraded our networks to CDMA one times radio transmission technology, or 1xRTT. This upgrade substantially increased our voice capacity and provides a platform that allows us to offer third generation, or 3G, wireless services, such as camera phones, video phones and high-speed data products. Sprint brands these 3G wireless products as “PCS Vision™.”

The financial results in our southern markets have improved significantly over the past year, due in part to increased customer retention, significant cost reductions, a higher credit quality subscriber base and improvements to network performance. For the three-month period ended March 31, 2004, our southern operations generated approximately $99.7 million in revenue and a net loss of $9.7 million as compared to $87.9 million in revenue and a net loss of $57.5 million during the same period last year. We ended the first quarter of 2004 with 431,273 subscribers in our southern markets, representing a penetration rate for our covered POPs of approximately 5.3% and a year-to-year increase of approximately 14% in the size of our subscriber base.

Our northern markets have not enjoyed as much improvement. For our first quarter of 2004, our northern operations generated $43.9 million in revenue and a net loss of $18.4 million, as compared to $39.0 million in revenue and a net loss of $37.1 million for the first quarter of 2003. We ended the first quarter of 2004 with 220,074 subscribers in our northern markets, representing a penetration rate for our covered POPs of approximately 4.6% and a year-to-year increase of approximately 6.9% in the size of the subscriber base of the northern markets.

Our Affiliation with Sprint PCS

In the 1990’s, Sprint PCS implemented a strategy to extend its 100% digital, 100% PCS network by entering into agreements with independent wireless companies such as us to construct and manage Sprint PCS markets and market Sprint PCS services. Through these independent wireless companies, which are generally called Sprint PCS network affiliates or simply affiliates, Sprint PCS services are available in key cities contiguous to current and future Sprint PCS markets.

Under our agreements with Sprint PCS, we market Sprint PCS products and services in our service areas using licenses that Sprint PCS acquired from the FCC in 1994 and 1996. We are the only provider of Sprint PCS products and services in our service areas. Some key points about these agreements are:

•	Each agreement lasts up to 50 years with an initial period of 20 years and three successive 10-year renewal periods.

•	Each agreement requires revenue sharing of 8% to Sprint PCS and 92% to us, except that we retain 100% of the revenues from subscribers of other Sprint PCS affiliates traveling in our service area, merchandise sales and other revenues as defined in the Sprint PCS Management Agreement.

•	If we terminate or breach the agreements covering our southern markets group or our northern markets group, Sprint PCS may be able to require us to sell to it our PCS business and network in the affected market group or to buy from it the PCS licenses used in the affected market group. See “—Network Operations” below for information about IWO’s expected default under the Sprint PCS agreements for our northern market group.

•	If Sprint PCS terminates or breaches the agreements, we may be able to sell our PCS business and network to Sprint PCS or to purchase the Sprint PCS licenses from Sprint PCS.

In addition, through services agreements, we pay Sprint PCS service fees for certain “back office” functions performed by Sprint PCS for us. We pay service fees to Sprint PCS for new subscribers activations as well recurring monthly fees for services performed for existing subscribers such as billing and customer service.

We also purchase other goods and services, such as handsets, from Sprint PCS where Sprint PCS has contracted with third party vendors. Sprint PCS has entered into agreements with national retailers that sell handsets and service to new subscribers in our markets. Sprint PCS pays these national retailers a new subscriber commission and provides handsets to them below cost. For new subscribers added in our markets by these national retailers, Sprint PCS passes the costs of commissions and handset subsidies to us.

We believe that our service areas, and particularly our southern markets, are important to the Sprint PCS network. To date, Sprint PCS has made considerable investments in the licenses covering our service areas.

Our Service Areas

Our Sprint PCS service area in our southern markets group includes all or portions of 48 markets spanning approximately 180,000 square miles with a population of approximately 11.3 million people in eastern Texas, southern Oklahoma, southern Arkansas, the Florida panhandle, southern Tennessee and significant portions of Louisiana, Alabama, Georgia and Mississippi.

Our Sprint PCS service area in our northern markets group includes all or portions of 20 markets spanning approximately 57,600 square miles with a population of approximately 6.3 million people in upstate New York, New Hampshire (other than the Nashua market), Vermont and portions of Massachusetts and Pennsylvania.

The number of residents in our service areas does not represent the number of Sprint PCS subscribers that we expect to have in our service areas.

PCS Services and Features

We offer Sprint PCS products and services in our service areas. Our Sprint PCS products and services are designed to mirror those of Sprint PCS and to be a part of the Sprint PCS nationwide network. Sprint PCS subscribers in our service areas may use Sprint PCS services throughout our markets and seamlessly throughout the Sprint PCS network.

We support Sprint PCS’ newest technology, PCS Vision™, throughout our service areas. PCS Vision™ allows subscribers who purchase the necessary handsets to access the Internet, receive and send email, download pictures and sounds, and take digital pictures either with a built-in or attachable camera.

We offer Code Division Multiple Access, or CDMA, handsets that weigh 2.7 to 7.0 ounces and can offer up to 16 days of standby time and up to 3.8 hours of talk time. Many of these models are dual-mode handsets that allow subscribers to make and receive calls on both PCS and cellular frequency bands. All handsets are equipped with pre-programmed features and are sold under the Sprint PCS brand name.

We provide roaming service to both Sprint PCS subscribers that are traveling through our service areas as well as certain non-Sprint PCS subscribers traveling through our service areas. Sprint PCS and its other network affiliates provide a similar service to our subscribers traveling outside of our respective market areas. Roaming allows a person to make and receive phone calls outside the local service area of the provider who sold the mobile service to that person.

PCS Marketing Strategy

We benefit from the recognizable Sprint PCS brand names and logos and from Sprint PCS’ technological developments. We enhance the national effort with local marketing managers and coordinators who develop strategies specifically tailored to our local markets. They assist the sales force in driving traffic to the stores through promotions, contests and community relations programs and assist the outside sales force in targeting business sales.

Pricing

We use the Sprint PCS pricing strategy to offer our subscribers a menu of service plans typically structured with monthly recurring charges, large local calling areas, bundles of minutes and options and features such as voicemail, enhanced caller identification, call waiting, three-way calling and PCS Vision™. In order to meet the competitive needs of our specific local markets, we occasionally alter Sprint PCS’ pricing plans. In addition, we offer a pre-paid service called Chat Pak in certain markets where we believe that it will provide a competitive advantage.

Advertising

We capitalize on the Sprint PCS name and reputation to attract subscribers. We benefit from Sprint PCS’ national advertising campaigns. Sprint PCS also runs numerous promotional campaigns that provide subscribers with benefits such as additional features at the same rate or free ancillary services. We direct our media and promotional efforts at the community level by advertising Sprint PCS’ products and services through radio, print, outdoor displays, billing inserts, direct mail and promotional displays in our retail stores.

Sponsorships

Sprint PCS sponsors numerous national and regional events. These sponsorships provide Sprint PCS with brand name and product awareness. Our regional marketing teams sponsor local events, teams and projects to increase consumer awareness of the Sprint PCS brand in the local community and to provide occasions to develop positive community relationships in our markets.

Sales and Distribution

We target a broad range of consumer and business markets through a sales and distribution plan. We use traditional sales channels, like our retail stores, mass merchandisers and other national retail outlets, independent agents and an outside sales force. We also use lower-cost methods like direct marketing and a corporate website. No single customer has accounted for more than 10% of our sales in the current reporting period or in the past three years.

Retail stores

At March 31, 2004, we had 38 retail outlets in our southern markets group and 16 in our northern markets group. Our retail outlets are located in principal retail districts in each market, designed in accordance with Sprint PCS specifications and branded as Sprint® stores. We use our stores for the distribution and sale of our handsets and services. Sales representatives in these outlets receive in-depth training that allows them to explain our service in an informed manner. We believe that these representatives foster effective and enduring customer relationships.

Mass merchandisers and outlets

Sprint PCS has entered into distribution agreements with national and regional mass merchandisers and consumer electronic retailers, including RadioShack, Wal-Mart, Best Buy and Office Depot. At March 31, 2004, our Sprint PCS products and services were offered in over 300 national retail outlet locations in our southern markets service area and over 260 in our northern markets service area.

Independent agents

Our network of independent agents creates additional opportunities for local distribution. Most of these businesses are family-owned consumer electronics dealers and wireless telecommunication retailers. At March 31, 2004, we had over 200 independent agents under contract in our southern markets and 75 in our northern markets.

Other Sprint PCS initiatives

We participate in Sprint PCS’ national accounts program, which targets Fortune 1000 companies. This allows us to take advantage of Sprint PCS’ inbound telemarketing sales program and Sprint PCS’ internet site that allows subscribers in our service area who purchase products and services over the Sprint PCS internet site to become subscribers of our PCS network.

Resellers

Effective July 2002, we agreed to participate in a reseller program in our service areas through Sprint PCS as part of the partnership between Sprint PCS and Virgin Mobile USA, LLC. The agreement allows Virgin to sell prepaid wireless services and pay us for use of our network on a per minute basis. Virgin targets the 15- to 30-year-old consumer market to purchase pay-in-advance wireless communications services while eliminating the responsibilities of monthly bills and credit requirements.

Suppliers and Equipment Vendors

We do not manufacture any of the handsets that we use in our operations. We purchase our handsets directly from Sprint PCS and our accessories from certain other third party vendors.

Competition

We face significant competition in both of our service areas from a number of competitors. There are five national mobile telephony operators that offer service in at least some portion of our service areas—AT&T Wireless, Verizon, Cingular, Nextel and T-Mobile. In addition, Alltel, a significant regional operator, offers PCS and cellular services in our southern markets group service area.

Wireless local number portability, or WLNP, allows customers to retain their existing wireless phone numbers when they switch from one wireless carrier to another. WLNP has been available in one of our markets since November 2003 and in all of our markets since May 2004. It may result in higher customer turnover, lower revenues and increased operating costs. We are closely monitoring the effects of WLNP but cannot state with any certainty the impact that it will have on our future operations.

In order to attract new subscribers, we offer discounts on handsets and service plans that include more minutes and/or more anytime minutes and other enhancements such as complimentary periods of free data usage. Based upon increased competition, we anticipate that market prices for two-way wireless services will continue to decline in the future. We compete to attract and retain subscribers principally on the basis of services and features, the size and location of our service areas, network coverage and reliability, customer care and pricing. Our ability to compete successfully depends, in part, on our ability to anticipate and respond to various competitive factors affecting the industry, including new services that may be introduced, changes in consumer preferences, demographic trends, economic conditions and discount pricing strategies by competitors.

We believe that our ability to compete effectively with other PCS providers will depend on:

•	the continued expansion and improvement of the Sprint PCS network, customer care system and telephone handset options;

•	the continued success of CDMA technology in providing better call quality and clarity than other systems; and

•	our competitive pricing with various options suiting individual subscribers’ calling needs.

The main wireless technologies used in the United States are CDMA, Global System Mobile Communications, called GSM, and Time Division Multiple Access, called TDMA.

Sprint PCS has chosen CDMA technology, which we believe offers significant advantages in the marketplace.

CDMA offers superior call quality and clarity. CDMA also offers the highest capacity of the three standards. This means that more simultaneous calls can be handled on a CDMA network than on equivalent TDMA or GSM networks. CDMA also offers a high level of security, giving subscribers confidence that their calls remain private. CDMA offers many advanced features such as short text messaging, Internet access, call waiting, call forwarding and three-way calling. Several providers in the United States, including Sprint PCS, Verizon and Alltel, use CDMA technology.

TDMA is generally less expensive to deploy if a carrier seeks to upgrade an analog network, as a cellular carrier would be required to do. TDMA also offers increased call security and advanced features like those available on a CDMA network.

Several providers in the United States, including AT&T and Cingular, are in the process of upgrading their network with GSM technology. GSM is the most widely adopted standard around the world. It originated in Europe, where it continues to be the dominant standard. It has been widely deployed for over ten years, which means that economies of scale for network and handset equipment have been achieved. This has lowered the cost of purchasing the equipment for a GSM system. GSM also offers increased call security and advanced features like those available on a CDMA network. T-Mobile uses GSM technology.

We do not currently face significant competition from resellers and believe our relationship with Virgin complements our other distribution channels.

Network Operations

We have completed the initial network build-out plan for all of our markets in our southern markets group, and in those markets we currently provide in excess of the network coverage requirements under our Sprint PCS Management Agreement. Notwithstanding that we are not required, we may decide from time to time to build out additional portions of our southern markets group to increase the population that is covered by our Sprint PCS service or we may acquire additional territory to be built out by acquiring additional markets from Sprint PCS or by acquiring other Sprint PCS network partners that have not completed their build-out requirements.

We do not expect to have sufficient funds to complete the build-out of our northern markets. Our failure to complete that build-out will cause a violation of our Sprint agreements for our northern markets group. As a result, Sprint could declare IWO, which operates that markets group, in default and could terminate IWO’s Sprint agreements or exercise other remedies. We do not expect these developments to affect the Sprint agreements for our southern markets group.

Cell sites

Our preference is to selectively add cell sites through co-location, which means leasing available space on a tower owned by another company. When we co-locate, we generally have lower construction costs, and it is likely that any zoning difficulties have already been resolved. As of March 31, 2004, we had 1,201 PCS cell sites in our southern markets group and 693 in our northern markets group, virtually all of which were through co-locations with third-party tower operators. At that date, we had network coverage of approximately 8.1 million residents out of approximately 11.3 million total residents in our southern markets group and approximately 4.8 million residents out of approximately 6.3 million total residents in our northern markets group. The number of people in our service areas does not represent the number of Sprint PCS subscribers that we expect to have in our service areas.

Microwave relocation

Fixed microwave operators previously used the frequencies that are now allocated for PCS licenses. The FCC has established procedures for PCS licensees to relocate these existing microwave paths, generally at the PCS licensee’s expense. We have paid our share of those reported costs for relocation that have been triggered by our current site build-out. We do not expect any substantial relocation costs for additional planned build-out of sites.

Switching centers

We own or lease property for our switching centers. We have four switching centers for our southern markets group located in Shreveport, Louisiana; Macon, Georgia; Jackson, Mississippi; and Montgomery, Alabama. We have three switching centers for our northern markets group. Two are located in Albany, New York and the third is in Londonderry, New Hampshire. Each switching center serves several purposes, including subscriber validation, call routing, managing call hand-off and managing access to landlines and access to Sprint PCS national platforms.

Interconnection

We connect our digital PCS network to the landline telephone system through interconnection agreements with local exchange carriers. Through our agreements with Sprint PCS, we participate in the interconnection agreements that Sprint PCS negotiates.

Network monitoring systems

We use Sprint PCS’ Network Operations Control to provide monitoring and maintenance of our entire network, including the constant monitoring for blocked or dropped calls, call clarity and signs of tampering, cloning or fraud, the recording of network traffic statistics and the overseeing of customer usage, data collected at switch facilities and billing.

Government Regulation

The FCC and other federal, state and local regulatory agencies regulate our PCS system.

Licensing of PCS systems

A broadband PCS system operates under a service area license granted by the FCC for a particular market. These licenses operate on one of six frequency blocks allocated for broadband PCS service. Narrowband PCS is for non-voice applications such as paging and data service and is separately licensed. The FCC awards all PCS licenses by auction.

All PCS licenses have a 10-year term and may be renewed at the end of this term. The FCC generally will renew a PCS license if the licensee provided substantial service during the past license term and substantially complied with applicable law. The FCC may revoke a license for material violations of FCC rules. All PCS licensees must satisfy coverage requirements. Failure to meet the coverage requirements may result in forfeiture of the license by the licensee.

For up to five years after a PCS license is granted, the licensee must share spectrum with existing licensees that operate fixed microwave systems within its license area. To operate our PCS systems efficiently and with adequate population coverage, we must relocate many of these existing licensees. The FCC has adopted a transition plan to relocate microwave operators and a cost-sharing plan for relocations that benefit more than one PCS licensee. These plans expire on April 4, 2005.

Other regulatory requirements

The Communications Act preempts state and local regulation of the entry of, or the rates charged by, any provider of private mobile radio service or of commercial mobile radio service (“CMRS”), which includes PCS and cellular service. The FCC does not regulate CMRS or private mobile radio service rates. However, CMRS providers are common carriers and are required under the Communications Act to offer their services to the public without unreasonable discrimination.

The FCC imposes additional regulatory requirements on all CMRS, operators, which include PCS and cellular systems as well as some specialized mobile radio systems. These requirements may change. Some of the current requirements include:

•	Roaming. CMRS carriers must provide service to all subscribers of a compatible CMRS service in another geographic region.

•	Number portability. CMRS carriers are required to allow their subscribers to take their phone numbers with them if they change to a competitive service and must be able to deliver calls to carried numbers.

•	Enhanced 911. CMRS carriers must transmit 911 calls from any qualified handset without credit check or validation, must provide 911 service to individuals with speech or hearing disabilities, and must provide the approximate location of the 911 caller.

•	Wiretaps. CMRS carriers must provide law enforcement personnel with sufficient capacity to enable wiretaps on the CMRS network.

•	Customer information. The FCC has rules that protect the customer against the use of customer proprietary information for marketing purposes.

•	Interconnection. All telecommunications carriers, including CMRS carriers, must interconnect directly or indirectly with other telecommunications carriers.

•	Universal service and other fees. The FCC imposes universal service support fees on telecommunications carriers, including CMRS carriers. The FCC imposes additional fees for telecommunications relay service, number portability and the cost of FCC regulation.

•	Tower construction, marking and lighting. The FCC and FAA regulate the location, height, and marking of proposed towers.

Transfers and assignments of PCS licenses

The FCC must approve the assignment or transfer of control of a license for a PCS system. In addition, the FCC requires licensees who transfer control of a PCS license within the first three years of their license term to disclose the total consideration received for the transfer. FCC approval is not required for the sale of an interest that does not transfer control of a license unless it involves non-controlling equity that exceeds 50 percent. Any acquisition or sale of a PCS interest may also require the prior approval of the Federal Trade Commission, the Department of Justice and state or local regulatory authorities.

State and local regulation

State governments can regulate other terms and conditions of wireless service. Several states have imposed, or have proposed legislation that will impose, various consumer protection regulations on the wireless industry. States also may impose their own universal service support fees on wireless carriers, similar to the requirements that have been established by the FCC. At the local level, wireless facilities typically are subject to zoning and land use regulation, although the Communications Act preempts both state and local governments from categorically prohibiting the construction of wireless facilities in any community or unreasonably discriminating against a carrier. Numerous state and local jurisdictions have considered imposing conditions on a driver’s use of wireless technology while operating a motor vehicle, and a few have actually done so. Exxon-Mobil Corporation recently announced that it will restrict its employees’ use of mobile phones while they are driving.

Additional spectrum

From time to time, the FCC conducts auctions of additional spectrum. We have no way of knowing whether the new spectrum in our service areas will be used to compete with our PCS systems.

Intellectual Property

The Sprint® and Sprint PCS® brand names and logos are registered service marks or trademarks, or both, owned by Sprint. We have license agreements with Sprint that allow us to use, without payment and only in our service areas, the Sprint design logo and diamond symbol and other Sprint service marks and trademarks, like PCS Vision™. We can use some of Sprint’s licensed trademarks on some wireless telephone handsets. The license agreements have many restrictions on our use of Sprint’s licensed marks. We are the only person entitled to market Sprint PCS products and services in our service areas, except for the Sprint PCS national marketing programs.

Employees

As of March 31, 2004, we had approximately 660 employees in our southern markets group, a number of whom also perform services for our northern markets group, which itself had 188 employees as of that date. No union represents our employees. We believe that we have good relations with our employees.

Seasonality

Like the wireless communications industry in general, our subscribers increase in the fourth quarter due to the holiday season. A greater number of phones sold at holiday promotional prices increases our losses on merchandise sales. Our sales and marketing expenses increase also with holiday promotional activities. We generally have the most use and revenue per subscriber in the summer because of an increase in revenues from fees charged to non-US Unwired, non-Sprint PCS subscribers who use our network while traveling in our service areas. We believe that the increased traffic in our service areas comes from people traveling during summer vacation. We expect these trends to continue based on historical operating results.

LEGAL PROCEEDINGS

On July 11, 2003, we filed suit in federal court in Louisiana against Sprint and Sprint PCS, and on September 25, 2003 we filed an amended complaint. The suit alleges violations of the Racketeer Influenced and Corrupt Organizations Act, breach of fiduciary duty, breach of contract, and fraud arising out of Sprint’s conduct in its dealings with us. It seeks treble actual damages in unspecified amounts and appointment of a receiver or fiscal agent over property and assets controlled by Sprint. IWO is not a plaintiff in the original or the amended lawsuit. On February 5, 2004, the U.S. District Court denied in all respects Sprint’s motion for judgment on the pleadings, stating that it was amenable to allowing us to hire an outside accounting company or other expert to monitor monies received by Sprint, and agreed with our position that certain claims are subject to trial by jury in Louisiana. On March 8, 2004, we filed our Second Amended Complaint against Sprint to include certain additional factual allegations related to our claims, as requested by the Court’s February 5, 2004 Order. On April 8, 2004, Sprint filed its Answer, Defenses, and Counterclaim to our Second Amended Complaint, which included a claim that we owe Sprint approximately $16.3 million related to contractual disputes between the parties. IWO is not a defendant in this lawsuit. On March 25, 2004, we filed an application to appoint an outside accounting company or other expert to monitor monies paid to Sprint from our customers. Sprint filed an objection to our application. On June 14, 2004, the U.S. District Court granted our motion to appoint an outside accounting company or other expert to the extent that the court announced its intent to appoint a special master for the limited purpose of determining if accounting procedures are being performed accurately and in compliance with the terms of our agreements with Sprint. The special master will report his or her findings to the court as findings of fact. We and Sprint also have submitted to the court an agreed-upon schedule to complete the discovery process during 2004 and the court has set a jury trial date for May 9, 2005.

We are from time to time involved in other litigation that we believe ordinarily accompanies the communications business. We do not believe that any of our other pending or threatened litigation will have a material adverse effect on our business or financial situation.

PROPERTIES

We own an 11-story, 115,300 square foot office building in Lake Charles, Louisiana that is used as our corporate headquarters. We lease 38,000 square feet of office space in Albany, New York that serves as a regional headquarters for our northern markets group.

We own property that houses our switching equipment for our northern markets group in Albany, New York and lease space for all of our other switching centers. We lease all of our other retail outlets, kiosk floor space and sales and operations offices. At March 31, 2004, we operated 1,201 PCS cell sites in our southern markets group and 693 in our northern markets group, of which approximately 98% were leased and 2% owned.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

In the normal course of business, our operations, including IWO, are exposed to interest rate risk on the IWO credit facility and any future financing requirements.

As of March 31, 2004, after giving effect to the application of the proceeds of our offering of the old notes and the other restructuring transactions described in “Capitalization (Consolidated),” our outstanding long-term debt consisted of $82.7 million in US Unwired 13 3/8% senior subordinated discount notes, $125 million in 2010 notes, $233.4 million in 2012 notes, $160 million in IWO senior notes, and $213.2 million under the IWO senior bank credit facility. Interest on the US Unwired senior subordinated discount notes is fixed at 13 3/8% but does not begin to accrue until November 1, 2004. The 2010 notes will bear interest at a floating rate equal to LIBOR (as defined) plus 4.25% per year. Interest on the 2010 notes will be reset quarterly and will be payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, beginning on September 15, 2004. The 2012 notes will bear interest at a rate equal to 10% per year. Interest on the 2012 notes will be payable semi-annually on June 15 and December 15 of each year, beginning on December 15, 2004. Interest on the IWO senior notes is fixed at 14% and is payable semi-annually on January 15 and July 15 of each year. We acquired IWO in April 2002. At December 31, 2003, the market value of the US Unwired senior subordinated discount notes was $290 million and the market value of the IWO senior notes was $25 million. At December 31, 2002, the market value of the US Unwired senior subordinated discount notes was estimated to be $15.0 million and the market value of the IWO senior notes was $25 million.

Borrowings under the IWO senior bank credit facility totaled $213.2 million at March 31, 2004. These borrowings bear interest at a variable rate and all loans under the IWO senior bank credit facility, effective with the date of IWO’s default, bear interest at a rate of 4.25-4.75 percent above the agent bank’s prime rate. A 1% increase in interest rates in 2003 and 2002 would have resulted in approximately a $2.1 million increase in interest expense for each of the years ended December 31, 2003 and 2002 relating to the IWO senior bank credit facility.

CERTAIN OF OUR AGREEMENTS WITH SPRINT PCS

Under long-term agreements with Sprint PCS entered into in 1998 and 1999, which include management agreements and service agreements with our PCS operating subsidiaries (and trademark and license agreements with both Sprint and Sprint PCS), we have the right to exclusively market PCS products and services under the Sprint and Sprint PCS brand names in our markets, subject to certain rights of Sprint PCS and its Related Parties. Sprint PCS owns the spectrum licenses and we are granted use of these licenses through our agreements with Sprint PCS. The agreements with Sprint PCS require us to interface with the Sprint PCS national wireless network by building our PCS network to operate on the PCS frequencies licensed to Sprint PCS. The Sprint PCS agreements also give us access to certain Sprint PCS’ equipment discounts and roaming revenue from Sprint PCS customers traveling into our markets. We have one set of Sprint PCS agreements for our southern markets group and another set for our northern markets group operated by IWO. Each set has an initial term of 20 years and will automatically renew for three additional successive 10-year terms for a total term of 50 years, unless US Unwired or Sprint PCS provides the other with two years’ prior written notice to terminate a particular set of agreements or we are in material default of our obligations under a set of agreements, in which case Sprint PCS can terminate that set.

In addition, Sprint PCS has entered into a consent and agreement that modifies our management agreement for the benefit of the lenders under the senior secured credit facility for our northern markets group. The consent and agreement will terminate when and if IWO pays off its senior secured credit facility. There is not a similar agreement for our southern markets group or the notes offered hereby.

Set forth below is a summary of certain of the material terms and conditions of the management agreements and the IWO consent and agreement, each of which is an exhibit to our registration statement. These descriptions are qualified in their entirety by reference to the actual agreements, and we encourage your to read the full text of the actual agreements.

The Management Agreements

We have two management agreements, one of which applies to our southern markets group and the other of which applies to our northern markets group. In this section, we describe these management agreements collectively, but please keep in mind that they are separate agreements and that a violation of one of them does not cause a violation of the other of them.

Under our management agreements with Sprint PCS, we have agreed to:

•	construct and manage a network in our markets in compliance with Sprint PCS’ PCS licenses and the terms of the management agreements;

•	share with Sprint the costs associated with its relocation of interfering microwave sources in our markets;

•	establish distribution channels and distribute during the term of the management agreements Sprint PCS products and services;

•	use Sprint PCS’ and our own distribution channels in our markets;

•	conduct advertising and promotion activities in our markets; and

•	manage that portion of Sprint PCS’ customer base assigned to our markets.

Sprint PCS supervises our PCS network operations and has the right to unconditional access to our PCS network.

Exclusivity. We are designated as the only person or entity that can manage or operate a PCS network for Sprint PCS in our markets and, additionally in certain of our markets, we are the only entity that can operate a cellular frequency for Sprint PCS. Sprint PCS is prohibited from owning, operating, building or managing another wireless mobility communications network in our markets while our management agreements are in place and no event has occurred that would permit the agreements to be terminated by Sprint PCS. Sprint PCS is permitted under our agreement to make national sales to companies in our markets and, as required by the Federal Communications Commission, to permit resale of the Sprint PCS products and services in our markets. If Sprint PCS decides to expand the geographic scope of our build-out, Sprint PCS must provide us with written notice of the proposed expansion. Such notice must include an analysis demonstrating that the expanded build-out should be economically advantageous to us. We have 90 days to confirm to Sprint PCS whether we will build out the proposed area, at which time the parties will amend the build-out plan accordingly. Our failure to so confirm or to complete such build-out under the amended plan would give Sprint PCS grounds for terminating the management agreements.

Network build-out. The management agreements specify the process for our network build-out plan. We agreed on an initial build-out plan which includes specific coverage and deployment schedules for the network within our service area. We have agreed to operate our PCS network, if technically feasible and commercially reasonable, to provide for a seamless handoff of a call initiated in our markets to a neighboring Sprint PCS network.

Products and services. The management agreements identify the products and services that we may and must offer in our markets. These products and services include, but are not limited to, Sprint PCS consumer and business products and services available as of the date of the agreement, or as modified by Sprint PCS. We are allowed to sell wireless products and services that are not Sprint PCS products and services if those additional products and services do not cause distribution channel conflicts or, in Sprint PCS’ sole determination, consumer confusion with Sprint PCS products and services, so long as the offer of such products and services does not violate the management agreements or the trademark license agreements and does not materially impede the development of the Sprint PCS Network. We may enter arrangements to cross-sell services such as long distance service, Internet access, handsets, and prepaid phone cards with Sprint, Sprint PCS and other Sprint PCS affiliates. If we decide to use third parties to provide these services, we must give Sprint PCS an opportunity to provide the services on the same terms and conditions. We cannot offer traditional telephone services based on wireless technology specifically designed for the competitive local telephone market in areas where Sprint owns the local telephone company unless we name the Sprint–owned local telephone company as the exclusive distributor or Sprint PCS approves the terms and conditions.

We participate in the Sprint PCS sales programs for national sales to customers, and pay the expenses and receive the compensation from national accounts located in our markets. As a participant in these sales programs, our responsibilities include assisting Sprint PCS’ national sales team in our markets in connection with implementing national sales programs, negotiating customer contracts and managing customer accounts. We must use Sprint’s long distance service for calls made from within designated portions of our markets to areas outside those designated portions and to connect our network to the national platforms Sprint PCS uses to provide some of its services under our services agreement. We must pay Sprint PCS the same price for this service that Sprint PCS pays to Sprint, along with an additional administrative fee.

Service pricing, roaming, travel and fees. We must offer Sprint PCS subscriber pricing plans designated for regional or national offerings, including Sprint PCS’ “Free and Clear” plans. We are permitted to establish our own local price plans for Sprint PCS products and services offered only in our markets, subject to Sprint PCS’ approval and certain other requirements.

Advertising and promotions. Sprint PCS is responsible for all national advertising and promotion of the Sprint PCS products and services. We are responsible for advertising and promotion in our markets. Sprint PCS’ service area includes the urban markets around our markets. Sprint PCS pays for advertising in these markets.

Program requirements. Under our agreement with Sprint PCS, we must comply with Sprint PCS’ program requirements for technical standards, travel, roaming and interservice area calls, customer service standards, national and regional distribution and national accounts programs. Some of these technical standards relate to voice quality, interoperability, consistency (seamlessness) of coverage, RF design parameters, system design, capacity, and call blocking ratio. If feasible and commercially reasonable, we must operate our network in a manner permitting seamless handoff of calls to adjacent Sprint PCS networks. We are required to build a network that meets minimum transport requirements established by Sprint PCS for links between our cell sites and switches. These requirements are measured in milliseconds. We also are required to have minimal loss and echo return loss on our telephone lines. We must meet substantially high network up-time percentage in excess of 95%. Also, we must meet a less than 5% dropped call rate and ratio of blocked call attempts to total call attempts as well as a less than 12% ratio of call origination to termination failures. Sprint PCS can adjust the program requirements at any time so long as it gives us at least 30 days’ prior notice. We have the right to appeal to Sprint PCS’ management adjustments which could cause an unreasonable increase in cost to us if the adjustment:

•	causes us to incur a cost exceeding 5% of the sum of our equity plus our outstanding long term debt, or

•	causes our long-term operating expenses to increase by more than 10% on a net present value basis.

If Sprint PCS denies our appeal, and we do not implement such adjustments, we will have breached the agreement and Sprint PCS may terminate the agreement without giving us opportunity to cure such breach.

We are not currently required to meet the customer service standards because we use Sprint PCS’ established support services which include customer service. Under our services agreement with Sprint PCS, Sprint PCS may terminate customer service, upon nine months’ advance written notice. We would then be required to establish and operate our own customer service center to, among other things, handle customer inquiries 24 hours a day, 365 days a year, and activate handsets and accounts and handle billing and collections within stringent time guidelines established by Sprint PCS, which may range from 24 to 72 hours.

Non-competition. We may not offer Sprint PCS products and services outside our markets without the prior written approval of Sprint PCS. Within our markets we may offer, market or promote telecommunications products and services only under the Sprint PCS brands, our own brand, brands of related parties of ours or other products and services approved under the management agreements, except that no brand of a significant competitor of Sprint PCS or its related parties may be used by us for those products and services. To the extent we obtain licenses to provide PCS services outside our markets, we may not use the spectrum to offer Sprint PCS products and services without prior written consent from Sprint PCS. Additionally, if customers from our markets travel to other geographic areas, we must route those customers’ incoming and outgoing calls according to Sprint PCS’ roaming and inter–service area requirements, without regard to any wireless networks that we or our affiliates operate.

Inability to use non-Sprint PCS brand. We may not market, promote, advertise, distribute, lease or sell any of the Sprint PCS products and services on a non-branded, “private label” basis or under any brand, trademark or trade name other than the Sprint PCS brand, except for sales to resellers or as otherwise permitted under the trademark and service mark license agreements.

Change of control. A change of control of our ownership is subject to Sprint PCS’ consent, which cannot be unreasonably withheld.

Assignment. Generally, we cannot assign the Sprint PCS agreements to any person without the prior consent of Sprint PCS, except that we can assign the agreements to any affiliate of ours that is not a significant competitor of Sprint PCS in the telecommunications business.

Rights of first refusal. Sprint PCS has rights of first refusal to buy our assets, without further approval of our shareholders, upon a proposed sale of all or substantially all of our assets that are used in connection with the operation or management of the Sprint PCS network in our markets.

Termination of management agreements. By its terms, each management agreement can be terminated as a result of:

•	termination of Sprint PCS’ FCC licenses;

•	an uncured material or payment breach by either party under such management agreement;

•	bankruptcy of a party to such management agreement;

•	such management agreement not complying with any applicable law in any material respect;

•	the termination of either of the trademark and service mark license agreements;

•	our failure to obtain financing; or

•	in the case of IWO, its failure to obtain financing necessary for the build-out of its network and for its working capital needs.

The termination or non-renewal of the management agreements triggers certain of our rights and those of Sprint PCS.

Transfer of Sprint PCS network. Sprint PCS can sell, transfer or assign its wireless personal communications services network to a third party if the third party agrees to be bound by the terms of the Sprint PCS agreements.

Rights on termination. If we have the right to terminate any management agreements because of an event of termination caused by Sprint PCS, generally we may:

•	require Sprint PCS to purchase all of our operating assets used in connection with our PCS network for an amount equal to 80% of our “Entire Business Value” (defined generally as the fair market value of our wireless business in our service area, valued on a going concern basis);

•	if Sprint PCS is the licensee for 20 MHz or more of the spectrum in our service area on the date of such management agreements, require Sprint PCS to assign to us, subject to governmental approval, up to 10 MHz of licensed spectrum for an amount equal to the greater of: the original cost to Sprint PCS of the license plus any microwave relocation costs paid by Sprint PCS or 9% of our Entire Business Value; or

•	seek damages pursuant to the dispute resolution mechanism in such management agreement and thereby not terminate such management agreement.

If Sprint PCS has the right to terminate any management agreement because of an event of termination caused by us, generally Sprint PCS may:

•	require us, without further approval of our shareholders, to sell our operating assets to Sprint PCS for an amount equal to 72% of our Entire Business Value;

•	require us to purchase, subject to governmental approval, up to 10 MHz of the licensed spectrum for an amount equal to the greater of: the original cost to Sprint PCS of the license plus any microwave relocation costs paid by Sprint or 10% of our Entire Business Value;

•	take any action as Sprint PCS deems necessary to cure our breach of such management agreement, including assuming responsibility for, and operating, our PCS network; or

•	seek damages pursuant to the dispute resolution mechanism in such management agreement and thereby not terminate such management agreement.

Rights on non-renewal. If Sprint PCS gives us timely notice that it does not intend to renew any management agreement, we may:

•	require Sprint PCS to purchase all of our operating assets used in connection with our PCS network for an amount equal to 80% of our Entire Business Value; or

•	if Sprint PCS is the licensee for 20 MHz or more of the spectrum in our service area on the date of such management agreement, require Sprint PCS to assign to us, subject to governmental approval, up to 10 MHz of licensed spectrum for an amount equal to the greater of: the original cost to Sprint PCS of the license plus any microwave relocation costs paid by Sprint PCS or 10% of our Entire Business Value.

If we give Sprint PCS timely notice of non-renewal, or we and Sprint PCS both give timely written notice of non-renewal, or the management agreement expires with neither party giving a written notice of non-renewal, or the management agreement is terminated for failure to comply with legal requirements or regulatory considerations, Sprint PCS may:

•	purchase all of our operating assets, without further approval of our shareholders, for an amount equal to 80% of our Entire Business Value; or

•	require us to purchase, subject to governmental approval, up to 10 MHz of the licensed spectrum for an amount equal to the greater of: the original cost to Sprint PCS of the license plus any microwave relocation costs paid by Sprint PCS or 10% of our Entire Business Value.

If the Entire Business Value is to be determined, we and Sprint PCS will each select one independent appraiser and the two appraisers will select a third appraiser, each of whom must be an expert in valuing wireless telecommunications businesses. The three appraisers will determine the Entire Business Value on a going concern basis using the following guidelines:

•	the Entire Business Value will be based on the price a willing buyer would pay a willing seller for the entire ongoing business;

•	the appraisers will use then-current customary means of valuing a wireless telecommunications business;

•	the appraisers will value the business as it is conducted under the Sprint and Sprint PCS brands and the Sprint PCS agreements;

•	where Sprint PCS may, or is required to, purchase our operating assets the appraisers will value the business as if we own the spectrum and frequencies that we actually use. Where we may, or are required to, purchase a portion of Sprint PCS’ licensed spectrum, the business will be valued as if we already own that portion of the spectrum and frequencies that we are going to purchase; and

•	the valuation will not include any value for the business not directly related to the Sprint PCS products and services.

Insurance. We are required to obtain and maintain, and cause any subcontractors to obtain and maintain, with financially reputable insurers who are licensed to do business in all jurisdictions where any work is performed under such management agreement and who are reasonably acceptable to Sprint PCS, workers’ compensation insurance, commercial general liability insurance, business automobile insurance, umbrella excess liability insurance and “all risk” property insurance.

Indemnification. We have agreed to indemnify Sprint and Sprint PCS and their directors, managers, officers, employees, agents and representatives against any and all claims against any of the foregoing arising from our violation of any law, a breach by us of any representation, warranty or covenant contained in the management agreements or any other agreement between us and Sprint PCS, our ownership of the operating assets or the operation of the network in our service area or the actions or the failure to act of anyone employed or hired by us in the performance of any work under the agreement, except we will not indemnify Sprint PCS for any claims arising solely from the negligence or willful misconduct of Sprint or Sprint PCS. Sprint PCS has agreed to indemnify us and our directors, managers, officers, employees, agents and representatives against all claims against any of the foregoing arising from Sprint PCS’ violation of any law and from Sprint PCS’ breach of any representation, warranty or covenant contained in the management agreements or any other agreement between Sprint PCS and us, except Sprint PCS will not indemnify us for any claims arising solely from our negligence or willful misconduct.

The Consent and Agreement

The consent and agreement for our northern markets group will terminate when and if IWO pays off its senior secured credit facility. There is no similar agreement for our southern markets group or the notes offered hereby.

IWO Overview. Sprint PCS has entered into a consent and agreement that modifies the IWO management agreement for the benefit of the lenders under IWO’s senior secured credit facility for our northern markets group. The consent generally provides, among other things, the following:

Consent to security interest and pledge of stock. Sprint PCS has consented to the grant of the following to such senior lenders:

•	a first priority security interest in substantially all of IWO’s assets and property including the Sprint PCS agreements;

•	a lien upon substantially all of IWO’s assets and property including IWO’s rights under its Sprint PCS agreements; and

•	a first priority security interest in IWO’s subsidiaries’ capital stock.

Sprint PCS has agreed to acknowledge the grant of these security interests and to waive its right or the right of any of its affiliates to challenge or contest the validity of the interests.

Agreement not to exercise certain rights under the IWO Sprint PCS agreements until debt obligations are repaid. Sprint PCS has agreed not to exercise certain of its rights or remedies under the IWO Sprint PCS agreements and has agreed to provide notice to IWO’s lenders if it intends to terminate the agreements and withhold payments (other than rights of setoff) until IWO’s obligations under the IWO credit agreement are satisfied in full. An event of termination under the agreements is an event of default under the IWO senior secured credit facility.

No competition until debt obligations are repaid. Sprint PCS has agreed that it will not permit any person other than IWO or a successor manager to be a manager or operator for Sprint PCS in IWO’s markets until IWO’s obligations under the IWO senior secured credit facility are satisfied in full. Similarly, Sprint PCS has agreed that it will not own, operate, build or manage another wireless mobility communications network in IWO’s markets unless it is permitted under the management agreements or the management agreements are terminated in accordance with the consent, and, in each case, until IWO’s obligations under the IWO senior secured credit facility are satisfied in full. While the IWO senior secured credit facility is outstanding, Sprint PCS may, however, sell PCS services through its national accounts, permit resellers and build new geographical areas within IWO’s markets for which IWO has chosen not to exercise its rights of first refusal, all as provided in the management agreements.

Assignments and change of control to IWO lenders. Sprint PCS has agreed not to apply the restrictions on assignment of the Sprint PCS agreements and changes in control of IWO’s ownership to the administrative agent. The assignment and change of control provisions in the Sprint PCS agreements will apply if the assignment or change of control is to someone other than the administrative agent, or is not otherwise permitted under the consent.

Redirection of payments from Sprint PCS to the administrative agent. Sprint PCS has agreed to make all payments due from Sprint PCS to IWO under the Sprint PCS agreements directly to the administrative agent if the administrative agent so requests.

Notice of defaults. Sprint PCS has agreed to provide to the administrative agent a copy of any written notice it sends IWO regarding an event of termination or an event that if not cured, or if notice is provided, would be an event of termination under the IWO Sprint PCS agreements. Sprint PCS also has acknowledged that notice of an event of termination under the IWO Sprint PCS agreements constitutes an event of default under its credit agreement. IWO has agreed to provide Sprint PCS with a copy of any written notice sent to IWO regarding an event of default or default under the IWO credit agreement.

Right to cure. Under the terms of the consent, the administrative agent has the right, but not the obligation, to cure a breach by IWO of our management agreement with Sprint PCS. Additionally, Sprint PCS has the right, but not the obligation, to cure certain defaults by IWO of IWO’s obligations under the IWO credit agreement, but only to the extent IWO has such right to cure under the IWO credit agreement.

Rights upon Default. Besides modifying the rights and remedies available to Sprint PCS upon an event of termination under the IWO management agreement, the consent grants the administrative agent certain rights in the event that IWO defaults on its obligations under the IWO senior secured credit facility. The administrative agent’s rights and remedies vary based on whether:

•	IWO has defaulted on its obligations under the IWO senior secured credit facility but no event of termination has occurred under the IWO management agreement; or

•	IWO has breached the IWO management agreement with Sprint PCS and thereby defaulted on IWO’s obligations under the IWO senior secured credit facility.

Following the earlier of the acceleration of IWO’s obligations under the IWO senior secured credit facility and the 180-day anniversary of a breach under the IWO management agreement, and until the 60-day anniversary of IWO filing of a bankruptcy petition, Sprint PCS has the right to purchase IWO’s obligations that are held by the banks under the IWO senior secured credit facility.

In either case, the consent generally permits the appointment of a person to run IWO’s business under the Sprint PCS agreements on an interim basis and establishes a process for the sale of the business. The person designated to operate our business on an interim basis is permitted to collect a reasonable management fee. If Sprint PCS or a related party is the interim operator, the amount of the fee shall not exceed the amount of direct expenses of its employees to operate the business plus out-of-pocket expenses. Sprint PCS shall collect its fee by setoff against the amounts owed to us under the Sprint PCS agreements. In the event of an acceleration of obligations under the IWO senior credit facility and for up to two years thereafter, Sprint PCS shall retain only one-half of the 8% of collected revenues that it would otherwise be entitled to retain under IWO’s Sprint PCS agreements. Sprint PCS may retain the full 8% after the second anniversary of the date of acceleration or earlier if Sprint PCS has not been appointed to run such business on an interim basis or if such business is sold to a third party. IWO or the administrative agent, as the case may be, shall be entitled to receive the remaining one-half of the collected revenues that Sprint PCS would otherwise have retained. The amount advanced to IWO or the administrative agent is to be evidenced by an interest-bearing promissory note. The promissory note will mature on the earlier of (1) the date a successor manager is qualified and assumes IWO’s rights and obligations, as the case may be, under its Sprint PCS agreements or (2) the date on which IWO’s operating assets or equity are purchased by a third party.

Credit agreement default without breach of management agreement. If IWO defaults on its obligations under the senior secured credit facility, and there is no default under IWO’s management agreement with Sprint PCS, then the administrative agent may take any of the following actions after prior written notice to Sprint PCS:

•	allow IWO to continue to operate the business under the Sprint PCS agreements;

•	appoint Sprint PCS to operate IWO on an interim basis; or

•	appoint a person other than Sprint PCS to operate IWO on an interim basis.

Appointment by the administrative agent of Sprint PCS or a third party designee to operate business. If the administrative agent appoints Sprint PCS to operate the IWO business, Sprint PCS must accept the appointment within 14 days or designate another person to operate the business. Sprint PCS’ designee may be a network partner of Sprint PCS (other than IWO) or another person acceptable to the administrative agent. Sprint PCS or its designee must agree to operate the business for up to six months. At the end of the six months, the period may be extended by the administrative agent for an additional six months (or an additional 12 months if the aggregate population served by all of Sprint PCS’ network partners is less than 40 million). During the initial six-month period, Sprint PCS may not receive reimbursement for amounts expended to cure a breach until IWO’s obligations under the senior secured credit facility have been satisfied in full. If the term is extended beyond the initial six-month period, IWO will be required to reimburse Sprint PCS or its designee for amounts previously expended and to be incurred as interim manager to cure a default up to an aggregate amount that is equal to 5% of the sum of IWO’s shareholders’ equity value plus the outstanding amount of IWO’s long term debt. Sprint PCS or its designated person is not required to incur expenses beyond this 5% limit. At the end of the initial six-month interim term, the administrative agent has the right to appoint a successor to the interim manager subject to the requirements set forth below.

Appointment of third party by CoBank to operate business. If the administrative agent appoints a person other than Sprint PCS to operate the IWO business on an interim basis the third party must:

•	agree to serve for six months unless terminated by Sprint PCS or the administrative agent;

•	meet the requirements for a successor manager specified in the consent, and not be challenged by Sprint PCS for failing to meet these requirements within 20 days after the administrative agent provides Sprint PCS with information on the third party; and

•	agree to comply with the terms of the Sprint PCS agreements.

The third party is required to operate the Sprint PCS network in IWO’s markets, but is not required to assume IWO’s existing liabilities. If the third party materially breaches the IWO Sprint PCS agreement, this breach will be treated as an event of default under the IWO management agreement with Sprint PCS.

Breach of IWO management agreement. If IWO breaches its Sprint PCS agreement and this breach causes a default under the IWO credit agreement after prior written notice to the administrative agent, Sprint PCS has the right to designate who will operate our business on an interim basis. Sprint PCS has the right to:

•	allow IWO to continue to operate its business under the Sprint PCS agreement (if the administrative agent consents);

•	operate IWO’s PCS business as an interim manager for up to six months; or

•	appoint a Sprint PCS network partner or another person that is acceptable to the administrative agent to operate the IWO PCS business on an interim basis.

Election of Sprint PCS to serve or designate a third party to operate business. If Sprint PCS elects to operate the IWO business on an interim basis or designate a third party to operate the business on an interim basis, Sprint PCS or the third party may operate the business for up to six months at the discretion of Sprint PCS. At the end of the six months, the period may be extended for an additional six months (or an additional 12 months if the aggregate population served by us and all other network partners of Sprint PCS is less than 40 million). If the term is extended beyond the initial six-month period, we will be required to reimburse Sprint PCS or its third party designee for amounts previously expended and to be incurred as interim manager to cure a default up to an aggregate amount that is equal to 5% of the sum of our shareholders’ equity value plus the outstanding amount of our long term debt. Sprint PCS or its third party designee is not required to incur expenses beyond this 5% limit. At the end of the initial six-month period, Sprint PCS, subject to the approval of CoBank, has the right to appoint a successor to the interim manager.

Appointment of third party by the administrative agent to operate IWO business. If Sprint PCS gives the administrative agent notice of a breach of the IWO management agreement, IWO’s obligations under the IWO credit agreement are accelerated and if Sprint PCS does not agree to operate the business or is unable to find a designee, then the administrative agent may designate a third party to operate the business. CoBank has this same right if Sprint PCS or its designee is not replaced within 30 days of the end of its term as interim manager. The third party selected by the administrative agent must:

•	agree to serve for six months unless terminated by Sprint PCS or the administrative agent;

•	meet the requirements for a successor manager specified in the consent and not be challenged by Sprint PCS for failing to meet the requirements within 20 days after the administrative agent provides Sprint PCS with information on the third party; and

•	agree to comply with the terms of the Sprint PCS agreements.

The third party may continue to operate the business after the six-month period at the administrative agent’s discretion, so long as the third party continues to satisfy the requirements to be a successor manager and does not breach the terms of the Sprint PCS agreements.

Purchase and Sale of Operating Assets. The consent establishes a process for the sale to Sprint PCS or third parties of IWO’s operating assets in the event that IWO defaults on its obligations under the IWO senior secured credit facility and an acceleration of the maturity of those obligations.

Sprint PCS’ right to purchase on acceleration of debt. Upon notice of an acceleration under the IWO senior credit facility, Sprint PCS has the right to purchase IWO’s operating assets or capital stock under the following terms:

•	The purchase price will be the greater of 72% of the fair market value of IWO’s business, valued on a going concern basis or the aggregate amount of IWO’s obligations under its credit agreement.

•	Sprint PCS must notify the administrative agent of its intention to exercise the purchase right within 60 days of receipt of the notice of acceleration.

•	Once Sprint PCS has given notice of its intention to exercise the purchase right, the administrative agent is prohibited from enforcing its security interests until the earlier of 120 days after the acceleration date or until Sprint PCS rescinds its intention to purchase.

•	If, after the 120-day period after the acceleration date, IWO receives a written offer to purchase IWO’s operating assets or capital stock that we confirm in writing to be acceptable to IWO, Sprint PCS has the right, subject to the consent of the administrative agent, to purchase IWO’s operating assets or IWO’s stock on terms and conditions at least as favorable to IWO as the offer IWO receives. Sprint PCS must exercise its right to purchase the operating assets or capital stock of IWO within 14 business days of its receipt of the offer, on acceptable conditions, and in an amount of time acceptable to IWO and the administrative agent.

•	Upon completion of the sale to Sprint PCS and satisfaction in full of IWO’s obligations under the IWO credit agreement, the administrative agent must release its security interests.

Sale of operating assets or capital stock to third parties. If Sprint PCS does not purchase IWO’s operating assets or capital stock following an acceleration by the administrative agent of IWO’s obligations under the IWO credit agreement, the administrative agent, in its sole discretion, may sell IWO’s operating assets or stock to third parties. In that event, the administrative agent has two options:

•	to sell the IWO assets or stock to an entity that meets the requirements of a qualified successor under the IWO Sprint PCS agreement; or

•	to sell the IWO assets or stock to any third party, subject to specified conditions, including the right of Sprint PCS to terminate the IWO Sprint agreement following the closing of such sale.

Sale of assets or capital stock to qualified successor. The administrative agent may sell the IWO operating assets or capital stock and assign the IWO agreement to entities that meet the following requirements to succeed IWO:

•	the entity has not materially breached a material agreement with Sprint PCS or its related parties that has resulted in the exercise of a termination right or in the initiation of judicial or arbitration proceedings during the three years immediately preceding the date of determination;

•	the entity is not named by Sprint PCS as a prohibited successor and listed on Schedule 13 to the consent;

•	the entity has reasonably demonstrated its credit worthiness and can demonstrate the ability to service the indebtedness and meet the requirements of the build-out plan; and

•	the entity agrees to be bound by the IWO Sprint PCS agreement.

Sprint PCS is required to provide the administrative agent with information necessary to determine if a buyer meets the requirements to succeed us as manager. Sprint PCS has 20 days after its receipt of this information to object to the qualifications of the proposed successor manager. If Sprint PCS does not object to the buyer’s qualifications within such 20-day period, the buyer can purchase the IWO assets and assume IWO’s rights and responsibilities under the IWO Sprint PCS agreement. The consent will remain in full force and effect for the benefit of the buyer and its lenders. The buyer also has a period to cure any defaults under IWO’s Sprint PCS agreement.

Sale of assets or capital stock to non-successor. The administrative agent may sell, IWO’s assets or stock to a party that does not meet the requirements to succeed IWO. If such a sale is made:

•	Sprint PCS may terminate the IWO Sprint PCS agreement;

•	the buyer may purchase from Sprint PCS 5, 7.5 or 10 MHz of the PCS spectrum licensed to Sprint PCS in IWO’s licensed areas under specified terms;

•	if the buyer controls, is controlled by or is under common control with an entity that owns a license to provide wireless service to at least 50% of the population in a basic trading area where the buyer proposes to purchase the spectrum from Sprint PCS, the buyer may only buy 5 MHz of spectrum;

•	the price to purchase the spectrum is equal to the sum of the original cost of the license to Sprint PCS pro rated on a population and a spectrum basis, plus the cost paid by Sprint PCS for microwave relocation costs attributable to clearing in the spectrum ultimately acquired by the buyer of IWO’s assets and the amount of carrying costs attributable to the license and microwave relocation costs until the closing of the sale, based on a rate of 12% per annum;

•	the buyer will receive from Sprint PCS the customers with the mobile identification number assigned to the market area covered by the purchased spectrum except for customers of national accounts and resellers;

•	with limited exceptions, Sprint PCS will not directly or indirectly solicit for six months after the date of transfer the customers transferred to the buyer with the mobile identification number assigned to the market area;

•	the buyer and Sprint PCS will enter into a mutual roaming agreement with prices equal to the lesser of the most favored pricing provided by buyer to third parties roaming in the geographic area and the national average paid by Sprint PCS to third parties; and

•	Sprint PCS will have the right to resell the buyer’s wireless services at most-favored-nations pricing.

MANAGEMENT

The following table presents information with respect to our directors and executive officers:

Name	Age	Position(s)
William L. Henning, Jr.	51	Chairman of the Board of Directors
Robert W. Piper	45	President, Chief Executive Officer and Director
Jerry E. Vaughn	59	Chief Financial Officer
Thomas G. Henning	44	Secretary and General Counsel and Director
Michael D. Bennett	39	Senior Vice President Sales and Distribution
Paul Clifton	49	Chief Technical Officer
Henry P. Hebert, Jr.	78	Director
Harley Ruppert	58	Director
Christopher J. Stadler	39	Director
Thomas J. Sullivan	41	Director
Lawrence C. Tucker	61	Director

William L. Henning, Jr. has been Chairman of our Board of Directors since 2000 and has been a director of US Unwired or our predecessor company since 1988. From 1988 to 2000, he was our Chief Executive Officer. He was also Chairman and Chief Executive Officer of Xspedius Holding Corp. or its predecessor company from 1998 to 2002.

Robert W. Piper has been our President since 1995 and was named Chief Executive Officer in 2000. He has been a director of US Unwired since 1997, and he served as our Chief Operating Officer from 1995 to 2000.

Jerry E. Vaughn has served as our Chief Financial Officer since June 1999. He has over 20 years of diversified financial management experience and focused the last 11 of these years in the telecommunications industry. From 1994 until he joined us, Mr. Vaughn was President of NTFC Capital Corporation, a subsidiary of GE Capital. Before that, he was Treasurer of Northern Telecom Finance Corporation and Vice President of Mellon Bank Corporation.

Thomas G. Henning has been General Counsel and Secretary since 1994, and has been a director of US Unwired or our predecessor company since 1988.

Michael D. Bennett served as Vice President and Chief Operating Officer from August 2001 to April 2002 and currently serves as Senior Vice President Sales and Distribution. He served as our Vice President-Southern Sales and Operations from April 2002 to December 2002 and was Vice President and General Manager of Wireless Operations from his date of hire in January 2000 until his promotion in August 2001. He has 16 years of telecommunications experience and during the balance of the last five years held various positions with PrimeCo, a telecommunication company, including area director and sales and marketing director in Jacksonville, Florida, and director of strategy and planning in Dallas, Texas. He has also worked in various management positions with two other telecommunication companies, U.S. Intelco Networks in Olympia, Washington and CenturyTel, Inc. in Monroe, Louisiana.

Paul J. Clifton has served as our Vice President and Chief Technical Officer since November 2001. He was Vice President of Research and Development since 1998. From 1994 to 1998, he was our Vice President for Engineering and Technical Services. From his hire in 1988 to 1994, he served us in various capacities such as manager of network systems and traffic manager.

Henry P. Hebert, Jr. has been since 1962 the owner of H.P. Hebert Oil Properties, which is involved in oil and gas exploration, production management and operating and producing property acquisitions. Mr. Hebert has also served as Chairman of the Board of Trustees for Lafayette General Medical Center in Lafayette, Louisiana since 1999. He has been a director of US Unwired since 2000.

Harley Ruppert has been employed from 1978 to the present by Newport Telephone Company, Inc., most recently as President, and in 2000 he acquired a controlling interest in that company. Mr. Ruppert is also President and Chief Executive Officer of NTCNet Inc., the holding company of Newport Telephone Company, Inc. He has been a director of US Unwired since 2002.

Christopher J. Stadler has been an executive of Investcorp, S.A., a global investment group (“Investcorp”), or one or more of its wholly owned subsidiaries, since April 1996 and is currently a member of its Steering Committee. Mr. Stadler is a director of Werner Holding Co. (DE), Inc, CSK Auto Corporation and Saks Incorporated. He has been a director of US Unwired since 2002.

Thomas J. Sullivan has been an executive of Investcorp, or one or more of its wholly owned subsidiaries, since April 1996. Mr. Sullivan is a director of Werner Holding Co. (DE), Inc. He has been a director of US Unwired since 2002.

Lawrence C. Tucker has been a general partner of Brown Brothers Harriman & Co. since 1979 and currently is a member of the Steering Committee of the firm’s partnership. He is a director of Z-Tel Technologies, Inc., National Healthcare Corporation, VAALCO Energy Inc. and Xspedius Holding Corp. He has been a director of US Unwired since 1999.

Messrs. William L. Henning, Jr. and Thomas G. Henning are brothers.

Messrs. Ruppert, Sullivan and Stadler were appointed to the Board of Directors pursuant to our agreement in connection with our acquisition of IWO Holdings, Inc., to permit Investcorp, S.A., to nominate a specified number of persons for election to our Board. Mr. Tucker was appointed to the Board pursuant to our agreement with the 1818 Fund III, LLP, to permit it to nominate at least one person for election to our Board.

Mr. Hebert received upon joining the Board options to purchase 5,000 shares of our common stock for $11.00 per share, the fair market value of the stock on the date of grant, and he also received a fee of $20,000 in 2003 for serving as an independent committee in connection with our 2003 bond exchange offer. Directors are not otherwise compensated.

EXECUTIVE COMPENSATION

Summary of Executive Compensation

The following table summarizes, for the last three years, the compensation of our Chief Executive Officer and of certain other of our executive officers whose annual compensation was over $100,000, in all capacities in which they served.

Name and Principal Position	Year	Annual Compensation						Securities Underlying Options
		Salary		Bonus		Other Annual Compensation
William L. Henning, Jr. Chairman of the Board of Directors	2003 2002 2001	$ $ $	220,000 220,000 220,000	$ $ $	20,000 0 110,000	$ $ $	24,473 24,473 32,173	20,000 20,000 20,000
Robert W. Piper President and Chief Executive Officer	2003 2002 2001	$ $ $	299,999 293,269 257,692	$ $ $	187,500 0 325,000	$ $ $	6,000 5,500 18,625	150,000 150,000 100,000
Thomas G. Henning Secretary and General Counsel	2003 2002 2001	$ $ $	165,599 160,961 146,588	$ $ $	136,125 0 165,000	$ $ $	600 600 5,550	50,000 50,000 35,000
Jerry E. Vaughn Chief Financial Officer	2003 2002 2001	$ $ $	228,638 214,615 174,461	$ $ $	144,375 0 220,000	$ $ $	6,600 6,550 12,100	150,000 75,000 50,000
Michael D. Bennett (1) Senior Vice President of Sales and Distribution	2003 2002 2001	$ $ $	164,346 158,964 139,231	$ $ $	82,618 0 135,000	$ $ $	6,404 5,912 7,423	40,000 50,000 20,000

(1)	Mr. Bennett was first appointed to his current position in January, 2003. Before then, he was Vice President-Southern Sales and operations from April 2002 to January 2003, Vice President and Chief Operating officer from August 2001 until April 2002 and General Manager of Wireless Operations from January 2000 until August 2001.

In 1996, we loaned Robert W. Piper, our Chief Executive Officer, $31,500, with interest at 5.98% per annum. Interest accrued since the date of the loan was $14,058 as of February 10, 2004. As part of the Key Employee Retention Plan described below, he will be entitled under certain circumstances to have this loan and all accrued interest forgiven after March 31, 2004.

In 1995 we entered into a split life insurance agreement pursuant to which we pay the premiums for $1.2 million of life insurance for the benefit of William L. Henning, Jr., Chairman of our Board, and we recover all the premiums paid at his death. Amounts of premiums paid are included in the above table under “Other Annual Compensation.”

We have employment contracts with each of Messrs. William L. Henning, Jr., Robert W. Piper, Thomas G. Henning, Jerry E. Vaughn and Michael D. Bennett for terms of three years (two years in the case of Mr. Bennett), automatically renewable each year unless we notify the employee within 120 days of a renewal date that the contract will not be renewed. If during the employment term we terminate the employee without cause, as defined in the contract, or he terminates his employment for good reason, as defined and including any change of control of our company, we must pay him in a lump sum approximately three times (two times in the case of Mr. Bennett) his salary and bonus and provide him with other benefits, and any stock options granted him will vest. The employee has agreed not to compete with us for two years after any termination of employment.

We adopted in 2003 a Key Employee Retention Plan under which certain of our key employees, including our Chief Executive Officer and Chief Financial Officer, are eligible to receive retention payments if they remain employed by us. The Plan is administered by the compensation committee of our board of directors, which determines the employees who are eligible to participate.

Payments under the plan will be made annually for each of the two years ended March 31, 2004 and March 31, 2005. The amount of an employee’s payment will be determined by the Committee, based on the employee’s performance during the past year. Payments can range from 40% to 50% of base salary for the Chief Executive Officer and employees who report to him, and from 30% to 40% of base salary for other key employees. The Chief Executive Officer is also entitled to have any loans he has received from us forgiven in addition to his retention payment for 2004.

We will pay 85% of an employee’s retention payment with respect to 2004 as soon as practicable following the award. However, we will defer payment of the remaining 15% until the soonest practicable date after the earlier of (i) March 31, 2005, or (ii) the employee’s death, disability or involuntary termination of employment by us other than for cause.

Employees cease to participate in the Plan if they voluntarily terminate their employment with us, if we terminate their employment for cause, or if the employee dies or becomes disabled. However, if an employee dies, becomes disabled or is terminated by us other than for cause before the end of a plan year, we will pay the employee his or her entire retention payment for that year, and any payments for prior awards that we have deferred. Employees who voluntarily terminate their employment or whom we terminate for cause will not be paid any further retention payments and will forfeit any payments that we have deferred.

The total amount of payments made under the Plan may not exceed $1,900,000.

Stock Option Grants

The following table contains information concerning the grant of stock options to purchase shares of common stock granted to the current named executive officers during 2003. The options are exercisable in 25% annual increments beginning one year from the date of grant, unless accelerated by the compensation committee or in the event of a change in control of us.

Name	No. of Shares Underlying Options Granted(1)	% of Total Options Granted to Employees in 2003	Exercise Price	Expiration Date	Potential Realizable Value of Options at Assumed Annual Rates of Stock Price Appreciation For Option Term
					5%	10%
William L. Henning, Jr.	20,000	1.08%	$0.12	3/26/2013	$1,505	$3,825
Robert W. Piper	150,000	8.14%	$0.12	3/26/2013	$11,286	$28,687
Jerry E. Vaughn	150,000	8.14%	$0.12	3/26/2013	$11,286	$28,687
Michael D. Bennett	40,000	2.17%	$0.12	3/26/2013	$3,009	$7,650
Thomas G. Henning	50,000	2.71%	$0.12	3/26/2013	$3,762	$9,562

(1)	All options were awarded at the fair market value of the underlying shares on the effective date of grant.

Option Holdings

The following table contains information with respect to the current named executive officers concerning unexercised options held as of December 31, 2003. No options were exercised by any of them in the year.

Name	Number of Securities Underlying Unexercised Options		Value of Unexercised In-the-Money Options (1)
	Exercisable	Unexercisable	Exercisable	Unexercisable
William L. Henning, Jr.	1,352,529	83,779	0	$15,800
Robert W. Piper	762,328	182,756	0	$118,500
Thomas G. Henning	675,377	121,125	0	$39,500
Jerry E. Vaughn	369,651	297,242	0	$118,500
Michael D. Bennett	102,456	114,154	0	$31,600

(1)	Reflects that the closing sale price of the common stock on December 31, 2003, was lower than the respective exercise prices of most of the options.

Compensation Committee Interlocks and Insider Participation

Our board of directors has a compensation committee, which is responsible for determining the compensation of our officers and key employees and administering our incentive compensation plans. The members of the committee are Messrs. Tucker (Chairman), Hebert and Stadler. No member of the compensation committee has ever been an officer or employee of us or any of our subsidiaries.

In January 2003, we entered into an agreement with Brown Brothers Harriman & Co. for it to provide strategic and financial advisory services to our counsel on our behalf in connection with the Company’s review of strategic and financial opportunities and other related matters. Pursuant to that agreement, we will have paid Brown Brothers Harriman an aggregate of $1.1 million in monthly retainer fees through June 30, 2004, and reimbursed its out-of-pocket expenses in the amount of $118,000. In addition, following the completion of our offering of the old notes and the tender offer discussed in this prospectus under “Summary—Recent Developments,” our board of directors made a determination that a success fee had been earned by Brown Brothers Harriman pursuant to the terms of the agreement and that the amount of the fee earned was $750,000 pursuant to the range provided in the agreement. Mr. Tucker is a general partner of Brown Brothers Harriman, which is the general partner of The 1818 Fund III, L.P., one of our principal stockholders. See “Principal Stockholders.” Mr. Tucker is a co-manager of The 1818 Fund III.

Please see the “Certain Relationships and Related Transactions” section in this prospectus for information about bonuses that we are paying to certain of our management personnel in connection with the restructuring of our debt.

PRINCIPAL SHAREHOLDERS

The following, to our knowledge, are the only beneficial owners of more than 5% of our outstanding voting power, determined in accordance with Rule 13d-3 of the SEC as of March 25, 2004. The ownership percentages set forth below do not give effect to the shares of common stock issued in connection with the exchanges described under “Summary—Recent Developments—3(a)(9) Exchanges.” Pursuant to these exchanges, two groups of affiliated holders of the 13 3/8% senior subordinated discount notes due 2009 received shares representing in excess of 5% of the total number of outstanding shares of common stock as of the date of such exchange. Unless otherwise indicated, all shares shown as beneficially owned are held with sole voting and investment power.

Beneficial Owner	Number of Shares		Percent
William L. Henning	8,999,077	(1)	6.98
William L. Henning, Jr.	11,244,720	(2)	8.63
John A. Henning	9,484,132	(3)	7.36
Thomas G. Henning	12,477,210	(4)	9.63
Investcorp, S.A.	6,852,776	(5)	5.17
Lawrence C. Tucker	10,038,418	(6)	7.58
The 1818 Fund III, L.P.	10,038,418	(6)	7.58

(1)	Includes 191,838 shares held by William L. Henning as custodian for the minor children of Thomas G. Henning, 4,934,528 shares owned by his wife and 2,634,842 shares owned by Cameron Communications Corporation, of all of which shares he disclaims beneficial ownership. Also includes his proportionate interest in 177,427 shares held by a general partnership and 79,956 shares he has the right to acquire pursuant to options currently exercisable or exercisable within 60 days. William L. Henning’s address is 101 E. Thomas Street, Sulphur, LA 70663.
(2)	Includes 1,405,308 shares he has the right to acquire pursuant to currently exercisable options and his proportionate interest in 177,427 shares held by a general partnership. Mr. Henning’s address is 901 Lakeshore Drive, Lake Charles, LA 70601.
(3)	Includes 79,956 shares he has the right to acquire pursuant to currently exercisable options and his proportionate interest in 177,427 shares held by a general partnership. Mr. Henning’s address is 101 E. Thomas Street, Sulphur, La. 70663.
(4)	Includes 422,523 shares held as custodian for the minor children of John A. Henning and William L. Henning, Jr., of all of which shares Thomas G. Henning disclaims beneficial ownership, and 725,252 shares he has the right to acquire pursuant to options currently exercisable. Excludes 191,838 shares held by William L. Henning, as custodian for the minor children of Thomas G. Henning. Also includes 1,241,992 shares held as trustee for the minor children of William L. Henning, Jr. and John A. Henning, 620,996 shares held as trustee for his minor children, and 10,000 shares held as custodian for his minor children, of all of which shares he disclaims beneficial ownership. Also includes his proportionate interest in 177,427 shares held by a general partnership. Thomas G. Henning’s address is 901 Lakeshore Drive, Lake Charles, LA 70601.
(5)	As set forth in a Schedule 13D by Investcorp, S.A. and SIPCO, Limited, the parent corporation of Investcorp, filed with the SEC in April 2002. Beneficial ownership of the shares shown is stated to be shared with a number of entities, including a wholly owned subsidiary of Investcorp S.A., a limited partnership of which Investcorp is sole general partner, and entities listed in the Schedule 13D under the term “Managed Entities.” The Managed Entities are stated as being indirectly managed by Investcorp by virtue of revocable agreements pursuant to which “such entities or their stockholders or principals” have granted Investcorp authority to direct the voting or disposition of our stock. The shares also include 48,353 shares that Investcorp may acquire pursuant to currently exercisable warrants. The address of Investcorp, S.A., is 37 Rue Notre Dame, Luxembourg.
(6)	Mr. Tucker, a general partner of Brown Brothers Harriman & Co., which is the general partner of The 1818 Fund, may be deemed to be the beneficial owner of shares held of record by The 1818 Fund due to his role as a co-manager of The 1818 Fund. Mr. Tucker disclaims beneficial ownership of the shares beneficially owned by The 1818 Fund, except to the extent of his pecuniary interest therein. The address of the 1818 Fund is 140 Broadway, New York, NY 10005.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information concerning the beneficial ownership of our outstanding common stock as of March 25, 2004, by each director and each current executive officer identified under “Management” and by all directors and current executive officers as a group, determined in accordance with Rule 13d-3 of the SEC. The ownership percentages set forth below do not give effect to the shares of common stock issued in connection with the exchanges described under “Summary—Recent Developments—3(a)(9) Exchanges.” Unless otherwise indicated in this table or the notes under “Principal Shareholders”, the securities shown are held with sole voting and investment power.

Beneficial Owner	Number of Shares		Percent
Directors
Henry P. Hebert, Jr.	20,000	(1)	*
Thomas G. Henning	12,477,210	(1)	9.63
Robert W. Piper	985,811	(1)	*
William L. Henning, Jr.	11,244,720	(1)	8.63
Lawrence C. Tucker	10,038,418	(2)	7.58
Harley Ruppert	1,098,508	(3)	*
Christopher Stadler	0		*
Thomas Sullivan	0		*
Named Executive Officers who are not directors
Jerry E. Vaughn	454,393	(1)	*
Michael D. Bennett	156,610	(1)	*
All directors and executive officers as a group (11 persons)	36,475,670		27.52

*	Less than one percent
(1)	Includes shares of Common Stock that the named persons have, or will have within 60 days, the right to acquire pursuant to stock options, as follows: Mr. Hebert, 5,000 shares; Mr. Thomas G. Henning, 725,252; Mr. Piper, 882,584; Mr. William Henning, Jr., 1,405,308 Mr. Vaughn, 454,393; and Mr. Bennett, 156,610.
(2)	Consists of shares owned by the 1818 Fund III, LLP. See note 6 under “Principal Shareholders.”
(3)	Consists of shares owned by Newport PCS Inc., a subsidiary of Newport Telephone Company, of which Mr. Ruppert is President, and 61,337 shares Newport PCS has the right to acquire pursuant to currently exercisable warrants.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

William L. Henning, the beneficial owner of more than 5% of the Common Stock of the Company, and William L. Henning, Jr. and Thomas G. Henning, officers and directors of the Company, are officers and directors of Cameron Communications, LLC (“Cameron”), a limited liability company engaged primarily in the wireline communications business, and William L. Henning is Cameron’s principal shareholder. Cameron is also a shareholder of Xspedius Holding Corp. (“Xspedius”), a corporation engaged primarily in the competitive local exchange business. William L. Henning, Jr., Chairman of our Board, is the former Chairman and Chief Executive Officer of Xspedius. The 1818 Fund is a shareholder of Xspedius, and Lawrence C. Tucker, a director of the Company and executive of the 1818 Fund, is also a director of Xspedius. US Unwired, Cameron, Xspedius and their subsidiaries have agreements with one another and with other companies under common control, as described below.

We lease office space to Xspedius, which paid us $0.7 million in rent in 2003. Xspedius provides circuit and voicemail services that we use and also resell to our subscribers, for which we paid it $1.7 million in 2003.

Cameron provides circuit and interconnect services to us and was paid $0.4 million in 2003. We lease tower space from and paid Cameron $0.1 million in rent in 2003. We also purchase long distance service from Cameron and resell that service to our customers. We pay rates for this service that are comparable to rates at similar volumes charged by Cameron to other customers and competitive with rates that we would expect to pay for similar service from an unaffiliated third party. We paid Cameron approximately $0.3 million in 2003 for long distance service.

Unibill, Inc. (“Unibill”), a wholly owned subsidiary of Cameron, provides bill processing and related services for us. For these services, Unibill received approximately $1.7 million from us in 2003. In March 1998, we agreed to lease office, equipment and warehouse space from Unibill for 60 months. When the lease expired in March 2003 it was continued from month to month at the same rent until a new 60 month lease was executed, effective January 16, 2004. In 2003 we paid Unibill $0.3 million under these leases.

We currently receive management fees from IWO, which amounted to $8.4 million for the year ended December 31, 2003.

In January 2003, we entered into an agreement with Brown Brothers Harriman & Co. for it to provide strategic and financial advisory services to our counsel on our behalf in connection with the Company’s review of strategic and financial opportunities and other related matters. Pursuant to that agreement, we will have paid Brown Brothers Harriman an aggregate of $1.1 million in monthly retainer fees through June 30, 2004, and reimbursed its out-of-pocket expenses in the amount of $118,000. In addition, following the completion of our offering of the old notes and the tender offer discussed in this prospectus under “Summary—Recent Developments,” our board of directors made a determination that a success fee had been earned by Brown Brothers Harriman pursuant to the terms of the agreement and that the amount of the fee earned was $750,000 pursuant to the range provided in the agreement. Lawrence C. Tucker, one of our directors, is a general partner of Brown Brothers Harriman, which is the general partner of The 1818 Fund III, L.P., one of our principal stockholders. See “Principal Stockholders.” Mr. Tucker is a co-manager of The 1818 Fund III.

On June 24, 2004, the compensation committee of our board of directors determined to award bonuses to certain of our management personnel in connection with the successful restructuring of our debt, including the offering of the old notes, as follows:

Robert Piper, President, Chief Executive Officer and Director	$230,000
Jerry E. Vaughn, Chief Financial Officer	$200,000
Kris Hickingbottom, Vice President, Financial Planning and Analysis	$50,000
Thomas G. Henning, Secretary, General Counsel and Director	$50,000
Ed Moise, Treasurer	$100,000
Donald Loverich, Controller	$75,000

In addition, the committee awarded Mr. Vaughn options to purchase 150,000 shares of our common stock at $1.13 per share pursuant to the US Unwired Inc. 1999 Equity Incentive Plan.

We believe that the terms of each of the foregoing arrangements are no less favorable to us than would be expected in comparable arrangements with unaffiliated third persons.

DESCRIPTION OF OTHER INDEBTEDNESS

Set forth below is a summary description of the terms of our material indebtedness other than the notes or our senior secured credit facility, which was repaid with the proceeds of the offering of the old notes.

US Unwired Senior Subordinated Discount Notes—13 3/8%

In October 1999, US Unwired issued $400 million in aggregate principal amount of 13 3/8% senior subordinated discount notes due November 1, 2009 (the “US Unwired senior subordinated discount notes”). The US Unwired senior subordinated discount notes were issued at a substantial discount such that the Company received gross proceeds of approximately $209.2 million. The US Unwired senior subordinated discount notes increase in value daily, compounded twice per year, at the rate of 13 3/8% per year until November 1, 2004. On that date, the value of the US Unwired senior subordinated discount notes will be equal to the face amount of the US Unwired senior subordinated discount notes and interest will begin to accrue at the rate of 13 3/8% per year. The Company will be required to pay the accrued interest beginning May 1, 2005, and on each November 1 and May 1 thereafter. The US Unwired senior subordinated discount notes are a general unsecured obligation of the Company. The US Unwired senior subordinated discount notes rank junior to all existing and future senior debt of the Company and equal in right of payment of any future senior subordinated indebtedness of the Company. On May 26, 2004, we announced that we received tenders in excess of the majority of the aggregate face amount of our 13 3/8% senior subordinated discount notes due 2009 and entered into a supplemental indenture which eliminated substantially all of the restrictive covenants and certain events of default in the related indenture.

The US Unwired senior subordinated discount notes are fully, unconditionally and jointly and severally guaranteed by the Company’s wholly owned subsidiaries, Louisiana Unwired, Unwired Telecom, Texas Unwired, Georgia PCS Leasing, LLC and Georgia PCS Management, L.L.C. Each of the guarantees is a general unsecured obligation of the guarantor. Each of the guarantees ranks equally in right of payment with the guarantor’s future senior subordinated indebtedness and is subordinated in right of payment to all existing and future senior debt of the guarantor, including the notes. The US Unwired senior subordinated discount notes are not guaranteed by IWO.

US Unwired Reimbursement and Collateral Account Agreement

In June 2004, US Unwired entered into a Reimbursement and Collateral Account Agreement with CoBank, ACB to secure certain of US Unwired’s letter of credit reimbursement obligations for undrawn letters of credit with expiry dates later than the date of repayment of US Unwired’s prior senior secured credit facility. US Unwired has pledged to CoBank, ACB cash in an amount equal to 105% of US Unwired’s maximum repayment obligations under the Reimbursement and Collateral Account Agreement. US Unwired is in the process of replacing the letters of credit issued by CoBank, ACB with letters of credit issued by Whitney National Bank. Once all of the CoBank, ACB letters of credit are replaced, the Reimbursement and Collateral Account Agreement with CoBank, ACB will terminate. US Unwired has agreed to enter into a Possessory Security Agreement with Whitney National Bank pursuant to which US Unwired will pledge cash to Whitney National Bank in an amount equal to 100% of US Unwired’s maximum repayment obligations with respect to any letters of credit issued by Whitney National Bank.

IWO Senior Bank Credit Facility

Effective December 2000, Independent Wireless One Corporation, a wholly owned subsidiary of IWO, entered into amended and restated secured bank credit facility (“IWO senior bank credit facility”) under which it may borrow up to $240 million in the aggregate consisting of $170 million in term loans and up to $70 million in revolving loans. The IWO senior bank credit facility matures in 2008. The term loans are due to be repaid in quarterly installments beginning in March 2004 and the reducing revolver matures in March 2008. All loans under the senior bank credit facility, effective with the date of the default, bear interest at a rate of 4.25-4.75 percent above the agent bank’s prime rate. The IWO senior bank credit facility is collateralized by all of the assets of IWO and its subsidiaries.

IWO Senior Notes—14%

In February 2001, IWO issued 160,000 units, each consisting of $1,000 principal amount of 14% Senior Notes (“IWO senior notes”) due January 15, 2011 and one warrant to purchase 12.50025 shares of the Company’s class C common stock at an exercise price of $7.00 per share. As a result of US Unwired’s acquisition of IWO in April 2002, this warrant was converted to a US Unwired warrant to purchase 12.96401 shares of the US Unwired’s common stock at $6.75 per share. Interest is payable semi-annually on January 15 and July 15 of each year. Independent Wireless One Corporation, a wholly owned subsidiary of IWO, is the sole guarantor of the senior notes. All of IWO’s restricted subsidiaries formed or acquired after the issuance of senior notes that guarantee the Company’s senior bank credit facility will also be required to guarantee the IWO senior notes. The IWO senior notes are not guaranteed by Independent Wireless One Realty Corporation, a wholly owned subsidiary of the Company. Effective April 1, 2002, with the acquisition by US Unwired, IWO’s senior notes were revalued to a fair value of $136.0 million. The discount is being accreted over the remaining life of the notes using the effective interest method.

A portion of the original proceeds of the senior notes offering was set aside as restricted cash and used to make the first six scheduled semi-annual interest payments on the senior notes through January 2004.

Defaults Upon IWO Senior Securities

In March 2004, Independent Wireless One Corporation, a wholly owned subsidiary of IWO, failed to make the initial $2.3 million principal payment and since March 31, 2003 has failed to make $14.2 million in interest payments on the IWO secured credit facility under which IWO may borrow up to $240 million in the aggregate consisting of $170 million in term loans and up to $70 million in revolving loans and was not in compliance with its restrictive covenants. As a result of the failure to make scheduled principal and interest payments and the covenant violations, IWO was in default of the IWO senior bank credit facility at March 31, 2004.

DESCRIPTION OF THE NEW NOTES

We are offering in this prospectus to exchange the new notes for the old notes we issued in our private offering that we completed on June 16, 2004. All of the terms of the new notes will be exactly the same as the terms of the old notes, except that:

•	The new notes will be registered under the Securities Act. Therefore, the new notes will be free from transfer restrictions that apply to the old notes; and

•	The old notes require us to file SEC registrations and to pay specified penalties for delay. The new notes do not have these provisions.

The rest of this section describes the terms of the new notes and the old notes that are identical. Because the terms are identical, the description in this section applies equally to the new notes and the old notes.

You can find the definitions of certain terms used in this description under the caption “—Certain Definitions.” Certain defined terms used in this description, but not defined below under the caption “—Certain Definitions,” have the meanings assigned to them in the indentures. In this description, the terms “US Unwired,” “we”, “us” and “our” refer only to US Unwired Inc. and not to any of its Subsidiaries and the term “Subsidiary” excludes IWO Holdings, Inc. and its Subsidiaries.

The 2010 notes are to be issued under an indenture (the “2010 indenture”) and the 2012 notes are to be issued under an indenture (the “2012 indenture”), in each case dated the date of the consummation of the offering of the old notes among US Unwired, the Guarantors and U.S. Bank National Association, as trustee. Where we refer to the “notes,” we are referring to the 2010 notes and the 2012 notes collectively, and where we refer to the “indentures” we are referring to the 2010 indenture and the 2012 indenture, collectively. All references to the “trustee” shall mean the trustee under the 2010 indenture (if with respect to the 2010 indenture or 2010 notes) or the trustee under the 2012 indenture (if with respect to the 2012 indenture or the 2012 notes) or both trustees collectively, as the context suggests. The terms of the notes include those stated in the indentures and those made part of the indentures by reference to the Trust Indenture Act of 1939, as amended.

The following description is a summary of the material provisions of the indentures, the Collateral Documents and the Intercreditor Agreement. It does not restate those agreements in their entirety. We urge you to read the indentures, the Collateral Documents and the Intercreditor Agreement in their entirety because they, and not this description, define your rights as a Holder. Copies of the indentures, certain of the Collateral Documents and the Intercreditor Agreement have been filed as exhibits to the registration statement of which this prospectus is a part. See the “Where You Can Find More Information” section of this prospectus.

The registered Holder of a note will be treated as the owner of it for all purposes. Only registered Holders will have rights under the indentures.

Brief Description of the Notes and Ranking

2010 Notes

The 2010 notes will:

•	be senior secured obligations of US Unwired;

•	be secured by security interests (“First Priority Liens”) in the Collateral on a first priority basis, equal and ratable with any other First Lien Obligations;

•	be unconditionally guaranteed on a senior secured basis by (i) all of US Unwired’s current direct and indirect Subsidiaries and (ii) all of US Unwired’s future Restricted Subsidiaries that are Domestic Subsidiaries;

•	rank equally in right of payment with all existing and future Pari Passu Indebtedness of US Unwired (including the 2012 notes) and any other First Lien Obligations; and

•	rank senior in right of payment to all existing and future Indebtedness of US Unwired that expressly provides for its subordination to the 2010 notes, including our 13 3/8% senior subordinated discount notes due 2009 that remain outstanding after consummation of the tender offer described in “Summary—Recent Developments—The Tender Offer.”

2012 Notes

The 2012 notes will:

•	be senior secured obligations of US Unwired;

•	be secured by security interests (“Second Priority Liens”) in the Collateral on a second priority basis, subject to the first priority security interests securing US Unwired’s obligations under any First Lien Obligations (including in respect of the 2010 notes);

•	be unconditionally guaranteed on a senior secured basis by (i) all of US Unwired’s current direct and indirect Subsidiaries and (ii) all of US Unwired’s future Restricted Subsidiaries that are Domestic Subsidiaries;

•	rank equally in right of payment with all existing and future Pari Passu Indebtedness of US Unwired and any First Lien Obligations (including the 2010 notes); and

•	rank senior in right of payment to all existing and future Indebtedness of US Unwired that expressly provides for its subordination to the 2012 notes, including any of US Unwired’s 13 3/8% senior subordinated discount notes due 2009, to the extent any of such notes remain outstanding after consummation of the tender offer described in “Summary—Recent Developments—The Tender Offer.”

In the future, subject to the limitations set forth in the indentures, US Unwired and its Restricted Subsidiaries may incur additional Indebtedness that may be entitled to the benefits of the First Priority Liens created in the Collateral pursuant to the Collateral Documents. If such additional First Priority Lien Indebtedness is incurred, it would be secured equally and ratably with the 2010 notes, the Subsidiary Guarantees with respect to the 2010 notes and the 2010 Note Obligations, and senior to the 2012 notes, the Subsidiary Guarantees with respect to the 2012 notes and the 2012 Note Obligations. In the event that holders of First Lien Obligations exercise their rights with respect to the Collateral, those Holders (including Holders of the 2010 notes) would be entitled to be repaid in full from the proceeds from the sale of the Collateral before those proceeds would be available for distribution to Holders of the 2012 notes. As a result, there may not be sufficient assets remaining to pay amounts due on any or all of the 2012 notes unless all First Lien Obligations are paid in full. Holders of the notes will be entitled to be repaid in full from the proceeds from the sale of Collateral before any amounts would be available for distribution to unsecured creditors. Under the indenture, we and our Subsidiaries will be able to Incur additional secured debt in the future. See “Risk Factors—Our substantial debt could adversely affect our financial condition and prevent us from fulfilling our obligations under the notes.”

The assets of any Subsidiary that does not guarantee the notes will not constitute collateral and will be subject to the prior claims of all creditors of that Subsidiary, including trade creditors. Under the indentures, US Unwired will be permitted to designate certain of its Subsidiaries as “Unrestricted Subsidiaries.” US Unwired’s Unrestricted Subsidiaries will not be subject to the restrictive covenants in the indentures and will not guarantee the notes. In the event of a bankruptcy, administrative receivership, composition, insolvency, liquidation or reorganization of any of the non-guarantor Subsidiaries, such Subsidiaries will pay the holders of their liabilities, including trade payables, before any of their assets would become available to pay creditors of US Unwired and its Restricted Subsidiaries (including Holders of the notes). See “Risk Factors—The notes will be structurally subordinated to liabilities of US Unwired’s subsidiaries that do not guarantee the notes.” On the Issue Date, all of our Subsidiaries will be Restricted Subsidiaries.

Principal, Maturity and Interest

US Unwired will issue $360.0 million aggregate principal amount of new notes in this exchange offer, consisting of $125.0 million aggregate principal amount of 2010 notes and $235.0 million aggregate principal amount of 2012 notes. US Unwired may, subject to the covenants described below under “—Certain Covenants” and applicable law, issue additional notes under the indentures; provided, however, (i) the aggregate amount of 2010 notes (including any additional 2010 notes) that may be issued or incurred shall be limited to those issued on the Issue Date and those issued or incurred under clause (2) of the second paragraph under “—Limitation on Consolidated Indebtedness” and (ii) the aggregate amount of 2012 notes (including any additional 2012 notes) that may be issued or incurred shall be limited to those issued on the Issue Date, those issued or incurred under clause (2) of the second paragraph under “—Limitation on Consolidated Indebtedness” and such additional 2012 notes as may be issued from time to time pursuant to the first paragraph of “—Limitation on Consolidated Indebtedness”, subject to the Liens permitted under clause (4) of the definition of “Permitted Liens”. The 2010 notes offered under this prospectus and any additional 2010 notes subsequently issued would be treated as a single class for all purposes under the 2010 indenture and the 2012 notes offered under this prospectus and any additional 2012 notes subsequently issued would be treated as a single class for all purposes under the 2012 indenture. All additional 2010 notes subsequently issued would benefit from the First Priority Liens to the same extent as the 2010 notes originally issued. All additional 2012 notes subsequently issued would benefit from the Second Priority Liens to the same extent as the 2012 notes originally issued. US Unwired will issue notes in denominations of $1,000 and integral multiples of $1,000.

2010 Notes

The 2010 notes will mature on June 15, 2010.

The 2010 notes will bear interest at a rate per annum, reset quarterly, equal to LIBOR plus 4.25%, as determined by the calculation agent (the “Calculation Agent”), which shall initially be the Trustee.

Set forth below is a summary of certain of the defined terms used in the 2010 indenture relating to the calculation of interest on the 2010 notes.

“Determination Date,” with respect to an Interest Period, will be the second London Banking Day preceding the first day of the Interest Period.

“Interest Period” means the period commencing on and including an interest payment date and ending on and including the day immediately preceding the next succeeding interest payment date, with the exception that the first Interest Period shall commence on and include the Issue Date and end on and include September 14, 2004.

“LIBOR,” with respect to an Interest Period, will be the rate (expressed as a percentage per annum) for deposits in United States dollars for three-month periods beginning on the first day of such Interest Period that appears on Telerate Page 3750 as of 11:00 a.m., London time, on the Determination Date. If Telerate Page 3750 does not include such a rate or is unavailable on a Determination Date, the Calculation Agent will request the principal London office of each of four major banks in the London interbank market, as selected by the Calculation Agent, to provide such bank’s offered quotation (expressed as a percentage per annum), as of approximately 11:00 a.m., London time, on such Determination Date, to prime banks in the London interbank market for deposits in a Representative Amount in United States dollars for a three-month period beginning on the first day of such Interest Period. If at least two such offered quotations are so provided, LIBOR for the Interest Period will be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, the Calculation Agent will request each of three major banks in New York City, as selected by the Calculation Agent, to provide such bank’s rate (expressed as a percentage per annum), as of approximately 11:00 a.m., New York City time, on such Determination Date, for loans in a Representative Amount in United States dollars to leading European banks for a three-month period beginning on the first day of such Interest Period. If at least two such rates are so provided, LIBOR for the Interest Period will be the arithmetic mean of such rates. If fewer than two such rates are so provided, then LIBOR for the Interest Period will be LIBOR in effect with respect to the immediately preceding Interest Period.

“London Banking Day” is any day in which dealings in United States dollars are transacted or, with respect to any future date, are expected to be transacted in the London interbank market.

“Representative Amount” means a principal amount of not less than U.S.$1,000,000 for a single transaction in the relevant market at the relevant time.

“Telerate Page 3750” means the display designated as “Page 3750” on the Moneyline Telerate service (or such other page as may replace Page 3750 on that service).

The amount of interest for each day that the 2010 notes are outstanding (the “Daily Interest Amount”) will be calculated by dividing the interest rate in effect for such day by 360 and multiplying the result by the principal amount of the 2010 notes. The amount of interest to be paid on the 2010 notes for each Interest Period will be calculated by adding the Daily Interest Amounts for each day in the Interest Period.

All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point being rounded upwards (e.g., 9.876545% (or 0.09876545) being rounded to 9.87655% (or 0.0987655)) and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).

The interest rate on the 2010 notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application.

The Calculation Agent will, upon the request of the Holder of any 2010 note, provide the interest rate then in effect with respect to the 2010 notes. All calculations made by the Calculation Agent in the absence of manifest error will be conclusive for all purposes and binding on US Unwired, the Guarantors and the Holders of the 2010 notes.

Interest on the 2010 notes will be payable quarterly in arrears (to the Holders of record of the 2010 notes on the March 1, June 1, September 1 or December 1 immediately preceding the applicable interest payment date) on each March 15, June 15, September 15 and December 15 of each year, beginning on September 15, 2004. Interest on the 2010 notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from or including the Issue Date.

2012 Notes

The 2012 notes will mature on June 15, 2012.

Interest on the 2012 notes will accrue at a fixed rate of 10% per annum and will be payable semi-annually in arrears on each June 15 and December 15, commencing on December 15, 2004 to the Holders of record on the June 1 or December 1 immediately preceding the applicable interest payment date.

Interest on the 2012 notes will accrue from the Issue Date or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

Method of Receiving Payment on the Notes

If a Holder has given wire transfer instructions to us, we will pay all principal, interest, premium, if any, or Liquidated Damages, if any, on that Holder’s notes in accordance with those instructions. All other payments on notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless we elect to make interest payments by check mailed to the Holders at their address set forth in the security register.

Paying Agent and Registrar for the Notes

The trustee will initially act as paying agent and registrar. We may change the paying agent or registrar with respect to either the 2010 notes or the 2012 notes without prior notice to the Holders of the notes, and US Unwired or any of its Subsidiaries may act as paying agent or registrar.

All moneys paid by us to a paying agent for the payment of principal, interest, premium, if any, or Liquidated Damages, if any, on any notes which remain unclaimed for two years after such principal, interest, premium or Liquidated Damages have become due and payable may be repaid to us, and thereafter the Holder of such notes may look only to us for payment of them.

Transfer and Exchange

A Holder may transfer or exchange notes in accordance with the terms of the indentures. The registrar and the trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes and fees required by law in connection with such transfer. We are not required to transfer or exchange any note selected for redemption. Also, we are not required to transfer or exchange any note (1) for a period of 15 days before a selection of notes to be redeemed or (2) tendered and not withdrawn in connection with an Offer to Purchase or an Asset Sale Offer.

Subsidiary Guarantees

All obligations of US Unwired under the indentures with respect to the notes will be guaranteed by:

(1) all of US Unwired’s current Subsidiaries; and

(2) all of US Unwired’s future Restricted Subsidiaries that are Domestic Subsidiaries.

The Subsidiary Guarantees with respect to the 2010 notes will be:

•	the joint and several obligations of each Guarantor;

•	secured, on a first priority basis, by security interests in the Collateral owned by the Subsidiary Guarantors;

•	effectively junior to Capital Lease Obligations and obligations secured by certain other Permitted Liens, to the extent of the value of the assets securing those obligations;

•	senior in right of payment to all future subordinated Indebtedness of such Guarantor, if any; and

•	equal in right of payment with all existing and future Pari Passu Indebtedness of such Guarantor.

The Subsidiary Guarantees with respect to the 2012 notes will be:

•	the joint and several obligations of each Guarantor;

•	secured, on a second priority basis, by security interests in the Collateral owned by the Subsidiary Guarantors;

•	effectively junior to that Guarantor’s Subsidiary Guarantee of all First Lien Obligations, which will be secured on a first priority basis by security interests in the Collateral owned by such Guarantor, and to Capital Lease Obligations and obligations secured by certain other Permitted Liens, to the extent of the value of the assets securing those obligations;

•	senior in right of payment to all future subordinated Indebtedness of such Guarantor, if any; and

•	equal in right of payment with all existing and future Pari Passu Indebtedness of such Guarantor.

A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than US Unwired or another Guarantor, unless, immediately after giving effect to such transaction, no Default or Event of Default has occurred and is continuing and either:

(a) such Guarantor is the surviving Person or the Person acquiring the property in any such sale or disposition or the Person formed by any such consolidation or merger assumes all the obligations of that Guarantor under the indentures, its Subsidiary Guarantee in respect of the 2010 notes and the 2012 notes and the Collateral Documents pursuant to a supplemental indenture and appropriate Collateral Documents; or

(b) the Net Proceeds of such sale or other disposition are applied in accordance with “Asset Sale” provisions of the indentures.

The Subsidiary Guarantee of a Guarantor will be released:

(1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger, consolidation or otherwise) by US Unwired or a Subsidiary of US Unwired, if the sale or other disposition complies with the “Asset Sale” provisions of the indentures;

(2) in connection with any sale or other disposition of all of the Capital Stock of a Guarantor by US Unwired or a Subsidiary of US Unwired, if the sale or other disposition complies with the “Asset Sale” provisions of the indentures;

(3) if the Collateral Agent, at the instruction of the holders of the First Lien Obligations, exercises any remedies in respect of the Capital Stock of such Guarantor;

(4) if US Unwired designates that Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the indentures (unless any Collateral is then owned by such Guarantor); or

(5) upon legal defeasance of the notes as provided below under the caption “—Defeasance.”

At the completion of the Exchange Offer, the Guarantors will be required to confirm in writing that their Subsidiary Guarantees apply to the Exchange Notes. It will be a condition to the closing of the Exchange Offer that such confirmation occurs.

Security for the Notes

Except as noted below, the notes, the Subsidiary Guarantees and the Note Obligations will be secured by Liens granted to the Collateral Agent on substantially all of the tangible and intangible personal property, real property and fixtures of US Unwired and the Guarantors, whether now owned or hereafter acquired, (collectively, the “Collateral”), subject to certain Permitted Liens and except as otherwise provided below. Such Liens securing the 2010 notes, the Subsidiary Guarantees with respect to the 2010 notes and the 2010 Note Obligations will be secured by First Priority Liens on the Collateral. Such Liens securing the 2012 notes, the Subsidiary Guarantees with respect to the 2012 notes and the 2012 Note Obligations will be secured by Second Priority Liens on the Collateral. See “Risk Factors—If there is a default, the value of the collateral may not be sufficient to repay holders of the notes. The collateral securing the 2012 notes is subject to a first priority claim by creditors with first priority liens including claims by holders of the 2010 notes.”

The Collateral includes, without limitation:

(1) all of the Capital Stock of each Restricted Subsidiary that is a Domestic Subsidiary;

(2) FCC Licenses, to the extent permitted by applicable law and to the extent not requiring FCC approval in order to grant a security interest therein;

(3) all deposit accounts, security accounts, accounts receivable, inventory, investment property (other than Capital Stock of the Subsidiaries of US Unwired described in clause (1) above), intercompany notes, general intangibles, equipment, instruments, contract rights, chattel paper, promissory notes and leases (except, with respect to leases, to the extent perfection cannot be effected through filings under the Uniform Commercial Code);

(4) all fixtures, except to the extent perfection cannot be effected through filings under the Uniform Commercial Code;

(5) real property described below under “Additional Collateral; Acquisition of Assets or Property”, and the headquarters building of US Unwired in Lake Charles, Louisiana;

(6) patents, trademarks, copyrights and other intellectual property; and

(7) all proceeds of, and all other amounts arising from, the collection, sale, lease, exchange, assignment, licensing or other disposition or realization upon the Collateral described in clauses (1) through (7) above.

In addition, the Collateral Agent will be named as a loss payee in all of the insurance policies of US Unwired and the Guarantors that cover assets that constitute Collateral.

The Collateral will not include (collectively, the “Excluded Property”) (a) any chattel paper, promissory note, lease, contract, general intangible, license, property right or agreement (collectively, a “Contract”) to which US Unwired or any Guarantor is a party (i) to the extent that the grant of a security interest therein by US Unwired or such Guarantor will constitute or result in the abandonment, invalidation or unenforceability of any material right, title or interest of US Unwired or such Guarantor under such Contract, (ii) to the extent that the terms of such Contract prohibit the creation by US Unwired or such Guarantor of a security interest therein or (iii) to the extent that any Requirement of Law applicable thereto prohibits the creation of a security interest therein (other than, in the case of clauses (i), (ii) and (iii), to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code), (b) any Excluded Real Property, (c) any Capital Stock of a Subsidiary other than that described in clause (1) of the first paragraph under “Security,” (d) any vehicles (whether owned or leased), (e) rights with respect to lawsuits filed against Sprint and its Affiliates or (f) any assets that are subject to Liens permitted under clauses (1), (6), (7), (8) and (21) of the definition of “Permitted Liens” (but only to the extent the agreements relating to such Liens prohibit the creation of Liens in favor of the Collateral Agent on such property or assets); provided that any proceeds, substitutions or replacements of any Excluded Property shall not themselves be Excluded Property (unless such proceeds, substitutions or replacements would constitute property described in clause (a) through (f) above).

On the Issue Date, US Unwired and the Guarantors entered into the Collateral Documents, which provide for a grant of a security interest in the Collateral in favor of the Collateral Agent for the benefit of the Holders of the 2010 notes on a first priority basis and for the benefit of the Holders of the 2012 notes on a second priority basis. The security interests with respect to the 2010 notes will secure on a first priority basis, equally and ratably with any other First Lien Obligations, the payment and performance when due of the 2010 notes, the Subsidiary Guarantees with respect to the 2010 notes and the 2010 Note Obligations under the terms of the 2010 indenture, the 2010 notes, the Guarantees and the Collateral Documents. The security interests with respect to the 2012 notes will secure on a second priority basis, junior to the First Lien Obligations, the payment and performance when due of the 2012 notes, the Subsidiary Guarantees with respect to the 2012 notes and the 2012 Note Obligations under the terms of the 2012 indenture, the 2012 notes, the Guarantees and the Collateral Documents.

US Unwired will, and will cause each of the Guarantors to, do or cause to be done all acts and things which may be required, or which the trustee from time to time may reasonably request, to assure and confirm that the

Collateral Agent holds, for the benefit of the Holders of the notes, duly created, enforceable and perfected Liens upon the Collateral as contemplated by the indentures, the Intercreditor Agreement and the Collateral Documents.

The Liens in favor of the Collateral Agent under the Collateral Documents will be released in whole:

(1) upon payment in full of the principal of, and accrued and unpaid interest and premium, if any, and Liquidated Damages, if any, on the notes and payment in full of all other Note Obligations with respect to the notes that are due and payable at or prior to the time such principal, accrued and unpaid interest and premium are paid; or

(2) upon a defeasance of the notes in accordance with the provisions described below under the caption “—Defeasance.”

The Liens in favor of the Collateral Agent under the Collateral Documents will be released with respect to any asset constituting Collateral if:

(1) the asset has been sold or otherwise disposed of by US Unwired or a Guarantor to a Person other than US Unwired or a Guarantor in a transaction permitted by the indentures, at the time of such sale or disposition; or

(2) the asset is owned or has been acquired by a Subsidiary that has been released from its Subsidiary Guarantee in accordance with the terms of the indentures (including by virtue of a Guarantor becoming an Unrestricted Subsidiary); or

(3) the Collateral Agent exercises any remedies in respect to such asset, including any sale or other disposition thereof.

US Unwired, subject to compliance by US Unwired and its Restricted Subsidiaries with the “—Limitation on Consolidated Indebtedness” covenant, has the ability to issue: (1) additional 2010 notes having identical terms and conditions to the 2010 notes, and other First Lien Obligations, subject to compliance with clause (2) of the second paragraph under “—Limitation on Consolidated Indebtedness”, and (ii) additional 2012 notes having identical terms and conditions as the 2012 notes, subject to the limitation set forth in clause (4) of the definition of “Permitted Liens”, all of which may be secured by the Collateral; provided, however, that not less than 75% of the net cash proceeds from any such issuance of additional notes shall be invested in additional assets, which shall become Collateral for the notes.

Additional Collateral; Acquisition of Assets or Property

Concurrently with:

(i) the acquisition (including, without limitation, through the designation, acquisition or creation of a new Restricted Subsidiary) by US Unwired or any Guarantor of any assets or property (including fixtures, but excluding all other real property) having a fair market value (as determined in good faith by the Board of Directors of US Unwired) in excess of $1.0 million individually or $2.5 million in a series of one or more related transactions;

(ii) the acquisition (including, without limitation, through the specification, acquisition or creation of a new Restricted Subsidiary) by US Unwired or any Guarantor of any fee interest in any individual or contiguous parcels of owned real property (other than fixtures) having a fair market value (as determined in good faith by the Board of Directors of US Unwired) in excess of $2.5 million individually or in a series of one or more related transactions;

(iii) the acquisition of any FCC License by US Unwired or any Guarantor; or

(iv) the inclusion by US Unwired or any Guarantor of any other assets or property in collateral securing any First Lien Obligations;

US Unwired shall, or shall cause the applicable Guarantor to, as promptly as practicable, subject to obtaining the consents contemplated by the next succeeding paragraph:

(1) execute and deliver to the Collateral Agent, such Collateral Documents and take such other actions as shall be necessary or (in the opinion of the Collateral Agent) desirable to create, perfect and protect a Lien in favor of the Collateral Agent on such assets or property (to the extent permitted by applicable law, in the case of FCC Licenses and to the extent otherwise required to be perfected in accordance with the terms of the Collateral Documents);

(2) in the case of real property, deliver to the Collateral Agent title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property, with local fixture filings being made in respect of fixtures associated with such real property; and

(3) promptly deliver to the Collateral Agent such opinions of counsel, if any, as the Collateral Agent may reasonably require with respect to the foregoing (including opinions as to enforceability and perfection of security interests).

Also, if the granting of a security interest in such property requires the consent of a third party, US Unwired will use commercially reasonable efforts (and in any event not involving the payment of money in excess of  1/2 of 1% of the estimated fair market value of the property as determined in good faith by the Chief Financial Officer of US Unwired) to obtain such consent as promptly as practicable with respect to the Lien for the benefit of the Collateral Agent. See “Risk Factors—The notes will be structurally subordinated to liabilities of US Unwired’s subsidiaries that do not guarantee the notes.”

Perfection and Non-Perfection of Security in Collateral

The security interests created by the Collateral Documents with respect to deposit accounts and security accounts have not been and will not be perfected. As a result the notes will not have the benefit of a perfected security interest in our cash, Cash Equivalents and other marketable securities or investments. After giving effect to the 3(a)(9) exchanges described under “Summary—Recent Developments—3(a)(9) Exchanges”, a $6.8 million partial repayment (including fees) of our senior credit facility on May 7, 2004, the offering of the old notes and the use of proceeds therefrom as if it had occurred on March 31, 2004, we would have had approximately $140.3 million of cash, Cash Equivalents and other marketable securities and investments. In addition, the old notes do not and the new notes will not have a perfected security interest in fixtures and certain other personal property to the extent perfection cannot be effected through filings under the Uniform Commercial Code. To the extent that any Collateral is not perfected, the Collateral Agent’s rights will be equal to the rights of the general unsecured creditors of US Unwired and the Guarantors in the event of a bankruptcy. Outside of bankruptcy, the security interests of certain lien holders, such as judgment creditors and any creditors who obtain a perfected security interest in any items of Collateral in which the Collateral Agent’s security interest is unperfected, would take priority over the Collateral Agent’s interests in the Collateral. Accordingly, there can be no assurance that the assets in which the Collateral Agent’s security interest is unperfected will be available upon the occurrence of an Event of Default or a Default under the other secured obligations to satisfy the obligations under the notes. In addition, certain assets may be subject to existing Permitted Liens that would take priority over any liens granted in such assets under the Collateral Documents.

Intercreditor Agreement

On the Issue Date, we, the Guarantors, the Collateral Agent, the trustee for the 2010 notes (the “2010 Notes Trustee”) and the trustee for the 2012 notes (the “2012 Notes Trustee”) entered into an Intercreditor Agreement substantially in the form attached to the indentures. Pursuant to the terms of the Intercreditor Agreement, the 2012 Notes Trustee will agree, on behalf of the Holders of the 2012 notes, that the security interests created pursuant to the Collateral Documents, insofar as securing the 2012 notes, the Subsidiary Guarantees in respect of the 2012 notes and the 2012 Note Obligations, are junior in priority, operation and effect to the security interests created pursuant to the Collateral Documents, insofar as securing the First Lien Obligations (including the 2010 notes, the Subsidiary Guarantees in respect of the 2010 notes and the 2010 Note Obligations), notwithstanding any provisions of applicable law to the contrary, or the fact that the security interests in respect of the First Lien Obligations are subordinated, voided, avoided, invalidated or lapsed. The Holders of the 2012 notes and the 2012 Notes Trustee will agree not to contest the security interests securing any First Lien Obligations. All proceeds of Collateral received by the Collateral Agent or the 2012 Notes Trustee at any time during a First Lien Obligation Period will be required to be applied to the First Lien Obligations until such Obligations are paid in full. At any other time, the Collateral Agent will distribute all cash proceeds (after payment of the costs of enforcement and collateral administration) of the Collateral received by it under the Collateral Documents to the 2012 Notes Trustee for the ratable benefit of the Holders of the 2012 Notes (and any other Indebtedness permitted to be Incurred under the Indentures secured by a Second Priority Lien).

In the event that, after the Issue Date, US Unwired and the Guarantors designate any additional Indebtedness (including under any Credit Agreement as “First Lien Obligations” under the Intercreditor Agreement), holders of such Indebtedness (or a trustee or agent on their behalf including, in the case of the Credit Agreement, the Credit Agreement Agent) will become a party to the Intercreditor Agreement and, together with the Lenders, shall be entitled to the benefits of the Intercreditor Agreement and the First Priority Liens created under the Collateral Documents in favor of the Collateral Agent. The aggregate amount of First Lien Obligations (including any thereof under the Credit Agreement), together with the aggregate amount of 2010 notes (including additional 2010 notes), that may be issued or incurred shall be limited to those issued on the Issue Date and those issued or incurred under clause (2) or (7) of the second paragraph under “—Limitation on Consolidated Indebtedness”. The Collateral Documents will provide that, as among the holders of the First Lien Obligations, any instructions to be given to the Collateral Agent by such holders shall be given by the majority of the holders of the First Lien Obligations (other than the holders of Hedging Obligations), voting as a single class. In the event that the holders of Indebtedness under the Credit Agreement entitled to the benefit of the First Priority Lien shall exceed in aggregate principal amount the 2010 notes, then the holders of such Indebtedness under the Credit Agreement will be able to control all actions taken by the Collateral Agent.

Pursuant to the terms of the Intercreditor Agreement, during a First Lien Obligation Period, the holders of the First Lien Obligations will have the exclusive right to determine the circumstances, order, time and method by which all Liens on the Collateral will be enforced. The 2012 Notes Trustee will not be permitted to enforce the Second Priority Liens during a First Lien Obligation Period even if an Event of Default (or insolvency proceeding) has occurred and is continuing and the 2012 notes have been accelerated. As a result, during a First Lien Obligation Period, none of the 2012 Notes Trustee nor the Holders of the 2012 notes will be able to force a sale of the Collateral or otherwise exercise remedies normally available to secured creditors without the concurrence of the holders of the First Lien Obligations. In addition, the 2012 Notes Trustee and the Holders of the 2012 notes will be prohibited from hindering the exercise of remedies available to the holders of First Lien Obligations.

The holders of First Lien Obligations may take actions with respect to the Collateral (including the release of the Collateral and the manner of realization) without the consent of the Holders of the 2012 notes or the 2012 Notes Trustee and modify the Collateral Documents without the consent of the Holders of the 2012 Notes or the 2012 Notes Trustee, to, among other things, secure additional extensions of credit and add additional secured parties, so long as such modifications do not expressly violate the provisions of the 2012 indenture. See “Risk Factors—The lien-ranking agreements in connection with the 2012 notes indenture will limit the rights of holders of the 2012 notes and their control with respect to the collateral securing the 2012 notes.”

The Intercreditor Agreement also prohibits US Unwired and its Subsidiaries from granting Liens in favor of the 2012 notes, the Subsidiary Guarantees in respect of the 2012 notes or the 2012 Note Obligations except in favor of the Collateral Agent pursuant to the Collateral Documents. In addition, during any First Lien Obligation Period, neither the 2012 Notes Trustee nor the Holders of the 2012 notes will have any right to approve any amendment, waiver or consent under any Collateral Documents (other than the release of Collateral that would have the effect of removing assets subject to the Second Priority Lien without concurrently releasing the First Priority Lien on such assets, in each case, subject to certain exceptions).

During the pendency of a bankruptcy case during any First Lien Obligation Period, the Intercreditor Agreement will prohibit the 2012 Notes Trustee and the Holders of the 2012 notes from filing any pleadings or motions in respect of the Collateral, taking any position at any hearing in respect of the Collateral, seeking relief from the automatic stay in respect of the Collateral or otherwise taking any action in respect of the Collateral, other than to file proofs of claim. During the pendency of a bankruptcy case during any First Lien Obligation Period, the Intercreditor Agreement will also prohibit the 2012 Notes Trustee and the Holders of the 2012 notes from objecting to debtor-in-possession financing approved by the holders of First Lien Obligations, including any provisions contained in such debtor-in-possession financing that provide Liens that are prior to the Second Priority Liens or the use by any lender under any such debtor-in-possession financing of cash collateral, so long as such Liens are permitted to be incurred under the 2012 indenture. Further, during the pendency of a bankruptcy case during any First Lien Obligations Period, the Intercreditor Agreement will also prohibit the 2012 Notes Trustee and the Holders of the 2012 notes from objecting to any request by the holders of the First Lien Obligations for adequate protection, or to the release of Collateral sold in connection with a Section 363 of the Bankruptcy Code sale approved by the holders of the First Lien Obligations and from objecting to a plan or reorganization or disclosure statement related thereto under certain circumstances.

Bankruptcy Limitations

In addition to the limitations described above under “—Intercreditor Agreement”, you should be aware that the right and ability of the Collateral Agent to repossess and dispose of the Collateral upon the occurrence of an Event of Default is likely to be significantly impaired by title 11 of the United States Code (the “Bankruptcy Code”) if a bankruptcy proceeding were to be commenced by or against US Unwired or a Guarantor prior to the Collateral Agent having repossessed and disposed of the Collateral. Under the Bankruptcy Code, a secured creditor such as the Collateral Agent may be prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval. Moreover, the Bankruptcy Code permits the debtor, subject to bankruptcy court approval, to continue to retain and to use collateral (and the proceeds, products, rents or profits of such collateral) even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but it is intended, in general, to protect the value of the secured creditor’s interest in the collateral and may include, if approved by the court, cash payments or the granting of additional security for any diminution in the value of the collateral as a result of the stay of repossession or the disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. The bankruptcy court has broad discretionary powers in all these matters, including the valuation of collateral. In addition, because the enforcement of the Lien of the Collateral Agent in cash, deposit accounts and cash equivalents may be limited in a bankruptcy proceeding, the Holders of the notes will only have limited consent rights with respect to the use of those funds by US Unwired or any of its Subsidiaries during the pendency of the proceeding if the court finds that the holders are receiving adequate protection. In view of these considerations, it is impossible to predict how long payments under the notes could be delayed following commencement of a bankruptcy case, whether or when the Collateral Agent could repossess or dispose of the Collateral or whether or to what extent Holders of the notes would be compensated for any delay in payment or loss of value of the Collateral. Further, the Holders of the notes may receive in exchange for their claims a recovery that could be substantially less than the amount of their claims (potentially even nothing) and any such recovery could be in the form of cash, new debt instruments or some other security.

Additional Indebtedness Secured by Second Priority Liens

US Unwired and the Guarantors may in the future Incur additional Indebtedness that is secured equally and ratably with the 2012 notes by a Second Priority Lien on the Collateral, as permitted by clause (4) or (7) of the definition of “Permitted Liens”. The Intercreditor Agreement and the indentures provide that, if such Indebtedness is Incurred, appropriate arrangements will be made to ensure that the Collateral is shared equally and ratably between the 2012 notes and such additional Indebtedness.

Optional Redemption

2010 Notes

On or after June 15, 2006, US Unwired may, at any time at its option, redeem the 2010 notes, in whole or from time to time in part, on not less than 30 nor more than 60 days’ prior notice, at the following redemption prices, expressed as percentages of their principal amount, together with accrued and unpaid interest and Liquidated Damages, if any, on the 2010 notes redeemed to but excluding the date fixed for redemption, if redeemed during the twelve-month period beginning on June 15 of each of the years indicated below:

Year	Redemption Price
2006	102.000%
2007	101.000%
2008 and thereafter	100.000%

Notwithstanding the above, at any time prior to June 15, 2006, US Unwired may, in one or more transactions, redeem up to a total of 35% of the aggregate principal amount of 2010 notes issued under the 2010 indenture (including additional 2010 notes, if any) from the net cash proceeds of an Equity Offering, at a price equal to 100% of the aggregate principal amount of the 2010 notes redeemed, plus a premium equal to the interest rate per annum on the 2010 notes applicable on the date on which notice of redemption is given, together with accrued and unpaid interest and Liquidated Damages, if any, on the 2010 notes redeemed to, but excluding the date fixed for redemption; provided, that at least 65% of the aggregate principal amount of 2010 notes issued under the 2010 indenture (including additional 2010 notes, if any) remain outstanding immediately following such redemption. Any such redemption must be made within 60 days after the related Equity Offering.

2012 Notes

On or after June 15, 2008, US Unwired may, at any time at its option, redeem the 2012 notes, in whole or from time to time in part, on not less than 30 nor more than 60 days’ prior notice, at the following redemption prices, expressed as percentages of their principal amount, together with accrued and unpaid interest and Liquidated Damages, if any, on the 2012 notes redeemed to but excluding the date fixed for redemption, if redeemed during the twelve-month period beginning on June 15 of each of the years indicated below:

Year	Redemption Price
2008	105.000%
2009	102.500%
2010 and thereafter	100.000%

Notwithstanding the above, at any time prior to June 15, 2007, US Unwired may, in one or more transactions, redeem up to a total of 35% of the aggregate principal amount of 2012 notes issued under the 2012 indenture (including additional 2012 notes, if any) from the net cash proceeds of an Equity Offering, at a price equal to 110% of the aggregate principal amount of the 2012 notes redeemed, together with accrued and unpaid interest and Liquidated Damages, if any, on the 2012 notes redeemed to, but excluding the date fixed for redemption; provided, that at least 65% of the aggregate principal amount of 2012 notes issued under the indenture (including additional 2012 notes, if any) remain outstanding immediately following such redemption. Any such redemption must be made within 60 days after the related Equity Offering.

General

Notice of any optional redemption of the notes, or portion thereof, will be given by first-class mail to Holders at their addresses appearing in the security register, not less than 30 nor more than 60 days prior to the date fixed for redemption. The notice of redemption shall state whether the redemption applies to the 2010 notes or the 2012 notes, the redemption date, the redemption price, if less than all the outstanding notes are to be redeemed, principal amounts of the particular notes to be redeemed, that on the redemption date the redemption price will become due and payable upon each note to be redeemed and the place or places where such notes are to be surrendered for payment of the redemption price.

At US Unwired’s option, any redemption or notice of redemption may be subject to one or more conditions precedent, including, but not limited to completion of the related Equity Offering. Notice of any redemption upon an Equity Offering may be given prior to completion of the related Equity Offering.

If less than all the notes of either series are to be redeemed at any time, the trustee will select notes from such series for redemption as follows:

(1) if the notes are listed on any securities exchange, in compliance with the requirements of the principal securities exchange on which the notes are listed; or

(2) if the notes are not listed on any securities exchange, on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate.

No Sinking Fund

The notes will not be entitled to the benefit of any sinking fund.

Change of Control

Upon the occurrence of a Change of Control, each Holder of a note shall have the right to require US Unwired to repurchase such note on the terms and conditions set forth in the indentures. US Unwired shall, within 30 days following the date of the consummation of a transaction resulting in a Change of Control, mail an Offer to Purchase all outstanding notes at a purchase price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, to but excluding the date of repurchase. US Unwired or a third party on its behalf may, but shall not be required to, satisfy US Unwired’s obligations under this covenant by mailing such an Offer to Purchase prior to, and contingent upon, the anticipated consummation of a transaction resulting in a Change of Control; provided that US Unwired and any such third party shall comply with all applicable laws and regulations, including Rule 14e-l under the Exchange Act, and the Offer to Purchase shall not close unless the transaction resulting in a Change of Control also occurs.

US Unwired may be prohibited from making or satisfying the Offer to Purchase under the terms of its future Indebtedness.

“Change of Control” means any of the following:

(1) the sale, transfer, conveyance or other disposition, other than by way of merger or consolidation, in one or a series of related transactions, of all or substantially all of the assets of US Unwired and its Restricted Subsidiaries taken as a whole to any “person,” (as such term is used in Section 13(d)(3) of the Exchange Act), other than a Permitted Holder;

(2) the adoption of a plan relating to the liquidation or dissolution of US Unwired;

(3) the consummation of any transaction, including without limitation, any merger or consolidation, the result of which is that any “person,” as defined above, other than a Permitted Holder, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Power of US Unwired; or

(4) the first day on which a majority of the members of the Board of Directors of US Unwired are not Continuing Directors.

US Unwired will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations applicable to any Offer to Purchase. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indentures,

US Unwired will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indentures by virtue of such conflict; provided that US Unwired shall not be relieved of its obligation to make an offer to repurchase the notes under the Change of Control provisions of the indentures by reason of such conflict.

The Change of Control purchase feature is a result of negotiations between US Unwired and the initial purchasers of the notes. Subject to the limitations discussed below, US Unwired could, in the future, enter into transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the indentures, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect US Unwired’s capital structure. Except for the limitations contained in “—Certain Covenants—Limitation on Consolidated Indebtedness,” the indentures do not contain any covenants or provisions that may afford Holders of the notes protection in the event of some highly leveraged transactions.

In certain circumstances, our ability to complete a change of control repurchase may be limited by the terms of certain of our future Indebtedness. If a Change of Control were to occur, certain of our or our Subsidiaries other Indebtedness could be required to be repaid, repurchased or amended. Future Indebtedness of US Unwired and its Subsidiaries, including Indebtedness which may rank equally in right of payment to either series of notes, may also contain prohibitions on the repurchase of the notes and on the occurrence of some events that would constitute a Change of Control or may require such Indebtedness to be repurchased upon a Change of Control. In the event that a Change of Control occurs at a time when US Unwired is prohibited or prevented from repurchasing the notes, US Unwired could seek the consent of the applicable lenders to allow the repurchase or could attempt to refinance the borrowings that contain the prohibition. If US Unwired does not obtain such a consent or repay those borrowings, US Unwired will remain prohibited from repurchasing the notes. In that case, US Unwired’s failure to purchase tendered notes would constitute an Event of Default under the indentures. Finally, US Unwired’s ability to pay cash to the Holders of the notes following the occurrence of a Change of Control may be limited by US Unwired’s then existing financial resources, including its ability to access the cash flow of its Subsidiaries. Sufficient funds may not be available when necessary to make any required repurchases. See “Risk Factors—We may not have sufficient funds to purchase the notes and our other senior debt upon a change of control. Such a repurchase may be prohibited or limited by the terms of our future indebtedness. In addition, we may not have sufficient funds to fulfill our obligation to repurchase the notes upon the occurrence of a change of control.”

The definition of Change of Control includes a phrase relating to the merger, sale, transfer or other conveyance of “all or substantially all” the assets of US Unwired on a consolidated basis. Although there is case law interpreting the phrase “substantially all,” there is no precise established definition or quantification of the phrase under applicable law. Accordingly, the ability of a Holder of the notes to require US Unwired to repurchase such notes as a result of a merger, sale, transfer or other conveyance of less than all of the assets of US Unwired on a consolidated basis to another Person or group may be uncertain.

Certain Covenants

Limitation on Consolidated Indebtedness

The indentures provide that US Unwired will not, and will not cause or permit any Restricted Subsidiary to, directly or indirectly, incur any Indebtedness including Acquired Indebtedness, except that US Unwired and any Guarantor may Incur Indebtedness, if US Unwired’s Operating Cash Flow Ratio would have been less than 6.5 to 1.0 if such Incurrence is prior to December 31, 2006 and less than 5.5 to 1.0 if such Incurrence is on or after December 31, 2006.

Notwithstanding the above, US Unwired and its Restricted Subsidiaries may Incur the following Indebtedness without regard to the above limitations:

(1) Indebtedness evidenced by the notes on the Issue Date and a like aggregate principal amount of Exchange Notes and any Subsidiary Guarantees of the foregoing;

(2) Indebtedness incurred by US Unwired under one or more Credit Agreements (including additional notes) in an aggregate principal amount not to exceed $100.0 million at any time outstanding, reduced by the amount of repayments and permanent reductions of Indebtedness Incurred under this clause (2) due to the application of Net Cash Proceeds after the Issue Date as set forth in the “—Limitation on Asset Sales and Sales of Subsidiary Stock” covenant and increased by the aggregate principal amount of any 2010 notes redeemed or repurchased by US Unwired after the Issue Date (other than as required by such covenant);

(3) Indebtedness of US Unwired or any of its Restricted Subsidiaries owing to US Unwired or any of its Restricted Subsidiaries (“Intercompany Indebtedness”); provided that (A) in the case of any such Indebtedness of US Unwired, such obligations will be unsecured and subordinated by their terms in all respects to the Holders’ rights pursuant to the notes and the Subsidiary Guarantees and (B) if any event occurs that causes a Person that is a Restricted Subsidiary to no longer be a Restricted Subsidiary, then this clause (3) will no longer be applicable to such Indebtedness of that Person;

(4) Indebtedness of US Unwired or any Restricted Subsidiary issued in exchange for, or to renew, replace, extend, refinance or refund, any Indebtedness of US Unwired or such Restricted Subsidiary Incurred pursuant to clause (1), (4), (6), (8), (11) or (14) or pursuant to the first paragraph of this covenant; provided, however, that:

(A) such Indebtedness does not exceed the principal amount (or in the case of Redeemable Stock or Preferred Stock that constitutes Indebtedness, the aggregate redemption or repurchase price or liquidation value) of Indebtedness so exchanged, renewed, replaced, extended, refinanced or refunded plus all accrued interest, dividends and redemption premiums on the Indebtedness and all fees, expenses, penalties and redemption premiums incurred in connection therewith;

(B) such exchanging, renewing, replacing, extending, refinancing or refunding Indebtedness has (x) a final maturity that is equal to or later than the final maturity of the Indebtedness being so exchanged, renewed, replaced, extended, refinanced or refunded and (y) an Average Life, at the time of such exchange, renewal, replacement, extension, refinancing or refunding of such Indebtedness, that is equal to or greater than the Average Life of the Indebtedness being so exchanged, renewed, replaced, extended, refinanced or refunded;

(C) in the case of any exchanging, renewing, replacing, extending, refinancing or refunding of Indebtedness subordinated to the notes (or Redeemable or Preferred Stock that constitutes Indebtedness), the exchanging, renewing, replacing, extending, refinancing or refunding Indebtedness ranks subordinate in right of payment to the notes to substantially the same extent as, or to a greater extent than, the Indebtedness so exchanged, renewed, replaced, extended, refinanced or refunded; and

(D) no Indebtedness of US Unwired may be exchanged, renewed, replaced, extended, refinanced or refunded by the Incurrence of Indebtedness or the issuance of Capital Stock by any Restricted Subsidiary that is not a Guarantor;

(5) Indebtedness Incurred by US Unwired or any of its Restricted Subsidiaries under Hedge Agreements to protect US Unwired or any of its Restricted Subsidiaries from interest or foreign currency risk on Indebtedness permitted to be Incurred by the indentures or to manage such risk, provided that the notional principal amount of any such Hedge Agreements does not exceed the principal amount of Indebtedness to which such Hedge Agreements relate, and such Hedge Agreements are not for speculative purposes;

(6) Indebtedness of US Unwired and its Restricted Subsidiaries existing on the Issue Date (other than Indebtedness Incurred under clause (3) above) (“Existing Indebtedness”);

(7) any Guarantee by US Unwired or any Restricted Subsidiary of any Indebtedness permitted to be Incurred under the Indenture;

(8) Acquired Indebtedness, but only to the extent that (x) the aggregate amount of Acquired Indebtedness Incurred under this clause (x) does not exceed $10.0 million at any time outstanding, or (y) immediately after giving effect to the Incurrence of such Indebtedness US Unwired’s Operating Cash Flow Ratio would not exceed 7.0 to 1.0 on a pro forma basis;

(9) Indebtedness of US Unwired or any of its Restricted Subsidiaries in respect of performance, bid, surety, appeal or similar bonds or completion or performance guarantees provided in the ordinary course of business;

(10) Indebtedness of US Unwired or any of its Restricted Subsidiaries arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guarantees or letters of credit, surety bonds or performance bonds securing any obligations of US Unwired or any of its Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary of US Unwired (other than guarantees of, or similar obligations under, Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary of US Unwired for the purpose of financing such acquisition), in an amount not to exceed the gross proceeds actually received by US Unwired or any Restricted Subsidiary in connection with such disposition;

(11) Indebtedness, including all outstanding Indebtedness Incurred pursuant to clause (4) above in exchange for, or to renew, replace, extend, refinance or refund any Indebtedness Incurred pursuant to this clause (11), of US Unwired or any of its Restricted Subsidiaries represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, Incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of US Unwired or any of its Restricted Subsidiaries, in an aggregate principal amount not to exceed $20.0 million at any one time outstanding;

(12) Indebtedness of US Unwired or any of its Restricted Subsidiaries owed to, including obligations in respect of letters of credit for the benefit of, any Person in connection with workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance provided by such Person to US Unwired or any of its Restricted Subsidiaries, in each case Incurred in the ordinary course of business;

(13) Indebtedness of US Unwired or any of its Restricted Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within two Business Days after its Incurrence; and

(14) Indebtedness of US Unwired or any of its Restricted Subsidiaries, other than Indebtedness permitted pursuant to clauses (1) through (13) above, which does not exceed $15.0 million at any time outstanding, including all outstanding Indebtedness Incurred pursuant to clause (4) above in exchange for, or to renew, replace, extend, refinance or refund any such Indebtedness.

For purposes of determining compliance with this covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories described in clause (1) and clauses (3) through (14) above, or is entitled to be Incurred pursuant to the first paragraph of this covenant, US Unwired, in its sole discretion, will be permitted to classify (or divide and classify) such item of Indebtedness on the date of its Incurrence, and may, from time to time, reclassify (and redivide and reclassify) such item of Indebtedness, in any manner that complies with one or more categories of this covenant.

The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms and payments of dividends on Redeemable Stock in the form of additional shares of the same class of Redeemable Stock will not be deemed to be an Incurrence of Indebtedness or an issuance of Redeemable Stock for the purposes of this covenant.

Limitation on Asset Sales and Sales of Subsidiary Stock

The indentures provide that after the Issue Date, US Unwired will not, and will not permit any of its Restricted Subsidiaries to, in one transaction or a series of related transactions, convey, sell, transfer, assign or otherwise dispose of, directly or indirectly, any of its property, business or assets, including any sale or other transfer or issuance of any Capital Stock of any Restricted Subsidiary of US Unwired, whether owned on the Issue Date or thereafter acquired (an “Asset Sale”) unless:

(a) such Asset Sale is for Fair Market Value;

(b) at least 75% of the value of the consideration for such Asset Sale consists of:

(1) cash or Cash Equivalents,

(2) the assumption by the transferee (and release of US Unwired or the relevant Restricted Subsidiary, as the case may be) of Indebtedness and other liabilities (as shown on US Unwired’s or such Restricted Subsidiary’s balance sheet) of US Unwired or any Restricted Subsidiary (other than, in each case, contingent liabilities and Subordinated Indebtedness), or

(3) notes, obligations or other marketable securities (collectively, “Marketable Securities”) that are converted into cash or Cash Equivalents within 90 days;

(c) if such Asset Sale involves the transfer of Collateral,

(1) such Asset Sale complies with the applicable provisions of the Collateral Documents; and

(2) all consideration (other than cash or Cash Equivalents) received in such Asset Sale shall be expressly made subject to the Lien under the Collateral Documents, which Lien shall be a First Priority Lien with respect to the 2010 notes and a Second Priority Lien with respect to the 2012 notes; and

(d) the Net Cash Proceeds therefrom are, at US Unwired’s option and to the extent it so elects, applied on or prior to the date that is 365 days after the date of such Asset Sale:

(1) to the extent that such Net Cash Proceeds represent proceeds of Collateral and no Default or Event of Default has occurred and is continuing at the time of such repayment (as set forth in the Officers’ Certificate referred to below), or to the extent such Net Cash Proceeds represent proceeds of a sale of any property, business or assets not constituting collateral to the repayment in accordance with clauses (ii) of this paragraph of First Lien Obligations, Second Lien Obligations and any other Applicable Pari Passu Indebtedness (with any such repayment of Indebtedness to be a permanent reduction thereof and, in the case of any Credit Agreement to permanently reduce the commitments thereunder) and, in that connection, (i) US Unwired shall concurrently with such repayment deliver an Officers’ Certificate to the trustee as to whether any such Net Cash Proceeds represent proceeds of Collateral and whether any Default or Event of Default has occurred and is continuing, and (ii) such repayment shall be offered to all holders of First Lien Obligations, Second Lien Obligations and Applicable Pari Passu Indebtedness outstanding on the date such offer is made treating all such First Lien Obligations, Second Lien Obligations and Applicable Pari Passu Indebtedness as one class for purposes of such offer (with any offer to repay the notes effected pursuant to an offer to purchase (an “Asset Sale Offer”) described below and payment pursuant to such Asset Sale Offer made concurrently with the repayment of any other First Lien Obligations, Second Lien Obligations and Applicable Pari Passu Indebtedness); and (iii) to the extent that the Net Cash Proceeds exceed the amounts applied in accordance with clause (ii) above, then the amount of such excess may be used for any purpose not otherwise prohibited by the indentures;

(2) to the extent that such Net Cash Proceeds represent proceeds of Collateral and a Default or Event of Default has occurred and is continuing at the time of such repayment (as set forth in the Officers’ Certificate referred to below), to the repayment, first in accordance with clause (ii) of this paragraph of First Lien Obligations and second in accordance with clause (iii) of this paragraph, to the extent applicable, of Second Lien Obligations (with any such repayment of Indebtedness to be a permanent reduction thereof and, in the case of any Credit Agreement to permanently reduce the commitments thereunder) and, in that connection, (i) US Unwired shall concurrently with such repayment deliver an Officers’ Certificate to the trustee as to whether any such Net Cash Proceeds represent proceeds of Collateral and whether any Default or Event of Default has occurred and is continuing, (ii) such repayment shall be offered to all holders of First Lien Obligations outstanding on the date such offer is made, treating all such First Lien Obligations as one class for purposes of such offer (with any offer to repay the 2010 notes effected pursuant to an Asset Sale Offer and payment pursuant to such Asset Sale Offer made concurrently with the repayment of any other First Lien Obligations); and (iii) to the extent that Net Cash Proceeds exceed the aggregate principal amount of First Lien Obligations repaid in accordance with clause (ii) above, then such remaining Net Cash Proceeds shall be utilized to repay Second Lien Obligations, treating all such Second Lien Obligations as one class for purposes of such offer (with any offer to repay the 2012 notes effected pursuant to an Asset Sale Offer and payment pursuant to such Asset Sale Offer made concurrently with repayment of any other Second Lien Obligations), and (iv) to the extent the Net Cash Proceeds exceed the amounts applied in accordance with clause (ii) and (iii) above, then the amount of such excess may be used for any purpose not otherwise prohibited by the indentures;

(3) to the making of capital expenditures or other acquisitions of long-term assets (other than Capital Stock) that are used or useful in a Telecommunications Business that is owned by US Unwired or any Guarantor; provided, that, to the extent that such Net Cash Proceeds represent proceeds of Collateral, US Unwired or the applicable Guarantor promptly grants to the Collateral Agent a security interest on such assets pursuant to the Collateral Documents to the extent required under “—Security for the Notes” and “—Additional Collateral; Acquisition of Assets or Property”;

(4) to the acquisition by US Unwired or any Guarantor of all or substantially all of the assets of, or Capital Stock representing a majority of the Voting Power of, an entity engaged primarily in a Telecommunications Business; provided, that, to the extent that such Net Cash Proceeds represent proceeds of Collateral, US Unwired or the applicable Guarantor promptly grants the Collateral Agent a security interest on such assets or Capital Stock pursuant to the Collateral Documents to the extent required under “—Security for the Notes” and “—Additional Collateral; Acquisition of Assets or Property”; or

(5) any combination of the foregoing.

Notwithstanding the foregoing provisions of the prior paragraph:

(1) the conveyance, sale, transfer or other disposition of all or substantially all the assets of US Unwired and its Restricted Subsidiaries on a consolidated basis will be governed by the provisions of the indentures described under the caption “Change of Control” and/or the provisions of the indentures described under “Consolidation, Merger, Conveyance, Transfer or Lease” and not by the provisions of this Asset Sale covenant;

(2) any Restricted Subsidiary of US Unwired may convey, sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to US Unwired or any Guarantor;

(3) US Unwired and its Restricted Subsidiaries may sell, exchange or dispose of damaged, worn out or other obsolete property in the ordinary course of business or other property no longer necessary for the proper conduct of the business of US Unwired or any of its Restricted Subsidiaries; and

(4) in addition to Asset Sales permitted by the foregoing clauses (1) through (3), without compliance with the restrictions set forth in the immediately preceding paragraph, US Unwired may consummate any single Asset Sale or series of related Asset Sales with respect to assets the Fair Market Value of which does not exceed $2.0 million.

Notwithstanding the foregoing, none of the following items will be deemed an Asset Sale:

(1) an issuance of Capital Stock by a Restricted Subsidiary of US Unwired to US Unwired or to a Guarantor;

(2) the sale or other disposition of cash or Cash Equivalents;

(3) the surrender or waiver of contract rights or settlement, release or surrender of a contract, tort or other litigation claim in the ordinary course of business;

(4) the lease, sublease or licensing of any property in the ordinary course of business;

(5) a Restricted Payment (including a Permitted Investment) that is not prohibited by the covenant described under the caption “—Certain Covenants—Limitation on Restricted Payments”;

(6) the sale of inventory in the ordinary course of business;

(7) any issuance of employee stock options or stock awards by US Unwired pursuant to benefit plans in existence on the Issue Date;

(8) the sale of assets not included in the Collateral if such assets are subject to a Lien in favor of a third party; and

(9) the granting of Liens not prohibited by the indentures.

The indentures provide that an Asset Sale Offer may be deferred until the accumulated Net Cash Proceeds not applied to the uses set forth in subsections (d)(1) through (d)(5) in the first paragraph of this covenant exceed $10.0 million, except that if US Unwired is required to repay any First Lien Obligations or Second Lien Obligations other than the notes from the Net Cash Proceeds of any Asset Sale, then US Unwired shall, concurrently with such repayment make an Asset Sale Offer pursuant to subsection (d)(1) or (d)(2) in the first paragraph of this covenant, as applicable. Pending the final application of any such Net Cash Proceeds, US Unwired may temporarily reduce revolving credit borrowings or otherwise invest such Net Cash Proceeds in any manner that is not prohibited by the indentures.

An Asset Sale Offer will remain open for a period of 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law (the “Asset Sale Offer Period”). No later than five Business Days after the termination of the Asset Sale Offer Period (the “Asset Sale Purchase Date”), US Unwired will purchase the principal amount of notes of the applicable series required to be purchased pursuant to this covenant (the “Asset Sale Offer Amount”) at a purchase price equal to 100% of the principal amount of such notes plus accrued and unpaid interest and Liquidated Damages, if any, to but excluding the date of the purchase or, if less than the Asset Sale Offer Amount has been tendered, all such notes tendered in response to the Asset Sale Offer.

If the Asset Sale Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest will be paid to the Person in whose name a note is registered at the close of business on such record date, and no additional interest will be payable to Holders who tender notes pursuant to the Asset Sale Offer.

On or before the Asset Sale Purchase Date, US Unwired will, to the extent lawful, accept for payment, on a pro rata basis, treating such notes as one class with certain other Obligations as necessary in accordance with paragraphs d(1) and d(2) above, to the extent necessary, the Asset Sale Offer Amount of notes or portions thereof of the applicable series tendered pursuant to the Asset Sale Offer, or if the notes and the Obligations being treated as one class that have been tendered are less than the Asset Sale Offer Amount, all such notes and other Obligations so tendered, and will deliver to the trustee an Officers’ Certificate stating that such notes or portions thereof were accepted for payment by US Unwired in accordance with the terms of this covenant. US Unwired, the Depositary or the Paying Agent, as the case may be, will promptly (but in any case not later than five days after the Asset Sale Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the notes of the applicable series tendered by such Holder and accepted by US Unwired for purchase, and US Unwired will promptly issue a new note of such series, and the trustee, upon written request from US Unwired, will authenticate and mail or deliver such new note to such Holder, in a principal amount equal to any unpurchased portion of the note surrendered. Any note not so accepted will be promptly mailed or delivered by US Unwired to the Holder thereof. US Unwired will publicly announce the results of the Asset Sale Offer on the Asset Sale Purchase Date. Upon completion of each Asset Sale Offer, the amount of accumulated Net Cash Proceeds not applied to the uses set forth in subsections (d)(1) through (d)(5) in the first paragraph of this section “—Limitation on Asset Sales and Sales of Subsidiary Stock” shall be reset to zero, and US Unwired and its Restricted Subsidiaries may use such amount for any purpose not otherwise prohibited by the indentures.

US Unwired will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations applicable to any Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indentures, US Unwired will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indentures by virtue of such conflict; provided that US Unwired shall not be relieved of its obligation to make an offer to repurchase the notes under the Asset Sale provisions of the indentures by reason of such conflict.

Limitation on Restricted Payments

The indentures prohibit US Unwired or any Restricted Subsidiary from directly or indirectly making any Restricted Payment unless, after giving effect to the Restricted Payment:

(a) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(b) US Unwired would be permitted to Incur an additional $1.00 of Indebtedness pursuant to the Operating Cash Flow Ratio test described in the first paragraph under “—Limitation on Consolidated Indebtedness”; and

(c) the total of all Restricted Payments (subject to the following paragraph) made on or after July 1, 2004 does not exceed the sum, without duplication, of (1) Cumulative Operating Cash Flow less 1.50 times Cumulative Interest Expense, in each case for the period (taken as one accounting period) from the beginning of the fiscal quarter commencing July 1, 2004 to the end of US Unwired’s most recently ended fiscal quarter for which financial statements are available at the time of such Restricted Payment, (2) 100% of the aggregate net cash proceeds and the fair market value of any assets or property (as determined in good faith by the Board of Directors) received by US Unwired since the Issue Date as a contribution to its common equity capital or from the issue or sale of Qualified Capital Stock of US Unwired (other than Qualified Capital Stock sold to a Subsidiary of US Unwired) or of debt securities or Redeemable Capital Stock that have been converted into Qualified Capital Stock of US Unwired, (3) 100% of the cash proceeds received from an Unrestricted Subsidiary to the extent of Investments (other than Permitted Investments) made in such Unrestricted Subsidiary since the Issue Date, and (4) to the extent that any Investment, other than a Permitted Investment, that was made after the Issue Date is sold or otherwise liquidated or repaid in whole or in part, or the Person in whom such Investment was made subsequently becomes a Restricted Subsidiary of US Unwired, the lesser of (x) the cash or Cash Equivalents received upon the sale, liquidation or repayment of such Investment, less the cost of disposition, if any, or the cash plus the Fair Market Value of any assets other than cash held by such Person on the date it becomes a Restricted Subsidiary of US Unwired, as applicable, and (y) the initial amount of such Investment.

The foregoing provision shall not be violated by reason of:

(1) the payment of any dividend within 60 days after declaration thereof if at the declaration date such payment would have complied with the preceding provision;

(2) any refinancing of any Indebtedness otherwise permitted under the provision of the indentures described under clause (4) of the second paragraph of “—Limitation on Consolidated Indebtedness”;

(3) the making of any Investment, other than a Permitted Investment, or the payment, redemption, defeasance, repurchase or other acquisition or retirement of any Capital Stock of US Unwired or any Subordinated Indebtedness prior to its scheduled maturity or the payment of dividends on any Capital Stock of US Unwired either in exchange for or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of US Unwired) of Qualified Capital Stock of US Unwired; provided that the amount of any such net cash proceeds that are utilized for any such Investment, payment, redemption, defeasance, repurchase or other acquisition, retirement or dividend will be excluded from clause (c)(2) above;

(4) the repurchase, redemption, acquisition or other retirement for value of any Capital Stock of US Unwired or any of its Restricted Subsidiaries held by any employee benefit plans of US Unwired or any of its Restricted Subsidiaries, any current or former employees or directors of US Unwired or any of its Restricted Subsidiaries or pursuant to any management equity subscription agreement or stock option agreement of US Unwired or any of its Restricted Subsidiaries; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Capital Stock shall not exceed $1.0 million in any 12-month period;

(5) any purchase, redemption, retirement, defeasance or other acquisition for value of any Subordinated Indebtedness pursuant to the provisions of such Subordinated Indebtedness upon a Change of Control or an Asset Sale after US Unwired shall have complied with the provisions of the indentures described under the captions “Change of Control” or “Limitation on Asset Sales and Sales of Subsidiary Stock,” as the case may be;

(6) the repurchase of Capital Stock deemed to occur upon the exercise of stock options to the extent such Capital Stock represents a portion of the exercise price of those stock options;

(7) the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Redeemable Stock of US Unwired issued on or after the Issue Date in accordance with the first paragraph of the covenant described under “—Limitation on Consolidated Indebtedness”;

(8) the repurchase, redemption, retirement, defeasance or other acquisition for value of the Existing Senior Subordinated Notes; or

(9) Restricted Payments, in addition to Restricted Payments permitted pursuant to clauses (1) through (8) of this paragraph, not in excess of $10.0 million in the aggregate after the Issue Date;

provided that with respect to clauses (3) through (9) above, no Default or Event of Default shall have occurred and be continuing, and the payments described in clauses (1), (4), (5) and (9) of this paragraph will count, and those described in clauses (2), (3), (6), (7) and (8), will not count as Restricted Payments for the calculation under the first paragraph of this section, “—Limitation on Restricted Payments.”

In determining whether any Restricted Payment is permitted by the covenant described above, US Unwired may allocate all or any portion of such Restricted Payment among the categories described in clauses (1) through (9) of the immediately preceding paragraph or among such categories and the types of Restricted Payments described in the first paragraph under the “—Limitation on Restricted Payments” heading above; provided that at the time of such allocation, all such Restricted Payments, or allocated portions thereof, would be permitted under the various provisions of the covenant described above.

Limitations on Distributions and Transfers by Restricted Subsidiaries

The indentures provide that US Unwired will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual restriction or prohibition on the ability of any Restricted Subsidiary to:

(a) pay dividends on, or make other distributions in respect of, its Capital Stock, or any other ownership interest or participation in, or measured by, its profits, to US Unwired or any Restricted Subsidiary or pay any Indebtedness or other obligation owed to US Unwired or any Restricted Subsidiary,

(b) make any loans or advances to US Unwired or any Restricted Subsidiary or

(c) transfer any of its property or assets to US Unwired or any Restricted Subsidiary.

Notwithstanding the foregoing, US Unwired may, and may permit any Restricted Subsidiary to, suffer to exist any such restriction or prohibition:

(1) pursuant to the indentures, the notes, the Exchange Notes, any Credit Agreement, the First Lien Documents, the Collateral Documents, the Intercreditor Agreement or any other agreement in effect on the Issue Date,

(2) pursuant to an agreement relating to any Indebtedness or Capital Stock of such a Restricted Subsidiary which was outstanding or committed prior to the date on which such Restricted Subsidiary became a Restricted Subsidiary of US Unwired, other than restrictions or prohibitions adopted in anticipation of becoming a Restricted Subsidiary; provided that such restriction or prohibition shall not apply to any property or assets of US Unwired or any Restricted Subsidiary other than the property or assets of such Restricted Subsidiary and its Subsidiaries,

(3) existing under or by reason of applicable law, rule, regulation or order,

(4) pursuant to customary provisions restricting subletting or assignment of any lease governing any leasehold interest of any Restricted Subsidiary,

(5) pursuant to purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the type referred to in clause (c) of this covenant,

(6) pursuant to restrictions of the type referred to in clause (c) of this covenant contained in security agreements securing Indebtedness of a Restricted Subsidiary to the extent that such Liens were otherwise incurred in accordance with the “Limitation on Liens” provision described below and restrict the transfer of property subject to such agreements,

(7) pursuant to any agreement for the sale or other disposition of all or substantially all of the Capital Stock or assets of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or disposition,

(8) pursuant to other agreements in effect on the Issue Date or applicable law,

(9) pursuant to customary provisions in joint venture agreements, leases, licenses and other agreements entered into in the ordinary course of business,

(10) pursuant to an agreement effecting an amendment, modification, restatement, supplement, renewal, increase, extension, refinancing, replacement or refunding of any agreement described in clauses (1), (2) and (8) above; provided that the provisions contained in such amendment, modification, restatement, supplement, renewal, increase, extension, refinancing, replacement or refunding agreement relating to such restriction or prohibition are not materially more restrictive, taken as a whole, than the provisions contained in the agreement which is the subject thereof, and

(11) pursuant to other Indebtedness of US Unwired or any of its Restricted Subsidiaries permitted to be incurred pursuant to an agreement entered into subsequent to the date of the indentures in accordance with the covenant described under the caption “––Limitation on Consolidated Indebtedness” provided that the provisions relating to such encumbrance or restriction contained in such Indebtedness are no more restrictive than those contained in clauses (1), (2) or (8) of this paragraph, as determined by the Board of Directors of US Unwired in good faith.

Limitation on the Activities of US Unwired and Its Restricted Subsidiaries

The indentures provide that US Unwired will not, and will not permit any Restricted Subsidiary to, engage in any business other than the Telecommunications Business, except to the extent it is not material to US Unwired and its Restricted Subsidiaries, taken as a whole, as determined in good faith by US Unwired’s Board of Directors.

Limitation on Transactions with Affiliates

US Unwired will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate, other than US Unwired or a Restricted Subsidiary (each of the foregoing transactions, an “Affiliate Transaction”), unless:

(1) such Affiliate Transaction is on terms that are no less favorable to US Unwired or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by US Unwired or such Restricted Subsidiary with an unrelated Person; and

(2) US Unwired delivers to the trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $2.5 million, a determination by the Board of Directors of US Unwired set forth in a Board Resolution and an Officers’ Certificate certifying that each such Affiliate Transaction complies with clause (1) above and that each such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of US Unwired; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to US Unwired or such Restricted Subsidiary of the financial terms of such Affiliate Transaction or series or related Affiliate Transactions from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

However, this limitation on transactions with our Affiliates will not limit, or be applicable to any written agreement in effect on the Issue Date or any other agreement or arrangement described in this prospectus under the caption “Certain Relationships and Related Transactions” and, in each case, any amendments, extensions or renewals of any such agreements, so long as any such amendment, extension or renewal is not materially more disadvantageous, taken as a whole, to US Unwired or to any Restricted Subsidiary than the original agreement or arrangement in effect on the date of the indentures. In addition, the following items will not be deemed to be Affiliate Transactions:

(1) any employment, service or termination agreement entered into by US Unwired or any of its Restricted Subsidiaries in the ordinary course of business;

(2) transactions between or among US Unwired and/or its Restricted Subsidiaries;

(3) transactions with a Person that is an Affiliate of US Unwired solely because US Unwired owns Capital Stock in, or controls, such Person;

(4) reasonable and customary fees and compensation (including loans or advances) paid to, and indemnity provided on behalf of, officers, directors and employees of US Unwired or any Restricted Subsidiary of US Unwired, as determined by the Board of Directors of US Unwired;

(5) sales or issuances of Qualified Capital Stock to Affiliates or employees of US Unwired and its Subsidiaries; and

(6) Restricted Payments that are not prohibited by the provisions of the indentures as described above under the caption “—Limitation on Restricted Payments.”

Limitation on Liens

The indentures provide that US Unwired will not, and will not permit any of its Restricted Subsidiaries to, Incur or suffer to exist any Lien on or with respect to any property or assets now owned or hereafter acquired securing any Indebtedness except for Permitted Liens.

Consolidation, Merger, Conveyance, Transfer or Lease

The indentures provide that US Unwired will not, directly or indirectly, consolidate with or merge into any Person or permit any other Person to consolidate with or merge into US Unwired, or transfer, sell, convey or lease, or otherwise dispose of all or substantially all of its assets to any Person (in one transaction or a series of related transactions), unless:

(1) (a) US Unwired is the surviving entity or (b) if US Unwired is not the surviving entity, then the successor or transferee assumes all the obligations of US Unwired under the notes, the indentures, the Registration Rights Agreement and the Collateral Documents and the surviving entity is a corporation organized and validly existing under the laws of the United States of America, the District of Columbia or any state of the United States,

(2) (i) immediately after giving effect to such transaction, US Unwired (or its successor or transferee) would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Operating Cash Flow Ratio test described in the first paragraph under “—Certain Covenants—Limitation on Consolidated Indebtedness” or (ii) the Operating Cash Flow Ratio for US Unwired, or its successor or transferee, will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the Reference Period, not be greater than such Operating Cash Flow Ratio for US Unwired immediately prior to such transaction,

(3) after giving effect to such transaction no Default or Event of Default has occurred and is continuing,

(4) an Officers’ Certificate covering such conditions is delivered to the trustee,

(5) US Unwired or the Person formed by such consolidation or merger, as applicable, will cause such amendments or other instruments to be filed and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien of the Collateral Documents on the Collateral owned by or transferred to such Person, together with such financing statements as may be required to perfect any security interests in such Collateral, which may be perfected by the filing of a financing statement under the Uniform Commercial Code of the relevant jurisdictions,

(6) the Collateral owned by or transferred to US Unwired or the Person formed by such consolidation or merger, as applicable, will: (a) continue to constitute Collateral under the indentures and the Collateral Documents; and (b) not be subject to any Lien other than Permitted Liens, and

(7) US Unwired shall have delivered to the trustee an Officers’ Certificate stating that such transaction and, if supplemental indentures or supplemental Collateral Documents are required in connection with such transaction, such supplemental indentures and Collateral Documents comply with the applicable provisions of the indentures, that all conditions precedent in the indentures relating to such transaction have been satisfied and an Opinion of Counsel that such supplemental indentures and Collateral Documents are enforceable, subject to customary qualifications.

Notwithstanding the foregoing, without complying with clause (2) above, US Unwired may consummate any Change of Domicile transaction.

The Person formed by such consolidation or merger will succeed to, and be substituted for, and may exercise every right and power of US Unwired under the indentures and the Collateral Documents, but the predecessor company in the case of

(1) a sale, transfer, assignment, conveyance or other disposition (unless such sale, transfer, assignment, conveyance or other disposition is of all the assets of US Unwired or such Subsidiary Guarantor as an entirety or virtually as an entirety), or

(2) a lease,

shall not be released from any of the obligations or covenants under the indentures and the Collateral Documents, including with respect to the payment of the notes.

Limitation on Transactions with IWO

The indentures provide that for so long as any of the notes remain outstanding, US Unwired and its Restricted Subsidiaries will maintain their existence separate from that of IWO and its Subsidiaries, specifically, US Unwired and its Restricted Subsidiaries will conduct their affairs in accordance with the following:

(a) neither US Unwired nor any of its Restricted Subsidiaries will commingle or pool their funds or other assets with those of IWO or any of its Subsidiaries;

(b) US Unwired and its Restricted Subsidiaries will maintain their assets in such a manner that it is not costly or difficult to segregate, ascertain or otherwise identify their individual assets from those of IWO and its Subsidiaries;

(c) US Unwired and its Restricted Subsidiaries will maintain their own records and books of account separate from those of IWO and its Subsidiaries;

(d) neither US Unwired nor any of its Restricted Subsidiaries shall lend money to IWO or any of its Subsidiaries and neither US Unwired nor any of its Restricted Subsidiaries will guarantee or become obligated to provide funds for the purpose of supporting the obligations of IWO or any of its Subsidiaries, or, to the extent practicable, permit IWO or any of its Subsidiaries to guarantee, become obligated for, or hold itself or its property out to be responsible for, or available to satisfy, the debts of US Unwired or any of its Restricted Subsidiaries;

(e) neither US Unwired nor its Restricted Subsidiaries shall (i) hold themselves out or permit themselves to be held out as having agreed to pay, or as being liable for, debts of IWO or any of its Subsidiaries; (ii) fail to correct any misrepresentation, of which US Unwired or any of its Restricted Subsidiaries have knowledge, with respect to the foregoing; or (iii) operate or purport to operate collectively as a single or consolidated business entity with respect to IWO or any of its Subsidiaries;

(f) US Unwired and its Restricted Subsidiaries shall (to the extent they have the ability to) cause IWO and its Subsidiaries to continue to prepare separate financial statements, in accordance with GAAP and in a manner that indicates the separate existence of the assets and liabilities of US Unwired and its Restricted Subsidiaries, on the one hand, and IWO and its Subsidiaries on the other hand, and, for so long as IWO or any of its Subsidiaries are included in the consolidated financial statements of US Unwired or any of its Subsidiaries, shall include in such consolidated financial statements detailed notes clearly stating that (i) all of the assets of IWO and its Subsidiaries are owned by IWO and its Subsidiaries, (ii) IWO and its Subsidiaries are separate legal entities with their own separate creditors that will be entitled to be satisfied solely out of the assets of IWO and its Subsidiaries and (iii) except as expressly agreed in writing, neither US Unwired nor any of its Restricted Subsidiaries are liable for any debts or obligations of IWO or any of its Subsidiaries;

(g) any bank account of US Unwired or any of its Restricted Subsidiaries shall be separate from the accounts of IWO and its Subsidiaries; and

(h) US Unwired and each of its Restricted Subsidiaries shall at all times hold themselves out to the public as separate and distinct entities operating under their own names separate and distinct from IWO and its Subsidiaries.

The limitations contained in the immediately preceding paragraph, shall no longer apply to US Unwired or any of its Restricted Subsidiaries upon substantial consummation (as defined in section 1101(2) of the Bankruptcy Code) of a Chapter 11 plan of reorganization for IWO and its Subsidiaries.

Future Debt Repayments

US Unwired will utilize $75.0 million of cash or Cash Equivalents on its balance sheet immediately following the issuance of the old notes to purchase, redeem, retire, defease or otherwise permanently reduce at any time, or from time to time, the principal amount of the Existing Senior Subordinated Notes or the notes issued on the Issue Date and will not utilize such cash or Cash Equivalents for any other purpose.

Reports

Whether or not required by the rules and regulations of the Commission, so long as any notes are outstanding, US Unwired will furnish to the Holders of the notes:

(1) All quarterly and annual financial information that would be required to be contained in a filing with the Commission on Form 10-Q and Form 10-K, if US Unwired were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by US Unwired’s certified independent accountants; and

(2) All current reports that would be required to be filed with the Commission on Form 8-K if US Unwired were required to file such reports.

In addition, whether or not required by the rules and regulations of the Commission, US Unwired (if necessary) will file a copy of all such information and reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the Commission’s rules and regulations, unless the Commission will not accept such a filing, and make such information available to securities analysts and prospective investors upon request.

Payments for Consent

US Unwired will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indentures or the notes unless such consideration is offered to be paid and is paid to all Holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Events of Default and Remedies

The following are Events of Default in the indenture with respect to each series of notes:

(1) failure to pay the principal of or premium, if any, on the notes at Maturity;

(2) failure to pay any interest or Liquidated Damages, if any, on the notes for a period of 30 consecutive days or more after those amounts become due and payable;

(3) failure to offer to purchase or purchase notes, in the time periods required by the indentures, required to be purchased by US Unwired pursuant to any of the provisions of the indentures described under “—Change of Control” or “—Certain Covenants—Limitation on Asset Sales and Sales of Subsidiary Stock”;

(4) failure to perform or comply with the provisions of the indentures described under “—Consolidation, Merger, Conveyance, Transfer or Lease”;

(5) failure to perform any other covenant or agreement of US Unwired under the indentures that continues for 30 days after written notice to US Unwired by the trustee or Holders of at least 25% in aggregate principal amount of outstanding notes of the applicable series;

(6) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by US Unwired or any of its Restricted Subsidiaries, whether such Indebtedness or guarantee now exists, or is created after the Issue Date, if that default:

•	is caused by a failure to pay principal at final maturity (a “Payment Default”); or

•	results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

(7) the rendering of a final judgment or judgments against US Unwired, a Significant Subsidiary or any group of Subsidiaries that taken together would constitute a Significant Subsidiary in an amount in excess of $10.0 million, excluding amounts covered by insurance, which remains undischarged or unstayed for a period of 60 days after the date on which the right of appeal has expired;

(8) the Subsidiary Guarantee of a Significant Subsidiary, or any group of Subsidiaries that, taken together would constitute a Significant Subsidiary, ceases to be in full force and effect or any such Subsidiary Guarantee is declared to be null and void and unenforceable or is found to be invalid, in each case by a court of competent jurisdiction in a final non-appealable judgment, or any of the Guarantors which is a Significant Subsidiary, or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, denies its liability under its Subsidiary Guarantee (other than by reason of release of a Guarantor in accordance with the terms of the indenture);

(9) unless all of the Collateral shall have been released from the Liens in accordance with the provisions of the Collateral Documents and the indentures, (a) any default by US Unwired or any of its Restricted Subsidiaries party thereto in the performance of the Collateral Documents which adversely affects the enforceability, validity, perfection (in the case of Collateral for which perfection is required under the Collateral Documents) or priority of any of the Liens on a material portion of the Collateral granted to the Collateral Agent for its benefit and the benefit of the trustee and the Holders, (b) the repudiation or disaffirmation by US Unwired or any of its Restricted Subsidiaries party thereto of its material obligations under the Collateral Documents or (c) the determination in a final, non-appealable judicial proceeding that any material rights under the Collateral Documents are unenforceable or invalid against US Unwired or any of its Restricted Subsidiaries that are party thereto for any reason with respect to a material portion of the Collateral (which default, repudiation, disaffirmation or determination is not rescinded, stayed or waived by the Persons having such authority pursuant to the Collateral Documents or otherwise cured within 30 days after written notice to US Unwired by the trustee or Holders of at least 25% in aggregate principal amount of outstanding notes with respect to any of the events specified in this clause (9)); and

(10) certain events of bankruptcy, insolvency or reorganization affecting US Unwired, a Significant Subsidiary, or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary.

If an Event of Default, other than an event described under clause (10) above with respect to US Unwired, shall occur and be continuing, either the trustee or the Holders of at least 25% in aggregate principal amount of the applicable series of notes by notice as provided in such indenture may declare the principal amount of such series of notes to be due and payable immediately; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of such series of outstanding notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal of the series of notes, have been cured or waived as provided in such indenture. If an Event of Default described under clause (10) above with respect to US Unwired shall occur, both series of notes will become immediately due and payable without any declaration or other act on the part of the trustee or any Holder. The Holders of a majority in aggregate principal amount of the outstanding notes of either series may waive any past Default or Event of Default under the respective indentures, except a default in the payment of principal, premium, if any, or interest and certain covenants and provisions of such indentures which cannot be amended without the consent of the Holder of each outstanding note affected.

No Holder of any note will have any right to institute any proceeding with respect to either indenture or for any remedy under it, unless such Holder shall have previously given to the trustee written notice of an Event of Default and unless the Holders of at least 25% in aggregate principal amount of the outstanding notes of the affected series shall have made written request to the trustee and the trustee shall not have received from the Holders of a majority in aggregate principal amount of the outstanding notes of the affected series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a Holder of a note for enforcement of payment of the principal of and premium, if any, or interest on such note on or after the respective due dates expressed in such note.

In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of US Unwired with the intention of avoiding payment of the premium that US Unwired would have had to pay if it then had elected to redeem either series of the notes pursuant to the optional redemption provisions of the indentures, an equivalent premium will also become and be immediately due and payable to the extent permitted by law upon the acceleration of such notes.

Notwithstanding the foregoing, if an Event of Default specified in clause (6) above shall have occurred and be continuing, such Event of Default and any consequential acceleration shall be automatically rescinded if (i) the Indebtedness that is the subject of such Event of Default has been repaid, or (ii) if the default relating to such Indebtedness is waived or cured and if such Indebtedness has been accelerated, then the holders thereof have rescinded their declaration of acceleration in respect of such Indebtedness.

Modification and Waiver

Modifications and amendments of the indentures may be made by US Unwired, the Guarantors and the trustee with the consent of the Holders of a majority in aggregate principal amount of the outstanding notes of the applicable series then outstanding; provided, however, that no such modification or amendment may, without the consent of each Holder of the affected series of notes,

(1) change the Stated Maturity of the principal of, or any installment of interest or Liquidated Damages, if any, on any note,

(2) reduce the principal amount of, or premium, if any, or Liquidated Damages, if any, or interest on any note of such series,

(3) change the place or currency of payment of principal of, or premium or Liquidated Damages, if any, or interest on any such series of notes,

(4) impair the right to institute suit for the enforcement of any payment on or with respect to any note of such series, except a rescission of acceleration of such series of notes by the Holders of at least a majority in aggregate principal amount of such series of notes under certain circumstances,

(5) reduce the percentage of aggregate principal amount of any series of notes outstanding necessary to amend the applicable indenture,

(6) reduce the percentage of aggregate principal amount of any series of notes outstanding necessary for waiver of compliance with certain provisions of the applicable indenture or for waiver of certain defaults,

(7) release any Guarantor that is a Significant Subsidiary, or any group of Guarantors that, taken together would constitute a Significant Subsidiary, from any of its or their Obligations under its or their Subsidiary Guarantee or the indentures, except in accordance with the terms of the applicable indentures,

(8) modify the provisions with respect to modification and waiver,

(9) modify or add any provision of the applicable indenture affecting the contractual ranking of the notes in a manner that adversely affects the Holders of the applicable series of notes, or

(10) alter the provisions under the caption “—Optional Redemption” or waive a redemption payment with respect to any note thereunder.

Modifications and amendments of the Collateral Documents may be made by US Unwired, the Guarantors and the 2010 Notes Trustee with the consent of a majority in aggregate principal amount of the holders of the First Lien Obligations (other than the holders of the Hedging Obligations) then outstanding, and modifications and amendments of the Intercreditor Agreement may be made by US Unwired, the Guarantors and the 2010 notes trustee with the consent of a majority in aggregate principal amount of the Holders of the First Lien Obligations (other than holders of the Hedging Obligations) then outstanding, and the 2012 notes trustee with the consent of a majority in aggregate principal amount of the holders of the Second Lien Obligations; provided, however, that no such modification or amendment during any First Lien Obligation Period may, without the consent of a majority of the Holders of the Second Lien Obligations, release any Collateral that would have the effect of removing assets subject to the Second Priority Lien without concurrently releasing the First Priority Lien on such assets, in each case, subject to certain exceptions.

Notwithstanding the preceding, without the consent of any Holder of notes, US Unwired, the Guarantors and the trustee may amend or supplement the indentures or the notes:

(1) to cure any ambiguity, defect or inconsistency,

(2) to provide for uncertificated notes in addition to or in place of certificated notes,

(3) to provide for the assumption of US Unwired’s obligations to Holders of notes in the case of a consolidation, amalgamation, combination or merger or sale of all or substantially all of US Unwired’s assets in accordance with the provisions described above under the caption, “—Consolidation, Merger, Conveyance, Transfer or Lease,”

(4) to make any change that would provide any additional rights or benefits to the Holders of notes or that does not adversely affect the legal rights under the indentures of any such Holder,

(5) to comply with requirements of the Commission in order to effect or maintain the qualification of the indentures under the Trust Indenture Act of 1939, as amended,

(6) to release any Guarantor from its Obligations under its Subsidiary Guarantee and the indentures in accordance with the terms of the indentures,

(7) to evidence and provide for the acceptance of appointment of a successor trustees,

(8) to provide for the issuance of additional notes in accordance with the indentures,

(9) to reflect the grant of Liens on the Collateral for the benefit of an additional secured party, to the extent such Indebtedness and the Lien securing such Indebtedness is permitted by the terms of the indentures,

(10) to release Collateral from the Liens of the indentures and the Collateral Documents when permitted or required by the indentures or the Collateral Documents,

(11) to add any Subsidiary as a Guarantor in respect of the notes, or

(12) to create additional Liens upon any property or assets of US Unwired or any of its Subsidiaries as collateral security for the notes.

The consent of the Holders of the notes is not necessary under the indentures to approve the particular form of any proposed amendment. It is sufficient if the consent approves the substance of the proposed amendment.

The Holders of a majority in aggregate principal amount of the outstanding notes may waive compliance by US Unwired and its Restricted Subsidiaries with certain restrictive provisions of the indentures.

Notwithstanding the foregoing, during any First Lien Obligation Period, neither the 2012 Notes Trustee nor the Holders of the 2012 notes will have any right to approve any amendment, waiver or consent (other than the release of Collateral that would have the effect of removing assets subject to the Second Priority Lien without concurrently releasing the First Priority Lien on such assets, in each case, subject to certain exceptions) that is agreed to by the 2010 Notes Trustee or the Holders of the 2010 Notes.

Defeasance

Each indenture provides that US Unwired, at its option,

(1) will be discharged from any and all obligations in respect of the notes outstanding under such indenture (except for certain obligations to register the transfer or exchange of such notes, to replace mutilated, lost, destroyed or stolen notes, and to maintain paying agents and hold moneys for payment in trust) or

(2) need not comply with certain restrictive covenants and that such omission shall not be deemed to be an Event of Default under such indenture and the notes outstanding thereunder,

in either case clause (1) or (2) upon irrevocable deposit with the trustee, in trust for the benefit of the Holders of the applicable series of notes, of money and/or U.S. government obligations which will provide money without the need for reinvestment, in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay the principal of, and premium, if any, each installment of interest, if any, and Liquidated Damages, if any, on the outstanding notes of the applicable series in accordance with the terms of the applicable indenture and the notes outstanding thereunder. Such trust may only be established if, among other things,

(a) with respect to clause (1), US Unwired shall have delivered to the trustee an Opinion of Counsel to the effect that US Unwired has received from, or there has been published by, the Internal Revenue Service a ruling, or there has been a change in law, which provides that Holders of the applicable series of notes will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred; or, with respect to clause (2), US Unwired shall have delivered to the trustee an Opinion of Counsel to the effect that the Holders of the applicable series of notes will not recognize gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred; provided, that, this clause (a) shall not be applicable if, within 90 days of the date of the deposit, US Unwired has made an offer to purchase the notes at a price of at least 100% of principal amount of such notes plus a Make-Whole Premium and purchased all notes tendered in such offer;

(b) no Default or Event of Default shall have occurred and be continuing on the date of such deposit, other than an Event of Default resulting from the borrowing of funds to be applied to such deposit;

(c) such deposit shall not cause the trust so created to be subject to the Investment Company Act of 1940, as amended, or shall be qualified under such act or exempt from regulation thereunder; and

(d) certain other customary conditions precedent.

Notices

Notices to Holders of notes will be sent by mail to the addresses of such Holders as they may appear in the security register.

Title

US Unwired, the trustee and any agent of the trustee may treat the Holder of any note as its absolute owner (whether or not such note may be overdue) for the purpose of making payment and for all other purposes.

No Personal Liability of Directors, Officers, Employees, and Shareholders

No director, officer, employee, incorporator or shareholder of US Unwired or its Subsidiaries, as such, shall have any liability for any obligations of US Unwired under the notes, the indentures or for any claim based on, in respect of, or by reason of, those obligations or their creation. Each Holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. Such waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the Commission that such a waiver is against public policy.

Governing Law

The indentures are and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

The Trustee

The indentures provide that, subject to the duty of the trustee during an Event of Default to act with the required standard of care, the trustee will be under no obligation to exercise any of its rights or powers under the indentures at the request or direction of any of the Holders, unless such Holders shall have offered to the trustee reasonable security or indemnity. Subject to certain provisions, including those requiring security or indemnification of the trustee, the Holders of a majority in principal amount of the notes of an applicable series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee.

US Unwired and the Restricted Subsidiaries will be required to furnish to the trustee annually a statement as to the performance by them of their respective obligations under the indentures and as to any default in such performance.

From time to time, we may enter into other transactions with the trustee.

Certain Definitions

Set forth below are certain defined terms used in the indentures. Reference is made to the indentures for a full disclosure of all such items, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Indebtedness” means Indebtedness of a Person (including an Unrestricted Subsidiary) (1) existing at the time such Person becomes a Restricted Subsidiary or (2) assumed in connection with the acquisition of assets from such Person, in the case of both of the preceding clause (1) and clause (2), other than Indebtedness incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary or such acquisition. Acquired Indebtedness will be deemed to be Incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Restricted Subsidiary.

“Affiliate” of any Person means any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. The terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Applicable Pari Passu Indebtedness” means:

(1) with respect to any asset that is the subject of an Asset Sale at a time when such asset is included in the Collateral, Pari Passu Indebtedness secured by all or any part of the Collateral; and

(2) with respect to any other asset, Pari Passu Indebtedness that is required to be repaid (or that under the terms thereof is required to be offered to be repaid) upon a sale of such asset.

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value of the total obligations of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such Sale and Leaseback Transaction, determined in accordance with GAAP.

“Average Life” means, as of any date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing:

(1) the sum of the product of (x) the number of years from such date of determination to the date of each successive scheduled amortization, redemption or principal payment of such Indebtedness (or similar payment with respect to such Preferred Stock), times (y) the amount of such payment; by

(2) the sum of all such payments.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person,” as such term is used in Section 13(d)(3) of the Exchange Act, such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of US Unwired to have been duly adopted by the Board of Directors of US Unwired, to be in full force and effect on the date of such certification and delivered to the trustee.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York City are authorized or obligated by law or executive order to close.

“Capital Lease Obligation” means that portion of any obligation of a Person as lessee under a lease which is required to be capitalized on the balance sheet of such lessee in accordance with GAAP.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, including voting and non-voting) of equity of such Person; provided that in no event shall “Capital Stock” of any Person include any debt security convertible or exchangeable into equity of such Person until conversion or exchange, as applicable.

“Cash Equivalents” means:

(1) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof), in each case, maturing within one year after the date of acquisition;

(2) time deposits, certificates of deposit, banker’s acceptances, money market deposits and commercial paper issued by, or deposited with, any domestic bank or trust company of recognized standing having capital and surplus in excess of $200 million and commercial paper issued by others rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s and, in each case, maturing within one year after the date of acquisition;

(3) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (1) and (2) above entered into with any financial institution meeting the qualifications specified in clause (2) above; and

(4) investments in mutual or money market funds substantially all of whose assets comprise securities of the types described in clauses (2) and (3) above.

“Change of Domicile” means a transaction or series of related transactions, including, without limitation, (1) a merger, amalgamation, combination or consolidation of US Unwired with or into another Person, (2) the acquisition of all the Capital Stock of US Unwired or (3) the sale, transfer or other conveyance of all or substantially all the assets of US Unwired on a consolidated basis to another Person, the sole purpose of which is to reincorporate US Unwired under the laws of the United States, in another state of the United States or in the District of Columbia.

“Collateral” has the meaning set forth under “—Security for the Notes.”

“Collateral Agent” means the Collateral Agent under the Collateral Documents.

“Collateral Documents” means collectively, all agreements, deeds of trust, mortgages, instruments, documents, pledges or filings executed in connection with granting, or that otherwise evidence, the Lien of the Collateral Agent in the Collateral.

“Commission” means the United States Securities and Exchange Commission.

“Consolidated Indebtedness” of any Person means at any date of determination, the Indebtedness of such Person and its Restricted Subsidiaries that would be reflected on the balance sheet of such Person at such date, on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” of any Person means for any period the interest expense included in an income statement of such Person and its Restricted Subsidiaries in accordance with GAAP, on a consolidated basis, for such period, including without limitation or duplication (or, to the extent not so included, with the addition of),

(1) the portion of any rental obligation in respect of any Capital Lease Obligation allocable to interest expense in accordance with GAAP;

(2) the amortization of Indebtedness discounts;

(3) any payments or fees, other than reimbursement or similar obligations, with respect to letters of credit, bankers’ acceptances or similar facilities;

(4) net payment obligations under Hedge Agreements;

(5) the portion other than Attributable Debt of any rental obligations in respect of any Sale and Leaseback Transaction; and

(6) Preferred Stock dividends accrued or payable on Redeemable Stock of such Person.

“Consolidated Net Income” of any Person means for any period the net income (or loss) of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded therefrom (to the extent included and without duplication):

(1) the net income (or loss) of any Person, other than such Person, that is not a Restricted Subsidiary of such Person except to the extent of the amount of dividends or other distributions actually paid to such Person or a Restricted Subsidiary of such Person by such other Person during such period,

(2) gains or losses from sales of assets other than sales of inventory in the ordinary course of business,

(3) for purposes of the “—Limitation on Restricted Payments” covenant, the net income, if positive, of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at that time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulations applicable to such Restricted Subsidiary, except to (a) the extent such restrictions with respect to the payment of dividends or similar distributions have been validly waived and (b) to the extent of the amount of dividends or distributions that have actually been paid in the calculation period,

(4) all extraordinary gains and extraordinary losses.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of US Unwired who:

(1) was a member of such Board of Directors on the date of the indentures; or

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Credit Agreement” means one or more debt facilities, indentures, note purchase agreements, commercial paper facilities or other agreements evidencing or governing Indebtedness, in each case with banks, investment banks, insurance companies, mutual funds and/or other institutional lenders or investors, providing for revolving credit loans, term loans, debt securities (including, without limitation, additional 2010 notes or additional 2012 notes), receivable or inventory financing (including through the sale of receivables or inventory to such lenders or to special purposes entities formed to borrow from such lenders against such receivables or inventory), letters of credit or other Indebtedness, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced in whole or in part from time to time.

“Credit Agreement Agent” means, at any time, the Person serving at such time as the “Agent” or the “Administrative Agent” or the “Trustee” under the Credit Agreement or any other representative of the Lenders then most recently designated as such by the requisite percentage of such Lenders in a written notice delivered to the trustee and the Collateral Agent.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Depositary” means a clearing agency registered under the Exchange Act that is designated to act as Depositary for the notes until a successor Depositary shall have become such pursuant to the applicable provisions of the indenture, and thereafter “Depositary” shall mean such successor Depositary. The Depositary initially is The Depository Trust Company.

“Domestic Subsidiary” means any Restricted Subsidiary of US Unwired that was formed under the laws of the United States or any state of the United States or the District of Columbia.

“Equity Offering” means any public or private sale of Qualified Capital Stock by US Unwired for the account of US Unwired.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Notes” means (1) the notes to be issued in exchange for the 2010 notes under the Registration Rights Agreement and (2) the notes to be issued in exchange for the 2012 notes under the Registration Rights Agreement.

“Excluded Real Property” means all owned and leased real property (other than fixtures) of US Unwired or any Restricted Subsidiary other than (i) that described in clause (ii) of the first paragraph under “—Security for the Notes—Additional Collateral; Acquisition of Assets or Property and (ii) the headquarters building of US Unwired in Lake Charles, Louisiana.

“Existing Senior Subordinated Notes” means, to the extent outstanding on the Issue Date, the 13 3/8% Senior Subordinated Discount Notes due 2009 issued by US Unwired pursuant to an indenture dated as of October 29, 1999, as amended through the Issue Date, by and among US Unwired, the guarantors named therein and U.S. Bank National Association, successor in interest to State Street Bank and Trust Company, as trustee.

“Fair Market Value” means, with respect to any assets or Person, the price which could be negotiated in an arm’s-length transaction between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value will be conclusively determined by US Unwired’s Board of Directors and if such assets have a Fair Market Value in excess of $5.0 million, shall be evidenced by a Board Resolution, dated within 30 days of the relevant transaction.

“FCC” means the Federal Communications Commission, or any other similar or successor agency of the Federal government administering the Communications Act.

“FCC License” means any cellular telephone, microwave, personal communications or other license, authorization, certificate of compliance, franchise, approval or permit, whether for the construction and/or the operation of any System, granted or issued by the FCC.

“First Lien Documents” shall mean the 2010 Indenture, the Subsidiary Guarantees with respect to the 2010 notes and the 2010 notes, any Credit Agreement designated as a “First Lien Document” for purposes of the Intercreditor Agreement, all Hedge Agreements evidencing Hedging Obligations that constitute First Lien Debt and all other documents and instruments pursuant to which any Indebtedness constituting First Lien Obligations has been Incurred or is outstanding, Lien Document as the same may be amended, restated, replaced, refinanced, renewed, extended, supplemented or modified from time to time.

“First Lien Obligations” means:

(1) the 2010 notes, the Subsidiary Guarantees with respect to the 2010 notes and the 2010 Note Obligations;

(2) all Indebtedness of US Unwired and its Subsidiaries under any Credit Agreement that is (or, in the case of any reimbursement obligation for a letter of credit issued under any Credit Agreement or any loan required to be made under any Credit Agreement to satisfy such reimbursement obligation, was, when such letter of credit was issued) permitted to be Incurred by clause (2) or (7) of the second paragraph under “Limitation on Consolidated Indebtedness” and that is designated as “First Lien Obligations” for purposes of the Intercreditor Agreement;

(3) all other Indebtedness of US Unwired and its Subsidiaries (including any additional 2010 Notes) designated as “First Lien Obligations” for purposes of the Intercreditor Agreement permitted to be Incurred by clauses (2) or (7) of the second paragraph under “Limitation on Consolidated Indebtedness”; and

(4) Hedging Obligations that are designated as First Lien Obligations by US Unwired in an Officer’s Certificate.

“First Lien Obligation Period” means any period during which (1) any First Lien Obligations are outstanding (and, for purposes hereof, notes that have been defeased pursuant to the Indentures shall be deemed to be not outstanding), (2) any commitments pursuant to which First Lien Obligations may be Incurred are in effect or (3) any letters of credit issued under any First Lien Documents are outstanding but have not been discharged or fully cash collateralized in accordance with the terms of the applicable First Lien Document.

“First Priority Liens” has the meaning set forth under “—Brief Description of the Notes and Ranking.”

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity or entities as have been approved by a significant segment of the accounting profession in the United States, which are in effect from time to time.

“Governmental Entity” means any domestic or foreign international, national, federal, state, provincial or local governmental, regulatory or administrative authority, agency, commission, court, tribunal, arbitral body or self-regulated entity, including, without limitation, the FCC and the Commission.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantors” means each of US Unwired’s Domestic Restricted Subsidiaries that has not been released from its liability under its Subsidiary Guarantee in accordance with the terms of the applicable indenture and each of US Unwired’s Subsidiaries required to become a Guarantor as described under “—Subsidiary Guarantees.”

“Hedge Agreements” means any interest rate or currency exchange rate swap, cap, collar, floor, caption, or swaption agreements, or any similar arrangements arising at any time between US Unwired or any Restricted Subsidiary, on the one hand, and any Person, on the other hand, as such agreement or arrangement may be modified, supplemented and in effect from time to time.

“Hedging Obligations” means any Obligations in respect of Indebtedness permitted to be Incurred pursuant to clause (5) of the second paragraph under “—Certain Covenants—Limitation on Consolidated Indebtedness.”

“Holder” means a Person in whose name a note is registered in the security register.

“Incur” means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and “Incurrence,” “Incurred,” “Incurrable” and “Incurring” shall have meanings correlative to the foregoing).

“Indebtedness” means (without duplication), with respect to any Person:

(1) every obligation of such Person for money borrowed,

(2) every obligation of such Person evidenced by bonds, debentures, notes or similar instruments, including obligations Incurred in connection with the acquisition of property, assets or businesses (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business),

(3) every reimbursement or similar obligation of such Person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person,

(4) every obligation of such Person issued or assumed as the deferred and unpaid purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business),

(5) every Capital Lease Obligation of such Person,

(6) the maximum fixed redemption or repurchase price of Redeemable Stock of such Person at the time of determination,

(7) Attributable Debt of such Person with respect to any Sale and Leaseback Transaction to which such Person is a party,

(8) all obligations under Hedge Agreements, and

(9) every obligation of the type referred to in clauses (1) through (8) of another Person that such Person has guaranteed or is responsible or liable, directly or indirectly, as obligor, guarantor, or otherwise or for which such Person provides any form of credit support, and if such credit support takes the form of a Lien on any assets of the specified Person (which Lien is permitted to be Incurred by the indenture) where such

Indebtedness is without recourse to such Person, the amount of such Indebtedness will be the lesser of (A) the Fair Market Value of such assets as of the date of determination and (B) the amount of such Indebtedness;

provided that for all purposes of the indentures,

(A) the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the unamortized portion of the original issue discount of such Indebtedness at the time of its issuance as determined in conformity with GAAP, and

(B) Indebtedness shall not include any liability for federal, state, local or other taxes.

For purposes of the indentures, the amount of any Indebtedness under any Hedge Agreement shall be the amount determined in respect thereof as of the end of the then most recently ended fiscal quarter of such Person, based on the assumption that such Hedge Agreement had terminated at the end of such fiscal quarter, and in making such determination, if such Hedge Agreement or any related agreement provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person then, in each such case, the amount of such obligations shall be the net amount so determined, unless the counterparty under such agreement is in default under such agreement or defaults in making the corresponding payment to such Person.

“Intercreditor Agreement” means the Intercreditor Agreement in the form attached to the indentures, among us, the Guarantors, the Collateral Agent, the 2010 Notes Trustee and the 2012 Notes Trustee, as amended, supplemented, restated, replaced or otherwise modified from time to time. As described in the paragraph under “Intercreditor Agreement” upon the incurrence of any First Lien Obligations under a Credit Agreement, the Credit Agreement Agent shall become a party to the Intercreditor Agreement.

“Investment” by any Person in any other Person means (without duplication):

(1) the acquisition (whether by purchase, merger, consolidation or otherwise) by such Person (whether for cash, property, services, securities or otherwise) of Capital Stock, bonds, notes, debentures, partnership or other ownership interests, or other securities of such other Person;

(2) the making by such Person of any deposit with, or advance, loan or other extension of credit to, such other Person or any commitment to make any such advance, loan or extension (other than commission, travel and similar advances to officers and employees in the ordinary course of business);

(3) the entering into by such Person of any guarantee of, or other contingent obligation with respect to, Indebtedness or other liability of such other Person;

(4) the making of any capital contribution by such Person to such other Person; and

(5) the designation by the Board of Directors of US Unwired of any Person to be an Unrestricted Subsidiary.

For purposes of the covenant described in “—Certain Covenants—Limitation on Restricted Payments,”

(A) “Investment” shall include and be valued at the Fair Market Value of such Person’s pro rata interest in the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary and shall exclude the lesser of (x) the Fair Market Value of such Person’s pro rata interest in the net assets of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary and (y) the Fair Market Value of the amount of such Person’s Investments (other than Permitted Investments) made in (net of cash distributions received from) such Unrestricted Subsidiary since the Issue Date and

(B) the amount of any Investment shall be the Fair Market Value of such Investment at the time any such Investment is made.

“Issue Date” means the time and date of the first issuance of the old notes under the indentures.

“Lenders” means, at any time, the parties to any Credit Agreement then holding (or committed to provide) loans, letters of credit, debt securities or other extensions of credit that constitute (or when provided will constitute) part of the First Lien Obligations or Second Lien Obligations, as applicable.

“Lien” means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement (other than an easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or assets (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

“Liquidated Damages” means the liquidated damages payable under the Registration Rights Agreement.

“Make-Whole Premium” means with respect to any note on any date, the excess of:

(a) the present value at such date of (i) the redemption price of such series of notes on the Stated Maturity or on the applicable redemption date, as the case may be, plus (ii) all required interest payments due on the note through the Stated Maturity or the applicable redemption date, as the case may be, (excluding accrued but unpaid interest) computed using a discount rate equal to the Treasury Rate as of such redemption date; over

(b) the principal amount of the note.

“Maturity” means, when used with respect to any note, the date on which the principal of such note becomes due and payable, whether at the Stated Maturity or by declaration of acceleration, call for redemption or otherwise.

“Net Cash Proceeds” means the aggregate amount of cash and Cash Equivalents received by US Unwired and its Restricted Subsidiaries in respect of an Asset Sale (including upon the conversion to cash or Cash Equivalents of (a) any note or installment receivable at any time or (b) any other property as and when any cash and Cash Equivalents are received in respect of any property received in an Asset Sale but only to the extent such cash or Cash Equivalents are received within one year after such Asset Sale), less all out-of-pocket fees, commissions and other expenses incurred in connection with such Asset Sale, including the amount (estimated in good faith by the Board of Directors of US Unwired) of income, franchise, sales and other applicable taxes required to be paid by US Unwired or any Restricted Subsidiary of US Unwired in connection with such Asset Sale and any reserve for adjustment in respect of the sale price of such asset (including for indemnification payments) established in accordance with GAAP.

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither US Unwired nor any of its Restricted Subsidiaries:

(a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness);

(b) is directly or indirectly liable, as a guarantor or otherwise; or

(c) constitutes the lender other than with respect to amounts that are lent by US Unwired or one of its Restricted Subsidiaries to an Unrestricted Subsidiary in compliance with the covenants described under “—Certain Covenants—Limitation on Restricted Payments” and “—Certain Covenants—Limitation on Transactions with Affiliates” and are otherwise permitted by the indentures;

(2) no default with respect to which, including any rights that the holders of such Indebtedness may have to take enforcement action against an Unrestricted Subsidiary, would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of US Unwired or any of its Restricted Subsidiaries to declare a default on that other Indebtedness or cause the payment of that other Indebtedness to be accelerated or payable prior to its stated maturity; and

(3) as to which the lenders will not have any recourse to the assets of US Unwired or the stock or assets of any of its Restricted Subsidiaries.

“Note Obligations” means the notes, the Subsidiary Guarantees and all other Obligations of any obligor under the indentures, the notes, the Exchange Notes, the Subsidiary Guarantees and the Collateral Documents.

“Obligations” means any principal, interest, penalties, fees, indemnities, reimbursement obligations, guarantee obligations, costs, expenses (including fees and disbursements of counsel), damages and other liabilities and obligations, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of or in connection with the documentation governing or made, delivered or given in connection with, any Indebtedness (including, without limitation, interest accruing at the then applicable rate provided in such documentation after the maturity of such Indebtedness and interest accruing at the then applicable rate provided in such documentation after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to US Unwired or any Restricted Subsidiary, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding).

“Offer to Purchase” means a written offer (the “Offer”) sent by US Unwired to each Holder at his, her or its address appearing in the security register on the date of the Offer offering to purchase up to the principal amount of notes specified in such Offer at the purchase price specified in such Offer. Unless otherwise required by applicable law, the Offer shall specify an expiration date (the “Expiration Date”) of the Offer to Purchase which, subject to any contrary requirements of applicable law, shall be not less than 30 days nor more than 60 days after the date of such Offer to Purchase (or, in the case of any Offer to Purchase made prior to the occurrence of the Change of Control and contingent upon such occurrence, the later of (x) 60 days after the date of such Offer to Purchase and (y) the date of occurrence of such Change of Control) and a settlement date (the “Purchase Date”) for purchase of notes within five Business Days after the Expiration Date. The Offer shall also state the section of the relevant indenture pursuant to which the Offer to Purchase is being made, the Expiration Date and the Purchase Date, the aggregate principal amount of the outstanding notes offered to be purchased by US Unwired, the purchase price to be paid by US Unwired, and the place or places where notes are to be surrendered for tender pursuant to the Offer to Purchase.

“Officers’ Certificate” means a certificate signed by two officers, at least one of whom shall be the principal executive officer, principal accounting officer or principal financial officer of US Unwired and delivered to the trustee.

“Operating Cash Flow” for any Person for any period means:

(1) the Consolidated Net Income of such Person for such period, plus

(2) the sum, without duplication (and only to the extent such amounts are deducted in determining such Consolidated Net Income), of:

(a) the provisions for income taxes for such period for such Person and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP,

(b) depreciation, amortization and other non-cash charges of such Person and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP and

(c) Consolidated Interest Expense of such Person for such period,

less the amount of all cash payments made during such period by such Person and its Restricted Subsidiaries to the extent such payments relate to non-cash charges that were added back in determining Operating Cash Flow for such period or for any prior period (and only to the extent such amounts are included in determining such Consolidated Net Income).

In the case of a Restricted Subsidiary that is not a Wholly Owned Restricted Subsidiary, the determination of the percentage of the Operating Cash Flow of such Restricted Subsidiary that is to be included in the calculation of US Unwired’s Operating Cash Flow shall be made on a pro forma basis on the assumption that the percentage of US Unwired’s common equity interest in such Restricted Subsidiary throughout the applicable Reference Period was equivalent to its common equity interest on the date of the determination.

“Operating Cash Flow Ratio” means, on any date (the “Transaction Date”), with respect to any Person, the ratio of

(1) Consolidated Indebtedness of such Person and its Restricted Subsidiaries on the Transaction Date (after giving pro forma effect to the Incurrence of any Indebtedness and the application of the proceeds thereof on such Transaction Date) divided by

(2) 200% of the aggregate amount of Operating Cash Flow during the Reference Period of such Person;

provided, that for purposes of such computation, in calculating Operating Cash Flow and Consolidated Indebtedness:

(A) the transaction giving rise to the need to calculate the Operating Cash Flow Ratio will be assumed to have occurred (on a pro forma basis) on the first day of the Reference Period;

(B) acquisitions that have been made by such Person or any of its Restricted Subsidiaries, including through consolidations, amalgamations, combinations or mergers during the Reference Period or subsequent thereto and on or prior to the Transaction Date will be given effect (on a pro forma basis) as if they had occurred on the first day of the Reference Period;

(C) businesses disposed of by such Person or any of its Restricted Subsidiaries during the Reference Period or subsequent thereto and on or prior to the Transaction Date will be given effect (on a pro forma basis) as if they had occurred on the first day of the Reference Period; and

(D) the Indebtedness of any Restricted Subsidiary that is not a Wholly Owned Restricted Subsidiary shall be determined in accordance with the actual percentage of the Person’s common equity interest in such Restricted Subsidiary on the date of determination of the Operating Cash Flow Ratio (thus, for example, in the case of a Restricted Subsidiary in which such Person owns a 51% common equity interest, 51% of such Subsidiary’s Indebtedness would be included in the calculation of such Person’s aggregate Indebtedness).

“Opinion of Counsel” means a written opinion of counsel, who may be counsel for US Unwired, and who shall be reasonably acceptable to the trustee, delivered to the trustee.

“Pari Passu Indebtedness” means any Indebtedness of US Unwired or any Guarantor that is not subordinated in right of payment to any other Indebtedness of US Unwired or such Guarantor, as the case may be.

“Paying Agent” means the paying agent for the notes, as appointed under the indentures.

“Permitted Holder” means (i) Brown Brothers Harriman & Co., (ii) Investcorp S.A., (iii) any member of the family of William L. Henning and their descendants, (iv) Sprint Corporation and (v) any Sprint PCS Affiliate and, in each case, the Affiliates of each of the foregoing.

“Permitted Investments” means:

(1) Investments in Cash Equivalents;

(2) Investments in US Unwired or a Restricted Subsidiary;

(3) Investments in a Person substantially all of whose assets are of a type generally used in a Telecommunications Business (an “Acquired Person”) if, as a result of such Investments, (A) the Acquired Person immediately thereupon becomes a Restricted Subsidiary or (B) the Acquired Person immediately thereupon either (a) is merged or consolidated with or into US Unwired or any Restricted Subsidiary or (b) transfers or conveys all or substantially all of its assets to, or is liquidated into, US Unwired or any of its Restricted Subsidiaries;

(4) Investments in accounts and notes receivable acquired in the ordinary course of business;

(5) any securities received in connection with an Asset Sale and any Investment with the Net Cash Proceeds from any Asset Sale in Capital Stock of a Person, all or substantially all of whose assets are of a type used in a Telecommunications Business, that complies with the “—Limitation on Asset Sales and Sales of Subsidiary Stock” covenant;

(6) advances and prepayments for asset purchases in the ordinary course of business in a Telecommunications Business of US Unwired or a Restricted Subsidiary;

(7) customary loans or advances made in the ordinary course of business to officers, directors or employees of US Unwired or any of its Restricted Subsidiaries for travel, entertainment and moving and other relocation expenses not to exceed $3.0 million at any one time outstanding;

(8) Investments received in satisfaction of judgments, settlements of debt or compromises of obligations incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

(9) Investments arising from Hedge Agreements permitted to be Incurred pursuant to clause (5) of the second paragraph under “—Limitation on Consolidated Indebtedness”;

(10) receivables owing to US Unwired or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(11) Investments that are deemed to have been made as a result of the acquisition of a Person that at the time of such acquisition held instruments constituting Investments that were not acquired in contemplation of the acquisition of such Person (only to the extent that the making of such Investment through the acquisition of such Person was already deemed to be a Restricted Payment made pursuant to the covenant under the caption “—Limitation on Restricted Payments” as of the date of such acquisition);

(12) Investments in prepaid expenses and lease, utility and workers’ compensation performance and other similar deposits;

(13) any acquisition of assets, Capital Stock or other securities solely in exchange for issuance of Qualified Capital Stock of US Unwired; and

(14) other Investments not to exceed $15.0 million at any time outstanding.

“Permitted Liens” means:

(1) Liens existing on the Issue Date securing obligations of US Unwired or any of its Restricted Subsidiaries outstanding on the Issue Date (“Existing Liens”);

(2) First Priority Liens or Second Priority Liens securing Indebtedness of US Unwired or any Restricted Subsidiary under any Credit Agreements, which Indebtedness is permitted to be Incurred under clause (2) or (7) of the second paragraph under “—Limitation on Consolidated Indebtedness”, and which Liens are created under the Collateral Documents in favor of the Collateral Agent;

(3) Liens created under the Collateral Documents in favor of the Collateral Agent for the benefit of, or to secure the notes, the Subsidiary Guarantees or the Note Obligations, in each case issued on the Issue Date (including Liens resulting from the defeasance of obligations with respect to the 2010 notes and the 2012 notes);

(4) Second Priority Liens securing Pari Passu Indebtedness permitted to be Incurred under the first paragraph of “—Limitation on Consolidated Indebtedness,” provided that, (i) at the time such Indebtedness is Incurred, US Unwired’s Senior Secured Operating Cash Flow Ratio would be less than 3.0 to 1.0;

(ii) such Indebtedness has an Average Life and final stated maturity that is equal to or greater than that of the latest Stated Maturity of the then outstanding notes; (iii) such Second Priority Liens are on an equal and ratable basis with the Second Priority Liens securing the 2012 notes; and (iv) the assets securing such Pari Passu Indebtedness also are a part of the Collateral;

(5) Liens in favor of US Unwired or any Restricted Subsidiary that is a Guarantor;

(6) Liens to secure Indebtedness of US Unwired or a Restricted Subsidiary outstanding or committed for the purpose of financing all or any part of the purchase price or the cost of construction or improvement of the equipment or other property subject to such Liens; provided, however, that (a) the principal amount of any Indebtedness secured by such a Lien does not exceed 100% of such purchase price or cost, (b) such Lien does not extend to or cover any property other than such item of property or any improvements on such item and (c) the Incurrence of such Indebtedness is otherwise permitted by the indentures;

(7) (a) Liens on property existing immediately prior to the time of acquisition thereof (and not Incurred in anticipation of the financing of such acquisition) by US Unwired or any Restricted Subsidiary and (b) Liens in respect of Acquired Indebtedness existing at the time of the relevant acquisition by US Unwired or any Restricted Subsidiary; provided that such Liens do not extend to any assets of US Unwired or any Restricted Subsidiary other than the assets being acquired and as long as such Liens were not Incurred in anticipation of such acquisition;

(8) Liens to secure Indebtedness to extend, renew, refinance or refund (or successive extensions, renewals, refinancings or refundings of), in whole or in part, Indebtedness secured by any Lien referred to in the foregoing clauses (1), (3), (5) and (6) so long as such Liens do not extend to any other property and the principal amount of Indebtedness so secured is not increased, except for amounts relating to accrued interest, dividends and redemption premiums on the Indebtedness and fees, expenses, penalties and redemption premiums incurred in connection therewith;

(9) Liens Incurred or deposits made to secure the performance of statutory or regulatory obligations, surety or appeal bonds, performance bonds, deposits to secure the performance of tenders, bids, trade contracts, government contracts, import duties, payment of rent, leases (other than capital leases) or licenses or other obligations of a like nature incurred in the ordinary course of business, including, without limitation, landlord Liens on leased properties;

(10) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent, that are not yet subject to penalties or interest for non-payment or that are being contested in good faith by appropriate proceedings; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(11) carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s, suppliers’ or other like Liens arising in the ordinary course of business and deposits made to obtain the release of such Liens and with respect to obligations not overdue for a period in excess of 60 days or which are being contested in good faith by appropriate proceedings; provided that any reserve or other appropriate provision as shall be required to conform with GAAP shall have been made therefor;

(12) easements, rights-of-way, zoning ordinances and similar charges, restrictions, exceptions or other irregularities, reservations of, or rights of others for: licenses, sewers, electric lines, telegraph and telephone lines, and other similar encumbrances or title defects incurred, or leases or subleases granted to others, in the ordinary course of business, which do not in any case materially detract from the value of the property subject thereto or do not materially interfere with the ordinary conduct of the business of US Unwired or any of its Restricted Subsidiaries;

(13) Liens in favor of customs and revenue authorities to secure payment of customs duties in connection with the importation of goods in the ordinary course of business and other similar Liens arising in the ordinary course of business;

(14) Liens (other than any Lien imposed by ERISA or any rule or regulation promulgated thereunder) Incurred or pledges or deposits made in the ordinary course of business, in connection with workers’ compensation, unemployment insurance and other types of social security;

(15) deposits made in the ordinary course of business to secure liability to insurance carriers other than in connection with financing premiums;

(16) any attachment, appeal or judgment Lien not constituting an Event of Default under clause (7) of the first paragraph of the section described under the caption “—Events of Default and Remedies”;

(17) Liens under licensing agreements for use of intellectual property entered into in the ordinary course of business;

(18) any interest or title of a lessor or lessee or sublessor or sublessee under any operating lease entered into by US Unwired and its Restricted Subsidiaries in the ordinary course of business;

(19) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by US Unwired and its Restricted Subsidiaries in the ordinary course of business;

(20) rights of set-off as to deposit accounts or other funds maintained with a depository or other financial institution;

(21) Liens on property subject to capital leases to the extent the related Capital Lease Obligation is permitted to be Incurred pursuant to clause (11) of the second paragraph under “—Limitation on Consolidated Indebtedness”;

(22) Liens securing Hedge Agreements permitted to be Incurred pursuant to clause (5) of the second paragraph under “—Limitation on Consolidated Indebtedness,” so long as the related Indebtedness is, and the indentures permit such related Indebtedness to be, secured by a Lien on the same property securing such Hedge Agreements and such Lien is of equal priority with the Lien securing such related Indebtedness;

(23) Liens securing Indebtedness permitted to be Incurred pursuant to clause (10), (12) or (13) of the second paragraph under “—Limitation on Consolidated Indebtedness”; and

(24) any other Liens in respect of any Indebtedness, which Indebtedness does not exceed $10.0 million in the aggregate at any time outstanding.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Preferred Stock” means, with respect to any Person, any and all shares of Capital Stock of such Person that have preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

“pro forma basis” means on a pro forma basis as calculated by the chief financial officer of US Unwired in good faith in accordance with Regulation S-X, as amended, under the Securities Act.

“Qualified Capital Stock” means, with respect to any Person, any and all shares of Capital Stock other than Redeemable Stock.

“Rating Organization” means Standard & Poor’s Ratings Service, a division of The McGraw-Hill Companies Inc., or Moody’s Investors Service, Inc. or their respective subsidiaries.

“Redeemable Stock” of any Person means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation, is required to be redeemed prior to the 91st day after the final Stated Maturity of the applicable series of notes or is redeemable at the option of the holder thereof at any time prior to the 91st day after the final Stated Maturity of the applicable series of notes, except to the extent such Capital Stock is solely redeemable with any Capital Stock that is not Redeemable Stock; provided that:

(1) only the portion of the Capital Stock which is mandatorily redeemable or is so redeemable at the option of the holder prior to such date shall be deemed Redeemable Stock;

(2) if such Capital Stock is issued in the ordinary course of business to any employee or to any plan for the benefit of employees of US Unwired or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Redeemable Stock solely because it may be required to be repurchased by US Unwired or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; and

(3) any Capital Stock that would not constitute Redeemable Stock but for provisions in it giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of a “change of control” or “asset sale” occurring prior to the final Stated Maturity of the notes shall not constitute Redeemable Stock if the “change of control” or “asset sale” provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in the “Change of Control” or “Asset Sale” covenant, as applicable, in the indentures and such Capital Stock specifically provides that such Person will not repurchase or redeem any such Capital Stock pursuant to such provision prior to US Unwired’s repurchase of the notes as required pursuant to such “Change of Control” or “Asset Sale” covenant, as applicable.

“Reference Period” with regard to any Person means the last two completed fiscal quarters of such Person for which financial statements are available immediately preceding any date upon which any determination is to be made pursuant to the terms of the notes or the indentures.

“Registration Rights Agreement” means the registration rights agreement entered into on the Issue Date among US Unwired, the Guarantors and the Initial Purchasers.

“Requirement of Law” means, as to any Person, the certificate of incorporation and by-laws, the partnership agreement or other organizational or governing documents of such Person, and any law, treaty, rule or regulation, or determination, judgment, writ, injunction, decree or order of an arbitrator or a court or other governmental authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Restricted Payment” means, with respect to any Person:

(1) any declaration or payment of a dividend or making any other payment or other distribution (including, without limitation, any payment in connection with any merger or consolidation involving such Person or any Restricted Subsidiary of such Person) on or on account of any shares of Capital Stock of such Person or any Restricted Subsidiary of such Person (other than a dividend payable solely in shares of the Qualified Capital Stock of such Person or options, warrants or other rights to acquire the Qualified Capital Stock of such Person and other than any declaration or payment of a dividend or other distribution by a Restricted Subsidiary to US Unwired or another Wholly Owned Restricted Subsidiary of US Unwired);

(2) any payment on account of the purchase, redemption, retirement or acquisition (including by way of issuing any Indebtedness or Redeemable Stock in exchange for Qualified Capital Stock) of (A) any shares of Capital Stock of such Person or any Subsidiary of such Person held by Persons other than such Person or any of its Restricted Subsidiaries or any shares of Capital Stock of the direct or indirect parent of such Person or (B) any option, warrant or other right to acquire shares of Capital Stock of such Person or any Restricted Subsidiary of such Person or any of its Restricted Subsidiaries, in each case, other than pursuant to the cashless exercise of options, warrants or other rights to acquire Capital Stock of such Person;

(3) any Investment (other than a Permitted Investment) made by such Person; and

(4) any payment on or with respect to any Subordinated Indebtedness of such Person or any redemption, defeasance, repurchase or other acquisition or retirement for value prior to any scheduled maturity, repayment or sinking fund payment, of any such Indebtedness of such Person, except a payment of interest or principal at the stated maturity thereof;

provided that the term “Restricted Payment” does not include the payment of a dividend or other distribution by any Restricted Subsidiary on shares of its Capital Stock that is paid pro rata to all holders of such Capital Stock.

“Restricted Subsidiary” of any Person means any Subsidiary of such Person other than an Unrestricted Subsidiary of such Person.

“S&P” means Standard & Poor’s Ratings Services and its successors.

“Sale and Leaseback Transaction” of any Person means an arrangement with any lender or investor or to which such lender or investor is a party providing for the leasing by such Person of any property or asset of such Person which has been or is being sold or transferred by such Person more than 270 days after the acquisition thereof or the completion of construction or commencement of operation thereof to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such property or asset. The stated maturity of such arrangement shall be the date of the last payment of rent or any other amount due under such arrangement prior to the first date on which such arrangement may be terminated by the lessee without payment of a penalty.

“Second Lien Obligations” means:

(1) the 2012 notes, the Subsidiary Guarantees with respect to the 2012 notes and the 2012 Note Obligations;

(2) all Indebtedness of US Unwired and its Subsidiaries under any Credit Agreement that is (or, in the case of any reimbursement obligation for a letter of credit issued under any Credit Agreement or any loan required to be made under any Credit Agreement to satisfy such reimbursement obligation, was, when such letter of credit was issued) permitted to be Incurred by clause (2) or (7) of the second paragraph under “Limitation on Consolidated Indebtedness” and that is designated as a “Second Lien Obligation” for purposes of the Intercreditor Agreement; and

(3) all other Indebtedness of US Unwired and its Subsidiaries (including any additional 2012 notes) designated as “Second Lien Obligations” for purposes of the Intercreditor Agreement permitted to be Incurred by clauses (2) or (7) of the second paragraph under “Limitation on Consolidated Indebtedness”.

“Second Priority Liens” has the meaning set forth under “—Brief Description of the Notes and Ranking.”

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Secured Indebtedness” means all unsubordinated Indebtedness of US Unwired or of any Restricted Subsidiary, whether outstanding on the Issue Date or thereafter Incurred, that is either (1) secured by a Lien on any part of the Collateral or (2) secured by a Lien on any asset received in exchange for or otherwise in respect of Collateral (including, without limitation, assets received under “—Limitation on Asset Sales and Sales of Subsidiary Stock” and assets subject to Permitted Liens under clause (7) of the definition thereof) or any asset described in this clause (2), in each case, including, without limitation, the notes, all other Second Lien Obligations, all Indebtedness outstanding under any Credit Agreement and all other First Lien Obligations.

“Senior Secured Operating Cash Flow Ratio” means, on any date (the “Senior Secured Transaction Date”), with respect to any Person, the ratio of:

(1) consolidated Senior Secured Indebtedness of such Person and its Restricted Subsidiaries on the Senior Secured Transaction Date (after giving pro forma effect to the Incurrence of any Indebtedness and the application of the proceeds thereof on such Senior Secured Transaction Date) divided by

(2) the aggregate amount of Operating Cash Flow during the Reference Period of such Person;

provided, that for purposes of such computation, in calculating Operating Cash Flow and consolidated Senior Secured Indebtedness:

(A) the transaction giving rise to the need to calculate the Senior Secured Operating Cash Flow Ratio will be assumed to have occurred (on a pro forma basis) on the first day of the Reference Period;

(B) acquisitions that have been made by such Person or any of its Restricted Subsidiaries, including through consolidations, amalgamations, combinations or mergers during the Reference Period or subsequent thereto and on or prior to the Senior Secured Transaction Date will be given effect (on a pro forma basis) as if they had occurred on the first day of the Reference Period;

(C) businesses disposed of by such Person or any of its Restricted Subsidiaries during the Reference Period or subsequent thereto and on or prior to the Senior Secured Transaction Date will be given effect (on a pro forma basis) as if they had occurred on the first day of the Reference Period; and

(D) the Indebtedness of any Restricted Subsidiary that is not a Wholly Owned Restricted Subsidiary shall be determined in accordance with the actual percentage of the Person’s common equity interest in such Restricted Subsidiary on the date of determination of the Senior Secured Operating Cash Flow Ratio (thus, for example, in the case of a Restricted Subsidiary in which such Person owns a 51% common equity interest, 51% of such Subsidiary’s Indebtedness would be included in the calculation of such Person’s aggregate Indebtedness).

“SFAS 150” means Statement No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity,” of the Financial Accounting Standards Board.

“Significant Subsidiary” means any Restricted Subsidiary of US Unwired that is a “significant subsidiary” as defined in Article 1-02(w) of Regulation S-X under the Securities Act.

“Sprint” means Sprint Corporation and/or its Affiliates, or their successors.

“Sprint Agreements” means the long term agreements, including management agreements, service agreements, and trademark and license agreements, entered into by certain operating subsidiaries of U.S. Unwired Inc. with Sprint PCS, granting such operating subsidiaries with the right, among other things, to exclusively market PCS products and services under the Sprint and Sprint PCS brand names in such operating subsidiaries’ markets.

“Sprint PCS” means Sprint Corporation, Sprint Spectrum, L.P., Wireless, L.P. and Sprintcom, Inc. or any Affiliates thereof or their successors.

“Sprint PCS Affiliate” means any Person whose sole or predominant business is operating a personal communications services business pursuant to arrangements with Sprint Spectrum L.P. and/or its Affiliates, or their successors, similar to the Sprint Agreements.

“Stated Maturity,” when used with respect to any note or any installment of interest thereon, means the date specified in such note as the date on which the principal of such note or such installment of interest is due and payable.

“Subordinated Indebtedness” means Indebtedness of US Unwired or any Restricted Subsidiary, whether outstanding on the date hereof or hereafter Incurred, which is by its terms expressly subordinate or junior in right of payment to any other Indebtedness of US Unwired or a Restricted Subsidiary, as the case may be.

“Subsidiary” means, as applied to any Person, (1) any corporation of which more than 50% of the outstanding Capital Stock (other than directors’ qualifying shares) having ordinary Voting Power to elect its board of directors, regardless of the existence at the time of a right of the holders of any class or classes of securities of such corporation to exercise such Voting Power by reason of the happening of any contingency, or any entity other than a corporation of which more than 50% of the outstanding ownership interests, is at the time owned directly or indirectly by such Person, or by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person or (2) any other entity which is directly or indirectly controlled by such Person, or by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person.

“Subsidiary Guarantee” means, in respect of either series of notes, the Guarantee by each Guarantor of US Unwired’s obligations under the indenture and the notes issued under such indenture, executed pursuant to the provisions of such indenture.

“Telecommunications Business” means the business of (1) transmitting, or providing services relating to the transmission of, voice, video or data through owned or leased wireline or wireless transmission facilities, (2) creating, developing, constructing, installing, repairing, maintaining or marketing communications-related systems, network equipment and facilities, software and other products or (3) evaluating, owning, operating, participating in or pursuing any other business that is incidental or reasonably related to those identified in clause (1) or (2) above or is a reasonable extension thereof, in each case as determined in good faith by US Unwired’s Board of Directors.

“Treasury Rate” means, as of any date, the yield to maturity as of such date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the such date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such date to the Stated Maturity or applicable redemption date, as the case may be; provided, however, that if the period from such date to the Stated Maturity or applicable redemption date, as the case may be, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“2010 Note Obligations” means Note Obligations in respect of the 2010 notes.

“2010 Notes Trustee” has the meaning set forth under “Security for the Notes—Intercreditor Agreement”.

“2012 Note Obligations” means Note Obligations in respect of the 2012 notes.

“2012 Notes Trustee” has the meaning set forth under “Security for the Notes—Intercreditor Agreement”.

“Unrestricted Subsidiary” of any Person means (1) any Subsidiary of such Person that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below and (2) any Subsidiary of an Unrestricted Subsidiary. Any Subsidiary of US Unwired may be designated by the Board of Directors of US Unwired as an Unrestricted Subsidiary by a Board Resolution, but only if the Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) is not party to any agreement, contract, arrangement or understanding with US Unwired or any Restricted Subsidiary of US Unwired, unless the terms of any such agreement, contract, arrangement or understanding are no less favorable, as determined in good faith by the Board of Directors of US Unwired, to US Unwired or the Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of US Unwired; and

(3) is a Person with respect to which neither US Unwired nor any of its Restricted Subsidiaries has any direct or indirect obligation

(a) to subscribe for additional Capital Stock or

(b) to maintain or preserve that Person’s financial condition or to cause that Person to achieve any specified levels of operating results.

Any such designation by the Board of Directors of US Unwired shall be evidenced to the trustee by filing with the trustee a certified copy of the Board Resolution giving effect to that designation and an Officers’ Certificate certifying that that designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Certain Covenants—Limitation on Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall, after that time, cease to be an Unrestricted Subsidiary for purposes of the indentures, and any Indebtedness of that Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of US Unwired as of that date (and, if that Indebtedness is not permitted to be incurred as of that date under the covenants described above under the caption “—Certain Covenants—Limitation on Consolidated Indebtedness,” US Unwired shall be in default of that covenant). The Board of Directors of US Unwired may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that the designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of US Unwired of any outstanding Indebtedness of such Unrestricted Subsidiary, and that designation shall only be permitted if:

(A) the Indebtedness is permitted under the covenant described above under the caption “—Certain Covenants—Limitation on Consolidated Indebtedness” calculated on a pro forma basis as if that designation had occurred at the beginning of the Reference Period and

(B) no Default or Event of Default would occur or be in existence following that designation.

Notwithstanding anything to the contrary in this description of notes or in the indentures, IWO Holdings Inc. and its subsidiaries shall each be deemed an Unrestricted Subsidiary as of the Issue Date and shall thereafter remain an Unrestricted Subsidiary unless and until designated by the Board of Directors as a Restricted Subsidiary in accordance with the terms of the indentures.

“Voting Power” of any Person means the aggregate number of votes of all classes of Capital Stock of such Person which ordinarily have voting power for the election of directors of such Person.

“Wholly Owned Restricted Subsidiary” of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person or by such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

BOOK-ENTRY; DELIVERY AND FORM

The Global Notes

The new notes will be issued as registered notes in global form, called global notes, without interest coupons.

Upon issuance, each of the global notes will be deposited with the Trustee as custodian for The Depository Trust Company, or DTC, and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in each global note will be limited to persons who have accounts with DTC, called DTC participants, or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•	upon deposit of each global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants who acquired the new notes; and

•	ownership of beneficial interests in each global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Book-Entry Procedures for the Global Notes

All interests in the global notes will be subject to the operations and procedures of DTC, Euroclear and Clearstream. We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time. Neither we nor the initial purchasers are responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the initial purchasers; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indentures. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•	will not be considered the owners or holders of the notes under the indentures for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee under the indentures.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indentures (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal, premium (if any) and interest with respect to the notes represented by a global note will be made by the Trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the Trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way under the rules and operating procedures of those systems.

Cross-market transfers between DTC participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected within DTC through the DTC participants that are acting as depositaries for Euroclear and Clearstream. To deliver or receive an interest in a global note held in a Euroclear or Clearstream account, an investor must send transfer instructions to Euroclear or Clearstream, as the case may be, under the rules and procedures of that system and within the established deadlines of that system. If the transaction meets its settlement requirements, Euroclear or Clearstream, as the case may be, will send instructions to its DTC depositary to take action to effect final settlement by delivering or receiving interests in the relevant global notes in DTC, and making or receiving payment under normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the DTC depositaries that are acting for Euroclear or Clearstream.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant that purchases an interest in a global note from a DTC participant will be credited on the business day for Euroclear or Clearstream immediately following the DTC settlement date. Cash received in Euroclear or Clearstream from the sale of an interest in a global note to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account as of the business day for Euroclear or Clearstream following the DTC settlement date.

DTC, Euroclear and Clearstream have agreed to the above procedures to facilitate transfers of interests in the global notes among participants in those settlement systems. However, the settlement systems are not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their participants or indirect participants of their obligations under the rules and procedures governing their operations.

Certificated Notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Securities Exchange Act of 1934 and a successor depositary is not appointed within 90 days; or

•	other events specified in the indentures should occur.

REGISTRATION RIGHTS AGREEMENT

The following description is a summary of the material provisions of the registration rights agreement that we entered into in connection with the offering of the old notes. It does not restate that agreement in its entirety. We urge you to read the registration rights agreement in its entirety because it, and not this description, defines your registration rights as holders of the old notes. The registration rights agreement is included as an exhibit to the registration statement we filed with the SEC that contains this prospectus. See the “Where you Can Find More Information” section of this prospectus.

US Unwired, the Guarantors and the Initial Purchasers of the old notes entered into the registration rights agreement on the Issue Date. Pursuant to the registration rights agreement, US Unwired and the Guarantors agreed to file with the SEC the Exchange Offer Registration Statement on the appropriate form under the Securities Act with respect to the Exchange Notes. Upon the effectiveness of the Exchange Offer Registration Statement, US Unwired and the Guarantors will offer to the holders of Transfer Restricted Securities who are able to make certain representations the opportunity to exchange their Transfer Restricted Securities for Exchange Notes pursuant to the Exchange Offer.

If:

(1) US Unwired and the Guarantors are not

(a) required to file the Exchange Offer Registration Statement; or

(b) permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or SEC policy; or

(2) any holder of Transfer Restricted Securities notifies US Unwired within 20 business days following consummation of the Exchange Offer that:

(a) it is prohibited by law or SEC policy from participating in the Exchange Offer;

(b) that it may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales; or

(c) that it is a broker-dealer and owns notes acquired directly from US Unwired or an affiliate of US Unwired;

US Unwired and the Guarantors will file with the SEC a Shelf Registration Statement to cover resales of the notes by the holders who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement.

US Unwired and the Guarantors will use their reasonable best efforts to cause the applicable registration statement to be declared effective at the earliest possible time by the SEC.

For purposes of the preceding, “Transfer Restricted Securities” means (a) each note and the related Subsidiary Guarantees until the earliest to occur of:

(1) the date on which such note has been exchanged by a person other than a broker-dealer for an Exchange Note in the Exchange Offer and entitled to be resold to the public by such person without complying with the prospectus delivery requirements of the Securities Act;

(2) the date on which such note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement; or

(3) the date on which such note is eligible to be distributed to the public pursuant to Rule 144(k) under the Securities Act,

and (b) each Exchange Note and the related Guarantees acquired by a broker-dealer in the Exchange Offer of a note for such Exchange Note, until the date on which such Exchange Note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the Exchange Offer Registration Statement.

The registration rights agreement provides that:

(1) US Unwired and the Guarantors file an Exchange Offer Registration Statement with the SEC on or prior to 60 days after the Issue Date;

(2) US Unwired and the Guarantors will use their reasonable best efforts to have the Exchange Offer Registration Statement declared effective by the SEC on or prior to 180 days after the Issue Date;

(3) unless the Exchange Offer would not be permitted by applicable law or SEC policy, US Unwired and the Guarantors will

(a) commence the Exchange Offer; and

(b) use their reasonable best efforts to issue on or prior to 30 business days, or longer, if required by the federal securities laws, after the date on which the Exchange Offer Registration Statement was declared effective by the SEC, Exchange Notes in exchange for all notes tendered prior thereto in the Exchange Offer; and

(4) if obligated to file the Shelf Registration Statement, US Unwired and the Guarantors will use their reasonable best efforts to file the Shelf Registration Statement with the SEC on or prior to 30 days after such filing obligation arises and to cause the Shelf Registration to be declared effective by the SEC on or prior to the later of (a) 90 days after such obligation arises and (b) 180 days after the Issue Date.

If:

(1) US Unwired and the Guarantors fail to file any of the registration statements required by the registration rights agreement on or before the date specified for such filing; or

(2) any of such registration statements is not declared effective by the SEC on or prior to the date specified for such effectiveness (the “Effectiveness Deadline”); or

(3) US Unwired and the Guarantors fail to consummate the Exchange Offer within 30 business days after the Exchange Offer Registration Statement is declared effective by the SEC; or

(4) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or fails to be usable for its intended purposes during the periods specified in the registration rights agreement (each such event referred to in clauses (1) through (4) above, a “Registration Default”), then US Unwired and the Guarantors will pay Liquidated Damages to each holder, with respect to the first 90-day period immediately following the occurrence of the first Registration Default in an amount equal to 0.25% per annum per $1,000 principal amount of notes held by such holder. The amount of the Liquidated Damages will increase by an additional 0.25% per annum per $1,000 principal amount of notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages for all Registration Defaults equal to 1.0% per annum.

All accrued Liquidated Damages will be paid by US Unwired and the Guarantors on each day that interest is payable under the notes or the Exchange Notes to the Global Note holder by wire transfer of immediately available funds or by federal funds check and to holders of Certificated Notes by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified.

Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

Holders will be required to make certain representations to US Unwired (as described in the registration rights agreement) in order to participate in the Exchange Offer and will be required to deliver certain information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the registration rights agreement in order to have their notes included in the Shelf Registration Statement and benefit from the provisions regarding Liquidated Damages set forth above. By acquiring Transfer Restricted Securities, a holder will be deemed to have agreed to indemnify US Unwired and the Guarantors against certain losses arising out of information furnished by such holder in writing for inclusion in any Shelf Registration Statement. Holders will also be required to suspend their use of the prospectus included in the Shelf Registration Statement under certain circumstances upon receipt of written notice to that effect from US Unwired.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

General

This section summarizes certain material U.S. federal income tax consequences to holders of the new notes. The discussion is limited in the following ways:

•	The discussion applies to you only if you bought old notes in the initial offering and you exchange them for new notes in the exchange offer.

•	The discussion applies to you only if you hold your new notes as capital assets (that is, for investment purposes), and you are not a person in a special tax situation, such as a financial institution, a partnership or other pass-through entity, an insurance company, a regulated investment company, an expatriate, a dealer in securities or currencies, a person holding the notes as a hedge against currency risks, as a position in a “straddle” or as part of a “hedging” or “conversion” transaction for tax purposes, or a person whose functional currency is not the United States dollar.

•	The discussion does not address tax consequences that depend upon your particular tax situation.

•	The discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury Regulations promulgated thereunder, and published rulings and judicial decisions now in effect. Those authorities may be changed, possibly with retroactive effect, in which case the U.S. federal income tax consequences may be different from those discussed below.

•	The discussion does not address state, local or foreign law or any federal tax consequences other than income tax consequences (except for the limited discussion of certain federal estate tax consequences to non-U.S. holders).

•	We have not requested a ruling from the Internal Revenue Service (“IRS”) on the tax consequences of owning the new notes. As a result, the IRS could disagree with portions of this discussion.

A “U.S. holder” means a beneficial owner of a note that is for federal income tax purposes: (i) a citizen or resident of the U.S., (ii) a corporation (including an entity treated as a corporation for federal income tax purposes) created or organized in or under the laws of the U.S., any state thereof or the District of Columbia, (iii) an estate whose income is subject to U.S. federal income tax regardless of its source or (iv) a trust if a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or a trust that was in existence on August 20, 1996 and that has elected to be treated as a U.S. person. A “non-U.S. holder” refers to any beneficial owner of a note who or which is a non-resident alien, corporation, estate or trust that is not a U.S. holder.

We urge you to consult your tax advisor about the particular U.S. federal, state, local and foreign tax consequences of the acquisition, ownership and disposition of the notes and the application of the U.S. federal income tax laws to your particular situation.

U.S. Holders

Taxation of interest

If you are a U.S. holder, you will be required to recognize as ordinary income any interest paid or accrued on the notes, in accordance with your regular method of accounting for U.S. federal income tax purposes. In general, if the terms of a debt instrument entitle you to receive payments other than fixed periodic interest that exceed the issue price of the instrument, you might be required to recognize additional interest as “original issue discount” over the term of the instrument. We believe, and this disclosure assumes, that the notes will not be issued with original issue discount.

Sale, exchange, redemption or other taxable disposition of notes

On the sale, exchange, redemption, or other taxable disposition of your note:

•	You will have taxable gain or loss equal to the difference between the amount received by you (to the extent such amount does not represent accrued but unpaid interest not previously includible in income, which will be taxable as ordinary income) and your adjusted tax basis in the note.

•	Your adjusted tax basis in a note generally will equal the cost to you of the note.

•	Your gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if you held the note for more than one year. For an individual, the maximum tax rate on long-term capital gains is 15%. The deductibility of capital losses is subject to limitations.

Non-U.S. holders

Withholding tax on payments of principal and interest on notes

Generally, if you are a non-U.S. holder, payments of principal and interest on a note that are not effectively connected with your conduct of a trade or business in the U.S. will not be subject to U.S. federal withholding tax (at a rate of 30% or a lower rate under an applicable treaty), provided that in the case of an interest payment:

•	you do not actually or constructively own 10% or more of the total combined voting power of all our voting stock;

•	you are not a controlled foreign corporation that is directly or indirectly related to us through stock ownership;

•	you are not a bank receiving interest pursuant to a loan agreement entered into in the ordinary course of your trade or business; and

•	either

(A) you are the beneficial owner of the note and you certify to the applicable payor or its agent, under penalties of perjury, that you are not a United States person and provide your name and address on a signed IRS Form W-8BEN (or a suitable substitute form), or

(B) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of your trade or business (a “financial institution”) certifies under penalties of perjury that such an IRS Form W-8BEN (or suitable substitute form) has been received from you by it or by a financial institution between it and you and furnishes the payor with a copy thereof.

You will not be subject to U.S. federal withholding tax on payments of interest on a note if such interest is effectively connected with your conduct of a trade or business in the U.S. (and if a tax treaty applies, is attributable to a U.S. permanent establishment) and you so certify on IRS Form W-8ECI. In such case, except to the extent otherwise provided under an applicable tax treaty, you generally will be taxed in the same manner as a U.S. holder with respect to such interest payments on a note. However, if you are a foreign corporation, you may also be subject to a branch profits tax at a rate of 30% (or lower applicable tax treaty rate).

Gain on taxable disposition of the notes

You will not be subject to U.S. federal withholding tax on gain realized on the disposition of a note. Additionally, you generally will not be subject to U.S. federal income tax on gain realized on the disposition of a note (except with respect to accrued and unpaid interest not previously includible in income, which would be treated as described above), unless:

•

you are an individual present in the U.S. for 183 days or more in the year of such disposition and certain other requirements are met, in which case you will be subject to a 30% U.S. federal income tax (or lower applicable tax treaty rate) on the excess of such gains plus all other U.S. source capital gains for the same taxable year over your U.S. source capital losses for such taxable year; or

•	the gain is effectively connected with your conduct of a trade or business in the U.S. (and, if a tax treaty applies, is attributable to a U.S. permanent establishment), in which case such gain will be taxed on a net income basis in the same manner as a U.S. holder.

U.S. federal estate tax

If you are an individual non-U.S. holder, your notes will not be subject to U.S. estate tax when you die, provided that, at your death, payments on the notes were not effectively connected with a trade or business that you were conducting in the United States and you did not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote.

The United States federal estate tax was repealed in June 2001; however, the repeal does not take effect until 2010. In addition, the legislation repealing the estate tax expires in 2011, and thus the estate tax will be reinstated at that time unless future legislation extends the repeal.

Exchange Offer and Liquidated Damages

The exchange of old notes for new notes registered under the Securities Act should not constitute a taxable exchange. As a result:

•	you should not recognize a taxable gain or loss as a result of exchanging your notes;

•	the holding period of the new notes you receive should include the holding period of the old notes you exchange; and

•	the adjusted tax basis of the new notes you receive should be the same as the adjusted tax basis of the old notes you exchanged determined immediately before the exchange.

We believe that the possibility that additional amounts will become payable due to a failure to register timely the exchange of new notes for old notes, or for any other registration failure, is remote. Accordingly, we intend to take the position that if such additional amounts become payable, such amounts will be taxable to a U.S. holder as ordinary income in accordance with such holder’s method of accounting for U.S. federal income tax purposes. However, the IRS may take a different position, which could affect the timing and character of a U.S. holder’s recognition of income.

We believe that a non-U.S. holder will not be subject to U.S. federal withholding tax on such amounts if the non-U.S. holder is not subject to U.S. federal withholding tax on interest under the rules described above. The IRS may also take a different position, which could affect the amount of the payment you receive.

Backup Withholding and Information Reporting

U.S. holders

Information reporting will apply to payments of interest or principal made by us on, or the proceeds of the sale or other disposition of, the notes with respect to certain non-corporate U.S. holders, and backup withholding may apply unless the recipient of such payment supplies a taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise establishes an exemption from backup withholding. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against that holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Non-U.S. holders

Backup withholding and information reporting will not apply to payments of principal and interest on the notes by us or our agent to a non-U.S. holder provided the non-U.S. holder provides the certification described above under “—Non-U.S. holders—Withholding tax on payments of principal and interest on notes” or otherwise establishes an exemption (provided that neither we nor our agent has actual knowledge that the holder is a U.S. person or that the conditions of any other exemptions are not in fact satisfied). Interest payments made to a non-U.S. holder may, however, be reported to the IRS and to such non-U.S. holder.

Information reporting and backup withholding generally will not apply to a payment of the proceeds of a sale of notes effected outside the U.S. by a foreign office of a foreign broker. However, information reporting requirements (but not backup withholding) will apply to a payment of the proceeds of a sale of notes effected outside the U.S. by a foreign office of a broker if the broker

(i) is a U.S. person,

(ii) derives 50 percent or more of its gross income for certain periods from the conduct of a trade or business in the U.S.,

(iii) is a “controlled foreign corporation” for U.S. federal income tax purposes, or

(iv) is a foreign partnership that at any time during its taxable year is 50 percent or more (by income or capital interest) owned by U.S. persons or is engaged in the conduct of a U.S. trade or business, unless in any such case the broker has documentary evidence in its records that the holder is a non-U.S. holder and certain conditions are met, or the holder otherwise establishes an exemption.

Payment of the proceeds of a sale of notes by a U.S. office of a broker will be subject to both backup withholding and information reporting unless the holder certifies its non-U.S. status under penalties of perjury or otherwise establishes an exemption. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against that holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

The distribution of the notes in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of the notes are made. Any resale of the notes in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the notes.

Representations of Purchasers

By purchasing the notes in Canada and accepting a purchase confirmation a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

(1) the purchaser is entitled under applicable provincial securities laws to purchase the notes without the benefit of a prospectus qualified under those securities laws;

(2) where required by law, the purchaser is purchasing as principal and not as agent; and

(3) the purchaser has reviewed the text above under “Resale Restrictions.”

Rights of Action—Ontario Purchasers Only

Under Ontario securities legislation, a purchaser who purchases a note offered by this prospectus during the period of distribution will have a statutory right of action for damages, or while still the owner of the notes, for rescission against us in the event that this prospectus contains a misrepresentation. A purchaser will be deemed to have relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the notes. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the notes. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us. In no case will the amount recoverable in any action exceed the price at which the notes were offered to the purchaser and if the purchaser is shown to have purchased the notes with knowledge of the misrepresentation, we will have no liability. In the case of an action for damages, we will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the notes as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or such persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

Canadian purchasers of notes should consult their own legal and tax advisors with respect to the tax consequences of an investment in the notes in their particular circumstances and about the eligibility of the notes for investment by the purchaser under relevant Canadian legislation.

PLAN OF DISTRIBUTION

A broker-dealer that holds old notes for its own account as a result of market-making or other trading activities (other than notes acquired directly from us or our affiliates) may exchange them for new notes in the exchange offer, but must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the new notes. The SEC has taken the position that a broker-dealer may use this prospectus, as it may be changed from time to time, for these resales. A broker-dealer may not use this prospectus for a resale of original sale old notes purchased from us in the original sale of old notes.

We will not receive any proceeds from any sale of new notes by broker- dealers. Broker-dealers may sell new notes received for their own account in the exchange offer from time to time in one or more transactions in the over- the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of these methods of resale. It may sell them at market prices prevailing at the time of resale, at prices related to those prevailing market prices or at negotiated prices. A broker-dealer may resell these notes directly to a purchaser or to or through brokers or dealers. That broker or dealer may receive a payment from the reselling broker-dealer or the purchaser for helping with the sale.

Any broker-dealer that resells new notes that were received by it for its own account in the exchange offer, and any broker or dealer that participates in a distribution of the new notes, may be an “underwriter” within the meaning of the Securities Act. If so, any profit on any resale of new notes, and any payments received by any person, may be considered underwriting compensation under the Securities Act. The letter of transmittal states that a broker-dealer that acknowledges that it will deliver, and delivers a prospectus will not be deemed to have admitted that it is an “underwriter” within the meaning of the Securities Act.

We will not make any payment to brokers, dealers or others who ask you to participate in the exchange offer. We have agreed, however, to pay all costs to comply with the registration rights agreement, including:

•	all registration and filing fees and expenses,

•	all costs to comply with securities laws,

•	all printing expenses, and

•	all costs of our lawyers and accountants.

In addition, we have agreed to reimburse the initial purchasers of the old notes and holders who are tendering notes in the exchange offer or following this “Plan of Distribution,” as a group, for the reasonable costs of not more than one lawyer. We have agreed to pay the holders of the notes for losses specified in the registration rights agreement. This includes some losses that may arise under the Securities Act.

We can make no assurance about the liquidity of, or the trading market for, the new notes. We do not intend to list the new notes on any national exchange or to seek the admission of the new notes to trading in the Nasdaq Stock Market’s National Market System. We have been advised by the initial purchasers that they currently intend to make a market in the old notes. The initial purchasers are not obligated to do so, however, and any market-making activities will be subject to the limits imposed by the Exchange Act and may be limited during the exchange offer and the pendency of any shelf registration statement. See “Risk Factors—We do not expect an active trading market to develop for the notes.”

LEGAL MATTERS

The validity under New York law of the securities offered hereby will be passed upon for us by Cahill Gordon & Reindel LLP. Correro Fishman Haygood Phelps Walmsley & Casteix, L.L.P. will pass upon our due authorization of those securities under applicable corporate laws.

EXPERTS

The consolidated financial statements of US Unwired Inc. and its subsidiaries as of December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003, appearing in this prospectus have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-4 under the Securities Act to register this exchange offer. This prospectus is a part of that registration statement. The SEC does not require the prospectus to have all of the information included in the registration statement or the exhibits to the registration statement. You will find additional information about us and the new notes in the registration statement. In addition, we file annual, quarterly and special reports, proxy statements and other information with the SEC. You may inspect and copy our registration statement or any of our other reports and related exhibits at the SEC’s public reference room located at its principal office, 450 Fifth Street, NW, Washington, DC 20549. Please call 1-800-SEC-0330 for further information on the public reference room. The registration statement and our other SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

Statements made in this prospectus about legal documents may not necessarily be complete, and you should read the documents which are filed as exhibits or schedules to the registration statement or otherwise filed with the SEC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

US Unwired Inc.

We have audited the accompanying consolidated balance sheets of US Unwired Inc. as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of the three years in the period ended December 31, 2003. Our audits also included the financial statement schedule listed in the index to the consolidated financial statements at page S-1. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of US Unwired Inc. at December 31, 2003 and 2002, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2003, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As discussed in Note 3 to the consolidated financial statements, effective January 1, 2002, the Company changed its method of accounting for goodwill.

ERNST & YOUNG LLP

Houston, Texas

February 6, 2004

US UNWIRED INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	As of December 31,
	2003	2002
ASSETS
Current Assets:
Cash and cash equivalents	$97,193	$61,985
Restricted cash and US Treasury securities at amortized cost—held to maturity	19,358	33,218
Subscriber receivables, net of allowance for doubtful accounts of $6,418 and $6,981	28,687	46,706
Other receivables	2,625	2,660
Inventory	5,615	5,216
Prepaid expenses	14,833	15,014
Receivables from related parties	647	681
Receivables from officers	85	101
Current assets related to discontinued operations	1,049	1,184

Total current assets	170,092	166,765
Property and equipment, net	411,518	476,941
Restricted cash	—	8,000
Goodwill	46,705	51,961
Intangible assets, net	40,785	78,292
Note receivable from unconsolidated affiliate	1,887	1,811
Other assets	42,571	40,479
Non-current assets related to discontinued operations	4,770	7,181

Total assets	$718,328	$831,430

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$41,377	$28,301
Accrued expenses	77,137	67,624
Current maturities of long-term debt, including IWO debt in default	362,842	5,018
Current liabilities related to discontinued operations	49	41

Total current liabilities	481,405	100,984
Long-term debt, net of current maturities	434,745	762,202
Deferred gain	30,729	34,474
Investments in and advances to unconsolidated affiliates	1,216	3,901
Non-current liabilities related to discontinued operations	—	107
Stockholders’ deficit:
Common stock, $0.01 par value:
Authorized 800,000 shares; issued and outstanding 128,832 shares in 2003 and 2002	1,288	1,288
Additional paid-in capital	654,899	657,459
Retained deficit	(885,765)	(728,811)
Promissory note	(179)	(174)
Treasury stock	(10)	—

Total stockholders’ deficit	(229,767)	(70,238)

Total liabilities and stockholders’ deficit	$718,328	$831,430

See accompanying notes

US UNWIRED INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Years Ended December 31,
	2003	2002	2001
Revenues:
Service revenues:
Subscriber	$381,558	$315,256	$128,872
Roaming	128,553	175,929	80,724
Merchandise sales	23,224	17,915	15,674
Management fees	14	253	3,245
Other revenue	2,402	2,211	1,705

Total revenues	535,751	511,564	230,220
Operating expenses:
Cost of services	306,223	345,623	132,622
Merchandise cost of sales	46,367	36,106	29,514
General and administrative	31,378	25,403	20,251
Sales and marketing	90,211	108,575	74,281
Non-cash stock compensation	2,404	4,349	4,567
Depreciation and amortization	119,188	108,539	52,563
IWO asset abandonment charge	12,079	—	—
Impairment of goodwill	—	214,191	—
Impairment of intangible assets	—	188,330	—

Total operating expenses	607,850	1,031,116	313,798

Operating loss	(72,099)	(519,552)	(83,578)
Other (expense) income:
Interest expense	(92,455)	(74,197)	(39,353)
Interest income	1,640	2,866	6,609
Gain on sale of assets	12	3	9,269

Total other expense	(90,803)	(71,328)	(23,475)

Loss from continuing operations before income taxes and equity in income (losses) of affiliates	(162,902)	(590,880)	(107,053)
Income tax benefit	(531)	(781)	(1,868)

Loss from continuing operations before equity in income (losses) of affiliates	(162,371)	(590,099)	(105,185)
Equity in income (losses) of affiliates	2,911	(651)	(2,760)

Loss from continuing operations	(159,460)	(590,750)	(107,945)
Income from discontinued operations	2,506	8,272	10,334

Net loss	$(156,954)	$(582,478)	$(97,611)

Basic and diluted (loss) earnings per common share:
Continuing operations	$(1.24)	$(5.00)	$(1.29)
Discontinued operations	.02	.07	.12

Net loss per common share	$(1.22)	$(4.93)	$(1.17)

Weighted average outstanding common shares	128,832	118,194	83,310

See accompanying notes

US UNWIRED INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

(In thousands)

	Class A Common Stock	Class B Common Stock	Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings (Deficit)	Promissory Notes	Treasury Shares	Total
Balance at December 31, 2000	$129	$661	$147,870	$1,276	$(49,882)	$—	$—	$100,054
Exercise of stock options	4	—	1,752	—	—	—	—	1,756
Stock compensation	—	—	4,893	—	—	—	—	4,893
Purchase of minority interests	50	—	30,612	—	1,160	—	—	31,822
Conversion of class B common stock to class A common stock	95	(95)	—	—	—	—	—	—
Change in unrealized gain on marketable securities	—	—	—	(1,276)	—	—	—	(1,276)
Net loss	—	—	—	—	(97,611)	—	—	(97,611)
Comprehensive loss	—	—	—	—	—	—	—	(98,887)

Balance at December 31, 2001	278	566	185,127	—	(146,333)	—	—	39,638
Issuance of common stock in merger with Georgia PCS Management, LLC	54	—	28,337	—	—	—	—	28,391
Issuance of common stock in merger with IWO Holdings, Inc.	389	—	389,438	—	—	—	—	389,827
Exercise of stock options	1	—	281	—	—	—	—	282
Stock compensation	—	—	4,672	—	—	—	—	4,672
Stock options and warrants assumed in merger with IWO Holdings, Inc.	—	—	49,410	—	—	—	—	49,410
Conversion of class B common stock to class A common stock	566	(566)	—	—	—	—	—	—
Promissory notes assumed from the merger with IWO Holdings, Inc.	—	—	194	—	—	(194)	—	—
Payment received on promissory notes	—	—	—	—	—	20	—	20
Net loss	—	—	—	—	(582,478)	—	—	(582,478)

Balance at December 31, 2002	1,288	—	657,459	—	(728,811)	(174)	—	(70,238)
Change in promissory note balance	—	—	—	—	—	(5)	—	(5)
Forfeiture of Georgia PCS Management, LLC shares held in escrow	—	—	(5,250)	—	—	—	(10)	(5,260)
Stock compensation	—	—	2,690	—	—	—	—	2,690
Net loss	—	—	—	—	(156,954)	—	—	(156,954)

Balance at December 31, 2003	$1,288	$—	$654,899	$—	$(885,765)	$(179)	$(10)	$(229,767)

See accompanying notes

US UNWIRED INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Years ended December 31,
	2003	2002	2001
Cash flows from operating activities
Net loss	$(156,954)	$(582,478)	$(97,611)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	125,696	115,360	55,755
Asset abandonment	12,079	—	—
Impairment of goodwill	—	214,191	—
Impairment of intangible assets	—	188,330	—
Accretion of debt discount	45,085	39,361	33,683
Gain on sale of assets	(145)	(35)	(9,314)
Equity in (income) losses of affiliates	(2,911)	651	2,760
Non-cash stock compensation	2,690	4,672	4,894
Interest income on restricted cash in escrow	—	—	(101)
Discontinued operations—noncash charges and changes in operating assets and liabilities	397	—	—
Changes in operating assets and liabilities, net of acquisitions, disposals and discontinued operations:
Subscriber receivables	18,224	(4,305)	(21,186)
Other receivables	(26)	8,345	5,092
Inventory	(407)	5,485	(3,174)
Prepaid expenses	(1,970)	(2,138)	(1,221)
Income tax receivable	—	—	—
Receivables/payables—related parties	27	454	(398)
Other assets	(1,009)	6,125	(3,934)
Accounts payable	14,201	(17,968)	(100)
Accrued expenses	9,580	5,091	17,727
Deferred gain	(3,916)	(4,491)	(5,689)

Net cash provided by (used in) operating activities	60,641	(23,350)	(22,817)

Cash flows from investing activities
Purchases of property and equipment	(30,486)	(122,608)	(106,499)
Acquisition of businesses, net of cash acquired	—	(61,713)	—
Purchases of marketable securities	—	—	(12,544)
Proceeds from maturities and sales of marketable securities	—	66,967	176,705
Proceeds from sale of assets	350	10,319	45,030
Distributions from unconsolidated affiliates	250	792	636
Investments in unconsolidated affiliates	—	(1,491)	(1,902)
Purchase of licenses & subscriber base	—	—	(666)
Proceeds from restricted cash	21,859	10,449	5,753

Net cash provided by (used in) investing activities	(8,027)	(97,285)	106,513

Cash flows from financing activities
Proceeds from long-term debt	—	83,184	1,822
Principal payments on long-term debt	(14,718)	(693)	(1,673)
Debt issuance cost	(2,688)	(762)	(148)
Proceeds from exercised options	—	282	1,756
Proceeds from payment on promissory notes	—	20	—

Net cash provided by (used in) financing activities	(17,406)	82,031	1,757

Net change in cash and cash equivalents	35,208	(38,604)	85,453
Cash and cash equivalents at beginning of year	61,985	100,589	15,136

Cash and cash equivalents at end of year	$97,193	$61,985	$100,589

Supplemental cash flow disclosures
Cash paid for interest	$33,796	$26,162	$5,232

Cash paid for income taxes	—	—	—

Non-cash activities
Property purchases in accounts payable	$1,207	$3,399	$12,681

See accompanying notes

US UNWIRED INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2003

1. Description of Business and Summary of Significant Accounting Policies

Description of Organization

US Unwired Inc. (the Company) is principally engaged in the ownership and operation of wireless communications systems in the Gulf States and Northeast regions of the United States. The Company is a network partner of Sprint PCS and has the exclusive right to provide digital PCS services under the Sprint and Sprint PCS brand names within the Company’s service areas.

US Unwired is comprised of three wholly owned subsidiaries: Louisiana Unwired LLC (“Louisiana Unwired”), IWO Holdings, Inc. (“IWO”) and Unwired Telecom Corporation (“Unwired Telecom”). Louisiana Unwired and IWO provide PCS telecommunication services, and Unwired Telecom provides cellular and paging telecommunications service.

On September 15, 2003, the Company executed an agreement for the sale of its cellular operations and certain PCS licenses for approximately $30.0 million contingent upon the approval of the Company’s senior lenders. On October 30, 2003, the Company’s senior lenders approved the Company’s plans to sell its cellular operations. On February 6, 2004, the Company consummated the sale of its cellular operations and certain PCS licenses for approximately $30.0 million and used $6.2 million of the proceeds to partially repay its recently amended US Unwired senior bank credit facility. The Company has entered into an agreement for the sale and leaseback of approximately 90 cell site towers expected to close in March and April 2004 for approximately $10.0. A portion of the proceeds, approximately $4.7 million, will be used to further reduce its bank debt. The accompanying consolidated financial statements reflect the Company’s cellular operations as a discontinued operation. Revenues for these discontinued operations were $14.7 million, $22.5 million, and $29.3 million for the years ended December 31, 2003, 2002, and 2001, respectively.

Consolidation Policy

The consolidated financial statements include the accounts of US Unwired Inc. and its wholly owned subsidiaries. All significant intercompany balances and transactions are eliminated in consolidation.

Reclassifications

Certain reclassifications have been made to our condensed consolidated statements of operations as of December 31, 2003 and 2002 and for each of the fiscal years ended December 31, 2003, 2002 and 2001 from the amounts that had been previously reported. The reclassifications were made in order to align the classification of certain expenses with other publicly traded Sprint PCS affiliates and other companies in the PCS telecom industry. These expenses primarily consist of Sprint PCS related fees for back office services, bad debt expense, handset upgrades and certain wages, benefits and taxes. For the years ended December 31, 2003, 2002 and 2001, this resulted in a decrease to General and administrative of $99.1 million, $116.1 million and $30.6 million, respectively, offset by an increase to Cost of service of $95.3 million, $110.9 and $23.6, respectively, and an increase to Sales and marketing of $3.8 million, $5.1 million and $7.0 million, respectively.

Certain reclassifications have been made to the 2002 and 2001 financial statements to conform to the presentation in the previously reported 2003 financial statements.

Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less when purchased to be cash equivalents.

US UNWIRED INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2003

Inventory

Inventory consists of PCS telephones and related accessories and is carried at cost. Cost is determined by the weighted average moving method, which approximates the first-in, first-out method.

Property and Equipment

Property and equipment is stated at cost and depreciated on a straight-line basis over the estimated useful lives of the assets as follows:

Years
Buildings and building improvements	39
Leasehold improvements	5 to 10
Facilities and equipment	7 to 10
Furniture, fixtures, computers and vehicles	3 to 7

Depreciation expense was approximately $80.9 million, $67.8 million and $43.0 million for the years ended December 31, 2003, 2002 and 2001, respectively.

The Company leases certain facilities and equipment under capital leases. Assets recorded under capital leases are amortized over the lives of the respective leases and such amortization is included in depreciation expense. Assets under these obligations, totaled $6.1 million (which is net of accumulated amortization of $2.3 million) at December 31, 2003, are included in facilities and equipment.

Long Lived Assets

Prior to the adoption of Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets, and No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the Company assessed long-lived assets for impairment under SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. SFAS 121 required that long-lived assets and certain identifiable intangibles to be held and used or disposed of by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company periodically evaluated the recoverability of the carrying amounts of its licenses and property and equipment in each market, as well as the depreciation and amortization periods based on estimated undiscounted future cash flows and other factors to determine whether current events or circumstances warrant reduction of the carrying amounts or acceleration of the related amortization period. If such assets were considered to be impaired, the impairment to be recognized was measured by the amount by which the carrying amount of the assets exceeded the fair value of the assets. Assets to be disposed of were reported at the lower of the carrying amount or fair value less costs to sell.

Effective January 1, 2002, the Company assessed impairment of long-lived assets and goodwill in accordance with the provisions of SFAS No. 144, and 142. SFAS No. 144 requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to

US UNWIRED INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2003

be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. SFAS No. 142 requires annual tests for impairment of goodwill and intangible assets that have indefinite useful lives and interim tests when an event has occurred that more likely than not has reduced the fair value of such assets.

Licenses

Licenses consist primarily of costs incurred in connection with the Company’s acquisition of PCS licenses and systems. These assets are recorded at cost and amortized using the straight-line method over an estimated useful life of 20 years. Accumulated amortization was approximately $3.9 million and $3.1 million at December 31, 2003 and 2002, respectively.

Deferred Financing Costs

Deferred financing costs include costs incurred in connection with the issuance of the Company’s long-term debt. These costs are amortized over the terms of the related debt using the interest method. Accumulated amortization expense was approximately $10.2 million and $6.2 million at December 31, 2003 and 2002, respectively.

Investments in Unconsolidated Affiliates

The Company’s investments in less than majority-owned affiliated companies are accounted for using the equity method and equity in earnings (losses) are reported as equity in income (losses) of affiliates in the accompanying statement of operations.

Revenue Recognition

The Company earns revenue by providing access to and usage of its network and sales of merchandise. Subscriber revenue consists primarily of a basic service plan (where the customer purchases a pre-allotted number of minutes for voice and/or data transmission); airtime (which consists of billings for minutes that either exceed or are not covered by the basic service plan); long distance; and charges associated with travel outside our service area. Travel revenue is generated on a per minute basis when a Sprint PCS subscriber outside of our markets uses the Company’s service when traveling through our markets. Foreign roaming revenue is generated when a non-Sprint PCS customer uses the Company’s service when traveling through the Company’s markets. The Company recognizes roaming revenue through an agreement that allows a reseller to sell prepaid wireless services in its markets. Revenues are recognized when amounts are considered to be earned under the respective service plans and collection of such amounts is considered probable.

Sprint retains 8% of collected service revenues from subscribers based in the Company’s service area, foreign roaming and for revenue generated under its reseller agreement. The amount of affiliation fees retained by Sprint PCS is recorded as a General and Administrative expense. Revenues derived from the sale of handsets and accessories by the Company and from certain roaming services (outbound roaming and roaming revenues from Sprint PCS and its PCS network partner subscribers) are not subject to the 8% affiliation fee from Sprint PCS.

Revenues from the sales of merchandise, primarily wireless handsets and accessories, represent a separate earnings process and are recognized at the time of the customer purchase. These revenues and related costs are included in merchandise sales and cost of sales, respectively. The Company reduces recorded revenue for rebates and discounts given to subscribers on wireless handsets sales in accordance with Emerging Issues Task Force (“EITF”) Issue No. 01-9 “Accounting for Consideration Given by a Vendor to a Subscriber (Including a Reseller of the Vendor’s Products).”

US UNWIRED INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2003

The Company recognizes revenues from activation fees in accordance with Emerging Issues Task Force (“EITF”) No. 00-21. In May 2003, the EITF modified its previous consensus to EITF 00-21 to clarify the scope of Issue 00-21 and its interaction with other authoritative literature. As permitted under the modified consensus, the Company adopted this modified consensus effective July 1, 2003 for all revenue arrangements entered into subsequent to June 30, 2003. EITF 00-21 addresses the determination of whether an arrangement involving more than one deliverable contains more than one unit of accounting and how the related revenues should be measured and allocated to the separate units of accounting. In applying this guidance, separate contracts with the same party, entered into at or near the same time, will be presumed to be a package, and the consideration will be measured and allocated to the separate units based on their relative fair values. The Company believes that the sale of handsets and future service under contract should be accounted for as separate units under EITF 00-21. As a result, the total consideration under these arrangements, including any related activation fees, is allocated between these separate units based on their relative fair values.

Advertising Costs

Advertising costs are charged to expenses as incurred. For the years ended December 31, 2003, 2002 and 2001, approximately $20.5 million, $28.2 million, and $16.5 million, respectively, of advertising costs were incurred.

Commissions and Handset Subsidies

Commissions are paid to the Company’s sales staff and local and national retailers for new subscribers. The Company also reimburses certain retailers for the difference between the cost of a handset and the sales price when the handset is sold below cost, referred to as a handset subsidy. Because the new subscriber must meet certain criteria, such as a minimum time period, commissions and handset subsidies may be paid in periods subsequent to the actual date the subscriber is activated. The Company accrues commissions and handset subsidies payable in future periods.

Income Taxes

The Company accounts for deferred income taxes using the asset and liability method, under which deferred tax assets and liabilities are recognized for the differences between the financial statement carrying amounts of assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

Earnings (Loss) per Common Share

Earnings (loss) per common share are calculated by dividing net loss by the weighted average number of shares outstanding during the year. The effect of options have not been included in the computation of diluted earnings per share because the Company was in a net loss position and, therefore, the effect would have been antidilutive.

Stock Compensation Arrangements

The Company accounts for its stock compensation arrangements under the provisions of APB 25, Accounting for Stock Issued to Employees.

US UNWIRED INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2003

Had compensation expense for the Company’s stock option plan been determined in accordance with SFAS No. 123, the Company’s net loss and basic and diluted net loss per share of common stock for each of the three years in the period ended December 31, 2002 would have been:

	Year ended December 31,
	2003	2002	2001
Net loss
As reported	$(156,954)	$(582,478)	$(97,611)
Add recorded non-cash stock compensation	2,404	4,349	4,567
Less non-cash stock compensation in accordance with SFAS No. 123	(6,649)	(8,798)	(8,018)

Pro forma	$(161,199)	$(586,927)	$(101,062)

Basic and diluted net loss per share of common stock
As reported	$(1.22)	$(4.93)	$(1.17)

Pro forma.	$(1.25)	$(4.96)	$(1.21)

Use of Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Concentrations of Credit Risk

Financial instruments, which potentially expose the Company to concentrations of credit risk, consist primarily of cash and cash equivalents and accounts receivable. The Company places its cash and temporary cash investments with high credit quality financial services companies.

Collectibility of subscriber receivables is impacted by economic trends in each of the Company’s markets and the Company has provided an allowance, which it believes, is adequate to absorb losses from uncollectible amounts.

New Accounting Pronouncements

In May 2003, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Liabilities and Equity,” which is effective at the beginning of the first interim period beginning after June 15, 2003. However, certain aspects of SFAS 150 have been deferred. SFAS No. 150 establishes standards for the Company’s classification of liabilities in the financial statements that have characteristics of both liabilities and equity. The Company will continue to review SFAS No. 150; however, the Company does not expect SFAS 150 to have a material impact on the Company’s financial position, results of operations, or cash flows.

US UNWIRED INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2003

In January 2003, the FASB issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities—An Interpretation of Accounting Research Bulletin (ARB) No. 51” (“FIN 46”). This interpretation clarifies how to identify variable interest entities and how a company should assess its interests in a variable interest entity to decide whether to consolidate the entity. FIN 46 applies to variable interest entities created after January 31, 2003, in which a company obtains an interest after that date. Also, FIN 46 applies in the first fiscal quarter or interim period beginning after December 15, 2003, to variable interest entities in which a company holds a variable interest that it acquired before February 1, 2003. The adoption of this interpretation did not have a material effect on the Company’s financial position, results of operations or cash flows.

In November 2002, the FASB issued FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” This interpretation expands the disclosures to be made by a guarantor about its obligations under certain guarantees and requires that, at the inception of a guarantee, a guarantor recognize a liability for the fair value of the obligation undertaken in issuing the guarantee. The disclosure requirements are effective immediately. As disclosed in Note 5 to the Consolidated Financial Statements, Louisiana Unwired LLC and Unwired Telecom Corporation have fully and unconditionally guaranteed the Company’s obligations under the US Unwired 13 3/8% senior subordinated discount notes and Independent Wireless One Corporation has fully and unconditionally guaranteed the Company’s obligations under the IWO 14% senior notes. The initial recognition and measurement provisions of this interpretation are effective for guarantees issued or modified after December 31, 2002. The adoption of the initial recognition and measurement provisions of this interpretation did not have a material effect on the Company’s financial position, results of operations or cash flows.

2. Liquidity and Current Business Plans

The Company’s operating results continue to be impacted by its highly leveraged capital structure, its relationship with Sprint PCS and a highly competitive marketplace.

The Company’s Highly Leveraged Capital Structures

US Unwired and IWO have separate debt structures. US Unwired entered into a senior bank credit facility and senior subordinated discount notes prior to the April 2002 acquisition of IWO. IWO has a senior bank credit facility and senior notes that were also entered into prior to the April 2002 acquisition. Under the terms of these debt instruments, funds available under the US Unwired debt can only be used by US Unwired, and funds available under the IWO debt can only be used by IWO. US Unwired is not obligated for the payment of IWO’s debt, and IWO is not obligated for the payment of US Unwired’s debt.

US Unwired

As of December 31, 2003, US Unwired had $64.9 million in cash and cash equivalents; availability under the US Unwired senior bank credit facility of $38.3 million, net of $1.7 million in outstanding letters of credit; and indebtedness that consisted of $76.0 million related to the US Unwired senior bank credit facility, $359.3 million related to the US Unwired senior subordinated discount notes and $10.6 million in capital leases, promissory notes and vendor financing for a total of $445.9 million. See Note 11 for commitments and contingencies that may affect US Unwired’s liquidity. US Unwired must comply with certain financial covenants of the US Unwired senior bank credit facility and the US Unwired senior subordinated discount notes, and as of December 31, 2003, was in compliance with these financial covenants.

US UNWIRED INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2003

On February 6, 2004, the Company consummated the sale of its cellular operations and certain PCS licenses for approximately $30.0 million and used $6.2 million of the proceeds to partially repay its recently amended US Unwired senior bank credit facility. The Company has entered into an agreement for the sale and leaseback of approximately 90 cell site towers. This sale is expected to close in March and April 2004 for approximately $10.0 million. A portion of the proceeds, approximately $4.7 million, will be used to further reduce its bank debt.

In October 2003, the Company and the holders of the US Unwired senior bank credit facility revised certain provisions of the US Unwired million senior bank credit facility through execution of the third amendment to the US Unwired senior bank credit facility. The Company and its senior lenders agreed to a revised set of financial covenants, a $40 million revolving credit facility that is subject to certain borrowing conditions, an immediate $10.0 million partial repayment of the senior bank term loans and a 0.5% increase to the interest rate. The October 30, 2003 amendment requires the Company to remit a portion of the net proceeds of any asset disposals. The amendment also provides for additional restrictions on the Company’s ability to draw on the $40.0 million revolver that includes certain financial requirements and only allow for additional draws if the Company’s cash balance falls below $15.0 million prior to March 31, 2005 or $10.0 million on or subsequent to March 31, 2005. The Company incurred approximately $2.7 million in banking and other professional fees related to this amendment.

In May 2003, the Company announced an offer to exchange any and all of our existing $400 million US Unwired 13.375% senior subordinated discount notes for $187.50 in cash and $185.00 in face amount of new notes per $1,000 face amount of existing notes with a maximum amount of cash to be paid of $37.5 million. In June 2003, the Company announced that the offer had expired and none of the notes were exchanged. In conjunction with this offering, the Company incurred approximately $3.5 million in outside legal and other professional services and costs. These costs are included in General & Administrative Expenses in the accompanying consolidated financial statements.

Based on its 2004 operating forecasts, the Company believes that US Unwired will be able to comply with the financial covenants of the amended US Unwired senior bank credit facility and have sufficient cash to fund its operations, debt service and capital requirements over the next twelve months. However, the Company’s liquidity and ability to comply with these amended financial covenants is dependent upon a number of factors influencing forecasts of earnings and operating cash flows. These factors include subscriber growth, average monthly revenue per user (“ARPU”), customer turnover or “churn” and cost per gross addition (“CPGA”). These performance metrics are explained in our Management Discussion and Analysis section of this filing.

Should actual results differ from the underlying business model assumptions, the Company’s liquidity position and ability to comply with the amended financial covenants could be adversely affected. The Company could be required to raise additional capital that may or may not be available on acceptable terms, if at all. This could have a material adverse effect on the Company’s ability to achieve its intended business objectives.

IWO Liquidity

The Company has been unable to develop a business plan for IWO that provided sufficient cash to fund operations, debt service and capital requirements for 2004. The Company has been in discussions with the IWO banking group to arrive at an acceptable restructuring to preserve liquidity but have been unable to arrive at an acceptable plan. The Company anticipates seeking protection under bankruptcy in 2004.

During 2003, the Company failed to make $9.5 million in interest payments on the IWO senior bank credit facility and was not in compliance with the restrictive covenants under the IWO senior bank credit facility at

US UNWIRED INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2003

December 31, 2003. As a result of the Company’s failure to make scheduled interest payments and the covenant violations, the Company was in default of the IWO senior bank credit facility at December 31, 2003 and the holders of the IWO senior bank credit facility have denied it access to the remaining $25.2 million of availability. As a result, the Company has classified all outstanding indebtedness of both the IWO senior bank credit facility and the IWO senior notes as a current liability.

As of December 31, 2003, IWO had $32.3 million in cash and cash equivalents; $19.4 million in restricted cash; and indebtedness that consisted of $213.2 million related to the IWO senior bank credit facility and $138.5 million related to the IWO senior notes for a total of $351.7 million. A portion of the original proceeds of the IWO senior notes offering was set aside as restricted cash to make the first six scheduled semi-annual interest payments on the IWO senior notes through January 2004. Principal repayment of the IWO senior bank credit facility commences in March 2004.

As a result of liquidity challenges, IWO has made the decision to reduce capital expenditures for network expansion and abandon the construction of cell sites that do not provide a sufficient level of enhanced coverage. IWO recorded an asset abandonment charge of $12.1 million during 2003 for these abandoned cell sites and related property. Included in this asset abandonment charge are cell sites that IWO is required to construct to meet the build out requirements under the IWO Sprint PCS management agreement. Failure to complete the build out of the IWO service area will place IWO in violation of the IWO Sprint PCS management agreement. As a result, Sprint PCS could declare IWO in default and take action up to and including termination of the IWO Sprint management agreement. At December 31, 2003, IWO’s construction in progress included $6.0 million primarily related to cell sites that IWO plans to complete, and the Company estimates that completion of these cell sites will require approximately $11.4 million in additional costs to complete construction and place these sites in operation.

Due to restrictions in the US Unwired debt instruments, US Unwired cannot provide any capital or other financial support to IWO. Further, IWO creditors, IWO lenders and IWO note holders cannot place any liens or encumbrances on the assets of US Unwired. Should the holders of the IWO senior bank credit facility place IWO in default, US Unwired’s relationship with IWO may change and several alternatives exist ranging from working for the holders of the IWO senior bank credit facility and the holders of the IWO senior notes as a manager of the IWO territory, possibly subject to the approval by Sprint PCS, to no involvement with IWO at all.

Considering IWO’s default of the IWO loan agreements and its liquidity as discussed above, there is substantial doubt about IWO’s ability to continue as a going concern.

The Company’s Relationship with Sprint PCS

See “The Company’s Affiliation with Sprint PCS” in Part I of this filing for a detailed discussion of the Sprint PCS Management Agreements.

The Company is dependent on Sprint PCS for a significant portion of its financial information as a result of its contractual relationship with Sprint PCS as a service bureau provider for billing, cash collections and other back office functions such as customer service. The Company also purchases certain goods and services through Sprint PCS, such as handsets, network maintenance and access to national retail chain sales channels in its markets, where Sprint PCS has negotiated contracts and allows it to operate under those contractual arrangements.

US UNWIRED INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2003

The Company does not always agree with the validity of certain charges assessed by Sprint PCS and as of December 31, 2003, had disputed approximately $19.1 million of charges to US Unwired and $9.3 million of charges to IWO. Based upon the information provided to the Company by Sprint PCS to date, the Company believes the accompanying consolidated balance sheet adequately reflects its obligation that may be due to Sprint PCS for these charges. However, the Company’s cash flow could be adversely affected should these disputes not be settled in its favor.

On July 11, 2003, US Unwired, Louisiana Unwired and its wholly owned subsidiary, Texas Unwired, a limited partnership, (“Texas Unwired”), filed suit in the U.S. District Court for the Western District of Louisiana, against Sprint Corporation, Sprint Spectrum, L.P., Wireless, L.P. and Sprintcom, Inc. (collectively, “Sprint”). The suit alleges violations of the Racketeer Influenced and Corrupt Organizations Act, breach of fiduciary duty and fraud arising out of Sprint’s conduct in its dealings with the plaintiff companies. It seeks treble actual damages in unspecified amounts and appointment of a receiver over property and assets controlled by Sprint in Louisiana. On September 25, 2003, the Company filed an amended complaint to include contractual claims. On October 20, 2003, Sprint submitted their Answer, Defenses, and Counterclaim of Defendants seeking dismissal of the Company’s First Amended Complaint and filing a counter-claim for approximately $13.3 million related primarily to contractual disputes as discussed above. On October 21, 2003, Sprint filed a Defendants’ Partial Motion for Judgment on the Proceedings seeking partial dismissal of claims filed in the First Amended Complaint. On October 21, 2003, Sprint filed Defendant’s Motion to Strike Plaintiffs’ Jury Demand from the First Amended Complaint. On February 3, 2004, the U.S. District Court denied in all respects Sprint’s motions for judgment on the proceedings, allowed US Unwired to hire an outside accounting company to monitor monies with a receiver as an acceptable option at a later time and agreed with US Unwired’s request for a trial by jury in Louisiana. US Unwired and Sprint have submitted to the District Court an agreed upon schedule to complete the discovery process during 2004 and anticipate a late-2004 trial date. The Company does not believe that a negative outcome of its lawsuit will have a material adverse effect on the Company.

The Company has been in discussions with Sprint PCS to modify certain components of IWO’s Sprint PCS management agreement including a fee simplification process, modification of certain build-out requirements and the settlement of IWO’s outstanding disputes with Sprint, but no definitive agreement has been reached at this time. The Company has had no such discussions with Sprint PCS as it relates to the affiliate agreements with other US Unwired subsidiaries.

The Company’s agreements with Sprint PCS stipulate a reciprocal travel rate. Sprint PCS travel revenue is generated on a per minute basis when a Sprint PCS subscriber outside of its markets uses its service when traveling through its markets. Sprint PCS travel expense is generated on a per minute basis when our subscribers travel outside its market area and use the Sprint PCS network. Historically, the Company’s Sprint PCS travel revenue exceeds its Sprint PCS travel expense. Effective January 1, 2003, Sprint PCS reduced the reciprocal travel rate for Louisiana Unwired from $0.20 per minute in 2002 to $0.058 per minute in 2003 and for Texas Unwired and Georgia PCS Management, LLC. (“Georgia PCS”), both subsidiaries of LA Unwired, and IWO from $0.10 per minute in 2002 to $0.058. On December 4, 2003, Sprint PCS notified the Company that it intends to reduce the reciprocal roaming rate to $0.041 per minute of use in 2004.

Competitive Market Place

The Company faces significant competition in our service area. In order to attract new subscribers, the Company offers steep discounts on handsets and generous service plans that include more minutes and/or more anytime time minutes and other ancillary enhancements such as free long distance. Based upon increased competition, the Company anticipates that market prices for two-way wireless services will continue to decline in the future. Wireless local number portability (“WLNP”), which allows subscribers to change carriers and retain

US UNWIRED INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2003

their existing phone numbers, was introduced into a portion of the Company’s markets in November 2003. Given the limited time that the Company has had to evaluate WLNP, the Company is uncertain of the future impact. For more detail, see the “Competition” discussion in Part I of this filing.

The Company’s Business Strategy

The Company has undertaken a number of key initiatives designed to enable US Unwired to achieve the underlying assumptions of the US Unwired business model and preserve IWO liquidity. The Company has:

•	focused on attracting customers that are in good credit standing.

•	reinstated the deposit requirement for certain higher credit risk subscribers and will request not to participate in any Sprint PCS programs where the Company’s analysis indicates adversely impacted levels of customer turnover or unsatisfactory economic returns.

•	restructured sales employees’ programs to pay higher commissions on subscribers with better credit ratings.

•	revised the local agent commission structure to pay higher commissions for subscribers with good credit ratings. The Company has cancelled and continues to cancel agreements with local agents that target higher credit risk subscribers or provide low economic value.

•	reintroduced the pre-pay program, which requires advance payment for minutes of use. The Company believes that this program offers higher credit risk subscribers a less stressful environment in which to subscribe to our service by providing an opportunity to better manage their expenditures for the service provided and limit our bad debt exposure.

•	supplemented Sprint PCS’s customer service function with certain members of its own staff who focus on subscriber retention.

•	limited its capital expenditures to: (1) capacity and required technical upgrades of existing equipment, and (2) only adding additional cell site coverage in areas that the Company expects will produce positive cash returns as a result of either new subscriber growth or decreases in subscriber turnover.

•	continued to identify and will seek to divest of certain non-core assets.

•	undertaken a corporate wide evaluation of expenses. This includes the consolidation of functions, divesting of unused and under utilized facilities, renegotiation of vendor contracts, extension of vendor payment terms and other cost cutting measures.

•	evaluated and continue to evaluate our markets and reduce sales staffing levels and close retail outlets that do not meet its minimum internal rates of returns.

•	continued to work with Sprint PCS to improve the detail, timeliness and accuracy of information processed by Sprint PCS on our behalf.

As a result of these initiatives and operating results to date, the Company believes that US Unwired will be able to comply with the US Unwired senior bank credit facility financial covenants and have sufficient cash to fund its operations, debt service and capital requirements over the next twelve months. However, as discussed above, US Unwired’s funding status and ability to comply with these amended financial covenants is dependent upon a number of factors influencing forecasts of earnings and operating cash flows. While the Company believes that these initiatives have had and will continue to have a positive impact on operating results and support the ability of US Unwired to comply with its amended senior bank credit facility covenants and have sufficient cash to support the operations of US Unwired over the next twelve months, the Company cannot state with certainty that these initiatives will result in its ability to sustain IWO’s operations in 2004.

US UNWIRED INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2003

3. Goodwill and Asset Impairments

The Company adopted SFAS No. 142, Goodwill and Other Intangible Asset, and No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, on January 1, 2002.

The Company completed the first of the required impairment tests of goodwill and indefinite lived assets as of January 1, 2002 and determined that the adoption of this provision of the new rules had no impact on the Company’s financial statements at that time. As a result of the impairment indicators discussed in Note 2, above, the Company performed an impairment test of goodwill in the fourth quarter of 2002 and in the fourth quarter of 2003. In connection with this impairment tests, the Company also reviewed its long-lived assets for impairment under SFAS No. 144. “Accounting for Impairment or Disposal of Long-Lived Assets.”

The following information provides net loss and net loss per share information for the year ended December 31, 2001 adjusted to exclude amortization expense recognized in these periods related to goodwill.

Year ended December 31, 2001
(In thousands)
Reported net loss	$(97,611)
Add back: Goodwill amortization	3,821

Adjusted net loss	$(93,790)

Basis and diluted loss per share:

Year ended December 31, 2001
Reported net loss	$(1.17)
Add back: Goodwill amortization	.04

Adjusted net loss	$(1.13)

The Company determined that US Unwired and IWO are considered to be separate reporting units as each constitutes a separate business for which discrete financial information is available and management regularly reviews the operating results of each of these businesses. This determination is further supported as each has separate senior bank credit facility and separate senior subordinated discount notes (US Unwired) or senior notes (IWO), which under the terms of these, funds available under the US Unwired debt instruments can only be used by US Unwired to finance the operations of US Unwired, and the funds available under the IWO debt instruments can only be used to finance the operations of IWO Unwired.

The Company engaged an independent national valuation firm to assist with the impairment valuation. As a result of the impairment valuation as of October 31, 2002, management believed that US Unwired was not impaired. However, the valuation analysis determined that both goodwill and a significant portion of IWO’s intangible assets were impaired. As a result, IWO recorded a goodwill impairment of approximately $214.2 million and an intangible asset impairment of $188.3 million associated with IWO’s right to provide service under the Sprint PCS management Agreement in the quarter ended December 31, 2002. The Sprint PCS management agreement was originally assigned a value of $215.0 million and was being amortized using the straight-line method over 218 months. A similar valuation by the independent national valuation firm as of October 31, 2003 indicated no additional impairment of goodwill or any of the Company’s long-lived assets.

US UNWIRED INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2003

The changes in the carrying amount of goodwill from December 31, 2001 to December 31, 2003 are as follows (in thousands):

Goodwill as of December 31, 2001	$26,447
Goodwill acquired on March 8, 2002 with the acquisition of Georgia PCS (preliminary purchase price allocation)	26,421
Goodwill acquired on April 1, 2002 with the acquisition of IWO (preliminary purchase price allocation)	220,913
Adjustments to preliminary purchase price allocations	(7,629)
Goodwill impairments, from the IWO acquisition	(214,191)

Goodwill as of December 31, 2002	51,961
Forfeiture of Georgia PCS Management, LLC shares held in escrow	(5,260)
Adjustment to preliminary purchase price allocation	4

Goodwill as of December 31, 2003	$46,705

The amortization period, gross carrying amount, impairments, accumulated amortization and net carrying amount of intangible assets as of December 31, 2003 are as follows (in thousands):

	Year ended December 31, 2002
	Amortization period	Gross Carrying Amount	Impairments	Accumulated Amortization	Net Carrying Amount
Sprint management agreement, IWO acquisition(1)	218 months	$215,000	$195,234	$187	$19,579
Subscriber base, IWO acquisition	24 months	57,500	—	21,562	35,938
Sprint management agreement, Georgia PCS acquisition	219 months	15,500	—	708	14,792
Subscriber base, Georgia PCS acquisition	24 months	12,300	—	4,949	7,351
Subscriber base, Louisiana Unwired	24 months	3,854	—	3,457	397
Subscriber base, Texas Unwired	24 months	8,170	—	7,935	235

Total		$312,324	$195,234	$38,798	$78,292

(1)	Includes impairment charge of $188,330 and adjustment of accumulated amortization of $6,904.

	Year ended December 31, 2003
	Amortization period	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Sprint management agreement, IWO acquisition	218 months	$19,766	$1,311	$18,455
Subscriber base, IWO acquisition	24 months	57,500	50,313	7,187
Sprint management agreement, Georgia PCS acquisition	219 months	15,500	1,557	13,943
Subscriber base, Georgia PCS acquisition	24 months	12,300	11,100	1,200
Subscriber base, Louisiana Unwired	24 months	3,854	3,854	—
Subscriber base, Texas Unwired	24 months	8,170	8,170	—

Total		$117,090	$76,305	$40,785

US UNWIRED INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2003

Estimated future amortization expense on intangible assets for the years ended December 31,

2004	$10,361

2005	$1,973

2006	$1,973

2007	$1,973

2008	$1,973

4. Acquisitions

On March 8, 2002, the Company acquired 100% of the ownership interest of Georgia PCS for approximately $84.5 million. In conjunction with the Company’s acquisition of Georgia PCS, 1.1 million shares valued at $5.26 per share of the Company’s common stock were placed in escrow pending resolution of certain post closing adjustments. On June 20, 2003 the Company notified the former owners of Georgia PCS that the Company intends to offset 1.0 million shares of the Company’s common stock that is in the escrow account in satisfaction of certain post closing adjustments. As a result, the Company recorded a receivable and a reduction of goodwill for the return of this stock from escrow in 2003. In June 2003, these shares were returned to the Company and have been recorded as treasury shares in the accompanying balance sheet.

On April 1, 2002, the Company acquired 100% of the ownership interest in IWO for approximately $446 million in Company stock. The aggregate purchase price has been allocated to the assets acquired and liabilities assumed based on estimates of fair values as determined by an independent valuation performed by a national valuation firm. The excess of the purchase price over the fair value of the net identifiable assets has been allocated to goodwill. The Company’s operating results include the operating results of IWO from date of acquisition, April 1, 2002.

The following unaudited supplemental pro forma information for the years ended December 31, 2002 and 2001 presents the results of operations as if the IWO acquisition had occurred at the beginning of 2001 and are not necessarily indicative of future results or actual results that would have been achieved had these acquisitions occurred as of the beginning of the period.

	Years ended December 31,
	2002	2001
	(In thousands, except per share data)
Revenues	$569,616	$370,487

Net loss	$(609,315)	$(161,869)

Loss per share	$(5.16)	$(1.32)

US UNWIRED INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2003

5. Details of Certain Balance Sheet Accounts

Additional information regarding certain balance sheet accounts is presented below:

	December 31,
	2003	2002
	(in thousands)
Property and equipment
Land	$754	$754
Buildings	14,755	15,520
Leasehold improvements	7,074	6,715
Facilities and equipment	599,430	564,921
Furniture, fixtures, and vehicles	9,059	8,763
Construction in progress	14,594	34,004

	645,666	630,677
Less accumulated depreciation	234,148	153,736

	$411,518	$476,941

Intangible assets
Sprint management agreement	$35,266	$35,266
Subscriber base	81,824	81,824

	117,090	117,090
Less accumulated amortization	76,305	38,798

	$40,785	$78,292

	December 31,
	2003	2002
	(in thousands)
Other assets
Licenses	$14,548	$12,904
Deferred financing costs	34,603	32,408
Other	7,522	4,442

	56,673	49,754
Less accumulated amortization	14,102	9,275

	$42,571	$40,479

Accrued expenses
Unearned revenue and customer deposits	$17,196	$18,579
Accrued commissions	11,858	14,939
Accrued Sprint settlements	9,093	9,557
Other	38,990	24,549

	$77,137	$67,624

US UNWIRED INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2003

6. Investments in Unconsolidated Affiliates

Investments in unconsolidated affiliates consists of the following:

	Percentage Ownership	December 31,
		2003	2002
		(In thousands)
Gulf Coast Wireless, LP (“Gulf Coast Wireless”)	13.28%	$(2,467)	$(5,000)
Command Connect, LLC (“Command Connect”)	50.00%	(51)	69
GTE Mobilenet of Texas RSA #21 Limited Partnership (“GTE #21”)	25.00%	1,302	1,030
Wireless Management Corporation	20.00%	—	—

		$(1,216)	$(3,901)

Gulf Coast Wireless is a Sprint PCS network partner and provides services under the Sprint and Sprint PCS brand names in the Baton Rouge, Hammond and Lafayette, Louisiana and Biloxi, Mississippi markets. Command Connect owns certain LMDS licenses. Command Connect originally purchased the owned licenses, and holds the licenses until such time as LA Unwired builds out the network for these licenses. At that time, the license is transferred from Command Connect to LA Unwired, who commences operations.

GTE #21 operates a cellular network in Texas RSA #21.

7. Long-Term Debt

Long-term debt, including capital lease obligations, consisted of the following:

	December 31,
	2003	2002
	(In thousands)
US Unwired Inc. Senior subordinated discount notes	$359,302	$315,707
US Unwired Inc. Senior Bank Credit Facility	76,000	90,000
Capital leases	6,825	7,269
Promissory note	3,452	3,667
Vendor financing	311	370

Total long-term obligations, US Unwired	445,890	417,013
IWO Holdings, Inc. Senior notes	138,513	137,023
IWO Holdings, Inc. Senior Bank Credit Facility, in default	213,184	213,184

Total long-term debt, in default, IWO Holdings	351,697	350,207
Less current maturities, including IWO debt in default	362,842	5,018

Long-term obligations, excluding current maturities	$434,745	$762,202

As of December 31, 2003, US Unwired was in compliance with all financial covenants under the US Unwired senior bank credit facility and the US Unwired senior subordinated discount notes. Additionally, management believes that it will be able to comply with such covenants through December 31, 2004.

During 2003, the IWO failed to make $9.5 million in interest payments on the IWO senior bank credit facility and was not in compliance with the restrictive covenants under the IWO senior bank credit facility at

US UNWIRED INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2003

December 31, 2003. As a result of the Company’s failure to make scheduled interest payments and the covenant violations, the Company was in default of the IWO senior bank credit facility at December 31, 2003 and the holders of the IWO senior bank credit facility have denied it access to the remaining $25.2 million of availability. As a result, the Company has classified all outstanding indebtedness of both the IWO senior bank credit facility and the IWO senior notes as a current liability.

US Unwired Senior Subordinated Discount Notes—13 3/8%

In October 1999, US Unwired issued $400 million in aggregate principal amount of 13 3/8% Senior Subordinated Discount Notes due November 1, 2009 (“the US Unwired senior subordinated discount notes”). The US Unwired senior subordinated discount notes were issued at a substantial discount such that the Company received gross proceeds of approximately $209.2 million. The US Unwired senior subordinated discount notes increase in value daily, compounded twice per year, at the rate of 13 3/8% per year until November 1, 2004. On that date, the value of the US Unwired senior subordinated discount notes will be equal to the face amount of the US Unwired senior subordinated discount notes and interest will begin to accrue at the rate of 13 3/8% per year. The Company will be required to pay the accrued interest beginning May 1, 2005, and on each November 1 and May 1 thereafter. The US Unwired senior subordinated discount notes are a general unsecured obligation of the Company, except for the limited security provided by a pledge agreement by the Company’s wholly owned subsidiary, Louisiana Unwired. The US Unwired senior subordinated discount notes rank junior to all existing and future senior debt of the Company and equal in right of payment of any future senior subordinated indebtedness of the Company.

The US Unwired senior subordinated discount notes are fully, unconditionally, and jointly and severally guaranteed by two of the Company’s wholly owned subsidiaries: Louisiana Unwired and Unwired Telecom. Each of the guarantees is a general unsecured obligation of the guarantor, except for a pledge by Louisiana Unwired of its interest in Texas Unwired and any notes payable to it by Texas Unwired as security for the guarantee. Each of the guarantees ranks equally in right of payment with the guarantor’s future senior subordinated indebtedness and is subordinated in right of payment to all existing and future senior debt of the guarantor. The US Unwired senior subordinated discount notes are not guaranteed by IWO.

US Unwired Senior Bank Credit Facility

The US Unwired senior bank credit facility consists of a $40 million reducing revolving credit facility and $90 million in term loans. Effective October 30, 2003, the Company and the holders of the US Unwired senior bank credit facility executed the Third Amendment to Credit Agreement which provided for a revised set of financial covenants, the reduction of the revolving credit facility from $80 million to $40 million, an immediate $10.0 million partial repayment of the term loans and a 0.5% increase to the interest rate. The $40 million reducing revolving credit facility will be permanently reduced by reductions of $4.0 million to $6.0 million per quarter beginning in September 2005. The US Unwired senior bank credit facility matures in 2008 and allows for up to $2.0 million in letters of credit that reduce the amount available under the reducing revolving credit facility. The term loans are being repaid in quarterly installments that began in June 2003. All loans under the US Unwired senior bank credit facility bear interest at variable rates tied to the federal funds rate or LIBOR and are secured by all of the assets of the Company and its subsidiaries (other than property owned by IWO). Such collateral also secures certain interest rate protection and other hedging agreements permitted by our credit agreement that may be entered into from time to time by the Company. At December 31, 2003, the Company had $38.3 available under the credit facility. Lucent Technologies, Inc, is also a guarantor of a portion of our senior secured credit facility. The proceeds from the US Unwired senior bank credit facility are available for use only by US Unwired and its subsidiaries other than IWO.

US UNWIRED INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2003

IWO Senior Notes—14%

In February 2001, IWO issued 160,000 units, each consisting of $1,000 principal amount of 14% Senior Notes (“the IWO senior notes”) due January 15, 2011 and one warrant to purchase 12.50025 shares of IWO’s class C common stock at an exercise price of $7.00 per share. As a result of US Unwired’s acquisition of IWO in April 2002, this warrant was converted to a US Unwired warrant to purchase 12.96401 shares of US Unwired’s common stock at $6.75 per share. Interest is payable semi-annually on January 15 and July 15 of each year. Independent Wireless One Corporation, a wholly owned subsidiary of IWO, is the sole guarantor of the IWO senior notes. All of IWO’s restricted subsidiaries formed or acquired after the issuance of the IWO senior notes that guarantee the IWO senior bank credit facility will also be required to guarantee the IWO senior notes. The IWO senior notes are not guaranteed by Independent Wireless One Realty Corporation, a wholly owned subsidiary of IWO, or US Unwired and its subsidiaries.

A portion of the original proceeds of the IWO senior notes were used to purchase a portfolio of U.S. government securities that will generate sufficient proceeds to make the first six scheduled interest payments on the IWO senior notes through January 2004. The account holding the investment securities and all of the securities and other items contained in the account have been pledged to the trustee for the benefit of the holders of the IWO senior notes.

IWO Senior Bank Credit Facility

Effective December 2000, Independent Wireless One Corporation, a wholly owned subsidiary of IWO, entered into an amended and restated secured credit facility (“the IWO senior bank credit facility”) under which it may borrow up to $240 million in the aggregate consisting of up to $70 million in revolving loans and $170 million in term loans. The IWO senior bank credit facility matures in 2008. The term loans are due to be repaid in quarterly installments beginning in March 2004 and the reducing revolver matures in March 2008. All loans under the senior bank credit facility, effective with the date of the default, bear interest at a rate of 4.25-4.75 percent above the agent bank’s prime rate. The IWO senior bank credit facility is secured by all of the assets of IWO and its subsidiaries. As discussed above, the holders of the IWO senior bank credit facility have denied IWO access to the remaining $25.2 million of availability as a result of IWO’s failure to make scheduled interest payments and the covenant violations. The IWO credit facility is available for use only by IWO and its subsidiaries.

Maturities of contractual obligations are as follows assuming acceleration of IWO obligations in 2004:

	Long-Term Debt			Capital Lease Obligations	Total
	US Unwired	IWO	Total
	(In thousands)
2004	$10,679	$373,184	$383,863	$792	$384,655
2005	18,705	—	18,705	792	19,497
2006	15,473	—	15,473	792	16,265
2007	1,059	—	1,059	792	1,851
2008	33,847	—	33,847	792	34,639
Thereafter	400,000	—	400,000	4,903	404,903

	479,763	373,184	852,947	8,863	861,810
Less amounts representing interest	—	—	—	2,038	2,038

Long-term debt and present value of future lease payments	$479,763	$373,184	$852,947	$6,825	$859,772

US UNWIRED INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2003

As a result of IWO’s failure to make scheduled interest payments and the covenant violations, IWO was in default of the IWO senior bank credit facility at December 31, 2003 and the Company has classified all outstanding indebtedness of both the IWO senior bank credit facility and the IWO senior notes as a current liability.

8. Income Taxes

Income tax expense (benefit) consisted of the following:

	Years ended December 31,
	2003	2002	2001
	(In thousands)
Federal:
Current	—	$(781)	$(1,868)
Deferred	—	—	—

State:
Current	$(531)	—	—
Deferred	—	—	—

	—	—	—

	$(531)	$(781)	$(1,868)

The benefit for 2003 resulted from a reduction to the prior year state tax contingencies resolved in the current year. The benefit for 2002 resulted from a carry back of certain AMT net operating loss carry forwards during 2002 for which a valuation allowance had been provided at December 31, 2002.

Income tax expense differs from the amounts computed by applying applicable U.S. federal income tax rate to loss before income taxes, minority interest and equity in losses of affiliates as a result of the following:

	Years ended December 31,
	2003	2002	2001
	(In thousands)
Computed “expected” tax expense	$(55,471)	$(204,130)	$(34,818)
Equity in loss of affiliates	—	245	966
Refund of AMT taxes	—	(781)	(1,868)
Disqualified interest	1,329	1,169	1,027
Change in valuation allowance	80,641	147,523	32,558
Other, net	81	100	267
State income taxes, net of federal income taxes	(7,839)	(18,245)	—
Prior year return to provision reconciliation	(18,741)	—	—
Change in state tax contingency	(531)	—	—
Goodwill impairment	—	74,900	—

	$(531)	$(781)	$(1,868)

US UNWIRED INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2003

The tax effects of temporary differences that give rise to the significant components of deferred tax assets and deferred tax liabilities are presented below:

	December 31,
	2003	2002
	(In thousands)
Deferred tax assets:
Federal net operating losses	$208,133	$154,208
State net operating losses	10,373	4,535
Interest on Notes	56,607	40,091
Stock compensation	8,379	7,303
Tax credit carry forward	246	131
Allowance for bad debts	2,597	4,273
Intangible assets	12,237	—
Unearned revenues	16,516	17,896
Accrued Rebates	1,102	—
Unrealized loss on sale of securities	266	—
Discontinued Operations	159	—
Other exp	1,895	1,841
Accrued expenses	1,213	1,371

Deferred tax assets	319,723	231,649
Less valuation allowance	256,623	175,983

	63,100	55,666

Deferred tax liabilities:
Fixed assets	63,100	46,803
Intangible Assets	—	8,863

	63,100	55,666

Net deferred tax liability	$—	$—

At December 31, 2003, the Company had available approximately $534.0 million of net operating loss carry forwards for federal income tax purposes. This carry forward, which may provide future tax benefits, begins to expire in 2019. Under the provisions of the Internal Revenue Code, certain substantial changes in the Company’s ownership may limit the amount of federal net operating loss carry forwards that could be used in future years to offset taxable income and taxes payable. The Company also had available approximately $204.6 million of net tax operating loss carry forwards for state income tax purposes which will begin to expire in 2012.

The state net operating loss carryover excludes the carry over available in various states in which IWO files. The net operating loss carryover for these states is dependent upon the income tax apportionment percentage in effect for the year that the net operating loss will be utilized.

In assessing the possibility of realization of deferred tax assets at December 31, 2003, the Company considered whether it was more likely than not that some portion or all of the deferred tax assets would not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. The Company considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based upon these considerations, the Company provided a valuation allowance to reduce the carrying value of certain of its deferred tax assets.

US UNWIRED INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2003

At April 1, 2002, the valuation allowance on the deferred tax assets was reduced due to the acquisition of IWO and GA PCS. The Company reduced goodwill related to the acquisition of IWO and GA PCS to reflect the reduction in the valuation allowance.

9. Stockholders’ Equity

The Company is authorized by its Articles of Incorporation to issue 800 million shares of common stock, $0.01 par value, and 200 million shares of no par preferred stock, of which 128,831,535 shares of common stock and 0 shares of preferred stock are issued and outstanding at December 31, 2003. The Board of Directors is authorized to fix the dividend rights and terms, conversion and voting rights, redemption rights and other privileges and restrictions applicable to the preferred stock.

Effective April 1, 2002, the Company converted all of its 56.5 million shares of Class B common stock to Class A common stock and changed the name of Class A common stock to “common stock.”

10. Stock Option Plan

During 1999, the Board of Directors amended and modified the 1998 Equity Plan to the US Unwired Inc. 1999 Equity Incentive Plan (the 1999 Equity Plan). As part of this amendment, the maximum aggregate amount of Common Stock with respect to which options or other awards may be granted was increased from 8,528,640 to 12,259,920 shares. As of December 31, 2003, 3,099,259 shares of common stock were available for future grants under the 1999 Equity Plan.

The following summarizes stock option activity and related information:

	Year ended December 31,
	2003		2002		2001
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
	(In thousands, except per share amounts)
Outstanding—beginning of year	7,511	$3.69	6,626	$3.69	6,937	$4.54
Granted	1,842	$0.12	1,148	$4.78	452	$6.81
Exercised	—	$—	(43)	$4.98	(409)	$4.30
Forfeited	(644)	$4.73	(220)	$5.38	(354)	$6.35

Outstanding—end of year	8,709	$3.66	7,511	$4.62	6,626	$4.61

Exercisable—end of year	5,541	$4.11	3,931	$4.05	2,312	$3.69

Weighted average fair value of options granted with exercise price:
Equal to market price		$—		$4.78		$—

Less than market price		$—		$—		$—

Greater than market price		$0.12		$—		$6.81

US UNWIRED INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2003

The following table summarizes information concerning outstanding options at December 31, 2003:

Range of Exercise Price	Weighted Average Remaining Contractual Life	Number of Options Outstanding
$ 0.12	9.2 years	1,717,500
$ 1.13	5.6 years	2,530,258
$ 4.77	8.2 years	750,000
$ 4.98	6.0 years	2,123,089
$ 5.06	7.2 years	19,625
$ 5.12	8.3 years	99,250
$ 6.81	7.3 years	386,750
$ 8.72	5.8 years	200,000
$11.00	5.6 years	882,854

All options granted under the 1999 Equity Plan have a ten-year term and vest over a four-year period. As allowed by SFAS No. 123, the Company has elected to continue to follow APB Opinion No. 25, Accounting for Stock Issued to Employees, which does not provide for compensation expense on the issuance of stock options if the option terms are fixed and the exercise price equals or exceeds the fair value of the underlying stock on the grant date.

In connection with these options, the Company has total deferred stock compensation of $18.3 million, of which $2.4 million, $4.3 million and $4.6 million has been recognized as stock compensation expense for the years ended December 31, 2003, 2002 and 2001, respectively, as the exercise prices of these options were less than the estimated fair value of the Company’s stock at the grant date. The non-cash compensation expense of $0.1 million, $2.2 million and $0.1 million was related to cost of services, general and administrative and sales and marketing, respectively for 2003; $0.1 million, $4.1 million and $0.1 million was related to cost of services, general and administrative and sales and marketing, respectively for 2002; and $0.1 million, $4.3 million and $0.2 million was related to cost of services, general and administrative and sales and marketing, respectively for 2001.

As required by SFAS No. 123, the Company determined the pro forma information as if the Company had accounted for stock options granted under the fair value method of SFAS No. 123. The Black-Scholes option-pricing model was used with the following weighted average assumptions:

	Year ended December 31,
	2003	2002	2001
Risk-free interest rate	3.49%	5.02%	5.93%
Expected dividend yield	0	0	0
Expected volatility	1.43	.82	.72
Weighted average expected life (in years)	7	7	7

11. Commitments and Contingencies

The Company uses Sprint PCS to process all post-pay subscriber billings including monthly recurring charges, airtime and other charges such as interconnect fees. The Company pays various fees to Sprint PCS for new subscribers as well as recurring monthly fees for services performed for existing customers including billing

US UNWIRED INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2003

and management of customer accounts. Sprint PCS’s billing for these services is based upon an estimate of the actual costs incurred by Sprint PCS to provide such services. At the end of each calendar year, Sprint PCS compares its actual costs to provide such services to remittances by the Company for estimated billings and either refunds overpayments or bills for costs in excess of the payments made. Based upon information as provided by Sprint PCS, the Company believes it has adequately provided for the above-mentioned costs in the accompanying consolidated financial statements. Additionally, Sprint PCS has contracted with national retailers that sell handsets and service to new subscribers in the Company’s markets. Sprint PCS pays these national retailers a new subscriber commission and provides handsets to such retailers below cost. Sprint PCS passes these costs of commissions and the handset subsidies to the Company.

The Company periodically reviews all charges from Sprint PCS and from time to time, the Company may dispute certain of these charges. As of December 31, 2003, the Company had disputed approximately $19.1 million of charges to US Unwired and $9.3 of charges to IWO. Based upon the information provided to the Company by Sprint PCS to date, the Company believes the accompanying consolidated balance sheet adequately reflects its obligation that may be due to Sprint PCS for these charges.

On July 11, 2003, the Company and two of its subsidiaries, Louisiana Unwired, LLC and Texas Unwired (“the Company”), filed suit in the U.S. District Court for the Western District of Louisiana, against Sprint Corporation, Sprint Spectrum, L.P., Wireless, L.P. and Sprintcom, Inc. (collectively, “Sprint”). The suit alleges violations of the Racketeer Influenced and Corrupt Organizations Act, breach of fiduciary duty and fraud arising out of Sprint’s conduct in its dealings with the plaintiff companies. It seeks treble actual damages in unspecified amounts and appointment of a receiver over property and assets controlled by Sprint in Louisiana. On September 25, 2003, the Company filed an amended complaint to include contractual claims. On October 20, 2003, Sprint submitted their Answer, Defenses, and Counterclaim of Defendants seeking dismissal of US Unwired’s First Amended Complaint and filing a counter-claim for approximately $13.3 million related primarily to contractual disputes as discussed above. On October 21, 2003, Sprint filed a Defendants’ Partial Motion for Judgment on the Proceedings seeking partial dismissal of claims filed in the First Amended Complaint. On October 21, 2003, Sprint filed Defendant’s Motion to Strike Plaintiffs’ Jury Demand from the First Amended Complaint. On February 3, 2004, the U.S. District Court denied in all respects Sprint’s motions for judgment on the proceedings, allowed US Unwired to hire an outside accounting company to monitor monies with a receiver as an acceptable option at a later time and agreed with US Unwired’s request for a trial by jury in Louisiana. US Unwired and Sprint have submitted to the District Court an agreed upon schedule to complete the discovery process during 2004 and anticipate a late-2004 trial date. The Company does not believe that a negative outcome of its lawsuit will have a material adverse effect on the Company.

The Company is involved in, various other claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company’s consolidated financial position, results of operations or liquidity.

Employees of the Company participate in a 401(k) retirement plan (the 401(k) plan). Employees are eligible to participate in the 401(k) plan when the employee has completed six months of service. Under the 401(k) plan, participating employees may defer a portion of their pretax earnings up to certain limits prescribed by the Internal Revenue Service. The Company contributes a discretionary match equal to a percentage of the deferred by the employee. The Company’s contributions are fully vested upon the completion of 5 years of service. Contribution expense related to the 401(k) plan were approximately $0.6 million, $0.8 million and $0.5 million for the years ended December 31, 2003, 2002 and 2001, respectively.

US UNWIRED INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2003

The Company’s PCS licenses and the PCS licenses that the Company operates for Sprint PCS are subject to a requirement that the Company construct network facilities that offer coverage to 25% of the population or have substantial service in each of its Basic Trading Areas (“BTAs”) within five years from the grant of the licenses. As of December 31, 2003, management believes that Sprint PCS has met the requirements necessary for the licenses that the Company operates for Sprint PCS under the Sprint PCS management agreements and that the Company has met the requirements necessary for the licenses that it owns.

The Company is a party to various non-cancelable operating leases for facilities and equipment. Future minimum lease payments due under non-cancelable operating leases with terms in excess of one year are as follows:

	US Unwired	IWO	Total
	(In thousands)
Year ending December 31,
2004	$23,758	$16,209	$39,967
2005	22,191	16,028	38,219
2006	19,954	13,100	33,054
2007	19,049	7,737	26,786
2008	18,539	4,949	23,488
Thereafter	46,875	14,372	61,247

	$150,366	$72,395	$222,761

Rental expense was $34.1 million, $28.0 million and $12.9 million for the years ended December 31, 2003, 2002 and 2001, respectively.

The Company has agreed to guarantee repayment of up to approximately $2.5 million plus all interest and expenses, pursuant to a loan agreement dated May 16, 1997, related to bank financing obtained by Gulf Coast Wireless that matures in 2007.

12. Disclosure About Fair Value of Financial Instruments

The carrying amounts of cash and cash equivalents, subscriber receivables, accrued interest and other receivables, and accounts payable and accrued expenses approximate fair value because of the short-term nature of these items. The estimated fair value and carrying values of the Company’s senior subordinated discount notes at December 31, 2003 and 2002 was:

	As of December 31,
	2003		2002
	Carrying Value	Fair Value	Carrying Value	Fair Value
US Unwired Inc. senior subordinated discount notes	$359,302	$290,000	$315,707	$14,500
IWO Holdings, Inc. senior notes	138,513	24,800	137,022	25,000

	$497,815	$314,800	$452,729	$39,500

The fair value of these notes is based on the most recently available trading prices. The carrying amount of substantially all of the remainder of the Company’s long-term debt approximates fair value due to the borrowings variable interest rates.

US UNWIRED INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2003

Fair value estimates are subject to inherent limitations. Estimates of fair value are made at a specific point in time, based on relevant market information and information about the financial instrument. The estimated fair values of financial instruments presented above are not necessarily indicative of amounts the Company might realize in actual market transactions. Estimates of fair value are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

13. Related Party Transactions

The Company contracted with Unibill, Inc. (Unibill), a subsidiary of Cameron Communications LLC (“Cameron”), for a portion of its subscriber billing and programming. The aggregate amounts paid to Cameron for such services during the years ended December 31, 2003, 2002 and 2001 totaled $1.7 million, $1.9 million and $5.5 million, respectively. Additionally, the Company leases office space, equipment and warehouse space from Unibill. The Company paid Unibill $0.3 million during each of the years ended December 31, 2003, 2002 and 2001 to lease these properties.

The Company also purchases long distance services from Cameron pursuant to a verbal agreement and resells the service to the Company’s customers. The aggregate amounts paid to Cameron for such services during the years ended December 31, 2003, 2002 and 2001, totaled $0.3 million, $2.9 million and $6.6 million, respectively. Cameron also provides circuit and interconnect services to the Company and was paid $0.4 million, $0.4 million and $0.4 million for the years ended December 31, 2003, 2002 and 2001, respectively. The Company leases tower space and paid Cameron $0.1 million, $0.1 million and $0.1 million for the years ended December 31, 2003, 2002 and 2001, respectively. The Company also leases time on the Cameron corporate jet at rate of $3.00 per nautical mile and paid Cameron $32,000, $0.2 million and $0.2 million for the years ended December 31, 2003, 2002 and 2001, respectively. In addition, the Company sold a tract of vacant land in 2001 to this related entity for $0.8 million.

During the years ended December 31, 2002 and 2001, the Company paid $1.7 million and $1.7 million, respectively, to a company owned by certain of the Company’s principal stockholders for internet, voice mail services and local telephone service which the Company uses in its business. There was no such amount in 2003. The Company leases office space to this related entity and realized rental income of $0.7 million and $0.4 million for the years ended December 31, 2002 and 2001, respectively. There was no such amount in 2003.

The Company has entered into management agreements with affiliated entities. During the years ended December 31, 2002, and 2001, the Company recorded $0.2 million and $3.1 million respectively, in management fee revenues pursuant to these agreements. There was no such amount in 2003.

US UNWIRED INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2003

14. Selected Quarterly Financial Data (Unaudited)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(In thousands)
2003 (1)
Revenues	$124,730	$133,680	$139,306	$138,035
Operating loss	(37,887)	(14,570)	(8,237)	(11,405)
Net loss	(57,472)	(35,020)	(31,307)	(33,155)
Basic and diluted loss per share	$(0.45)	$(0.27)	$(0.25)	$(0.25)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(In thousands)
2002 (1)
Revenues	$85,565	$137,865	$143,656	$144,478
Operating loss	(21,432)	(33,089)	(35,834)	(429,197)
Net loss	(28,361)	(49,746)	(53,803)	(450,568)
Basic and diluted loss per share	$(0.33)	$(0.39)	$(0.42)	$(3.79)

(1)	On September 15, 2003, the Company executed an agreement for the sale of its cellular operations. The unaudited quarterly financial information reflects the Company’s cellular operations as a discontinued operation in compliance with Statement of Financial Accounting Standards No. 144. The table below summarizes the operating results of the Company’s discontinued operation and must be consolidated with the table above to reconcile to prior SEC filings.

Discontinued operations (unaudited):

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(In thousands)
2003
Revenues	$4,017	$3,823	$3,626	$3,278
Operating loss	844	850	606	523
Net loss	—	—	—	—
Basic and diluted loss per share	—	—	—	—

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(In thousands)
2002
Revenues	$6,505	$6,547	$5,162	$4,302
Operating loss	2,673	2,959	1,640	1,000
Net loss	—	—	—	—
Basic and diluted loss per share	—	—	—	—

US UNWIRED INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2003

15. Condensed Consolidating Financial Information

As discussed in Note 7, the US Unwired senior subordinated discount notes are guaranteed by certain of the Company’s subsidiaries. The following information presents the condensed consolidating balance sheets as of December 31, 2003 and 2002 and the condensed consolidating statements of operations and cash flows for the years ended December 31, 2003, 2002 and 2001 of (a) the “Parent” Company, US Unwired Inc., (b) the “Guarantors”, Unwired Telecom Corporation and Louisiana Unwired, and (c) the “Non-Guarantor”, IWO Holding Inc. and includes eliminating entries and the Company on a consolidated basis.

The separate consolidated financial statements of IWO, including disclosure of condensed consolidating financial information for IWO, are included in IWO’s separate Form 10-K filing.

US UNWIRED INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2003

Condensed Consolidating Balance Sheet

	As of December 31, 2003
	US Unwired Inc. (Parent)	Unwired Telecom Corporation (Guarantor)	Louisiana Unwired LLC (Guarantor)	Total Guarantors	IWO Holding Corporation (Non- Guarantor)	Consolidating Entries	Consolidated
	(In thousands)
ASSETS:
Current Assets:
Cash and cash equivalents	$60,424	$911	$3,521	$4,432	$32,337	$—	$97,193
Restricted cash and US Treasury securities at amortized cost-held to maturity	—	—	—	—	19,358	—	19,358
Subscriber receivables, net	—	155	18,594	18,749	9,938	—	28,687
Other receivables	52	—	2,425	2,425	148	—	2,625
Inventory	—	—	3,996	3,996	1,619	—	5,615
Prepaid expenses and other assets	1,297	—	7,817	7,817	5,719	—	14,833
Receivables from (payables to) related parties	(147)	(97)	930	833	(39)	—	647
Receivables from officers	85	—	—	—	—	—	85
Current assets related to discontinued operations	—	1,049	—	1,049	—	—	1,049

Total current assets	61,711	2,018	37,283	39,301	69,080	—	170,092
Property and equipment, net	10,210	1,107	234,298	235,405	165,872	31	411,518
Goodwill and other intangible assets, net	—	—	61,848	61,848	25,642	—	87,490
Notes receivable from unconsolidated affiliates	143,234	33,623	—	33,623	179	(175,149)	1,887
Other assets	12,211	—	13,820	13,820	16,540	—	42,571
Non-current assets related to discontinued operations	—	4,770	—	4,770	—	—	4,770

Total assets	$227,366	$41,518	$347,249	$388,767	$277,313	$(175,118)	$718,328

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT):
Current liabilities:
Accounts payable	$745	$340	$23,213	$23,553	$17,079	$—	$41,377
Accrued expenses	6,546	685	31,655	32,340	38,251	—	77,137
Current maturities of long term debt	42,351	64	143,700	143,764	351,697	(174,970)	362,842
Current liabilities related to discontinued operations	—	49	—	49	—	—	49

Total current liabilities	49,642	1,138	198,568	199,706	407,027	(174,970)	481,405
Long term debt, net of current maturities	428,139	247	6,359	6,606	—	—	434,745
Deferred gain	—	—	29,836	29,836	893	—	30,729
Investments in and advance to unconsolidated affiliates	31,095	1,857	130,800	132,657	—	(162,536)	1,216
Stockholders’ equity (deficit):
Common stock	1,288	—	—	—	1	(1)	1,288
Additional paid in capital	656,020	1,947	803,808	805,755	446,449	(1,253,325)	654,899
Retained deficit	(938,808)	36,329	(822,122)	(785,793)	(577,057)	1,415,893	(885,765)
Promissory note	—	—	—	—	—	(179)	(179)
Treasury stock	(10)	—	—	—	—	—	(10)

Total stockholder’s equity (deficit)	(281,510)	38,276	(18,314)	19,962	(130,607)	162,388	(229,767)

Total liabilities and stockholders’ equity (deficit)	$227,366	$41,518	$347,249	$388,767	$277,313	$(175,118)	$718,328

US UNWIRED INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2003

Condensed Consolidating Balance Sheet

	As of December 31, 2002
	US Unwired Inc. (Parent)	Unwired Telecom Corporation (Guarantor)	Louisiana Unwired LLC (Guarantor)	Total Guarantors	IWO Holding Corporation (Non- Guarantor)	Consolidating Entries	Consolidated
	(In thousands)
ASSETS:
Current Assets:
Cash and cash equivalents	$23,025	$2,605	$1,347	$3,952	$35,008	$—	$61,985
Restricted cash and US Treasury securities at amortized cost-held to maturity	—	—	—	—	33,218	—	33,218
Subscriber receivables, net	—	382	34,481	34,863	11,843	—	46,706
Other receivables	33	—	1,030	1,030	1,597	—	2,660
Inventory	—	—	2,637	2,637	2,579	—	5,216
Prepaid expenses and other assets	1,012	—	9,323	9,323	4,679	—	15,014
Receivables from (payables to) related parties	(1,362)	402	1,307	1,709	320	14	681
Receivables from officers	101	—	—	—	—	—	101
Current assets related to discontinued operations	—	1,184	—	1,184	—	—	1,184

Total current assets	22,809	4,573	50,125	54,698	89,244	14	166,765
Property and equipment, net	11,844	1,958	273,261	275,219	189,878	—	476,941
Restricted cash	—	—	—	—	8,000	—	8,000
Goodwill and other intangible assets, net	—	—	74,736	74,736	55,517	—	130,253
Notes receivable from unconsolidated affiliates	187,600	25,609	—	25,609	174	(211,572)	1,811
Other assets	11,572	—	11,295	11,295	17,612	—	40,479
Non-current assets related to discontinued operations	—	7,181	—	7,181	—	—	7,181

Total assets	$233,825	$39,321	$409,417	$448,738	$360,425	$(211,558)	$831,430

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT):
Current liabilities:
Accounts payable	$1,164	$1,054	$11,089	$12,143	$14,994	$—	$28,301
Accrued expenses	3,803	775	33,726	34,501	29,320	—	67,624
Current maturities of long term debt	28,313	59	188,044	188,103	—	(211,398)	5,018
Current liabilities related to discontinued operations	—	41	—	41	—	—	41

Total current liabilities	33,280	1,929	232,859	234,788	44,314	(211,398)	100,984
Long term debt, net of current maturities	404,860	310	6,825	7,135	350,207	—	762,202
Deferred gain	—	—	33,523	33,523	951	—	34,474
Investments in and advance to unconsolidated affiliates	(88,013)	2,009	35,240	37,249	—	54,665	3,901
Non-current liabilities related to discontinued operations	—	107	—	107	—	—	107
Stockholders’ equity (deficit):
Common stock	1,288	—	—	—	1	(1)	1,288
Additional paid in capital	659,180	1,947	809,067	811,014	446,449	(1,259,184)	657,459
Retained deficit	(776,770)	33,019	(708,097)	(675,078)	(481,497)	1,204,534	(728,811)
Promissory note	—	—	—	—	—	(174)	(174)

Total stockholders’ equity (deficit)	(116,302)	34,966	100,970	135,936	(35,047)	(54,825)	(70,238)

Total liabilities and stockholders’ equity (deficit)	$233,825	$39,321	$409,417	$448,738	$360,425	$(211,558)	$831,430

US UNWIRED INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2003

Condensed Consolidating Statement of Operations

	Year ended December 31, 2003
	US Unwired Inc. (Parent)	Unwired Telecom Corporation (Guarantor)	Louisiana Unwired LLC (Guarantor)	Total Guarantors	IWO Holding Corp (Non- Guarantor)	Consolidating Entries	Consolidated
	(In thousands)
Revenues	$30,816	$—	$363,717	$363,717	$171,849	$(30,631)	$535,751
Operating expenses	35,912	—	374,366	374,366	227,197	(29,625)	607,850

Operating (loss) income	(5,096)	—	(10,649)	(10,649)	(55,348)	(1,006)	(72,099)
Other income (expense), net	(44,225)	1,418	(7,815)	(6,397)	(40,212)	31	(90,803)
Equity in income (losses) of unconsolidated subsidiaries	(113,248)	392	(95,560)	(95,168)	—	211,327	2,911

Income (loss) before income tax benefit	(162,569)	1,810	(114,024)	(112,214)	(95,560)	210,352	(159,991)
Income tax benefit	(531)	—	—	—	—	—	(531)

(Loss) income from continuing operations	(162,038)	1,810	(114,024)	(112,214)	(95,560)	210,352	(159,460)
Income from discontinued operations	—	1,500	—	1,500	—	1,006	2,506

Net (loss) income	$(162,038)	$3,310	$(114,024)	$(110,714)	$(95,560)	$211,358	$(156,954)

US UNWIRED INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2003

Condensed Consolidating Statement of Operations

	Year ended December 31, 2002
	US Unwired Inc. (Parent)	Unwired Telecom Corporation (Guarantor)	Louisiana Unwired LLC (Guarantor)	Total Guarantors	IWO Holding Corp (Non- Guarantor)	Consolidating Entries	Consolidated
	(In thousands)
Revenues	$29,428	$—	$385,847	$385,847	$124,896	$(28,607)	$511,564
Operating expenses	38,391	—	439,022	439,022	580,242	(26,539)	1,031,116

Operating (loss) income	(8,963)	—	(53,175)	(53,175)	(455,346)	(2,068)	(519,552)
Other income (expense), net	(37,473)	912	(8,616)	(7,704)	(26,151)	—	(71,328)
Equity in income (losses) of unconsolidated subsidiaries	(544,618)	447	(481,497)	(481,050)	—	1,025,017	(651)

Income (loss) before income tax benefit	(591,054)	1,359	(543,288)	(541,929)	(481,497)	1,022,949	(591,531)
Income tax benefit	(781)	—	—	—	—	—	(781)

(Loss) income from continuing operations	(590,273)	1,359	(543,288)	(541,929)	(481,497)	1,022,949	(590,750)
Income from discontinued operations	—	6,204	—	6,204	—	2,068	8,272

Net (loss) income	$(590,273)	$7,563	$(543,288)	$(535,725)	$(481,497)	$1,025,017	$(582,478)

US UNWIRED INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2003

Condensed Consolidating Statement of Operations

	Year ended December 31, 2001
	US Unwired Inc. (Parent)	Unwired Telecom Corporation (Guarantor)	Louisiana Unwired LLC (Guarantor)	Total Guarantors	Consolidating Entries	Consolidated
	(In thousands)
Revenues	$29,621	$—	$226,425	$226,425	$(25,826)	$230,220
Operating expenses	42,791	—	293,028	293,028	(22,021)	313,798

Operating (loss) income	(13,170)	—	(66,603)	(66,603)	(3,805)	(83,578)
Other income (expense), net	(26,332)	366	2,491	2,857	—	(23,475)
Equity in income (losses) of unconsolidated affiliates	(64,633)	431	—	431	61,442	(2,760)

(Loss) income before income tax benefit	(104,135)	797	(64,112)	(63,315)	57,637	(109,813)
Income tax benefit	(1,868)	—	—	—	—	(1,868)

(Loss) income from continuing operations	(102,267)	797	(64,112)	(63,315)	57,637	(107,945)
Income from discontinued operations	—	6,529	—	6,529	3,805	10,334

Net (loss) income	$(102,267)	$7,326	$(64,112)	$(56,786)	$61,442	$(97,611)

US UNWIRED INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2003

Condensed Consolidating Statement of Cash Flows

	Year ended December 31, 2003
	US Unwired Inc. (Parent)	Unwired Telecom Corporation (Guarantor)	Louisiana Unwired LLC (Guarantor)	Total Guarantors	IWO Holding Corp (Non- Guarantor)	Consolidating Entries	Consolidated
	(In thousands)
Cash flows from operating activities:
Net cash provided by (used in) operating activities	$2,376	$5,757	$63,820	$69,577	$(11,250)	$(62)	$60,641
Cash flows from investing activities:
Payments for the purchase of equipment	(378)	(54)	(16,836)	(16,890)	(13,354)	136	(30,486)
Proceeds from the sale of assets	—	350	—	350	74	(74)	350
Proceeds from restricted cash	—	—	—	—	21,859	—	21,859
Investments in unconsolidated affiliates	—	250	—	250	—	—	250
Disbursement of intercompany note	44,366	(7,938)	—	(7,938)	—	(36,428)	—

Net cash provided by (used in) investing activities	43,988	(7,392)	(16,836)	(24,228)	8,579	(36,366)	(8,027)
Cash flows from financing activities:
Proceeds from long-term debt	8,717	—	46,550	46,550	—	(55,267)	—
Proceeds from stock options exercised	—	—	—	—	—	—	—
Proceeds from promissory notes	—	—	—	—	—	—	—
Principal payments of long-term debt	(14,994)	(59)	(91,360)	(91,419)	—	91,695	(14,718)
Debt issuance costs	(2,688)	—	—	—	—	—	(2,688)

Net cash provided by (used in) activities	(8,965)	(59)	(44,810)	(44,869)	—	36,428	(17,406)

Net increase (decrease) in cash and cash equivalents	37,399	(1,694)	2,174	480	(2,671)	—	35,208
Cash and cash equivalents at beginning of period	23,025	2,605	1,347	3,952	35,008	—	61,985

Cash and cash equivalents at end of period	$60,424	$911	$3,521	$4,432	$32,337	$—	$97,193

US UNWIRED INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2003

Condensed Consolidating Statement of Cash Flows

	Year ended December 31, 2002
	US Unwired Inc. (Parent)	Unwired Telecom Corporation (Guarantor)	Louisiana Unwired LLC (Guarantor)	Total Guarantors	IWO Holding Corp (Non- Guarantor)	Consolidating Entries	Consolidated
	(In thousands)
Cash flows from operating activities:
Net cash provided by (used in) operating activities	$10,315	$17,817	$(21,346)	$(3,529)	$(32,700)	$2,564	$(23,350)
Cash flows from investing activities:
Payments for the purchase of equipment	(2,120)	(1,078)	(65,590)	(66,668)	(53,820)	—	(122,608)
Acquisition of business, net of cash acquired	(61,990)	—	3,032	3,032	(191)	(2,564)	(61,713)
Proceeds from maturities and sales of investments	—	—	—	—	66,967	—	66,967
Proceeds from the sale of assets	303	—	10,016	10,016	—	—	10,319
Proceeds from restricted cash	—	—	—	—	10,449	—	10,449
Investments in unconsolidated affiliates	—	(699)	—	(699)	—	—	(699)
Disbursement of intercompany note	(59,770)	(17,798)	—	(17,798)	—	77,568	—

Net cash provided by (used in) investing activities	(123,577)	(19,575)	(52,542)	(72,117)	23,405	75,004	(97,285)
Cash flows from financing activities:
Proceeds from long-term debt	57,798	—	91,851	91,851	43,184	(109,649)	83,184
Proceeds from stock options exercised	282	—	—	—	—	—	282
Proceeds from promissory notes	—	—	—	—	20	—	20
Principal payments of long-term debt	(215)	(55)	(32,504)	(32,559)	—	32,081	(693)
Debt issuance costs	(762)	—	—	—	—	—	(762)

Net cash provided by (used in) activities	57,103	(55)	59,347	59,292	43,204	(77,568)	82,031

Net increase (decrease) in cash and cash equivalents	(56,159)	(1,813)	(14,541)	(16,354)	33,909	—	(38,604)
Cash and cash equivalents at beginning of period	79,184	4,418	15,888	20,306	1,099	—	100,589

Cash and cash equivalents at end of period	$23,025	$2,605	$1,347	$3,952	$35,008	$—	$61,985

US UNWIRED INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2003

Condensed Consolidating Statement of Cash Flows

	Year ended December 31, 2001
	US Unwired Inc. (Parent)	Unwired Telecom Corporation (Guarantor)	Louisiana Unwired LLC (Guarantor)	Total Guarantors	Consolidating Entries	Consolidated
	(In thousands)
Cash flows from operating activities:
Net cash provided by (used in) operating activities	$10,686	$1,971	$(35,474)	$(33,503)	$—	$(22,817)
Cash flows from investing activities:
Payments for the purchase of equipment	(7,242)	(3,167)	(96,090)	(99,257)	—	(106,499)
Payments for microwave relocation	—	—	(666)	(666)		(666)
Purchase of marketable securities	(12,544)	—	—	—	—	(12,544)
Sale of marketable securities	137,382	—	39,323	39,323	—	176,705
Proceeds from the sale of assets	791	106	44,133	44,239	—	45,030
Distributions from unconsolidated affiliates	—	636	—	636	—	636
Investments in unconsolidated affiliates	—	(1,902)	—	(1,902)	—	(1,902)
Proceeds from restricted cash	—	5,753	—	5,753	—	5,753
Disbursement of intercompany note	(62,832)	(6,000)	—	(6,000)	68,832	—

Net cash provided by (used in) investing activities	55,555	(4,574)	(13,300)	(17,874)	68,832	106,513
Cash flows from financing activities:
Proceeds from long-term debt	7,840	—	135,527	135,527	(141,545)	1,822
Proceeds from stock options exercised	1,756	—	—	—	—	1,756
Principal payments of long-term debt	(148)	(52)	(74,186)	(74,238)	72,713	(1,673)
Debt issuance costs	(148)	—	—	—	—	(148)

Net cash provided by (used in) financing activities	9,300	(52)	61,341	61,289	(68,832)	1,757

Net increase (decrease) in cash and cash equivalents	75,541	(2,655)	12,567	9,912	—	85,453
Cash and cash equivalents at beginning of period	3,642	7,073	4,421	11,494	—	15,136

Cash and cash equivalents at end of period	$79,183	$4,418	$16,988	$21,406	$—	$100,589

US UNWIRED INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2003

16. Subsequent Events (Unaudited)

On February 12, 2004, Sprint PCS notified the Company of a settlement related to certain previous amounts charged to the Company. While the settlement will result in a refund of these previous charges by $5.4 million, Sprint PCS is applying $4.3 million of this refund to the disputed amounts discussed in Note 11. The Company will record this settlement is the period in which the amounts are received from Sprint PCS, which is expected to be in the first quarter of 2004.

US UNWIRED INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2004	December 31, 2003
	(Unaudited)	(Note 1)
ASSETS
Current assets:
Cash and cash equivalents	$144,328	$97,193
Restricted cash	8,173	19,358
Subscriber receivables, net	34,270	28,687
Other receivables	3,093	2,625
Inventory	4,309	5,615
Prepaid expenses and other assets	17,676	14,833
Receivables from related parties	641	647
Receivables from officers	85	85
Current assets related to discontinued operations	156	1,049

Total current assets	212,731	170,092
Property and equipment, net	388,119	411,518
Goodwill	46,705	46,705
Intangibles, net	31,904	40,785
Notes receivable from unconsolidated affiliates	1,906	1,887
Other assets	33,421	42,571
Non-current assets related to discontinued operations	150	4,770

Total assets	$714,936	$718,328

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$42,902	$41,377
Accrued expenses	81,083	77,137
Current maturities of long term obligations	15,585	11,145
Current maturities of long term obligations in default	352,120	351,697
Current liabilities related to discontinued operations	373	49

Total current liabilities	492,063	481,405
Long term obligations, net of current maturities	428,314	434,745
Long term obligations in default, net of current maturities	—	—
Deferred gain	31,212	30,729
Investments in and advances to unconsolidated affiliates	2,547	1,216
Stockholders’ deficit:
Common stock	1,288	1,288
Additional paid in capital	654,947	654,899
Retained deficit	(895,425)	(885,765)
Promissory note	—	(179)
Treasury stock	(10)	(10)

Total stockholders’ deficit	(239,200)	(229,767)

Total liabilities and stockholders’ deficit	$714,936	$718,328

See accompanying notes to condensed consolidated financial statements

US UNWIRED INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(Unaudited)

	For the three months ended March 31,
	2004	2003
Revenue:
Subscriber	$101,781	$91,348
Roaming	31,083	26,607
Merchandise sales	8,324	6,186
Other revenue	423	589

Total revenue	141,611	124,730
Expense:
Cost of service	68,762	77,281
Merchandise cost of sales	14,285	9,185
General and administrative	7,927	7,260
Sales and marketing	22,589	25,844
Non-cash stock compensation	45	986
Depreciation and amortization	29,400	29,658
IWO asset abandonment charge	—	12,403

Total operating expense	143,008	162,617

Operating loss	(1,397)	(37,887)
Other income (expense):
Interest expense	(24,520)	(20,690)
Gain on sale of assets	(495)	2

Total other expense	(25,015)	(20,688)
Loss from continuing operations before equity in income of unconsolidated affiliates	(26,412)	(58,575)
Equity in income of unconsolidated affiliates	116	180

Loss from continuing operations	(26,296)	(58,395)
Discontinued operations:
Gain on disposal of discontinued operations	16,183	—

Income from discontinued operations	451	923

	16,634	923

Net loss	$(9,662)	$(57,472)

Basic and diluted loss per share
Continuing operations	$(0.20)	$(0.45)
Discontinued operations	.13	—

	$(0.07)	$(0.45)

Weighted average outstanding common shares	128,845	128,832

See accompanying notes to condensed consolidated financial statements

US UNWIRED INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(Unaudited)

	For the three months ended March 31,
	2004	2003
Cash flows from operating activities
Net cash provided by operating activities	$12,851	$9,959
Cash flows from investing activities
Proceeds from restricted cash	11,186	11,035
Proceeds from sale of assets	41,565	350
Distribution from unconsolidated affiliates	500	—
Payments for the purchase of equipment	(5,226)	(9,829)

Net cash provided by investing activities	48,025	1,556
Cash flows from financing activities
Principal payments of long-term debt	(13,741)	(172)

Net cash used in financing activities	(13,741)	(172)

Net increase in cash and cash equivalents	47,135	11,343
Cash and cash equivalents at beginning of period	97,193	61,985

Cash and cash equivalents at end of period	$144,328	$73,328

See accompanying notes to condensed consolidated financial statements

US UNWIRED INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2004

(UNAUDITED)

1. Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for fair presentation have been included. Operating results for the three-month period ended March 31, 2004 are not necessarily indicative of the results that may be expected for the year ending December 31, 2004.

The condensed consolidated balance sheet at December 31, 2003 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. The condensed consolidated financial statements contained herein should be read in conjunction with the financial statements and notes included in the Form 10-K for US Unwired Inc. for the year ended December 31, 2003, filed on March 2, 2004 with the Securities and Exchange Commission.

Certain reclassifications have been made to the financial statements for the three-month period ended March 31, 2003 to conform to the presentation of the financial statements for the three-month period ended March 31, 2004.

Recent Accounting Pronouncements

In January 2003, the FASB issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities—An Interpretation of Accounting Research Bulletin (ARB) No. 51” (“FIN 46”). This interpretation clarifies how to identify variable interest entities and how a company should assess its interests in a variable interest entity to decide whether to consolidate the entity. FIN 46 applies to variable interest entities created after January 31, 2003, in which a company obtains an interest after that date. Also, FIN 46 applies at the end of the first reporting period after March 15, 2004, to variable interest entities in which a company holds a variable interest that it acquired before February 1, 2003. The adoption of this interpretation did not have a material effect on the Company’s financial position, results of operations or cash flows.

In May 2003, the Emerging Issues Task Force (“EITF”) modified its previous consensus to EITF 00-21 to clarify the scope of Issue 00-21 and its interaction with other authoritative literature. As permitted under the modified consensus, the Company adopted this modified consensus effective July 1, 2003 for all revenue arrangements entered into subsequent to June 30, 2003. EITF 00-21 addresses the determination of whether an arrangement involving more than one deliverable contains more than one unit of accounting and how the related revenues should be measured and allocated to the separate units of accounting. In applying this guidance, separate contracts with the same party, entered into at or near the same time, will be presumed to be a package, and the consideration will be measured and allocated to the separate units based on their relative fair values. The Company has reviewed EITF 00-21 and determined that the sale of handsets and future service under contract should be accounted for as separate units under EITF 00-21. As a result, the total consideration under these arrangements, including any related activation fees, is allocated between these separate units based on their relative fair values.

US UNWIRED INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2004

(UNAUDITED)

2. Description of the Organization

US Unwired Inc. (the Company) is principally engaged in the ownership and operation of wireless communications systems in the Gulf States and Northeast regions of the United States. The Company is a network partner of Sprint PCS and has the exclusive right to provide digital PCS services under the Sprint and Sprint PCS brand names within the Company’s service areas.

The Company provides digital PCS services through its wholly owned subsidiaries: Louisiana Unwired LLC (“Louisiana Unwired”) and IWO Holdings, Inc. (“IWO”). Through January 2004, the Company provided regional cellular service in southwest Louisiana through Unwired Telecom Corporation (“Unwired Telecom”).

In February 2004, the Company consummated the sale of its cellular operations, which included certain cellular towers, for $21.5 million and recognized a gain of $16.2 million that has been recorded as a gain on the disposal of discontinued operations. In March 2004, the Company sold 81 cellular and PCS cell site towers for $9.8 million. Concurrent with the sale, the Company entered into operating leases for a portion of the antenna space on the sold towers from the buyer for an initial term of 10 years, renewable at the option of the Company for two additional ten-year terms at an initial rental of $1.4 million per year, increasing each year by 4% of the previous year’s rental. The Company recorded a deferred gain of approximately $1.8 million that will be recognized ratably over the initial 10-year term of the operating lease. Also during the three-month period ended March 31, 2004, the Company divested of other non-core assets including certain PCS licenses and a minority interest in an unconsolidated affiliate for $10.3 million and recorded a loss of $0.5 million. The Company used $11.0 million of the $41.6 million in proceeds to partially repay the US Unwired senior bank credit facility. The accompanying consolidated financial statements reflect the Company’s cellular operations as a discontinued operation.

3. Liquidity and Capital Resources

US Unwired has a senior bank credit facility and senior subordinated discount notes. IWO has a senior bank credit facility and senior notes. Under the terms of these debt instruments, funds available under the US Unwired debt can only be used by US Unwired, and funds available under the IWO debt can only be used by IWO. US Unwired is not obligated for the payment of IWO’s debt, and IWO is not obligated for the payment of US Unwired’s debt.

US Unwired Liquidity

As of March 31, 2004, US Unwired had $108.1 million in cash and cash equivalents; availability under the US Unwired senior bank credit facility of $38.3 million; and indebtedness that consisted of $62.4 million related to the US Unwired senior bank credit facility, $371.1 million related to the US Unwired senior subordinated discount notes and $10.4 million in capital leases, promissory notes and vendor financing for a total of $443.9 million. See Note 6 for commitments and contingencies that may affect US Unwired’s liquidity. US Unwired must comply with certain financial covenants of the US Unwired senior bank credit facility and the US Unwired senior subordinated discount notes, and as of March 31, 2004, was in compliance with these financial covenants.

Based on its operating forecasts, the Company believes that US Unwired will be able to comply with the financial covenants of the US Unwired senior bank credit facility and senior subordinated discount notes and have sufficient cash to fund its operations, debt service and capital requirements over the next twelve months. However, US Unwired’s liquidity and ability to comply with these financial covenants is dependent upon a

US UNWIRED INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2004

(UNAUDITED)

number of factors influencing forecasts of earnings and operating cash flows. These factors include subscriber growth, average monthly revenue per user (“ARPU”), customer turnover or “churn” and cost per gross addition (“CPGA”). These performance metrics are explained in the Management Discussion and Analysis section of this filing.

IWO Liquidity

The Company has been unable to develop a business plan for IWO that provides sufficient cash to fund operations, debt service and capital requirements in 2004. The Company has been in discussions with the IWO creditors to arrive at an acceptable restructuring to preserve liquidity but has been unable to arrive at an acceptable plan. The Company anticipates seeking protection under bankruptcy in 2004.

As of March 31, 2004, IWO had $36.2 million in cash and cash equivalents and $8.2 million in restricted cash set aside for the IWO senior bank credit facility; and indebtedness that consisted of $213.2 million related to the IWO senior bank credit facility and $138.9 million related to the IWO senior notes for a total of $352.1 million. A portion of the original proceeds of the IWO senior notes offering was set aside as restricted cash and used to make the first six scheduled interest payments on the IWO senior notes through January 2004.

In March 2004, IWO failed to make the initial $2.3 million principal payment on the IWO senior bank credit facility and since March 31, 2003, IWO has failed to make $14.2 million in interest payments on the IWO senior bank credit facility. IWO was also not in compliance with its restrictive covenants under the IWO senior bank credit facility at March 31, 2004. As a result of IWO’s failure to make scheduled principal and interest payments and the covenant violations, IWO was in default of the IWO senior bank credit facility at March 31, 2004 and the holders of the senior bank credit facility have denied IWO access to the remaining $25.2 million of availability. As a result, the Company has classified all outstanding indebtedness of both the IWO senior bank credit facility and the IWO senior notes as a current liability.

As a result of liquidity challenges, IWO has made the decision to reduce capital expenditures for network expansion. Included in this reduction are cell sites that IWO is required to construct to meet the build out requirements under the IWO Sprint management agreement. Failure to complete the build out of the IWO service area will place IWO in violation of the IWO Sprint management agreement. As a result, Sprint PCS could declare IWO in default and take action up to and including termination of the IWO Sprint management agreement. At March 31, 2004, IWO’s construction in progress included $5.6 million primarily related to cell sites that IWO plans to complete and management estimates that completion of these cell sites will require approximately $11.1 million in additional costs to complete construction and place these sites in operation. IWO anticipates that only a portion of these sites will be completed in 2004.

Due to restrictions in the US Unwired debt instruments, US Unwired cannot provide any capital or other financial support to IWO. Further, IWO creditors, IWO lenders and IWO note holders cannot place any liens or encumbrances on the assets of US Unwired. Should the holders of the IWO senior bank credit facility place IWO in default, US Unwired’s relationship with IWO may change and several alternatives exist ranging from working for the holders of the IWO senior bank credit facility and the holders of the IWO senior notes as a manager of the IWO territory, possibly subject to the approval by Sprint PCS, to no involvement with IWO at all.

Considering IWO’s default of the IWO loan agreements and its liquidity as discussed above, there is substantial doubt about IWO’s ability to continue as a going concern.

US UNWIRED INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2004

(UNAUDITED)

4. Details of Certain Balance Sheet Accounts

Major categories of property and equipment consisted of the following:

	March 31, 2004	December 31, 2003
	(In thousands)
Land	$754	$754
Buildings and leasehold improvements	21,839	21,829
Facilities and equipment	574,490	599,430
Furniture, fixtures and vehicles	29,495	9,059
Construction in progress	12,999	14,594

	639,577	645,666
Less accumulated depreciation and amortization	251,458	234,148

	$388,119	$411,518

Intangible assets consisted of the following:

	March 31, 2004	December 31, 2003
	(In thousands)
Sprint affiliation agreement	$35,266	$35,266
Subscriber base	81,824	81,824

	117,090	117,090
Less accumulated amortization	85,186	76,305

Intangible assets, net	$31,904	$40,785

5. Long-Term Obligations

Long-term debt, including capital lease obligations, consisted of the following:

	March 31, 2004	December 31, 2003
	(In thousands)
US Unwired Inc. senior subordinated discount notes	$371,053	$359,302
US Unwired Inc. senior bank credit facility	62,441	76,000
Capital leases	6,711	6,825
Promissory note	3,398	3,452
Vendor financing	296	311

Total long-term obligations, US Unwired Inc.	443,899	445,890
IWO Holdings, Inc. senior notes	138,936	138,513
IWO Holdings, Inc. senior bank credit facility, in default	213,184	213,184

Total long-term obligations, IWO Holdings, Inc.	352,120	351,697
Less current maturities	367,705	362,842

Long-term obligations, excluding current maturities	$428,314	$434,745

US UNWIRED INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2004

(UNAUDITED)

As of March 31, 2004, US Unwired was in compliance with all financial covenants under the US Unwired senior bank credit facility and the US Unwired senior subordinated discount notes.

In March 2004, IWO failed to make the initial $2.3 million principal payment on the IWO senior credit facility and since March 31, 2003, IWO has failed to make $14.2 million in interest payments on the IWO million senior bank credit facility. As a result of the failure to make scheduled principal and interest payments and the covenant violations, IWO was in default of its senior bank credit facility at March 31, 2004 and the holders of the senior bank credit facility have denied the Company access to the remaining $25.2 million of availability. As a result of this and those issues as discussed in Note 3 above, the Company has classified all outstanding indebtedness of both the IWO senior bank credit facility and the IWO senior notes as a current liability.

US Unwired Senior Subordinated Discount Notes—13 3/8%

In October 1999, US Unwired issued $400 million in aggregate principal amount of 13 3/8% Senior Subordinated Discount Notes due November 1, 2009 (“the US Unwired senior subordinated discount notes”). The US Unwired senior subordinated discount notes were issued at a substantial discount such that the Company received gross proceeds of approximately $209.2 million. The US Unwired senior subordinated discount notes increase in value daily, compounded twice per year, at the rate of 13 3/8% per year until November 1, 2004. On that date, the value of the US Unwired senior subordinated discount notes will be equal to the face amount of the US Unwired senior subordinated discount notes and interest will begin to accrue at the rate of 13 3/8% per year. The Company will be required to pay the accrued interest beginning May 1, 2005, and on each November 1 and May 1 thereafter. The US Unwired senior subordinated discount notes are a general unsecured obligation of the Company, except for the limited security provided by a pledge agreement by the Company’s wholly owned subsidiary, Louisiana Unwired LLC (“LA Unwired”). The US Unwired senior subordinated discount notes rank junior to all existing and future senior debt of the Company and equal in right of payment of any future senior subordinated indebtedness of the Company.

The US Unwired senior subordinated discount notes are fully, unconditionally, and jointly and severally guaranteed by Louisiana Unwired, the Company’s wholly owned subsidiary. The guaranty is a general unsecured obligation of the guarantor, except for a pledge by LA Unwired of its interest in Texas Unwired and any notes payable to it by Texas Unwired as security for the guarantee. The guaranty ranks equally in right of payment with the guarantor’s future senior subordinated indebtedness and is subordinated in right of payment to all existing and future senior debt of the guarantor. The US Unwired senior subordinated discount notes are not guaranteed by IWO.

US Unwired Senior Bank Credit Facility

The US Unwired senior bank credit facility, as amended in October 2003, consists of $90 million in term loans and a $40 million reducing revolving credit facility. The term loans are being repaid in quarterly installments that began in June 2003, and as a result of these quarterly installments and other payments, the Company has reduced its outstanding term loans to $62.4 million as of March 31, 2004. The $40 million reducing revolving credit facility is subject to certain cash balance requirements and will be permanently reduced by reductions of $4.0 million to $6.0 million per quarter beginning in September 2005. As of March 31, 2004, $38.3 million was available. The US Unwired senior bank credit facility matures in 2008. The US Unwired senior bank credit facility allows for up to $2.0 million in letters of credit and any letters of credit issued by the

US UNWIRED INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2004

(UNAUDITED)

Company reduce the amount available under the reducing revolving credit facility. All loans under the US Unwired senior bank credit facility bear interest at variable rates tied to the federal funds rate or LIBOR. The US Unwired senior bank credit facility is secured by all of the assets of the Company and its subsidiaries (other than property owned by IWO). Such collateral also secures certain interest rate protection and other hedging agreements permitted by the credit agreement that may be entered into from time to time by the Company. Lucent Technologies, Inc, is also a guarantor of a portion of the senior secured credit facility. The proceeds from the US Unwired senior bank credit facility are available for use only by US Unwired and its subsidiaries other than IWO.

IWO Senior Notes—14%

In February 2001, IWO issued 160,000 units, each consisting of $1,000 principal amount of 14% Senior Notes (“the IWO senior notes”) due January 15, 2011 and one warrant to purchase 12.50025 shares of IWO’s class C common stock at an exercise price of $7.00 per share. As a result of US Unwired’s acquisition of IWO in April 2002, this warrant was converted to a US Unwired warrant to purchase 12.96401 shares of US Unwired’s common stock at $6.75 per share. Interest is payable semi-annually on January 15 and July 15 of each year. Independent Wireless One Corporation, a wholly owned subsidiary of IWO, is the sole guarantor of the IWO senior notes. All of IWO’s restricted subsidiaries formed or acquired after the issuance of the IWO senior notes that guarantee the IWO senior bank credit facility will also be required to guarantee the IWO senior notes. The IWO senior notes are not guaranteed by Independent Wireless One Realty Corporation, a wholly owned subsidiary of IWO, or US Unwired and its subsidiaries.

A portion of the original proceeds of the IWO senior notes was set aside as restricted cash and used to make the first six scheduled interest payments on the IWO senior notes through January 2004.

IWO Senior Bank Credit Facility

Effective December 2000, Independent Wireless One Corporation, a wholly owned subsidiary of IWO, entered into an amended and restated secured credit facility (“the IWO senior bank credit facility”) under which it may borrow up to $240 million in the aggregate consisting of up to $70 million in revolving loans and $170 million in term loans. The IWO senior bank credit facility matures in 2008. The term loans are due to be repaid in quarterly installments that began in March 2004 and the reducing revolver matures in March 2008. All loans under the senior bank credit facility, effective with the date of the default, bear interest at a rate of 4.25-4.75 percent above the agent bank’s prime rate. The IWO senior bank credit facility is secured by all of the assets of IWO and its subsidiaries. As discussed above, the holders of the IWO senior bank credit facility have denied IWO access to the remaining $25.2 million of availability as a result of IWO’s failure to make scheduled principal and interest payments and the covenant violations. The IWO credit facility is available for use only by IWO and its subsidiaries.

6. Commitments and Contingencies

The Company uses Sprint PCS to process all post-pay subscriber billings including monthly recurring charges, airtime and other charges such as interconnect fees. The Company pays various fees to Sprint PCS for new subscribers as well as recurring monthly fees for services performed for existing customers including billing and management of customer accounts. Sprint PCS’s billing for these services is based upon an estimate of the actual costs incurred by Sprint PCS to provide such services. At the end of each calendar year, Sprint PCS

US UNWIRED INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2004

(UNAUDITED)

compares its actual costs to provide such services to remittances by the Company for estimated billings and either refunds overpayments or bills for costs in excess of the payments made. In March 2004, Sprint PCS remitted to the Company approximately $5.5 million for 2003 billings related to these services consisting of $1.1 million in cash and $4.3 million in credits to previously disputed charges. Based upon information as provided by Sprint PCS, the Company believes it has adequately provided for the above-mentioned costs in the accompanying consolidated financial statements. Additionally, Sprint PCS has contracted with national retailers that sell handsets and service to new subscribers in the Company’s markets. Sprint PCS pays these national retailers a new subscriber commission and provides handsets to such retailers below cost. Sprint PCS passes these costs of commissions and the handset subsidies to the Company.

The Company periodically reviews all charges from Sprint PCS and from time to time, the Company may dispute certain of these charges. As of March 31, 2004, the Company had disputed approximately $19.8 million of charges to US Unwired and $10.1 million of charges to IWO. Based upon the information provided to the Company by Sprint PCS to date, the Company believes the accompanying condensed consolidated balance sheet adequately reflects its obligation that may be due to Sprint PCS for these charges.

The Company’s PCS licenses and the PCS licenses that the Company operates for Sprint PCS are subject to a requirement that Sprint PCS construct network facilities that offer coverage to 25% of the population or have substantial service in each of its Basic Trading Areas (“BTAs”) within five years from the grant of the licenses. As of March 31, 2004, management believes that Sprint PCS has met the requirements necessary for the licenses that the Company operates for Sprint PCS under the Sprint PCS affiliation agreements and that the Company has met the requirements necessary for the licenses that it owns.

On July 11, 2003, the Company and two of its subsidiaries, Louisiana Unwired LLC and Texas Unwired (“the Company”), filed suit in U.S. District Court for the Western District of Louisiana, against Sprint Corporation, Sprint Spectrum, L.P., Wireless, L.P. and Sprintcom, Inc. (collectively, “Sprint”) and on September 25, 2003, the Company filed an amended complaint. The suit alleges violations of the Racketeer Influenced and Corrupt Organizations Act, breach of fiduciary duty, breach of contract, and fraud arising out of Sprint’s conduct in its dealings with the plaintiff companies. It seeks treble actual damages in unspecified amounts and appointment of a receiver or fiscal agent over property and assets controlled by Sprint. On February 5, 2004, the U.S. District Court denied in all respects Sprint’s previously-filed motion for judgment on the pleadings, stated that it was amenable to allowing the Company to hire an outside accounting company or other expert to monitor monies received by Sprint, and agreed with the Company’s position that certain claims are subject to trial by jury in Louisiana. On March 8, 2004, the Company filed its Second Amended Complaint against Sprint to include certain additional factual allegations related to its claims, as requested by the Court’s February 5 Order. On April 8, 2004, Sprint filed its Answer, Defenses, and Counterclaim to the Company’s Second Amended Complaint, which included a claim that the Company owed Sprint approximately $16.3 million related to contractual disputes between the parties. On March 25, 2004, the Company filed Plaintiffs’ Application to Appoint an Outside Accounting Company or Other Expert to Contemporaneously Monitor Monies Paid to Sprint From US Unwired Affiliate Customers. Sprint has filed an objection to the Company’s application. The Company anticipates that the Court will rule on its application in the coming weeks. The Company and Sprint also have submitted to the Court an agreed upon schedule to complete the discovery process during 2004 and the Company anticipates an early 2005 trial date. The Company does not believe that a negative outcome on Sprint’s counterclaim will have a material adverse effect on the Company.

US UNWIRED INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2004

(UNAUDITED)

7. Income Taxes

The Company’s effective income tax rate for the interim periods presented is based on management’s estimate of the Company’s effective tax rate for the applicable year and differs from the federal statutory income tax rate primarily due to nondeductible permanent differences, state income taxes and changes in the valuation allowance for deferred tax assets.

8. Stock Compensation

The Company accounts for its stock compensation arrangements under the provision of APB 25, accounting for stock issued to employees.

Had compensation expense for the Company’s stock option plan been determined in accordance with SFAS No. 123, the Company’s net loss and basic and diluted net loss per share of common stock for the three-month periods ended March 31, 2004 and 2003 would have been:

	Three months ended March 31,
	2004	2003
Net loss:
As reported	$(9,662)	$(57,472)
Add recorded non-cash stock compensation	45	986
Less stock compensation in accordance with SFAS No. 123	(1,813)	(1,871)

Pro forma net loss	$(11,430)	$(58,357)

Basic and diluted loss per share:
As reported	$(0.07)	$(0.45)

Pro forma net loss per share	$(0.09)	$(0.45)

9. Condensed Consolidating Financial Information

As discussed in Note 5, the US Unwired Senior Subordinated Discount Notes are guaranteed by certain of the Company’s subsidiaries. The following information presents the condensed consolidating balance sheets as of March 31, 2004 and December 31, 2003 and the condensed consolidating statements of operations and cash flows for the three-month periods ended March 31, 2004 and March 31, 2003 of (a) the “Parent” Company, US Unwired Inc., (b) the “Guarantors”, Unwired Telecom Corporation and Louisiana Unwired, and (c) the “Non-Guarantor”, IWO, and includes eliminating entries and the Company on a consolidated basis.

The separate consolidated financial statements of IWO, including disclosure of condensed consolidating financial information for IWO, are included in IWO’s separate Form 10-Q filing.

US UNWIRED INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2004

(UNAUDITED)

Condensed Consolidating Balance Sheet

	As of March 31, 2004
	US Unwired Inc. (Parent)	Unwired Telecom Corporation (Guarantor)	Louisiana Unwired LLC (Guarantor)	Total Guarantors	IWO Holding Corporation (Non- Guarantor)	Consolidating Entries	Consolidated
	(In thousands)
ASSETS:
Current Assets:
Cash and cash equivalents	$106,863	$845	$377	$1,222	$36,243	$—	$144,328
Restricted cash	—	—	—	—	8,173	—	8,173
Subscriber receivables, net	—	91	23,278	23,369	10,901	—	34,270
Other receivables	82	—	2,817	2,817	194	—	3,093
Inventory	—	—	3,106	3,106	1,203	—	4,309
Prepaid expenses and other assets	1,868	—	9,484	9,484	6,324	—	17,676
Receivables from (payables to) related parties	(3,793)	137	4,576	4,713	(279)	—	641
Receivables from officers	85	—	—	—	—	—	85
Current assets related to discontinued operations	—	156	—	156	—	—	156

Total current assets	105,105	1,229	43,638	44,867	62,759	—	212,731
Property and equipment, net	9,830	1,107	216,812	217,919	160,339	31	388,119
Goodwill and other intangible assets, net	—	—	60,435	60,435	18,174	—	78,609
Notes receivable from unconsolidated affiliates	110,609	58,742	—	58,742	—	(167,445)	1,906
Other assets	11,706	—	5,973	5,973	15,742	—	33,421
Non-current assets related to discontinued operations	—	150	—	150	—	—	150

Total assets	$237,250	$61,228	$326,858	$388,086	$257,014	$(167,414)	$714,936

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT):
Current liabilities:
Accounts payable	$1,182	$133	$27,980	$28,113	$13,607	$—	$42,902
Accrued expenses	5,217	132	36,165	36,297	39,569	—	81,083
Current maturities of long term debt	71,884	65	111,081	111,146	352,120	(167,445)	367,705
Current liabilities related to discontinued operations	—	373	—	373	—	—	373

Total current liabilities	78,283	703	175,226	175,929	405,296	(167,445)	492,063
Long term debt, net of current maturities	421,844	231	6,239	6,470	—	—	428,314
Deferred gain	—	—	30,461	30,461	751	—	31,212
Investments in and advance to unconsolidated affiliates	46,852	3,188	149,227	152,415	—	(196,720)	2,547
Stockholders’ equity (deficit):
Common stock	1,288	—	—	—	1	(1)	1,288
Additional paid in capital	656,068	1,947	803,808	805,755	446,449	(1,253,325)	654,947
Retained deficit	(967,075)	55,159	(838,103)	(782,944)	(595,483)	1,450,077	(895,425)
Treasury stock	(10)	—	—	—	—	—	(10)

Total stockholders’ equity (deficit)	(309,729)	57,106	(34,295)	22,811	(149,033)	196,751	(239,200)

Total liabilities and stockholders’ equity (deficit)	$237,250	$61,228	$326,858	$388,086	$257,014	$(167,414)	$714,936

US UNWIRED INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2004

(UNAUDITED)

Condensed Consolidating Balance Sheet

	As of December 31, 2003
	US Unwired Inc. (Parent)	Unwired Telecom Corporation (Guarantor)	Louisiana Unwired LLC (Guarantor)	Total Guarantors	IWO Holding Corporation (Non- Guarantor)	Consolidating Entries	Consolidated
	(In thousands)
ASSETS:
Current Assets:
Cash and cash equivalents	$60,424	$911	$3,521	$4,432	$32,337	$—	$97,193
Restricted cash	—	—	—	—	19,358	—	19,358
Subscriber receivables, net	—	155	18,594	18,749	9,938	—	28,687
Other receivables	52	—	2,425	2,425	148	—	2,625
Inventory	—	—	3,996	3,996	1,619	—	5,615
Prepaid expenses and other assets	1,297	—	7,817	7,817	5,719	—	14,833
Receivables from (payables to) related parties	(147)	(97)	930	833	(39)	—	647
Receivables from officers	85	—	—	—	—	—	85
Current assets related to discontinued operations	—	1,049	—	1,049	—	—	1,049

Total current assets	61,711	2,018	37,283	39,301	69,080	—	170,092
Property and equipment, net	10,210	1,107	234,298	235,405	165,872	31	411,518
Goodwill and other intangible assets, net	—	—	61,848	61,848	25,642	—	87,490
Notes receivable from unconsolidated affiliates	143,234	33,623	—	33,623	179	(175,149)	1,887
Other assets	12,211	—	13,820	13,820	16,540	—	42,571
Non-current assets related to discontinued operations	—	4,770	—	4,770	—	—	4,770

Total assets	$227,366	$41,518	$347,249	$388,767	$277,313	$(175,118)	$718,328

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT):
Current liabilities:
Accounts payable	$745	$340	$23,213	$23,553	$17,079	$—	$41,377
Accrued expenses	6,546	685	31,655	32,340	38,251	—	77,137
Current maturities of long term debt	42,351	64	143,700	143,764	351,697	(174,970)	362,842
Current liabilities related to discontinued operations	—	49	—	49	—	—	49

Total current liabilities	49,642	1,138	198,568	199,706	407,027	(174,970)	481,405
Long term debt, net of current maturities	428,139	247	6,359	6,606	—	—	434,745
Deferred gain	—	—	29,836	29,836	893	—	30,729
Investments in and advance to unconsolidated affiliates	31,095	1,857	130,800	132,657	—	(162,536)	1,216
Stockholders’ equity (deficit):
Common stock	1,288	—	—	—	1	(1)	1,288
Additional paid in capital	656,020	1,947	803,808	805,755	446,449	(1,253,325)	654,899
Retained deficit	(938,808)	36,329	(822,122)	(785,793)	(577,057)	1,415,893	(885,765)
Promissory note	—	—	—	—	—	(179)	(179)
Treasury stock	(10)	—	—	—	—	—	(10)

Total stockholders’ equity (deficit)	(281,510)	38,276	(18,314)	19,962	(130,607)	162,388	(229,767)

Total liabilities and stockholders’ equity (deficit)	$227,366	$41,518	$347,249	$388,767	$277,313	$(175,118)	$718,328

US UNWIRED INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2004

(UNAUDITED)

Condensed Consolidating Statement of Operations

	Three-month period ended March 31, 2004
	US Unwired Inc. (Parent)	Unwired Telecom Corporation (Guarantor)	Louisiana Unwired LLC (Guarantor)	Total Guarantors	IWO Holdings, Inc. (Non- Guarantor)	Consolidating Entries	Consolidated
	(in thousands)
Revenues:
Subscriber	$—	$—	$68,810	$68,810	$32,971	$—	$101,781
Roaming	—	—	22,610	22,610	8,597	(124)	31,083
Merchandise sales	—	—	6,039	6,039	2,285	—	8,324
Other revenue	7,337	—	154	154	84	(7,152)	423

Total revenues	7,337	—	97,613	97,613	43,937	(7,276)	141,611
Expenses:
Cost of service	1,081	—	46,377	46,377	22,452	(1,148)	68,762
Merchandise cost of goods sold	—	—	10,143	10,143	4,142	—	14,285
General and administrative	5,860	—	4,785	4,785	2,954	(5,672)	7,927
Sales and marketing	396	—	15,072	15,072	7,512	(391)	22,589
Non-cash stock compensation	45	—	—	—	—	—	45
Depreciation and amortization	457	—	14,979	14,979	13,964	—	29,400

Total operating expense	7,839	—	91,356	91,356	51,024	(7,211)	143,008

Operating income (loss)	(502)	—	6,257	6,257	(7,087)	(65)	(1,397)
Other income (expense), net	(12,009)	2,145	(3,812)	(1,667)	(11,339)		(25,015)
Equity in income (losses) of unconsolidated subsidiaries	(15,756)	116	(18,426)	(18,310)	—	34,182	116

Net income (loss) from continuing operations	(28,267)	2,261	(15,981)	(13,720)	(18,426)	34,117	(26,296)
Income from discontinued operations, net	—	16,569	—	16,569		65	16,634

Net income (loss)	$(28,267)	$18,830	$(15,981)	$2,849	$(18,426)	$34,182	$(9,662)

US UNWIRED INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2004

(UNAUDITED)

Condensed Consolidating Statement of Operations

	Three-month period ended March 31, 2003
	US Unwired Inc. (Parent)	Unwired Telecom Corporation (Guarantor)	Louisiana Unwired LLC (Guarantor)	Total Guarantors	IWO Holdings, Inc. (Non- Guarantor)	Consolidating Entries	Consolidated
	(In thousands)
Revenues:
Subscriber	$—	$—	$61,275	$61,275	$30,073	$—	$91,348
Roaming	—	—	19,676	19,676	7,081	(150)	26,607
Merchandise sales	—	—	4,435	4,435	1,751	—	6,186
Other revenue	6,550	—	286	286	115	(6,362)	589

Total revenues	6,550	—	85,672	85,672	39,020	(6,512)	124,730
Expenses:
Cost of service	663	—	50,770	50,770	26,722	(874)	77,281
Merchandise cost sales	—	—	6,674	6,674	2,511	—	9,185
General and administrative	4,733	—	3,496	3,496	3,360	(4,329)	7,260
Sales and marketing	1,154	—	16,882	16,882	8,906	(1,098)	25,844
Non-cash stock compensation	935	—	51	51	—	—	986
Depreciation and amortization	654	—	15,630	15,630	13,374	—	29,658
IWO asset abandonment charge	—	—	—	—	12,403		12,403

Total operating expense	8,139	—	93,503	93,503	67,276	(6,301)	162,617

Operating income (loss)	(1,589)	—	(7,831)	(7,831)	(28,256)	(211)	(37,887)
Other income (expense), net	(10,149)	325	(1,993)	(1,668)	(8,871)		(20,688)
Equity in income (losses) of unconsolidated subsidiaries	(46,888)	154	(37,127)	(36,973)	—	84,041	180

Net income (loss) from continuing operations	(58,626)	479	(46,951)	(46,472)	(37,127)	83,830	(58,395)
Income from discontinued operations, net	—	712	—	712		211	923

Net income (loss)	$(58,626)	$1,191	$(46,951)	$(45,760)	$(37,127)	$84,041	$(57,472)

US UNWIRED INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2004

(UNAUDITED)

Condensed Consolidating Statement of Cash Flows

	Three-month period ended March 31, 2004
	US Unwired Inc. (Parent)	Unwired Telecom Corporation (Guarantor)	Louisiana Unwired LLC (Guarantor)	Total Guarantors	IWO Holding Corp (Non- Guarantor)	Consolidating Entries	Consolidated
	(In thousands)
Cash flows from operating activities:
Net cash provided by (used in) operating activities	$(2,120)	$48	$20,756	$20,804	$(5,833)	$—	$12,851
Cash flows from investing activities:
Payments for the purchase of equipment	(95)	—	(3,679)	(3,679)	(1,452)	—	(5,226)
Proceeds from the sale of assets	41,542	—	18	18	5	—	41,565
Proceeds from restricted cash	—	—	—	—	11,186	—	11,186
Distribution from unconsolidated affiliates	—	500	—	500	—	—	500
Disbursement of intercompany note	20,124	(600)	—	(600)	—	(19,524)	—

Net cash provided by (used in) investing activities	61,571	(100)	(3,661)	(3,761)	9,739	(19,524)	48,025
Cash flows from financing activities:
Proceeds from long-term debt	600	—	5,550	5,550	—	(6,150)	—
Principal payments of long-term debt	(13,612)	(14)	(25,789)	(25,803)	—	25,674	(13,741)

Net cash provided by (used in) financing activities	(13,012)	(14)	(20,239)	(20,253)	—	19,524	(13,741)

Net increase (decrease) in cash and cash equivalents	46,439	(66)	(3,144)	(3,210)	3,906	—	47,135
Cash and cash equivalents at beginning of period	60,424	911	3,521	4,432	32,337	—	97,193

Cash and cash equivalents at end of period	$106,863	$845	$377	$1,222	$36,243	$—	$144,328

US UNWIRED INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2004

(UNAUDITED)

Condensed Consolidating Statement of Cash Flows

	Three-month period ended March 31, 2003
	US Unwired Inc. (Parent)	Unwired Telecom Corporation (Guarantor)	Louisiana Unwired LLC (Guarantor)	Total Guarantors	IWO Holding Corp (Non- Guarantor)	Consolidating Entries	Consolidated
	(In thousands)
Cash flows from operating activities:
Net cash provided by (used in) operating activities	$(1,395)	$1,077	$25,669	$26,746	$(15,392)	$—	$9,959
Cash flows from investing activities:
Payments for the purchase of equipment	(52)	(31)	(5,167)	(5,198)	(4,579)	—	(9,829)
Proceeds from maturities and sales of investments	—	—	—	—	—	—	—
Proceeds from the sale of assets	—	350	—	350	—	—	350
Proceeds from restricted cash	—	—	—	—	11,035	—	11,035
Investments in unconsolidated affiliates	—	—	—	—	—	—	—
Disbursement of intercompany note	19,254	(3,565)	—	(3,565)	—	(15,689)	—

Net cash provided by (used in) investing activities	19,202	(3,246)	(5,167)	(8,413)	6,456	(15,689)	1,556
Cash flows from financing activities:
Proceeds from long-term debt	4,345	—	12,000	12,000	—	(16,345)	—
Proceeds from stock options exercised	—	—	—	—	—	—	—
Proceeds from promissory notes	—	—	—	—	—	—	—
Principal payments of long-term debt	(833)	(10)	(31,363)	(31,373)	—	32,034	(172)
Debt issuance costs	—	—	—	—	—	—	—

Net cash provided by (used in) financing activities	3,512	(10)	(19,363)	(19,373)	—	15,689	(172)

Net increase (decrease) in cash and cash equivalents	21,319	(2,179)	1,139	(1,040)	(8,936)	—	11,343
Cash and cash equivalents at beginning of period	23,025	2,605	1,347	3,952	35,008	—	61,985

Cash and cash equivalents at end of period	$44,344	$426	$2,486	$2,912	$26,072	$—	$73,328

US UNWIRED INC. AND SUBSIDIARIES

Schedule II—Valuation and Qualifying Accounts

(In thousands)

	Year ended December 31,
	2003	2002	2001
Income tax valuation allowance
Balance at beginning of year	$176,099	$61,534	$29,398
Additions	80,524	114,565	32,136
Reductions	—	—	—

Balance at end of year	$256,623	$176,099	$61,534

Allowance for doubtful accounts
Balance at beginning of year	$6,981	$3,079	$224
Additions	6,673	24,926	4,666
Reductions	(7,236)	(21,024)	(1,811)

Balance at end of year.	$6,418	$6,981	$3,079

Reserve for inventory obsolescence
Balance at beginning of year	$351	$785	$166
Additions	1,050	—	619
Reductions	—	(434)	—

Balance at end of year	$1,401	$351	$785

S-1

ANNEX A—CERTAIN US UNWIRED CONSOLIDATING FINANCIAL INFORMATION

The following tables set forth certain unaudited consolidated financial information for US Unwired, excluding the operations of IWO. The unaudited consolidated financial information reflects the operations of IWO substantially on the equity method of accounting. We have included in Investments In and Advances to Unconsolidated Affiliates IWO’s losses that exceed our investment in the operations of IWO and we have recorded as other revenue management fees that we derive from IWO. You should note that our presentation of consolidated financial statements (and information derived from them) in which the operations of IWO are not fully consolidated, as described above, is not in accordance with generally accepted accounting principles, which require that we fully consolidate the operations of IWO. The periods presented are as of December 31, 2003 and 2002 and for the years ended December 31, 2003 and 2002, and as of March 31, 2004 and for the three month periods ended March 31, 2004 and 2003. Since the new notes will not be obligations of IWO and the proceeds from the offering of the old notes can only be used by US Unwired, we believe this unaudited consolidated financial information for US Unwired, excluding the operations of IWO, as presented is relevant to prospective investors. See “This Prospectus Contains Dual Presentations.” The following unaudited consolidated financial information is not meant to be and may not be indicative of US Unwired financial results if it were not part of the consolidated group.

Certain reclassifications have been made to the unaudited consolidated financial information for the years ended December 31, 2002 through December 31, 2003, inclusive, and the three-month period ended March 31, 2003 to conform to the presentation of the consolidated financial information for the three-month period ended March 31, 2004. Operating results for the three-month period ended March 31, 2004 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2004.

The data set forth below should be read in conjunction with US Unwired’s consolidated financial statements and accompanying notes, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations (Consolidated)” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations (Excluding Operations of IWO)” included elsewhere in this prospectus.

Balance Sheet for US Unwired (excluding IWO operations)

	As of March 31, 2004
	US Unwired Inc.	Unwired Telecom Corporation	Louisiana Unwired LLC	Consolidating Entries	US Unwired (Excluding IWO)
	(in thousands)
ASSETS:
Current Assets:
Cash and cash equivalents	$106,863	$845	$377	$—	$108,085
Restricted cash	—	—	—	—	—
Subscriber receivables, net	—	91	23,278	—	23,369
Other receivables	82	—	2,817	—	2,899
Inventory	—	—	3,106	—	3,106
Prepaid expenses and other assets	1,868	—	9,484	—	11,352
Receivables from (payables to) related parties	(3,793)	137	4,576	—	920
Receivables from officers	85	—	—	—	85
Current assets related to discontinued operations	—	156	—	—	156

Total current assets	105,105	1,229	43,638	—	149,972
Property and equipment, net	9,830	1,107	216,812	—	227,749
Goodwill and other intangible assets, net	—	—	60,435	—	60,435
Notes receivable from unconsolidated affiliates	110,609	58,742	—	(167,445)	1,906
Other assets	11,706	—	5,973	—	17,679
Non-current assets related to discontinued operations	—	150	—	—	150

Total assets	$237,250	$61,228	$326,858	$(167,445)	$457,891

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT):
Current liabilities:
Accounts payable	$1,182	$133	$27,980	$—	$29,295
Accrued expenses	5,217	132	36,165	—	41,514
Current maturities of long-term debt	71,884	65	111,081	(167,445)	15,585
Current liabilities related to discontinued operations	—	373	—	—	373

Total current liabilities	78,283	703	175,226	(167,445)	86,767
Long-term debt, net of current maturities	421,844	231	6,239	—	428,314
Deferred gain	—	—	30,461	—	30,461
Investments in and advance to unconsolidated affiliates	11,590	3,188	149,227	(12,231)	151,774
Stockholders’ equity (deficit):
Common stock	1,288	—	—	—	1,288
Additional paid-in capital	656,068	1,947	803,808	(807,070)	654,753
Retained deficit	(931,813)	55,159	(838,103)	819,301	(895,456)
Treasury stock	(10)	—	—	—	(10)

Total stockholders’ equity (deficit)	(274,467)	57,106	(34,295)	12,231	(239,425)

Total liabilities and stockholders’ equity (deficit)	$237,250	$61,228	$326,858	$(167,445)	$457,891

Balance Sheet for US Unwired (excluding IWO operations)

	As of December 31, 2003
	US Unwired Inc.	Unwired Telecom Corporation	Louisiana Unwired LLC	Consolidating Entries	US Unwired (Excluding IWO)
	(in thousands)
ASSETS:
Current Assets:
Cash and cash equivalents	$60,424	$911	$3,521	$—	$64,856
Restricted cash	—	—	—	—	—
Subscriber receivables, net	—	155	18,594	—	18,749
Other receivables	52	—	2,425	—	2,477
Inventory	—	—	3,996	—	3,996
Prepaid expenses and other assets	1,297	—	7,817	—	9,114
Receivables from (payables to) related parties	(147)	(97)	930	—	686
Receivables from officers	85	—	—	—	85
Current assets related to discontinued operations	—	1,049	—	—	1,049

Total current assets	61,711	2,018	37,283	—	101,012
Property and equipment, net	10,210	1,107	234,298	—	245,615
Goodwill and other intangible assets, net	—	—	61,848	—	61,848
Notes receivable from unconsolidated affiliates	143,234	33,623	—	(174,970)	1,887
Other assets	12,211	—	13,820	—	26,031
Non-current assets related to discontinued operations	—	4,770	—	—	4,770

Total assets	$227,366	$41,518	$347,249	$(174,970)	$441,163

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT):
Current liabilities:
Accounts payable	$745	$340	$23,213	$—	$24,298
Accrued expenses	6,546	685	31,655	—	38,886
Current maturities of long-term debt	42,351	64	143,700	(174,970)	11,145
Current liabilities related to discontinued operations	—	49	—	—	49

Total current liabilities	49,642	1,138	198,568	(174,970)	74,378
Long-term debt, net of current maturities	428,139	247	6,359	—	434,745
Deferred gain	—	—	29,836	—	29,836
Investments in and advance to unconsolidated affiliates	14,664	1,857	130,800	(15,305)	132,016
Stockholders’ equity (deficit):
Common stock	1,288	—	—	—	1,288
Additional paid in capital	656,020	1,947	803,808	(807,070)	654,705
Retained deficit	(922,377)	36,329	(822,122)	822,375	(885,795)
Treasury stock	(10)	—	—	—	(10)

Total stockholders’ equity (deficit)	(265,079)	38,276	(18,314)	15,305	(229,812)

Total liabilities and stockholders’ equity (deficit)	$227,366	$41,518	$347,249	$(174,970)	$441,163

Balance Sheet for US Unwired (excluding IWO operations)

	As of December 31, 2002
	US Unwired Inc.	Unwired Telecom Corporation	Louisiana Unwired LLC	Consolidating Entries	US Unwired (Excluding IWO)
	(in thousands)
ASSETS:
Current Assets:
Cash and cash equivalents	$23,025	$2,605	$1,347	$—	$26,977
Restricted cash	—	—	—	—	—
Subscriber receivables, net	—	382	34,481	—	34,863
Other receivables	33	—	1,030	—	1,063
Inventory	—	—	2,637	—	2,637
Prepaid expenses and other assets	1,012	—	9,323	—	10,335
Receivables from (payables to) related parties	(1,362)	402	1,307	14	361
Receivables from officers	101	—	—	—	101
Current assets related to discontinued operations	—	1,184	—	—	1,184

Total current assets	22,809	4,573	50,125	14	77,521
Property and equipment, net	11,844	1,958	273,261	—	287,063
Goodwill and other intangible assets, net	—	—	74,736	—	74,736
Notes receivable from unconsolidated affiliates	187,600	25,609	—	(211,398)	1,811
Other assets	11,572	—	11,295	—	22,867
Non-current assets related to discontinued operations	—	7,181	—	—	7,181

Total assets	$233,825	$39,321	$409,417	$(211,384)	$471,179

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT):
Current liabilities:
Accounts payable	$1,164	$1,054	$11,089	$—	$13,307
Accrued expenses	3,803	775	33,726	—	38,304
Current maturities of long-term debt	28,313	59	188,044	(211,398)	5,018
Current liabilities related to discontinued operations	—	41	—	—	41

Total current liabilities	33,280	1,929	232,859	(211,398)	56,670
Long-term debt, net of current maturities	404,860	310	6,825	—	411,995
Deferred gain	—	—	33,523	—	33,523
Investments in and advance to unconsolidated affiliates	(100,736)	2,009	35,240	102,628	39,141
Non-current liabilities related to discontinued operations	—	107	—	—	107
Stockholders’ equity (deficit):
Common stock	1,288	—	—	—	1,288
Additional paid-in capital	659,180	1,947	809,067	(812,929)	657,265
Retained deficit	(764,047)	33,019	(708,097)	710,315	(728,810)

Total stockholders’ equity (deficit)	(103,579)	34,966	100,970	(102,614)	(70,257)

Total liabilities and stockholders’ equity (deficit)	$233,825	$39,321	$409,417	$(211,384)	$471,179

Statement of Operations for US Unwired (excluding IWO Operations)

	Three-month period ended March 31, 2004
	US Unwired Inc.	Unwired Telecom Corporation	Louisiana Unwired LLC	Consolidating Entries	US Unwired (Excluding IWO)
	(in thousands)
Revenues:
Subscriber	$—	$—	$68,810	$—	$68,810
Roaming	—	—	22,610	—	22,610
Merchandise sales	—	—	6,039	—	6,039
Other revenue	7,337	—	154	(5,233)	2,258

Total revenues	7,337	—	97,613	(5,233)	99,717
Expenses:
Cost of service	1,081	—	46,377	(872)	46,586
Merchandise cost of goods sold	—	—	10,143	—	10,143
General and administrative	5,860	—	4,785	(4,044)	6,601
Sales and marketing	396	—	15,072	(252)	15,216
Non-cash stock compensation	45	—	—	—	45
Depreciation and amortization	457	—	14,979	—	15,436

Total operating expense	7,839	—	91,356	(5,168)	94,027

Operating income (loss)	(502)	—	6,257	(65)	5,690
Other income (expense), net	(12,009)	2,145	(3,812)	—	(13,676)
Equity in income (losses) of unconsolidated subsidiaries	3,074	116	(18,426)	(3,074)	(18,310)

Net income (loss) from continuing operations	(9,437)	2,261	(15,981)	(3,139)	(26,296)
Income from discontinued operations, net	—	16,569	—	65	16,634

Net income (loss)	$(9,437)	$18,830	$(15,981)	$(3,074)	$(9,662)

Statement of Operations for US Unwired (excluding IWO Operations)

	Three-month period ended March 31, 2003
	US Unwired Inc.	Unwired Telecom Corporation	Louisiana Unwired LLC	Consolidating Entries	US Unwired (Excluding IWO)
	(in thousands)
Revenues:
Subscriber	$—	$—	$61,275	$—	$61,275
Roaming	—	—	19,676	—	19,676
Merchandise sales	—	—	4,435	—	4,435
Other revenue	6,550	—	286	(4,372)	2,464

Total revenues	6,550	—	85,672	(4,372)	87,850
Expenses:
Cost of service	663	—	50,770	(517)	50,916
Merchandise cost of goods sold	—	—	6,674	—	6,674
General and administrative	4,733	—	3,496	(2,907)	5,322
Sales and marketing	1,154	—	16,882	(737)	17,299
Non-cash stock compensation	935	—	51	—	986
Depreciation and amortization	654	—	15,630	—	16,284
Asset abandonment charge	—	—	—	—	—

Total operating expense	8,139	—	93,503	(4,161)	97,481

Operating income (loss)	(1,589)	—	(7,831)	(211)	(9,631)
Other income (expense), net	(10,149)	325	(1,993)	—	(11,817)
Equity in income (losses) of unconsolidated subsidiaries	(45,697)	154	(37,127)	45,723	(36,947)

Net income (loss) from continuing operations	(57,435)	479	(46,951)	45,512	(58,395)
Income from discontinued operations, net	—	712	—	211	923

Net income (loss)	$(57,435)	$1,191	$(46,951)	$45,723	$(57,472)

Statement of Operations for US Unwired (excluding IWO Operations) (Unaudited)

	Year ended December 31, 2003
	US Unwired Inc.	Unwired Telecom Corporation	Louisiana Unwired LLC	Consolidating Entries	US Unwired (Excluding IWO)
	(in thousands)
Revenues:
Subscriber	$—	$—	$252,830	$—	$252,830
Roaming	—	—	93,541	—	93,541
Merchandise sales	—	—	16,177	—	16,177
Other revenue	30,816	—	1,169	(21,665)	10,320

Total revenues	30,816	—	363,717	(21,665)	372,868
Expenses:
Cost of service	2,943	—	204,669	(2,185)	205,427
Merchandise cost of goods sold	—	—	33,006	—	33,006
General and administrative	24,193	—	17,574	(16,139)	25,628
Sales and marketing	3,680	—	57,256	(2,335)	58,601
Non-cash stock compensation	2,338	—	66	—	2,404
Depreciation and amortization	2,758	—	61,795	—	64,553
Asset abandonment charge	—	—	—	—	—

Total operating expense	35,912	—	374,366	(20,659)	389,619

Operating income (loss)	(5,096)	—	(10,649)	(1,006)	(16,751)
Other income (expense), net	(44,225)	1,418	(7,815)	—	(50,622)
Equity in income (losses) of unconsolidated subsidiaries	(109,938)	392	(95,560)	112,457	(92,649)

Income (loss) before income tax benefit	(159,259)	1,810	(114,024)	111,451	(160,022)
Income tax benefit	(531)	—	—	—	(531)

Net income (loss) from continuing operations	(158,728)	1,810	(114,024)	111,451	(159,491)
Income from discontinued operations, net	—	1,500	—	1,006	2,506

Net income (loss)	$(158,728)	$3,310	$(114,024)	$112,457	$(156,985)

Statement of Operations for US Unwired (excluding IWO Operations)

	Year ended December 31, 2002
	US Unwired Inc.	Unwired Telecom Corporation	Louisiana Unwired LLC	Consolidating Entries	US Unwired (Excluding IWO)
	(in thousands)
Revenues:
Subscriber	$—	$—	$228,135	$—	$228,135
Roaming	—	—	144,071	—	144,071
Merchandise sales	—	—	12,211	—	12,211
Other revenue	29,428	—	1,430	(23,127)	7,731

Total revenues	29,428	—	385,847	(23,127)	392,148
Expenses:
Cost of service	6,135	—	259,238	(4,836)	260,537
Merchandise cost of goods sold	—	—	27,587	—	27,587
General and administrative	18,638	—	15,207	(12,837)	21,008
Sales and marketing	4,655	—	77,378	(3,386)	78,647
Non-cash stock compensation	4,143	—	206	—	4,349
Depreciation and amortization	4,820	—	59,406	—	64,226
IWO impairment expense	—	—	—	—	—

Total operating expense	38,391	—	439,022	(21,059)	456,354

Operating income (loss)	(8,963)	—	(53,175)	(2,068)	(64,206)
Other income (expense), net	(37,473)	912	(8,616)	—	(45,177)
Equity in income (losses) of unconsolidated subsidiaries	(537,055)	447	(481,497)	535,957	(482,148)

Income (loss) before income tax benefit	(583,491)	1,359	(543,288)	533,889	(591,531)
Income tax benefit	(781)	—	—	—	(781)

Net income (loss) from continuing operations	(582,710)	1,359	(543,288)	533,889	(590,750)
Income from discontinued operations, net	—	6,204	—	2,068	8,272

Net income (loss)	$(582,710)	$7,563	$(543,288)	$535,957	$(582,478)

Statement of Cash Flows for US Unwired (excluding IWO Operations)

	Three-month period ended March 31, 2004
	US Unwired Inc.	Unwired Telecom Corporation	Louisiana Unwired LLC	Consolidating Entries	US Unwired (Excluding IWO)
	(in thousands)
Cash flows from operating activities:
Net cash provided by (used in) operating activities	$(2,120)	$48	$20,756	$—	$18,684
Cash flows from investing activities:
Payments for the purchase of equipment	(95)	—	(3,679)	—	(3,774)
Proceeds from the sale of assets	41,542	—	18	—	41,560
Distribution from unconsolidated affiliates	—	500	—	—	500
Disbursement of intercompany note	20,124	(600)	—	(19,524)	—

Net cash provided by (used in) investing activities	61,571	(100)	(3,661)	(19,524)	38,286
Cash flows from financing activities:
Proceeds from long-term debt	600	—	5,550	(6,150)	—
Principal payments of long-term debt	(13,612)	(14)	(25,789)	25,674	(13,741)

Net cash provided by (used in) financing activities	(13,012)	(14)	(20,239)	19,524	(13,741)

Net increase (decrease) in cash and cash equivalents	46,439	(66)	(3,144)	—	43,229
Cash and cash equivalents at beginning of period	60,424	911	3,521	—	64,856

Cash and cash equivalents at end of period	$106,863	$845	$377	$—	$108,085

Statement of Cash Flows for US Unwired (excluding IWO Operations)

	Three-month period ended March 31, 2003
	US Unwired Inc.	Unwired Telecom Corporation	Louisiana Unwired LLC	Consolidating Entries	US Unwired (Excluding IWO)
	(in thousands)
Cash flows from operating activities:
Net cash provided by (used in) operating activities	$(1,395)	$1,077	$25,669	$—	$25,351
Cash flows from investing activities:
Payments for the purchase of equipment	(52)	(31)	(5,167)	—	(5,250)
Proceeds from the sale of assets	—	350	—	—	350
Disbursement of intercompany note	19,254	(3,565)	—	(15,689)	—

Net cash provided by (used in) investing activities	19,202	(3,246)	(5,167)	(15,689)	(4,900)
Cash flows from financing activities:
Proceeds from long-term debt	4,345	—	12,000	(16,345)	—
Principal payments of long-term debt	(833)	(10)	(31,363)	32,034	(172)

Net cash provided by (used in) financing activities	3,512	(10)	(19,363)	15,689	(172)

Net increase (decrease) in cash and cash equivalents	21,319	(2,179)	1,139	—	20,279

Cash and cash equivalents at beginning of period	23,025	2,605	1,347	—	26,977

Cash and cash equivalents at end of period	$44,344	$426	$2,486	$—	$47,256

Statement of Cash Flows for US Unwired (excluding IWO Operations)

	Year ended December 31, 2003
	US Unwired Inc.	Unwired Telecom Corporation	Louisiana Unwired LLC	Consolidating Entries	US Unwired (Excluding IWO)
	(in thousands)
Cash flows from operating activities:
Net cash provided by (used in) operating activities	$2,376	$5,757	$63,820	$—	$71,953
Cash flows from investing activities:
Payments for the purchase of equipment	(378)	(54)	(16,836)	—	(17,268)
Proceeds from the sale of assets	—	350	—	—	350
Distribution from unconsolidated affiliates	—	250	—	—	250
Disbursement of intercompany note	44,366	(7,938)	—	(36,428)	—

Net cash provided by (used in) investing activities	43,988	(7,392)	(16,836)	(36,428)	(16,668)
Cash flows from financing activities:
Proceeds from long-term debt	8,717	—	46,550	(55,267)	—
Principal payments of long-term debt	(14,994)	(59)	(91,360)	91,695	(14,718)
Debt issuance costs	(2,688)	—	—	—	(2,688)

Net cash provided by (used in) financing activities	(8,965)	(59)	(44,810)	36,428	(17,406)

Net increase (decrease) in cash and cash equivalents	37,399	(1,694)	2,174	—	37,879
Cash and cash equivalents at beginning of period	23,025	2,605	1,347	—	26,977

Cash and cash equivalents at end of period	$60,424	$911	$3,521	$—	$64,856

Statement of Cash Flows for US Unwired (excluding IWO Operations)

	Year ended December 31, 2002
	US Unwired Inc.	Unwired Telecom Corporation	Louisiana Unwired LLC	Consolidating Entries	US Unwired (Excluding IWO)
	(in thousands)
Cash flows from operating activities:
Net cash provided by (used in) operating activities	$10,315	$17,817	$(21,346)	$2,564	$9,350
Cash flows from investing activities:
Payments for the purchase of equipment	(2,120)	(1,078)	(65,590)	—	(68,788)
Acquisition of business, net of cash acquired	(61,990)	—	3,032	(2,564)	(61,522)
Proceeds from the sale of assets	303	—	10,016	—	10,319
Investments in unconsolidated affiliates	—	(699)	—	—	(699)
Disbursement of intercompany note	(59,770)	(17,798)	—	77,568	—

Net cash provided by (used in) investing activities	(123,577)	(19,575)	(52,542)	75,004	(120,690)
Cash flows from financing activities:
Proceeds from long-term debt	57,798	—	91,851	(109,649)	40,000
Proceeds from stock options exercised	282	—	—	—	282
Principal payments of long-term debt	(215)	(55)	(32,504)	32,081	(693)
Debt issuance costs	(762)	—	—	—	(762)

Net cash provided by (used in) financing activities	57,103	(55)	59,347	(77,568)	38,827

Net increase (decrease) in cash and cash equivalents	(56,159)	(1,813)	(14,541)	—	(72,513)
Cash and cash equivalents at beginning of period	79,184	4,418	15,888	—	99,490

Cash and cash equivalents at end of period	$23,025	$2,605	$1,347	$—	$26,977

Annex B

LETTER OF TRANSMITTAL

US UNWIRED INC.

Offer to Exchange

Series B First Priority Senior Secured Floating Rate Notes due 2010

and 10% Series B Second Priority Senior Secured Notes due 2012

which have been registered under the Securities Act of 1933,

for any and all of its outstanding

Series A First Priority Senior Secured Floating Rate Notes due 2010

and 10% Series A Second Priority Senior Secured Notes due 2012

Pursuant to the Prospectus

Dated July 23, 2004

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,

NEW YORK CITY TIME, ON AUGUST 24, 2004, UNLESS THE OFFER IS EXTENDED.

THE EXCHANGE AGENT FOR THE EXCHANGE OFFER IS:

U. S. BANK NATIONAL ASSOCIATION

By Registered or Certified Mail, Hand (before 5:00 p.m.)

or Overnight Delivery:

U. S. Bank National Association

West Side Flats Operations Center

60 Livingston Avenue

St. Paul, Minnesota 55107

Attention: Specialized Finance

By Facsimile

(for Eligible Institutions only):

(651) 495-8158

For Information or Confirm by Telephone:

(800) 934-6802

DELIVERY OF THIS LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF THIS LETTER OR INSTRUCTIONS VIA FACSIMILE TO A NUMBER OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.

THE INSTRUCTIONS ACCOMPANYING THIS LETTER OF TRANSMITTAL SHOULD BE READ CAREFULLY BEFORE THIS LETTER OF TRANSMITTAL IS COMPLETED.

The undersigned hereby acknowledges receipt of the prospectus dated July 23, 2004 (the “Prospectus”) of US Unwired Inc. (the “Company”) and this Letter of Transmittal, which together constitute the Company’s offer (the “Exchange Offer”) to exchange $1,000 principal amount of its Series B First Priority Senior Secured Floating Rate Notes due 2010 and $1,000 principal amount of 10% Series B Second Priority Senior Secured Notes due 2012 (collectively, the “Exchange Notes”), which have been registered under the Securities Act of

1933, as amended (the “Securities Act”), pursuant to a Registration Statement of which the Prospectus is a part, for each $1,000 principal amount of its outstanding Series A First Priority Senior Secured Floating Rate Notes due 2010 and each $1,000 principal amount of its outstanding 10% Series A Second Priority Senior Secured Notes due 2012 (collectively, the “Existing Notes”), respectively. The term “Expiration Date” shall mean 5:00 p.m., New York City Time, on August 24, 2004, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term shall mean the latest date and time to which the Exchange Offer is extended. Capitalized terms used but not defined herein have the meaning given to them in the Prospectus.

This Letter of Transmittal is to be completed by holders of Existing Notes if Existing Notes are to be forwarded herewith. If tenders of Existing Notes are to be made by book-entry transfer to an account maintained by U.S. Bank National Association (the “Exchange Agent”) at The Depository Trust Company (“DTC”) pursuant to the procedures set forth in “About Our Exchange Offer—Book-Entry Transfer” and “Book-Entry; Delivery and Form” in the Prospectus and in accordance with the Automated Tender Offer Program (“ATOP”) established by DTC, a tendering holder will become bound by the terms and conditions hereof in accordance with the procedures established under ATOP.

Holders of Existing Notes whose certificates (the “certificates”) for such Existing Notes are not immediately available or who cannot deliver their certificates and all other required documents to the Exchange Agent on or prior to the Expiration Date or who cannot complete the procedures for book-entry transfer on a timely basis, must tender their Existing Notes according to the guaranteed delivery procedures set forth in “About Our Exchange Offer— Guaranteed Delivery Procedures” in the Prospectus. See Instruction 1.

DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH ITS PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

YOUR BANK OR BROKER CAN ASSIST YOU IN COMPLETING THIS FORM. THE INSTRUCTIONS INCLUDED WITH THIS LETTER OF TRANSMITTAL MUST BE FOLLOWED. QUESTIONS AND REQUESTS FOR ASSISTANCE OR FOR ADDITIONAL COPIES OF THE PROSPECTUS AND THIS LETTER OF TRANSMITTAL MAY BE DIRECTED TO THE EXCHANGE AGENT.

NOTE: SIGNATURES MUST BE PROVIDED BELOW

PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY

ALL TENDERING HOLDERS COMPLETE THIS BOX:

List below the Existing Notes to which this Letter of Transmittal relates. If the space indicated below is inadequate, the certificate or registration numbers and principal amounts should be listed on a separately signed schedule affixed hereto.

DESCRIPTION OF EXISTING NOTES TENDERED HEREBY
Name(s) and Address(es) of Registered Owner(s) (Please fill in)	Certificate or Registration Numbers*	Aggregate Principal Amount Represented by Notes	Principal Amount Tendered**
2010 Notes

Total
2012 Notes

Total

*       Need not be completed by book-entry holders.

**     Unless otherwise indicated, the holder will be deemed to have tendered the full aggregate principal amount represented by such notes. All tenders must be in integral multiples of $1,000.

(BOXES BELOW TO BE CHECKED BY ELIGIBLE INSTITUTIONS ONLY)

☐	CHECK HERE IF TENDERED EXISTING NOTES ARE BEING DELIVERED BY BOOK-ENTRY TRANSFER MADE TO THE ACCOUNT MAINTAINED BY THE EXCHANGE AGENT WITH DTC AND COMPLETE THE FOLLOWING:

Name of Tendering Institution

DTC Account Number

Transaction Code Number

☐	CHECK HERE AND ENCLOSE A PHOTOCOPY OF THE NOTICE OF GUARANTEED DELIVERY IF TENDERED EXISTING NOTES ARE BEING DELIVERED PURSUANT TO A NOTICE OF GUARANTEED DELIVERY PREVIOUSLY SENT TO THE EXCHANGE AGENT AND COMPLETE THE FOLLOWING:

Name of Registered Holder(s)

Window Ticket Number (if any)

Date of Execution of Notice of Guaranteed Delivery

Name of Institution that Guaranteed

If Guaranteed Delivery is to be made By Book-Entry Transfer:

Name of Tendering Institution

DTC Account Number

Transaction Code Number

☐	CHECK HERE IF TENDERED BY BOOK-ENTRY TRANSFER AND NON-EXCHANGED EXISTING NOTES ARE TO BE RETURNED BY CREDITING THE DTC ACCOUNT NUMBER SET FORTH ABOVE.

☐	CHECK HERE IF YOU ARE A BROKER-DEALER WHO ACQUIRED THE EXISTING NOTES FOR ITS OWN ACCOUNT AS A RESULT OF MARKET MAKING OR OTHER TRADING ACTIVITIES AND WISH TO RECEIVE 10 ADDITIONAL COPIES OF THE PROSPECTUS AND 10 COPIES OF ANY AMENDMENTS OR SUPPLEMENTS THERETO.

Name:

Address:

Ladies and Gentlemen:

The undersigned hereby tenders to US Unwired Inc., a Louisiana corporation (the “Company”), the principal amount of the Company’s Series A First Priority Senior Secured Floating Rate Notes due 2010 (the “2010 Notes”) and/or 10% Series A Second Priority Senior Secured Notes due 2012 (the “2012 Notes,” and together with the 2010 Notes, the “Existing Notes”) specified above in exchange for a like aggregate principal amount of the Company’s Series B First Priority Senior Secured Floating Rate Notes due 2010 and/or 10% Series B Second Priority Senior Secured Notes due 2012 (collectively, the “Exchange Notes”), respectively, upon the terms and subject to the conditions set forth in the Prospectus dated July 23, 2004 (as the same may be amended or supplemented from time to time, the “Prospectus”), receipt of which is acknowledged, and in this Letter of Transmittal (which, together with the Prospectus, constitute the “Exchange Offer”). The Exchange Offer has been registered under the Securities Act of 1933, as amended (the “Securities Act”). The Existing Notes and the Exchange Notes are sometimes collectively referred to as the “Notes.”

Subject to and effective upon the acceptance for exchange of all or any portion of the Existing Notes tendered herewith in accordance with the terms and conditions of the Exchange Offer (including, if the Exchange Offer is extended or amended, the terms and conditions of any such extension or amendment), the undersigned hereby sells, assigns and transfers to or upon the order of the Company all right, title and interest in and to such Existing Notes as are being tendered herewith. The undersigned hereby irrevocably constitutes and appoints the Exchange Agent as its agent and attorney-in-fact (with full knowledge that the Exchange Agent is also acting as agent of the Company in connection with the Exchange Offer) with respect to the tendered Existing Notes, with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest), subject only to the right of withdrawal described in the Prospectus, to cause the Notes to be assigned, transferred and exchanged.

The undersigned hereby represents and warrants that it has full power and authority to tender, exchange, sell, assign and transfer the Existing Notes tendered hereby and to acquire Exchange Notes issuable upon the exchange of Existing Notes, and that, when the Existing Notes are accepted for exchange, the Company will acquire good, marketable and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances, and that the Existing Notes tendered hereby are not subject to any adverse claims or proxies. The undersigned will, upon request, execute and deliver any additional documents deemed by the Company or the Exchange Agent to be necessary or desirable to complete the exchange, assignment and transfer of the Existing Notes tendered hereby, and the undersigned will comply with its obligations under the Registration Rights Agreement. The undersigned has read and agrees to all of the terms of the Exchange Offer.

The name(s) and address(es) of the registered holder(s) of the Existing Notes tendered hereby should be printed above, if they are not already set forth above, as they appear on the certificates representing such Existing Notes. The certificate number(s) and the Existing Notes that the undersigned wishes to tender should be indicated in the appropriate boxes above.

If any tendered Existing Notes are not exchanged pursuant to the Exchange Offer for any reason, or if certificates are submitted for more Existing Notes than are tendered or accepted for exchange, certificates for such unaccepted or nonexchanged Existing Notes will be returned (or, in the case of Existing Notes tendered by book-entry transfer, such Existing Notes will be credited to an account maintained at DTC), without expense to the tendering holder, promptly following the expiration or termination of the Exchange Offer.

The undersigned understands that tenders of Existing Notes pursuant to any one of the procedures described in “About Our Exchange Offer-Procedures for Tendering Old Notes” in the Prospectus and in the instructions hereto will, upon the Company’s acceptance for exchange of such tendered Existing Notes, constitute a binding agreement between the undersigned and the Company upon the terms and subject to the conditions of the Exchange Offer. In all cases in which a DTC participant elects to accept the Exchange Offer by transmitting an express acknowledgment in accordance with the established ATOP procedures, such participant shall be bound by all of the terms and conditions of this Letter of Transmittal. The undersigned recognizes that, under certain circumstances set forth in the Prospectus, the Company may not be required to accept for exchange any of the Existing Notes tendered hereby.

Unless otherwise indicated herein in the box entitled “Special Issuance Instructions” below, the undersigned hereby directs that the Exchange Notes be issued in the name(s) of the undersigned or, in the case of a book-entry transfer of Existing Notes, that such Exchange Notes be credited to the account indicated above maintained at DTC. If applicable, substitute certificates representing Existing Notes not exchanged or not accepted for exchange will be issued to the undersigned or, in the case of a book-entry transfer of Existing Notes, will be credited to the account indicated above maintained at DTC. Similarly, unless otherwise indicated under “Special Delivery Instructions,” please deliver Exchange Notes to the undersigned at the address shown below the undersigned’s signature. If an Exchange Note is to be issued to a person other than the person(s) signing this Letter of Transmittal, or if an Exchange Note is to be mailed to someone other than the person(s) signing this Letter of Transmittal or to the person(s) signing this Letter of Transmittal at an address different than the address shown on this Letter of Transmittal, the appropriate boxes of this Letter of Transmittal should be completed. If Existing Notes are surrendered by holder(s) that have completed either the box entitled “Special Issuance Instructions” or the box entitled “Special Delivery Instructions” in this Letter of Transmittal, signature(s) on this Letter of Transmittal must be guaranteed by an Eligible Institution (defined in Instruction 1).

By tendering Existing Notes and executing, or otherwise becoming bound by, this letter of transmittal, the undersigned hereby represents and agrees that

(i) the undersigned is not an “affiliate” of the Company,

(ii) any Exchange Notes to be received by the undersigned are being acquired in the ordinary course of its business, and

(iii) the undersigned is not engaged in, does not intend to participate in, and has no arrangement or understanding with any person to participate in, a distribution (within the meaning of the Securities Act) of such Exchange Notes.

By tendering Existing Notes pursuant to the exchange offer and executing, or otherwise becoming bound by, this letter of transmittal, a holder of Existing Notes that is a broker-dealer represents and agrees, consistent with certain interpretive letters issued by the staff of the Division of Corporation Finance of the Securities and Exchange Commission to third parties, that (a) such Existing Notes held by the broker-dealer are held only as a nominee, or (b) such Existing Notes were acquired by such broker-dealer for its own account as a result of market-making activities or other trading activities and it will deliver the prospectus (as amended or supplemented from time to time) meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes (provided that, by so acknowledging and by delivering a prospectus, such broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act).

The Company has agreed that, subject to the provisions of the Registration Rights Agreement, the Prospectus, as it may be amended or supplemented from time to time, may be used by a participating broker-dealer (as defined below) in connection with resales of Exchange Notes received in exchange for Existing Notes, where such Existing Notes were acquired by such participating broker-dealer for its own account as a result of market-making activities or other trading activities, for a period ending 120 days after consummation of the Exchange Offer or, if earlier, when all such Exchange Notes have been sold pursuant to the Prospectus. In that regard, each broker dealer who acquired Existing Notes for its own account as a result of market-making or other trading activities (a “participating broker-dealer”), by tendering such Existing Notes and executing, or otherwise becoming bound by, this letter of transmittal, agrees that, upon receipt of notice from the Company of the occurrence of any event or the discovery of any fact which makes any statement contained in the prospectus untrue in any material respect or which causes the prospectus to omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading or of the occurrence of certain other events specified in the Registration Rights Agreement, such participating broker-dealer will suspend the sale of Exchange Notes pursuant to the Prospectus until the Company has amended or supplemented the Prospectus to correct such misstatement or omission and has furnished copies of the amended or supplemented Prospectus to the participating broker-dealer or the Company has given notice that the sale of the Exchange Notes may be resumed, as the case may be. If the Company gives such notice to suspend the sale of the Exchange Notes, it shall extend the 120 day period referred to above during which participating broker-dealers are entitled to use the Prospectus in connection with the resale of Exchange Notes by the number of days during the period from and including the date of the giving of such notice to and including the date when participating broker-dealers shall have received copies of the supplemented or amended Prospectus necessary to permit resales of the Exchange Notes or to and including the date on which the Company has given notice that the sale of Exchange Notes may be resumed, as the case may be.

The undersigned represents to the Company that (i) the Exchange Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is the undersigned, and (ii) neither the undersigned nor any such other person is engaged or intends to engage in, or has an arrangement or understanding with any person to participate in, the distribution of such Exchange Notes. If the undersigned or the person receiving the Exchange Notes covered hereby is a broker-dealer that is receiving the Exchange Notes for its own account in exchange for Existing Notes that were acquired as a result of market-making activities or other trading activities, the undersigned acknowledges that it or such other person will deliver a prospectus in connection with any resale of such Exchange Notes; however, by so acknowledging and by delivering a prospectus, the undersigned will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. The undersigned and any other person receiving Exchange Notes acknowledge that, if they are participating in the Exchange Offer for the purpose of distributing the Exchange Notes, (i) they cannot rely on the position of the staff of the Division of Corporate Finance of the Securities and Exchange Commission to third parties and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale transaction and (ii) failure to comply with such requirements in such instance could result in the undersigned or any such other person incurring liability under the Securities Act for which such persons are not indemnified by the Company.

The undersigned agrees that acceptance by the Company of any tendered Existing Notes and the issuance of Exchange Notes in exchange therefor shall constitute performance in full by the Company of its obligations under the Registration Rights Agreement and that the Company shall have no further obligations or liabilities thereunder for the registration of the Existing Notes or the Exchange Notes.

The Exchange Offer is subject to certain conditions set forth in the Prospectus under the caption “About Our Exchange Offer—Certain Conditions to the Exchange Offer.” The undersigned recognizes that as a result of these conditions (which may be waived, in whole or in part, by the Company), as more particularly set forth in the Prospectus, the Company may not be required to exchange any of the Existing Notes tendered hereby and, in such event, the Existing Notes not exchanged will be returned to the undersigned at the address shown below the signature of the undersigned.

All authority herein conferred or agreed to be conferred in this Letter of Transmittal shall survive the death or incapacity of the undersigned and any obligation of the undersigned hereunder shall be binding upon the heirs, executors, administrators, personal representatives, trustees in bankruptcy, legal representatives successors and assigns of the undersigned. Except as stated in the Prospectus, this tender is irrevocable.

HOLDER(S) SIGN HERE

(See Instructions 2, 5 and 6)

(NOTE: SIGNATURE(S) MUST BE GUARANTEED IF REQUIRED BY INSTRUCTION 2)

Must be signed by registered holder(s) exactly as name(s) appear(s) on certificate(s) for the Existing Notes hereby tendered or on a security position listing, or by any person(s) authorized to become the registered holder(s) by endorsements and documents transmitted herewith. If signature is by an attorney-in-fact, executor, administrator, trustee, guardian, officer of a corporation or another acting in a fiduciary or representative capacity, please set forth the signer’s full title. See Instruction 5.

(Signature(s) of Holder(s))

Date                                                                                                                                                                                                        , 2004

Name(s)

(Please Print)

Capacity:

(Include Full Title)

Address

(Include Zip Code)

Area Code and Telephone Number

(Tax Identification or Social Security Number(s))

GUARANTEE OF SIGNATURE(S)

(SEE INSTRUCTIONS 2 AND 5)

Authorized Signature

Name

(Please Print)

                                                                                                                                                                                                                  , 2004

Date

Capacity or Title

Name of Firm

Address

(Include Zip Code)

Area Code and Telephone Number

SPECIAL ISSUANCE INSTRUCTIONS (SEE INSTRUCTIONS 1, 5 AND 6)	SPECIAL DELIVERY INSTRUCTIONS (SEE INSTRUCTIONS 1, 5 AND 6)

To be completed ONLY if the Exchange Notes are to be issued in the name of someone other than the registered holder of the Existing Notes whose name(s) appear(s) above.

To be completed ONLY if the Exchange Notes are to be sent to someone other than the registered holder of the Existing Notes whose name(s) appear(s) above, or to such registered holder(s) at an address other than that shown above.

Issue Exchange Notes to:	Mail Exchange Notes To:

Name	Name
(Please Print)	(Please Print)

Address	Address

(Include Zip Code)	(Include Zip Code)

(Taxpayer Identification or Social Security Number)	(Taxpayer Identification or Social Security Number)

INSTRUCTIONS

FORMING PART OF THE TERMS AND CONDITIONS OF THE EXCHANGE OFFER

1. DELIVERY OF LETTER OF TRANSMITTAL AND CERTIFICATES; GUARANTEED DELIVERY PROCEDURES. This Letter of Transmittal is to be completed if certificates are to be forwarded herewith. If tenders are to be made pursuant to the procedures for tender by book-entry transfer set forth in “About Our Exchange Offer—Book-Entry Transfer” and “Book-Entry; Delivery and Form” in the Prospectus and in accordance with ATOP established by DTC, a tendering holder will become bound by the terms and conditions hereof in accordance with the procedures established under ATOP. Certificates, or timely confirmation of a book-entry transfer of such Existing Notes into the Exchange Agent’s account at DTC, as well as this Letter of Transmittal (or facsimile thereof), if required, properly completed and duly executed, with any required signature guarantees, and any other documents required by this Letter of Transmittal, must be received by the Exchange Agent at one of its addresses set forth herein on or prior to the Expiration Date. Existing Notes may be tendered in whole or in part in the principal amount of $1,000 and integral multiples of $1,000.

Holders who wish to tender their Existing Notes and (i) whose Existing Notes are not immediately available and (ii) who cannot deliver their Existing Notes, this Letter of Transmittal and all other required documents to the Exchange Agent on or prior to the Expiration Date and (iii) who cannot complete the procedures for delivery by book-entry transfer on a timely basis, may tender their Existing Notes by properly completing and duly executing a Notice of Guaranteed Delivery pursuant to the guaranteed delivery procedures set forth in “About Our Exchange Offer—Guaranteed Delivery Procedures” in the Prospectus. Pursuant to such procedures: (i) such tender must be made by or through an Eligible Institution (as defined below); (ii) a properly completed and duly executed Letter of Transmittal (or facsimile) thereof and Notice of Guaranteed Delivery, substantially in the form made available by the Company, must be received by the Exchange Agent on or prior to the expiration date; and (iii) the certificates (or a book-entry confirmation (as described in the Prospectus)) representing all tendered Existing Notes, in proper form for transfer, together with any other documents required by this Letter of Transmittal, must be received by the Exchange Agent within five New York Stock Exchange trading days after the date of execution of such Notice of Guaranteed Delivery, all as provided in “About Our Exchange Offer—Guaranteed Delivery Procedures” in the Prospectus.

The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, telex, facsimile or mail to the Exchange Agent, and must include a guarantee by an Eligible Institution in the form set forth in such Notice. For Existing Notes to be properly tendered pursuant to the guaranteed delivery procedure, the Exchange Agent must receive a Notice of Guaranteed Delivery on or prior to the expiration date. As used herein and in the Prospectus, “Eligible Institution” means a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States or an “eligible guarantor institution” within the meaning of Rule l7Ad-15 under the Exchange Act.

THE METHOD OF PHYSICAL DELIVERY OF EXISTING NOTES, THIS LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE TENDERING HOLDER. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. NO LETTERS OF TRANSMITTAL OR EXISTING NOTES SHOULD BE SENT TO THE COMPANY.

The Company will not accept any alternative, conditional or contingent tenders. Each tendering holder, by execution of a Letter of Transmittal (or facsimile thereof), or any agent’s message (as described in the Prospectus) in lieu thereof, waives any right to receive any notice of the acceptance of such tender.

2. GUARANTEE OF SIGNATURES. No signature guarantee on this Letter of Transmittal is required if:

(i) this Letter of Transmittal is signed by the registered holder (which term, for purposes of this document, shall include any participant in DTC whose name appears on a security position listing as the owner of the Existing Notes) of Existing Notes tendered herewith, unless such holder(s) has completed either the box entitled “Special Issuance Instructions” or the box entitled “Special Delivery Instructions” above, or

(ii) such Existing Notes are tendered for the account of a firm that is an Eligible Institution.

In all other cases, an Eligible Institution must guarantee the signature(s) on this Letter of Transmittal. See Instruction 5.

3. INADEQUATE SPACE. If the space provided in the box captioned “Description of Existing Notes” is inadequate, the certificate number(s) and/or the principal amount of Existing Notes and any other required information should be listed on a separate signed schedule which is attached to this Letter of Transmittal.

4. PARTIAL TENDERS AND WITHDRAWAL RIGHTS. Tenders of Existing Notes will be accepted only in the principal amount of $1,000 and integral multiples thereof. If less than all the Existing Notes evidenced by any certificate submitted are to be tendered, fill in the principal amount of Existing Notes which are to be tendered in the box entitled “Principal Amount of Existing Notes Tendered (if less than all).” In such case, new certificate(s) for the remainder of the Existing Notes that were evidenced by your old certificate(s) will only be sent to the holder of the Existing Note, promptly after the Expiration Date. All Existing Notes represented by certificates delivered to the Exchange Agent will be deemed to have been tendered unless otherwise indicated.

Except as otherwise provided herein, tenders of Existing Notes may be withdrawn at any time on or prior to the Expiration Date. In order for a withdrawal to be effective on or prior to that time, a written notice of withdrawal must be timely received by the Exchange Agent at one of its addresses set forth above or in the Prospectus on or prior to the Expiration Date. Any such notice of withdrawal must specify the name of the person who tendered the Existing Notes to be withdrawn, identify the Existing Notes to be withdrawn (including the principal amount of such Existing Notes) and (where certificates for Existing Notes have been transmitted) specify the name in which such Existing Notes are registered, if different from that of the withdrawing holder. If certificates for the Existing Notes have been delivered or otherwise identified to the Exchange Agent, then prior to the release of such certificates, the withdrawing holder must submit the serial numbers of the particular certificates for the Existing Notes to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution, unless such holder is an Eligible Institution. If Existing Notes have been tendered pursuant to the procedures for book-entry transfer set forth in the Prospectus under “About Our Exchange Offer—Book-Entry Transfer” and “Book-Entry; Delivery and Form,” any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawal of Existing Notes and otherwise comply with the procedures of such facility. Existing Notes properly withdrawn will not be deemed validly tendered for purposes of the Exchange Offer, but may be retendered at any time on or prior to the expiration date by following one of the procedures described in the Prospectus under “About Our Exchange Offer—Procedures for Tendering Existing Notes.”

All questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Existing Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder (or, in the case of Existing Notes tendered by book-entry transfer into the Exchange Agent’s account at DTC pursuant to the book-entry procedures described in the Prospectus under “About Our Exchange Offer—Book-Entry Transfer” and “Book-Entry; Delivery and Form,” such Existing Notes will be credited to an account maintained with DTC for the Existing Notes) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer.

5. SIGNATURES ON LETTER OF TRANSMITTAL, ASSIGNMENTS AND ENDORSEMENTS. If this Letter of Transmittal is signed by the registered holder(s) of the Existing Notes tendered hereby, the signature(s) must correspond exactly with the name(s) as written on the face of the certificate(s) without alteration, enlargement or any change whatsoever.

If any of the Existing Notes tendered hereby are owned of record by two or more joint owners, all such owners must sign this Letter of Transmittal.

If any tendered Existing Notes are registered in different names on several certificates, it will be necessary to complete, sign and submit as many separate Letters of Transmittal (or facsimiles thereof) as there are different registrations of certificates.

If this Letter of Transmittal or any certificates or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by the Company, proper evidence satisfactory to the Company of such persons’ authority to so act must be submitted.

When this Letter of Transmittal is signed by the registered holder(s) of the Existing Notes listed and transmitted hereby, no endorsement(s) of certificate(s) or written instrument or instruments of transfer or exchange are required unless Exchange Notes are to be issued in the name of a person other than the registered holder(s). Signature(s) on such certificate(s) or written instrument or instruments of transfer or exchange must be guaranteed by an Eligible Institution.

If this Letter of Transmittal is signed by a person other than the registered holder(s) of the Existing Notes listed, the certificates must be endorsed or accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by the Company in its sole discretion and executed by the registered holder(s), in either case signed exactly as the name or names of the registered holder(s) appear(s) on the certificates. Signatures on such certificates or written instrument or instruments of transfer or exchange must be guaranteed by an Eligible Institution.

6. SPECIAL ISSUANCE AND DELIVERY INSTRUCTIONS. If Exchange Notes are to be issued in the name of a person other than the signer of this Letter of Transmittal, or if Exchange Notes are to be sent to someone other than the signer of this Letter of Transmittal or to an address other than that shown above, the appropriate boxes on this Letter of Transmittal should be completed. Certificates for Existing Notes not exchanged will be returned by mail or, if tendered by book-entry transfer, by crediting the account indicated above maintained at DTC. See Instruction 4.

7. IRREGULARITIES. The Company will determine, in its sole discretion, all questions as to the form, validity, eligibility (including time of receipt) and acceptance for exchange of any tender of Existing Notes, which determination shall be final and binding. The Company reserves the absolute right to reject any and all tenders of any particular Existing Notes not properly tendered or to not accept any particular Existing Notes which acceptance might, in the judgment of the Company or its counsel, be unlawful. The Company also reserves the absolute right, in its sole discretion, to waive any defects or irregularities or conditions of the Exchange Offer as to any particular Existing Notes either before or after the expiration date (including the right to waive the ineligibility of any holder who seeks to tender Existing Notes in the Exchange Offer). The interpretation of the terms and conditions of the Exchange Offer as to any particular Existing Notes either before or after the expiration date (including the Letter of Transmittal and the instructions thereto) by the Company shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with the tender of Existing Notes for exchange must be cured within such reasonable period of time as the Company shall determine. Neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of Existing Notes for exchange, nor shall any of them incur any liability for failure to give such notification.

8. BACKUP FEDERAL INCOME TAX WITHHOLDING AND SUBSTITUTE FORM W-9. Under the federal income tax laws, payments that may be made by the Company on account of Exchange Notes issued pursuant to the Exchange Offer may be subject to backup withholding at the rate of 31%. In order to avoid such backup withholding, each tendering Holder should complete and sign the Substitute Form W-9 included in this Letter of Transmittal and either (a) provide the correct taxpayer identification number (“TIN”) and certify, under penalties of perjury, that the TIN provided is correct and that (i) the Holder has not been notified by the Internal Revenue Service (the “IRS”) that the Holder is subject to backup withholding as a result of failure to report all interest or dividends or (ii) the IRS has notified the Holder that the Holder is no longer subject to backup withholding; or (b) provide an adequate basis for exemption. If the tendering Holder has not been issued a TIN and has applied for one, or intends to apply for one in the near future, such Holder should write “Applied For” in the space provided for the TIN in Part I of the Substitute Form W-9, sign and date the Substitute Form W-9 and sign the Certificate of Payee Awaiting Taxpayer Identification Number. If “Applied For” is written in Part I, the Company (or the Paying Agent under the indenture governing the Exchange Notes) shall retain 31% of payments made to the tendering Holder during the sixty-day period following the date of the Substitute Form W-9. If the Holder furnishes the Exchange Agent or the Company with its TIN within sixty days after the date of the Substitute Form W-9, the Company (or the Paying Agent) shall remit such amounts retained during the sixty-day period to the Holder and no further amounts shall be retained or withheld from payments made to the Holder thereafter. If, however, the Holder has not provided the Exchange Agent or the Company with its TIN within such sixty-day period, the Company (or the Paying Agent) shall remit such previously retained amounts to the IRS as backup withholding. In general, if a Holder is an individual, the TIN is the Social Security number of such individual. If the Exchange Agent or the Company are not provided with the correct TIN, the Holder may be subject to a $50 penalty imposed by the IRS. Certain Holders (including, among others, certain corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. In order for a foreign individual to qualify as an exempt recipient, such Holder must submit a statement (generally, IRS Form W-8), signed under penalties of perjury, attesting to that individual’s exempt status. Such statements can be obtained from the Exchange Agent. For further information concerning backup withholding and instructions for completing the Substitute Form W-9 (including how to obtain a taxpayer identification number if you do not have one and how to complete the Substitute Form W-9 if Old Notes are registered in more than one name), consult the enclosed Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

Failure to complete the Substitute Form W-9 will not, by itself, cause Old Notes to be deemed invalidly tendered, but may require the Company (or the Paying Agent) to withhold 31% of the amount of any payments made on account of the Exchange Notes. Backup withholding is not an additional federal income tax. Rather, the federal income tax liability of a person subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained from the IRS.

9. QUESTIONS, REQUESTS FOR ASSISTANCE AND ADDITIONAL COPIES. Questions and requests for assistance may be directed to the Exchange Agent at its address and telephone number set forth on the front of this Letter of Transmittal. Additional copies of the Prospectus, the Notice of Guaranteed Delivery and the Letter of Transmittal may be obtained from the Exchange Agent or from your broker, dealer, commercial bank, trust company or other nominee.

10. LOST, DESTROYED OR STOLEN CERTIFICATES. If any certificate(s) representing Existing Notes have been lost, destroyed or stolen, the holder should promptly notify the Exchange Agent. The holder will then be instructed as to the steps that must be taken in order to replace the certificate(s). This Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost, destroyed or stolen certificate(s) have been followed.

11. SECURITY TRANSFER TAXES. Holders who tender their Existing Notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct the Company to register Exchange Notes in the name of or request that Existing Notes not tendered or not accepted in the Exchange Offer to be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

IMPORTANT: THIS LETTER OF TRANSMITTAL (OR FACSIMILE THEREOF), OR AN AGENT’S MESSAGE IN LIEU THEREOF, AND ALL OTHER REQUIRED DOCUMENTS MUST BE RECEIVED BY THE EXCHANGE AGENT ON OR PRIOR TO THE EXPIRATION DATE

IMPORTANT TAX INFORMATION

Under federal income tax laws, a Holder whose tendered Existing Notes are accepted for payment is required to provide the Exchange Agent (as payer) with such Holder’s correct TIN on Substitute Form W-9 below or otherwise establish a basis for exemption from backup withholding. If such Holder is an individual, the TIN is his social security number. If the Exchange Agent is not provided with the correct TIN, a $50 penalty may be imposed by the IRS, and payments made pursuant to the Exchange Offer may be subject to backup withholding.

Certain Holders (including, among others, certain corporations and certain foreign persons) are not subject to these backup withholding and reporting requirements. Exempt Holders should indicate their exempt status on Substitute Form W-9. A foreign person may qualify as an exempt recipient by submitting to the Exchange Agent a properly completed IRS Form W-8, signed under penalties of perjury, attesting to that Holder’s exempt status. A Form W-8 can be obtained from the Exchange Agent. See the enclosed “Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9” for additional instructions.

If backup withholding applies, the Exchange Agent is required to withhold 31% of any payments made to the Holder or other payee. Backup withholding is not an additional federal income tax. Rather, the federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained from the IRS.

PURPOSE OF SUBSTITUTE FORM W-9

To prevent backup withholding on payments made with respect to the Exchange Offer, the Holder is required to provide the Exchange Agent with either: (i) the Holder’s correct TIN by completing the Substitute Form W-9 below, certifying that the TIN provided on Substitute Form W-9 is correct (or that such Holder is awaiting a TIN) and that (A) the Holder has not been notified by the IRS that the Holder is subject to backup withholding as a result of failure to report all interest or dividends or (B) the IRS has notified the Holder that the Holder is no longer subject to backup withholding or (ii) an adequate basis for exemption.

WHAT NUMBER TO GIVE THE EXCHANGE AGENT

The Holder is required to give the Exchange Agent the TIN (e.g., social security number or employer identification number) of the registered holder of the Existing Notes. If the Existing Notes are held in more than one name or are held not in the name of the actual owner, consult the enclosed “Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9” for additional guidance on which number to report.

PAYOR’S NAME: US Unwired Inc.

THIS SUBSTITUTE FORM W-9 MUST BE COMPLETED AND SIGNED. Please provide your social security number or other taxpayer identification number on the following Substitute Form W-9 and certify therein that you are subject to backup withholding.

SUBSTITUTE Form W-9 Department of the Treasury Internal Revenue Service Payer’s Request for Taxpayer Identification Number (TIN)

Part I—PLEASE PROVIDE YOUR TIN IN THE BOX AT THE RIGHT AND CERTIFY BY SIGNING AND DATING BELOW. For all accounts, enter TIN in the box at right. (For most individuals, this is your social security number. If you do not have a number, see enclosed Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.) Certify by signing and dating below.

Social Security Number OR Employer Identification Number (If awaiting TIN, write “Applied for”)
PART II—For Payees exempt from backup withholding, see the enclosed Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 and complete as instructed therein.

Certification – Under penalties of perjury, I certify that:

(1)    The number shown on this form is my correct Taxpayer Identification Number or a Taxpayer Identification Number has not be issued to me and either (a) I have mailed or delivered an application to receive a Taxpayer Identification Number to the appropriate Internal Revenue Service (“IRS”) Center or Social Security Administration Office or (b) I intend to mail or deliver an application in the near future; and

(2)    I am not subject to backup withholding either because (a) I am exempt from backup withholding, (b) I have not been notified by the IRS that I am subject to backup withholding as a result of failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding.

Certificate Instructions—You must cross out item (2) above if you have been notified by the IRS that you are subject to backup withholding because of underreporting interest or dividends on your tax return. However, if after being notified by the IRS that you were subject to backup withholding you received another notification from the IRS that you are no longer subject to backup withholding, do not cross out item (2). (Also see instructions in the enclosed Guidelines.)

The TRS does not require your consent to any provision of this document other than the certifications required to avoid backup withholding.

SIGNATURE DATE ________________, 2004

NOTE:	FAILURE TO COMPLETE AND RETURN THIS FORM MAY RESULT IN BACKUP WITHHOLDING OF 31% OF ANY PAYMENTS MADE TO YOU ON ACCOUNT OF THE EXCHANGE NOTES. PLEASE REVIEW THE ENCLOSED GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER ON SUBSTITUTE FORM W-9 FOR ADDITIONAL DETAILS.

YOU MUST COMPLETE THE FOLLOWING CERTIFICATION IF YOU WROTE “APPLIED FOR” INSTEAD OF A TIN IN THE SUBSTITUTE FORM W-9.

CERTIFICATE OF AWAITING TAXPAYER IDENTIFICATION NUMBER

I certify under penalties of perjury that a taxpayer identification number has not been issued to me, and either (a) I have mailed or delivered an application to receive a taxpayer identification number to the appropriate Internal Revenue Service Center or Social Security Administration Office or (b) I intend to mail or deliver an application in the near future. I understand that if I do not provide a taxpayer identification number by the time of payment, 31% of all reportable payments made to me will be withheld until I provide a number, but will be refunded if I provide a certified taxpayer identification number within 60 days.

Signature	Dated:

US Unwired Inc.

Offer to Exchange

Series B First Priority Senior Secured Floating Rate Notes due 2010

For All Existing Series A First Priority Senior Secured Floating Rate Notes due 2010

and

10% Series B Second Priority Senior Secured Notes due 2012

For All Existing 10% Series B Second Priority Senior Secured Notes due 2012

PROSPECTUS

July 23, 2004

Each broker-dealer that receives new notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus when reselling these new notes. A broker-dealer that does so will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. A broker-dealer may use this prospectus to resell new notes that it received in exchange for old notes acquired through market-making activities or other trading activities. We have agreed to make this prospectus available to these broker-dealers for up to 120 days after the completion of the exchange offer.

No dealer, salesperson or other person has been authorized to give any information or to make any representations other than what is in this prospectus. You should not rely on any information or representations other than what is in this prospectus as having been authorized by us. This prospectus is not an offer to sell or a solicitation of an offer to buy any securities other than the old and new notes. It is not an offer to sell or a solicitation of an offer to buy securities in any jurisdiction or under any circumstances in which an offer or solicitation is unlawful. This prospectus speaks only as of its date. You should not imply from the delivery of this prospectus or a related sale that our affairs have not changed since the date of this prospectus or that the information in this prospectus is correct as of any time after its date.